Use these links to rapidly review the document

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 10, 2010

Registration No. 333-170350

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.1 TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYSWIN Inc.
(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6531 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

9/F Syswin Building
No. 316 Nan Hu Zhong Yuan, Chaoyang District
Beijing 100102
The People's Republic of China
(8610) 8497-8088
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter X. Huang Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, China World Office 2 No. 1 Jianguomenwai Avenue Beijing 100004 The People's Republic of China (8610) 6535-5500	Alan Seem Shearman & Sterling LLP 12/F, East Tower, Twin Towers B-12 Jianguomenwai Dajie Beijing 100022 The People's Republic of China (8610) 5922-8000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Ordinary Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Ordinary shares, par value US$0.0000008 per share(1)	55,200,000	US$2.81	US$155,250,000	US$11,069.33(4)

(1)
American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6 (Registration No.333-170510). Each American depositary share represents four (4) ordinary shares.

(2)
Includes (a) ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (b) ordinary shares that may be purchased by the underwriters upon the exercise of the underwriters' over-allotment option to purchase additional ordinary shares. These ordinary shares are not being registered for the purposes of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act.

(4)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus (Subject to completion)
Preliminary prospectus dated November 10, 2010

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

12,000,000 American Depositary Shares

SYSWIN Inc.

REPRESENTING 48,000,000 ORDINARY SHARES

SYSWIN Inc. is offering 9,600,000 American depositary shares, or ADSs, each representing four (4) of our ordinary shares, par value US$0.0000008 per share. Certain of our shareholders identified in this prospectus are offering an additional 2,400,000 ADSs. We will not receive any proceeds from the ADSs sold by the selling shareholders. This is our initial public offering and no public market currently exists for our ordinary shares or ADSs. We currently anticipate the initial public offering price of our ADSs to be between US$9.25 and US$11.25 per ADS.

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "SYSW."

Investing in the ADSs involves risks. See "Risk Factors" beginning on page 15.

PRICE US$     AN ADS

	Public offering price	Underwriting discounts and commissions	Proceeds, before expenses, to SYSWIN Inc.	Proceeds, before expenses, to the selling shareholders
Per ADS	US$	US$	US$	US$
Total	US$	US$	US$	US$

A selling shareholder has granted the underwriters a 30-day option to purchase up to 1,800,000 additional ADSs from such selling shareholder at the initial public offering price less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs on or about                           , 2010.

MORGAN STANLEY

WILLIAM BLAIR & COMPANY	OPPENHEIMER & CO.	ROTH CAPITAL PARTNERS

                           , 2010

        You should rely only on the information contained in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell these securities. Unless otherwise indicated, the information in this document may only be accurate as of the date of this document.

        We have not taken any action to permit a public offering of the ADSs outside of the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside of the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Until                        , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the ADSs being sold in this offering, and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Certain industry-related and other information and data contained in this section and elsewhere in this prospectus are derived from a research report that we commissioned China Index Academy, an independent market research firm, to prepare for purposes of illustrating our market position in China, which we believe would be useful to potential investors in our company. You should consider carefully, among other things, the matters discussed in the section entitled "Risk Factors."

Our Company

        We believe that we are a leading primary real estate service provider in China based on transaction value of properties sold, brand recognition and geographic presence. According to China Index Academy, an independent research firm, we are the largest primary real estate service provider in Beijing and Northern China, based on transaction value of properties sold in 2009. In 2010, we were ranked second among the top ten real estate consultancy and sales agency service providers in China in terms of brand value, according to 2010 China Real Estate Research Report on Brand Value of Consultancy and Sales Agency Service Providers, an independent research report issued by China Real Estate Top 10 Committee, a reputable research task force jointly organized by Enterprise Research Institute of Development Research Center of the State Council of PRC, Institute of Real Estate Studies of Tsinghua University and China Index Academy. We currently have operations in 17 cities throughout China. Our compound annual growth rate, or CAGR, in terms of aggregate gross floor area of properties sold from 2007 to 2009, was higher than each of the four publicly listed China-based primary real estate service providers, and our employee productivity, as measured by net revenue per employee in 2009, was also higher than these companies, according to China Index Academy.

        We primarily provide real estate sales agency services to property developers relating to new residential properties, and our net revenue derived from sales agency services represented 93.1%, 94.3%, 97.1% and 97.7%, respectively, of our total net revenue for 2007, 2008, 2009 and the nine months ended September 30, 2010. We also provide real estate consultancy services, which include project consultancy services offered to developer clients and primary land development consultancy and agency services provided to primary land developers. Our company began focusing on providing primary real estate services in the second half of 2004, initially in Beijing. We were the market leader in Beijing in 2008 and 2009 in terms of transaction value of properties sold as well as gross floor area of properties sold, according to China Index Academy. In the six months ended June 30, 2010, our market share in Beijing in terms of gross floor area of properties sold reached 13%, which was over four times that of our closest competitor, according to the same source.

        Capitalizing on our experience and capabilities gained in Beijing, we quickly replicated our success in a number of other markets. We are now one of the top three market players in Tianjin, Qingdao and Jinan, based on the aggregate planned gross floor area of properties under sale during the six months ended June 30, 2010, according to China Index Academy.

        We focus on servicing our key clients and seek to tailor our services to meet the demands of these clients. As a result, we have been successful in generating repeat business and increasing business volume from our major key clients. For example, as of December 31, 2007, 2008, 2009 and September 30, 2010, we had 1, 9, 12 and 22 contracted projects for China Vanke, a leading property developer in China. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our aggregate gross floor area of properties sold on China Vanke's projects totaled 230 thousand square meters, 367 thousand square meters, 731 thousand square meters and 704 thousand square meters, respectively. In addition, of China's top 30 developers (including those that do not use sales agency services) according to China Index Academy, 14 are or had previously been our clients. Our clients include some of the most well-recognized national developers in China, including China Vanke, Longfor Properties, Sino-Ocean Land Holdings, Guangzhou R&F Properties and Gemdale Group.

        From 2007 to 2009, the number of our developer clients increased from 19 to 36, and the number of our projects increased from 27 to 68. During the same period, our aggregate gross floor area of properties sold increased from 896 thousand square meters to 2,858 thousand square meters, and our aggregate value of properties sold increased from RMB10.3 billion to RMB29.7 billion. During the nine months ended September 30, 2010, we had 42 developer clients with 79 projects, our aggregate gross floor area of properties sold was 2,962 thousand square meters, and our aggregate value of properties sold amounted to RMB33.4 billion. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our net revenue totaled RMB327.0 million, RMB276.0 million, RMB432.7 million (US$64.7 million) and RMB431.8 million (US$64.5 million), respectively, and our net income from continuing operations totaled RMB120.9 million, RMB83.6 million, RMB164.5 million (US$24.6 million) and RMB152.7 million (US$22.8 million), respectively. As of September 30, 2010, we had a property contract pipeline of 16.5 million square meters.

        Due to restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy businesses, we operate our business primarily through our consolidated entity and its subsidiaries in China. We do not hold equity interests in our consolidated entity. However, through a series of contractual arrangements with such consolidated entity and its shareholders, we, among other things, effectively exercise control over, and derive substantially all of the economic benefits from, such consolidated entity. See "Our Corporate History and Structure—Contractual Arrangements."

Industry Background

        China's real estate industry has grown rapidly in the past decade. Total gross floor area and the national average selling price of commodity properties sold in China both experienced significant increases. As a result, the total value from commodity properties sold experienced rapid growth during the period. With the rapid growth of China's real estate industry, leading developers have emerged and been gaining market shares by leveraging on their brand name, established execution capability and economies of scale. The significant growth of China's real estate industry is primarily attributed to (i) the growth of China's economy and increase in income level; (ii) the growing trend toward urbanization and an increasingly affluent urban population; and (iii) governmental reform of the real estate sector.

        As the real estate industry in China grows in size and complexity, it has become increasingly specialized. Services provided by real estate sales agency services companies also evolved from traditional primary agency services to comprehensive services throughout the project development, marketing and sales process, such as consultancy and planning. The growth of real estate sales agency services companies has further accelerated as a growing number of real estate developers have expanded from a local and regional level of operations to achieve a nationwide footprint. These developers have started to focus their resources on their core competencies and to outsource property sales function to professional real estate sales agency services companies that have, or are in the process of building, corresponding nationwide coverage.

        With over a decade of development, China's primary real estate agency services market has made significant progress in terms of both total value and sales volume of properties for which primary real estate agency services have been provided. Real estate developers are increasingly relying on real estate agency services companies for properties sales. The primary real estate agency services market in China is competitive and fragmented with increasing concentration evidenced by emergence of leading sales agency companies and increase in market share of the largest primary real estate agency services companies.

Our Strengths and Strategy

        We believe that the following strengths enable us to compete effectively in the primary real estate services market and distinguish us from our competitors:

  •
  we are one of the fastest-growing primary real estate services companies in China, with market leadership in Beijing and rapid expansion into other regions;

  •
  we have successfully implemented a strategy of focusing on demands of key clients and penetrating existing markets, resulting in sustainable high growth;

  •
  we have strong ability to attract and maintain clients through tailored and distinctive services;

  •
  we benefit from strong brand recognition; and

  •
  we are led by a highly experienced management team.

        We seek to become the largest real estate services provider in China. To this end, we intend to implement a growth strategy with the following key aspects:

  •
  continue to increase market share in existing markets;

  •
  develop new markets to build our nationwide network;

  •
  expand our client base to enhance profitability;

  •
  strengthen our operations and support functions; and

  •
  pursue new business opportunities.

Our Challenges and Risks

        The successful execution of our strategies is subject to certain challenges and risks that may materially affect us, including:

  •
  fluctuations in the real estate market in China;

  •
  government policies and regulatory measures influencing China's real estate industry, including a series of measures adopted since April 2010 designed to cool down the property market;

  •
  uncertainty in the further development and growth of the primary real estate services industry in China;

  •
  our ability to compete successfully in the primary real estate services industry;

  •
  fluctuations as a result of the project-by-project nature of our primary real estate sales agency and consultancy services business;

  •
  our ability to manage our growth effectively and efficiently;

  •
  our limited operating history in the primary real estate sales agency and consultancy services industry; and

  •
  our significant reliance on business from a single project in Beijing in 2007, 2008 and 2009.

        In addition, we are subject to risks and uncertainties related to our corporate structure and doing business in China, including:

  •
  our corporate structure and our control over our consolidated entity based on contractual arrangements, which were entered into on August 4, 2010, rather than equity ownership;

  •
  risks and uncertainties relating to the interpretation and implementation of statutory limitations on real estate sales agency commission rates as well as the associated potential administrative fines or other penalties, particularly in light of the fact that five of our projects, including the Guo'ao Project, our largest project to date, yielded effective overall commission rates that may have exceeded statutory limitations;

  •
  uncertainties with respect to obtaining licenses and permits applicable to primary real estate sales agency and consultancy services, particularly with respect to Syswin Qingdao and Syswin Shanxi, as a result of various implementation practices adopted by certain local real estate regulatory authorities;

  •
  our holding company structure, which may restrict our ability to receive dividends and other distributions from our subsidiary in China to fund our cash and financing requirements and the limitation on the ability of our subsidiaries to make payments to us, as a result of the PRC legal restrictions;

  •
  restrictions on our ability to use the proceeds from this offering to make loans or additional capital contributions to our subsidiary in China as a result of PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies; and

  •
  our ability to utilize our net revenue effectively as a result of the PRC government controls on currency conversion transactions.

        Please see "Risk Factors" and other information included in this prospectus for a detailed discussion of these challenges and risks.

Corporate History and Structure

        We were incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands on December 5, 2007. We conduct substantially all of our operations in China through contractual arrangements with Syswin Xing Ye, our consolidated entity, in which we do not own any equity interest. Syswin Xing Ye is a PRC company founded by Mr. Chen, our CEO and controlling shareholder, in November 2004. Syswin Limited was incorporated in Hong Kong as our intermediary holding company in December 2007. Syswin Limited established Syswin Zhi Di, our PRC subsidiary, in July 2010.

        In January 2009, Qingling Company Limited, or Qingling, a limited liability company incorporated in Hong Kong and a wholly owned subsidiary of CDH China Fund III, L.P., invested RMB204.0 million (US$30.5 million) in exchange for a 19.29% equity interest in Syswin Xing Ye.

        In contemplation of this offering, we underwent a corporate restructuring in July and August 2010. We issued the same percentage of our ordinary shares to China Rebro Limited, or CDH Investments, as the percentage ownership of Qingling in Syswin Xing Ye in July 2010. CDH Investments is wholly owned by CDH China Fund III, L.P. Due to restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy businesses, we entered into a series of contractual arrangements with Syswin Xing Ye and its shareholders on August 4, 2010, which resulted in the transfer of the effective control in Syswin Xing Ye from its shareholders to us. In particular, through these contractual arrangements, we:

  •
  exercise effective control over our consolidated entity through, among other things, (i) exercising the shareholder rights of our consolidated entity pursuant to the power of attorney executed by such shareholders, (ii) directing its corporate governance and management by designating its key management members including its directors, supervisors, general manager and other senior management members, and (iii) exclusively providing services necessary for our consolidated entity's business operation;

  •
  receive substantially all of the economic benefits from our consolidated entity for the services provided by us, including without limitation, technology consulting services, marketing consulting services and general management services; and

  •
  have an exclusive option to purchase all of the equity interests in our consolidated entity when and to the extent permitted under PRC law.

        As a result of our corporate restructuring and these contractual arrangements, we are the primary beneficiary of Syswin Xing Ye and its subsidiaries, and treat them as our variable interest entities under generally accepted accounting principles in the United States, or US GAAP. We have consolidated the financial results of Syswin Xing Ye and its subsidiaries into our consolidated financial statements in accordance with US GAAP. Accordingly, we refer to Syswin Xing Ye and its subsidiaries as our "consolidated entities." As a result of consolidating the financial results of Syswin Xing Ye, 100% of our net revenue during three years ended December 31, 2009 and the nine months ended September 30, 2010 was derived from Syswin Xing Ye and its subsidiaries.

        Syswin Xing Ye and its subsidiaries, other than Qingdao Syswin and Shanxi Syswin, have obtained all necessary licenses and permits from the PRC government to engage in the real estate sales agency and consultancy services businesses. Qingdao Syswin and Shanxi Syswin currently are not registered with the local regulatory authorities to conduct real estate agency and consultancy services. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to obtain or renew licenses and permits applicable to primary real estate sales agency and consultancy services, we may incur significant financial penalties and other government sanctions." Syswin Zhi Di, our PRC subsidiary, provides technology, marketing and general management consultation services to Syswin Xing Ye in accordance with the business scope under its license. For more details on how the services provided by Syswin Zhi Di correspond to the business scope under its license, see "Our Corporate History and Structure—Contractual Arrangements—Exclusive technology consulting and service agreements." As advised by Jingtian & Gongcheng Attorneys At Law, our PRC legal counsel, these businesses and services are not real estate sales agency and consultancy services and do not require a license or permit for conducting real estate sales agency and consultancy services.

        For a more detailed discussion of our contractual relationship with Syswin Xing Ye, its shareholders and our subsidiaries in the PRC and Hong Kong, see "Our Corporate History and Structure—Contractual Arrangements." For a more detailed discussion of the risk of potential conflicts of interest associated with our corporate structure, see "Risk Factors—Risks Relating to Our Corporate Structure—The shareholders of our consolidated entity may have potential conflicts of interest with us."

        The following diagram illustrates our corporate structure, including our subsidiaries, consolidated entity and its subsidiaries, immediately upon the completion of this offering assuming an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus:

Mr. Chen (1)
CDH Investments
Mr. Tao
Sino-Ocean Land Holdings Limited (2)
SouFun Holdings Limited (3)
Public Shareholders
57.06%
13.14%
1.94%
2.02%
1.01%
24.84%
SYSWIN Inc. (Cayman Islands)
100%
SYSWIN Limited (Hong Kong)
Shareholders of Syswin Xing Ye (4)
100%
Beijing Syswin Zhi Di Technology Company Limited ("Syswin Zhi Di") (PRC)
Beijing Syswin Xing Ye Real Estate Brokerage Company Limited ("Syswin Xing Ye") (PRC)
Beijing Syswin Zhi Di Real Estate Consulting Company Limited ("Syswin Consulting") (PRC)
Tianjin Syswin Real Estate Brokerage Company Limited ("Tianjin Syswin") (PRC)
Hohhot Syswin Real Estate Brokerage Company Limited ("Hohhot Syswin") (PRC)
Guiyang Syswin Real Estate Brokerage Company Limited ("Guiyang Syswin") (PRC)
Yantai Syswin Real Estate Brokerage Company Limited ("Yantai Syswin") (PRC)
Qingdao Syswin Xing Ye Real Estate Brokerage Company Limited ("Qingdao Syswin") (PRC)
Jinan Syswin Real Estate Brokerage Company Limited ("Jinan Syswin") (PRC)
Chongqing Syswin Real Estate Brokerage Company Limited ("Chongqing Syswin") (PRC)
Shenyang Syswin Real Estate Brokerage Company Limited ("Shenyang Syswin") (PRC)
Yinchuan Syswin Xing Ye Real Estate Brokerage Company Limited ("Yinchuan Syswin") (PRC)
Chengdu Syswin Real Estate Brokerage Company Limited ("Chengdu Syswin") (PRC)
Dalian Syswin Real Estate Brokerage Company Limited ("Dalian Syswin") (PRC)
Suzhou Syswin Real Estate Brokerage Company Limited ("Suzhou Syswin") (PRC)
Shanxi Syswin Xing Ye Real Estate Brokerage Company Limited ("Shanxi Syswin") (PRC)
Beijing Syswin Jia Ye Real Estate Brokerage Company Limited ("Syswin Jia Ye") (PRC)
Nanjing Syswin Xing Ye Real Estate Brokerage Company Limited ("Nanjing Syswin") (PRC)
Hangzhou Syswin Real Estate Brokerage Company Limited ("Hangzhou Syswin") (PRC)
Shanghai Syswin Real Estate Brokerage Company Limited ("Shanghai Syswin") (PRC)
100%
Equity Interest
Contractual Arrangements

Notes:

  (1)
  Held through Brilliant Strategy Limited, a company with limited liability incorporated in the British Virgin Islands and wholly owned by Mr. Chen.

  (2)
  On October 28, 2010, SOL Investment Fund Limited and Kee Shing International Limited, each an entity controlled by Sino-Ocean Land Holdings Limited (a company listed on the Hong Hong Stock Exchange, stock code 3377), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$6.0 million and US$4.0 million respectively, at a price equal to the initial public offering price per ordinary share. Based on an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SOL Investment Fund Limited and Kee Shing International Limited agreed to purchase from Brilliant Strategy Limited is 2,341,462 and 1,560,974, respectively. The closing of such share purchases shall take place upon and concurrently with the closing of this offering.

  (3)
  On November 4, 2010, SouFun Holdings Limited (a company listed on the New York Stock Exchange, ticker symbol "SFUN"), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$5.0 million at a price equal to the initial public offering price per ordinary share. Based on an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SouFun Holdings Limited agreed to purchase from Brilliant Strategy Limited is 1,951,216. The closing of such share purchase shall take place upon and concurrently with the closing of this offering.

  (4)
  Consisting of Mr. Chen, Qingling Company Limited and Mr. Tao, holding 78.29%, 19.29% and 2.42% equity interest in Syswin Xing Ye, respectively.

Corporate Information

        Our principal executive offices are located at 9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, the People's Republic of China. Our telephone number at this address is (8610) 8497-8088 and our fax number is (8610) 8497-8788. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

        Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is http://www.syswin.com. The information contained on our website is not part of this prospectus.

Conventions That Apply to This Prospectus

        Unless otherwise indicated, references in this prospectus to:

  •
  "we," "us," "our" and "our company" refer to SYSWIN Inc., a Cayman Islands company, its predecessor entities and its subsidiaries, and the consolidated entities;

  •
  "our PRC entities" refer to Syswin Zhi Di and our consolidated entities;

  •
  "our consolidated entity" refers to Syswin Xing Ye; and "our consolidated entities" refer to Syswin Xing Ye and its subsidiaries;

  •
  "Mr. Chen" refers to Mr. Liangsheng Chen, a PRC citizen, our founder, chief executive officer and one of our shareholders;

  •
  "Mr. Tao" refers to Mr. Hongbing Tao, a PRC citizen, our president and one of our shareholders;

  •
  "CDH Investments" refers to China Rebro Limited, a company with limited liability incorporated in the British Virgin Islands and one of our shareholders. CDH Investments is a wholly-owned subsidiary of CDH China Fund III, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands focusing on private equity investments;

  •
  "Syswin Zhi Di" refers to Beijing Syswin Zhi Di Technology Limited, our subsidiary in the PRC;

  •
  "Syswin Xing Ye" refers to Beijing Syswin Xing Ye Real Estate Brokerage Company Limited, our consolidated variable interest entity;

  •
  "ADSs" refer to our American depositary shares, each of which represents four of our ordinary shares;

  •
  "ADRs" refer to the American depositary receipts, which, if issued, evidence our ADSs;

  •
  "shares" or "ordinary shares" refer to our ordinary shares, par value US$0.0000008 per share;

  •
  "China" and the "PRC" refer to the People's Republic of China excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "Northern China" refers to the select major cities in northern China surveyed by China Index Academy in its research report, including Beijing, Tianjin, Shijiazhuang, Hohhot, Shenyang, Dalian, Changchun, Harbin, Taiyuan, Jinan, Qingdao, Yinchuan and Xining;

  •
  "RMB" and "Renminbi" refer to the legal currency of China; and

  •
  "US$" and "U.S. dollars" refer to the legal currency of the United States.

        We began operations of a secondary real estate brokerage services business in 2008, and transferred such business to entities controlled by Mr. Chen in August 2010. See "Related Party Transactions—Transactions with Mr. Chen—Acquisitions and disposals." As a result, the statements of operations information of such business have been presented as discontinued operations for all periods presented in this prospectus, and the statement of operations information in this prospectus relates to our continuing operations unless otherwise indicated.

        Unless otherwise indicated, information in this prospectus assumes that the underwriters do not exercise their option to purchase additional ADSs.

        This prospectus contains references to compound annual growth rate, or CAGR, which represents the rate of return on an annualized basis over the relevant time period.

        This prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at the noon buying rate on September 30, 2010 in New York City for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the H.10 weekly statistical release of the Federal Reserve Board, which was RMB6.6905 to US$1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On November 5, 2010, the noon buying rate was RMB6.6622 to US$1.00.

        On November 3, 2010, we effected a 12,500-for-1 share split whereby all of our authorized (issued and unissued) ordinary shares of par value US$0.01 each were divided into ordinary shares of par value US$0.0000008 each. As a result, the number of our issued and outstanding ordinary shares increased from 12,390 shares to 154,875,000 shares. All share and per share information in this prospectus gives effect to the share split unless the context indicates otherwise.

Industry Terms and Data in This Prospectus

        For purposes of this prospectus:

  •
  "base commission" refers to our sales agency services commission which is calculated as a fixed percentage of aggregate value of the property transactions to which we provide sales agency services. A number of property developers offer a progressive structure of base commissions based on sales progress in terms of sales value or volume of properties sold;

  •
  "incentive commission" refers to the bonus compensation property developers pay for properties sold beyond certain pre-agreed selling prices. Incentive commission is calculated as a percentage of the property transaction value exceeding a base transaction value calculated using a pre-determined average selling price. Occasionally, our sales agency agreements provide for a progressive incentive commission rate structure based on average selling price of properties sold;

  •
  "supplemental commission" refers to the commission property developers pay in return for our agreement to undertake the overall project marketing and promotion activities and to pay all costs incurred in this regard prior to and during the project sales. Supplemental commission is calculated as a percentage of the aggregate value of properties sold;

  •
  "quality assurance retention money" refers to the arrangement whereby we allow our developer clients to treat a portion of commissions, typically 5% to 20% of the aggregate agreed level commissions, as quality assurance retention money, upon our meeting certain pre-determined criteria. Such pre-determined criteria can be largely categorized into (i) those based on the level of satisfaction with our services as determined by our developer clients; and (ii) those based on the sales progress of a project, which may take into account factors such as gross floor area of properties sold and transaction value. We recognize the revenue represented by such retention money only upon the satisfaction of such pre-agreed conditions;

  •
  "performance bond" refers to an upfront deposit we make to property developers prior to the sales commencement, which will be released periodically or upon the sales completion, and may be subject to certain pre-determined criteria similar to those applicable to the payment of quality assurance retention money;

  •
  "commodity properties" refers to primary residential and commercial properties;

  •
  "contract pipeline" refers to, as of a specified date, the aggregate gross floor area of the properties for which we have been engaged to provide sales agency services but have not yet recognized revenue as of such date based on the respective agency agreement;

  •
  "aggregate planned gross floor area of projects under sale" refers to, with respect to a sales agent during a specified period, the aggregate planned gross floor area of those projects that the sales agent has derived sales agency service revenue. If any of the projects has multiple phases of development, such area would include the aggregate area of all phases of the project; and

  •
  "net revenue per employee" is calculated by dividing (i) net revenue within a specified period, by (ii) the arithmetic mean of numbers of employees calculated using beginning and ending balances within that period.

        Because the primary real estate services industry is in an early stage of development, the size of the PRC market for this industry is difficult to estimate. We and China Index Academy are not aware of sufficiently accurate information on the total PRC market as represented by primary properties using third party sales agency services. An estimate of the PRC market based on all primary properties sold, including properties not using third party sales agency services, would represent a substantial over-estimate of the actual market size, as these properties comprise a significant percentage of all properties sold. Nevertheless, we present market share data for Beijing in this prospectus in terms of total gross floor area of commodity properties sold in Beijing during a specified period, including properties not using third party sales agency services. We have presented this information because we believe that information on Beijing, which is our largest market, is useful to our investors in making their investment decisions.

        References to the publicly listed China-based primary real estate services providers consist of E-house (China) Holdings Limited (listed on the New York Stock Exchange, ticker symbol "EJ"), World Union Properties Consultancy Co., Limited (listed on China's Shenzhen Stock Exchange, stock code 2285), Hopefluent Group Holdings Limited (listed on the Hong Kong Stock Exchange, stock code 733) and Fortune Sun (China) Holdings Limited (listed on the Hong Kong Stock Exchange, stock code 352).

The Offering

ADSs offered by us	9,600,000 ADSs.
ADSs offered by the selling shareholders	2,400,000 ADSs.
Offering price	We estimate that the initial public offering price will be between US$9.25 and US$11.25 per ADS.
ADSs outstanding immediately after this offering	12,000,000 ADSs (or 13,800,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering	193,275,000 ordinary shares.
ADSs	Each ADS represents four (4) of our ordinary shares, par value US$0.0000008 per ordinary share. The ADSs will be evidenced by American depositary receipts, or ADRs.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs

A selling shareholder has granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,800,000 additional ADSs at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds

We estimate that we will receive net proceeds of approximately US$88.5 million from this offering, after deducting the underwriter discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. We intend to use our net proceeds from this offering to fund our business expansion, merger and acquisition activities, strengthening of operations and support functions, and for general corporate purposes.

We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.
See "Use of Proceeds."
Listing

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "SYSW." Our ordinary shares will not be listed on any exchange or quoted for trading on any automated quotation system or any over-the-counter trading system.

Lock-up

We have agreed with the underwriters to a lock-up of our shares for a period ending 180 days after the date of this prospectus. In addition, our current shareholders, directors and executive officers, as well as Kee Shing International Limited, SOL Investment Fund Limited and SouFun Holdings Limited who have agreed to purchase our ordinary shares held by Brilliant Strategy Limited upon the closing of this offering, have also agreed with the underwriters to a lock-up of their shares for a period of 180 days after the date of this prospectus. See "Shares Eligible For Future Sale" and "Underwriting."

Reserved ADSs

At our request, the underwriters have reserved for sale, at the public offering price, up to 600,000 ADSs offered in this offering to certain of our directors, officers, employees, business associates and related persons through a directed share program.

Risk factors

See "Risk Factors" in this prospectus beginning on page 11 and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ADSs.

Depositary	JPMorgan Chase Bank, N.A.
Payment and settlement	We expect our ADSs to be delivered against payment on or about , 2010.

SUMMARY CONSOLIDATED FINANCIAL DATA

        You should read the summary consolidated financial data in conjunction with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The following summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our audited and unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our summary consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and summary consolidated balance sheet data as of December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Our summary consolidated statements of operations data for the nine months ended September 30, 2009 and 2010 and summary consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial data. The unaudited summary financial data include, in the opinion of our management team, all adjustments, consisting of only normal recurring adjustments that are necessary for a fair presentation of the financial position and the results of operations for the interim unaudited period. Our audited and unaudited consolidated financial statements have been prepared and presented in accordance with accounting principles generally accepted in the United States of America, or US GAAP. Our historical results are not necessarily indicative of results to be expected in any future period.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009	2009	2009	2010	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)	(unaudited)	(unaudited)
	(In thousands, except for share and per share data)
Consolidated Statement of Operations Data
Net revenue	326,979	276,003	432,736	64,679	282,185	431,762	64,534
Cost of revenues	(72,303)	(75,979)	(131,193)	(19,609)	(97,787)	(136,701)	(20,432)

Gross profit	254,676	200,024	301,543	45,070	184,398	295,061	44,102
Selling, marketing and administrative expenses	(65,563)	(82,577)	(84,545)	(12,637)	(54,006)	(93,561)	(13,984)

Income from operations	189,113	117,447	216,998	32,433	130,392	201,500	30,118
Interest expenses	—	(922)	(147)	(22)	(147)	—	—
Interest income	112	81	864	129	521	2,005	300
Foreign currency exchange loss	—	—	(576)	(86)	(576)	—	—
Other (expenses) / income—net	(10)	(1,283)	1,285	192	1,459	3,811	570

Income from continuing operations before income tax	189,215	115,323	218,424	32,646	131,649	207,316	30,988
Income tax	(67,010)	(31,646)	(53,968)	(8,066)	(33,259)	(54,589)	(8,159)

Income from continuing operations	122,205	83,677	164,456	24,580	98,390	152,727	22,829
Loss from discontinued operations, net(1)	—	(1,354)	(12,039)	(1,799)	(7,459)	(20,054)	(2,997)

Net income	122,205	82,323	152,417	22,781	90,931	132,673	19,832
Non-controlling interest	(1,288)	(87)	—	—	—	—	—

Net income attributable to SYSWIN Inc.	120,917	82,236	152,417	22,781	90,931	132,673	19,832
Amount attributable to SYSWIN Inc.
Income from continuing operations	120,917	83,590	164,456	24,580	98,390	152,727	22,829
Loss from discontinued operations, net	—	(1,354)	(12,039)	(1,799)	(7,459)	(20,054)	(2,997)

Net income attributable to SYSWIN Inc.	120,917	82,236	152,417	22,781	90,931	132,673	19,832
Income per share from continuing operations attributable to SYSWIN Inc., basic and diluted	0.78	0.54	1.06	0.16	0.64	0.99	0.15
Loss per share from discontinued operations, net attributable to SYSWIN Inc., basic and diluted	—	(0.01)	(0.08)	(0.01)	(0.05)	(0.13)	(0.02)
Net income attributable to SYSWIN Inc. per share, basic and diluted	0.78	0.53	0.98	0.15	0.59	0.86	0.13
Shares used in calculating income per share, basic and diluted	154,875,000	154,875,000	154,875,000	154,875,000	154,875,000	154,875,000	154,875,000
Cash dividends per share	0.13	0.68	—	—	—	1.74	0.26

(1)
We began operations of a secondary real estate brokerage services business in 2008, and transferred such business to entities controlled by Mr. Chen in August 2010. See "Related Party Transactions—Transactions with Mr. Chen—Acquisitions and disposals." As a result, the results of such business have been presented as discontinued operations for all periods presented in this prospectus.

	As of December 31,				As of September 30,
	Actual				Actual		As Adjusted(1)
	2007	2008	2009	2009	2010		2010
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	25,597	20,929	194,828	29,120	185,992	27,799	778,289	116,327
Accounts receivable, net	94,838	107,761	238,450	35,640	239,441	35,788	239,441	35,788
Other receivables	8,359	16,650	16,549	2,474	19,248	2,877	19,248	2,877
Property and equipment, net	11,070	21,467	152,046	22,726	50,138	7,494	50,138	7,494
Real estate properties held for lease, net	—	—	13,699	2,048	—	—	—	—
Total assets	234,942	237,790	642,388	96,016	545,327	81,507	1,137,624	170,035
Accrued expenses and other current liabilities	23,057	35,503	139,238	20,812	84,361	12,609	84,361	12,609
Income tax payable	62,464	56,817	21,763	3,253	9,446	1,412	9,446	1,412
Total liabilities	85,521	112,320	161,001	24,065	201,267	30,082	201,267	30,082
Total shareholders' equity	149,421	125,470	481,387	71,951	344,060	51,425	936,357	139,953
Total liabilities and shareholders' equity	234,942	237,790	642,388	96,016	545,327	81,507	1,137,624	170,035

(1)
Our consolidated balance sheet data as of September 30, 2010 are adjusted to give effect to the issuance and sale of ADSs by us in this offering assuming an initial public offering price of US$10.25 per ADS (the mid-point of the estimated initial public offering price range), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.25 per ADS would increase (decrease) the amounts representing cash and cash equivalents, total assets and total shareholders' equity by US$8.93 million.

RISK FACTORS

        You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our business is susceptible to fluctuations in the real estate market in China, which is volatile and at an early stage of development. Any significant fluctuations in this market could have a material adverse effect on our revenue, profitability and growth prospects.

        We conduct our real estate services business in China, and our business depends substantially on the conditions of the real estate market in China. The real estate market in China remains at an early stage of development, and social, political, economic and other factors may affect its development. The growth in demand for private residential property in China in recent years has often been coupled with volatile market conditions and fluctuations in property prices. The PRC property market may experience undersupply or oversupply of available-for-sale properties and property price fluctuations caused by economic, social, political and other factors. For example, following a period of rising property prices and transaction volumes in most major cities from 2003 to 2007, the property market of China experienced a downturn in 2008 which continued into the first quarter of 2009, with transaction volume in many major cities declining significantly compared to 2007. Average selling prices also declined in many cities during such period. Since early 2009, China's real estate market rebounded and many cities have experienced increases in property prices and transaction volumes. The recovery in 2009 coincided with a sharp rise in the volume of bank loans as part of China's response to the global economic crisis. Since April 2010, after the PRC government began adopting a series of measures to cool down the overheating property market and to curb the excessive lending in real estate industry, transaction volumes in the property market in selected cities in China, such as Beijing, Shanghai and Shenzhen, have declined significantly. In line with this trend, the aggregate gross floor area of our properties sold in the second and third quarters of 2010 was adversely affected by these measures. Any future downturns in the real estate sector or other adverse changes in the economic, social and political environment in China may result in decreases in property prices and overall transaction activities, which could materially and adversely affect our revenue, profitability and growth prospects.

Adverse developments in general business and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

        Consistent with the real estate market in China in general, our business and operations are sensitive to general business and economic conditions globally and in China. A number of general business and economic factors could contribute to a real estate market downturn and adversely affect our business, including:

  •
  any systemic weakness in the banking and financial sectors;

  •
  any substantial declines in the stock markets or continued stock market volatility;

  •
  any increase in levels of unemployment;

  •
  a lack of available credit and lack of confidence in the financial sector;

  •
  changes in interest rates;

  •
  changes in inflation or deflation levels; and

  •
  any general economic downturn in China or the global economy, or a lack of consumer confidence in the economy.

        In particular, the global financial crisis that began in 2008 has adversely affected the United States, Europe and other world economies, including China. Our 2008 operating results were also adversely affected as a result. In addition, the global financial crisis resulted in a tightening in credit markets, a low level of liquidity in many financial markets and increased volatility in credit and equity markets. Adverse developments in these general business and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Our revenue, profitability and future prospects could be materially and adversely affected by any government policies and regulatory measures influencing China's real estate industry.

        The real estate market in China is typically affected by changes in government policies and regulatory measures affecting the property market, financial markets and related areas. In the past, the PRC government has adopted various government policies and regulatory measures to curb what it perceived as unsustainable growth in the real estate market, particularly at times when the real estate market in China has experienced rapid and significant growth. In 2007, property sales volumes and average selling prices in China increased rapidly to unprecedented levels, culminating in a property market downturn beginning in late 2007 due to the PRC government's intervention in the real estate market to stabilize market prices and reduce the level of speculation in the property market. Property sales in China recovered in 2009 and experienced significant growth thereafter until early 2010.

        On April 17, 2010, the State Council issued the Notice on Firmly Preventing Overly Fast Growth of Real Property Price in Certain Cities, or the April Notice, which stipulated that a property purchaser's down payment for such purchaser's first property purchase shall not be less than 30% of the purchase price if gross floor area of the property is larger than 90 square meters; a purchaser's down payment for such purchaser's second property purchase shall not be less than 50% of the purchase price and the mortgage loan interest rate shall not be less than 1.1 times the base lending rate published by the People's Bank of China, or the PBOC; and a purchaser's down payment and mortgage loan interest rate shall significantly increase for such purchaser's third and additional property purchases. In addition, in areas with short supply in residential properties and rapid property price increase, commercial banks may suspend the granting of mortgage loans for the third and additional property purchases or to non-residents without payment proof of tax or social security of more than one year. The local governments may adopt interim measures restricting the maximum number of residential properties that may be purchased by an individual buyer.

        On September 29, 2010, the Ministry of Housing and Urban-rural Development, the People's Bank of China, the China Banking Regulatory Commission and the Ministry of Finance promulgated a series of administrative rules, or the September Rules, to further implement the April Notice. The September Rules require that commercial banks suspend granting of mortgage loans on a nationwide basis (i) for any third or additional property purchases of any purchaser or (ii) to any non-resident purchaser unable to provide proof of tax or social security payment for more than one year. The September Rules stipulate that a property purchaser's down payment for the first property purchase shall not be less than 30% of the purchase price regardless of the gross floor area of the property purchased. The September Rules further require that legal requirements as set forth in the April Notice regarding a property purchaser's down payment for his or her second property purchase and the applicable loan interest rate be strictly implemented. The September Rules also revoke certain preferential individual income tax treatment to the purchaser who sells his or her residential property and purchases another residential property within one year of the sale.

        As a result of these PRC government's measures to cool down the overheating property market and to curb the excessive lending in real estate industry, transaction volumes in the property market in selected cities in China, such as Beijing, Shanghai and Shenzhen, have declined significantly. In line with this trend, the aggregate gross floor area of our properties sold in the second and third quarters of 2010 was adversely affected by these measures.

        As a primary real estate services provider, we are significantly affected by these government policies and regulatory measures as we primarily generate revenue based on the successful property transactions to which we provide primary real estate sales agency and consultancy services. Consequently, any of the following could cause a decline in property sales volumes and average selling prices as well as the related revenue we generate from our business:

  •
  any contractionary monetary policy adopted by the PRC government, including any significant rise in interest rates;

  •
  any adverse development in the credit markets or mortgage financing markets resulting from PRC government policies, such as the recent government efforts to significantly increase the level of minimum down payment and applicable interest rate for property purchases based on the nature of the property and the number of properties already owned by the purchaser;

  •
  any significant increase in transaction costs as a result of changes in PRC government policies regarding real estate transaction taxes, such as the recent announcement regarding the reinstatement of a business tax on residential property sales by individuals within five years of purchase;

  •
  any adverse change in PRC government policies regarding the acquisition and/or ownership of real estate property;

  •
  any adverse change in PRC national or local government policies or practices regarding primary real estate sales agency and consultancy business or related fees and commissions; or

  •
  any other adverse change in PRC government policies or regulations regarding the real estate industry.

The primary real estate sales agency and consultancy services industry in China is relatively new and rapidly evolving, and if this industry does not develop or mature as quickly as we expect, the growth and success of our business may be materially and adversely affected.

        Our development has depended, and will continue to depend, substantially on the growth of the primary real estate sales agency and consultancy services industry in China and in specific regions where we operate, which is relatively new. We cannot predict the rate of growth, if any, of this industry. The development of the real estate services industry depends on, among others, real estate developers' continuing outsourcing of property sales and other functions to professional real estate services companies in specific regions where we operate in China. The failure of the real estate services industry to develop rapidly in China may materially and adversely affect the growth and success of our business.

It is difficult to evaluate our results of operations and future prospects due to our limited operating history in the primary real estate sales agency and consultancy services industry.

        We began focusing on providing primary real estate services in the second half of 2004, initially in Beijing. Accordingly, we have a limited operating history in the primary real estate sales agency and consultancy services industry from which you can evaluate our business and future prospects. Our net revenue from the primary real estate sales agency and consultancy services business increased significantly in a relatively short period of time, from RMB327.0 million in 2007 to RMB432.7 million (US$64.7 million) in 2009. Our net revenue from the primary real estate sales agency and consultancy services business in the nine months ended September 30, 2010 was RMB431.8 million (US$64.5 million), as compared to RMB282.2 million in the nine months ended September 30, 2009. We may not be able to continue our growth at similar rates, if at all, because, among other reasons, we may not be able to maintain the current level of business operations or to expand our business operations into other geographic regions in future periods. As a result, our historical operating results may not provide a meaningful basis for evaluating our business, results of operations and financial condition. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance.

We significantly relied on business from a single project in Beijing in 2007, 2008 and 2009.

        During the three years ended December 31, 2009, the Guo'ao Project had significantly affected our operating results in a number of aspects. In 2007, 2008 and 2009, net revenue derived from the Guo'ao Project accounted for approximately 63.4%, 50.8% and 35.1%, respectively, of our total net revenue. The Guo'ao Project was our single largest project in terms of revenue contribution during the three years ended December 31, 2009.

        Our historical effective commission rate has been positively affected by the Guo'ao Project. In 2007, 2008 and 2009 our effective commission rate was 2.9%, 2.4% and 1.4%, respectively. Excluding the Guo'ao Project, our effective commission rates would have been 1.7%, 1.3% and 1.0% in 2007, 2008 and 2009, respectively. Our effective commission rate for the Guo'ao Project primarily reflected the significant amount of net revenue derived from incentive commissions as a result of an increase in average selling price of the Guo'ao Project, coupled with a supplemental commissions of 1.2% for overall sales and marketing services we provided to our developer client. In particular, during the three years ended 2009, our net revenue derived from the Guo'ao Project's incentive commissions represented a majority of our total net revenue derived from the Guo'ao Project. We believe the historical effective commission rates for the Guo'ao Project will become relatively uncommon in the future. In addition, our overall gross margins in these periods were also affected by the Guo'ao Project. In 2007, 2008 and 2009, our gross margin was 77.9%, 72.5% and 69.7%, respectively. Excluding the impact of the Guo'ao Project, our gross margin would have been 55.5%, 56.4% and 63.0% in 2007, 2008 and 2009, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Specific Factors Affecting Our Financial Condition and Operating Results—Changes in commission rates" for a detailed discussion of the commission rates of the Guo'ao Project.

        During the nine months ended September 30, 2010, net revenue derived from the Guo'ao Project, a substantial majority of which was derived from incentive commissions, represented 19.4% of our total net revenue. Our effective commission rate was 1.3% and our gross margin was 68.3% for the nine-month period ended September 30, 2010. Excluding the Guo'ao Project, our effective commission rate would have been 1.0% and our gross margin would have been 67.5% during the same period. As of September 30, 2010, 4.8% of the Guo'ao Project in terms of the aggregate saleable gross floor area, or 18.4 thousand square meters, had not been sold yet. As the project comes to a conclusion and as we continue to diversify our client base, we expect net revenue from this project as a percentage of our total net revenue to decline. We may not be able to continue to benefit from the higher commission rates and gross margins from this project in future periods. As a result of the foregoing, any analysis of our future commission rates, net revenue, profit margins and other aspects of our operating results must be made in light of the historical and expected financial impact of the Guo'ao Project. We cannot assure you that we will be able to continue to generate the same level of commission rates, net revenue and gross margins in future periods.

We rely on business from a limited number of clients. Any loss of business from a significant client may materially and adversely affect our revenue, profit and other aspects of our results of operations.

        In 2007, 2008, 2009 and the nine months ended September 30, 2010, net revenue derived from services we rendered to our largest five clients, which were all property developers, accounted for approximately 85.9%, 84.3%, 70.1% and 71.0%, respectively, of our total net revenue. Excluding net revenue derived from the Guo'ao Project, our largest four clients would have collectively accounted for 61.4%, 68.0%, 54.0% and 64.0% of our total net revenue in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. We cannot assure you that we will be able to maintain or improve our relationships with these major clients, or that we will be able to continue to render services to these clients at current levels, or at all. In addition, any decline in our major clients'

business could lead to a decline in service engagements with these clients. Should these property developer clients terminate or substantially reduce their business with us and we fail to find alternative clients to provide us with revenue-generating business, our revenue, profit and other aspects of results of operations may be materially and adversely affected.

We may be subject to administrative fines or penalties in the event that the relevant PRC government authorities determine that we are in violation of the statutory limitation on real estate sales agency commission rates.

        Pursuant to the Real Property Intermediary Service Charges Circular promulgated by China's State Planning Commission (the predecessor authority of National Development and Reform Commission) and China's Ministry of Construction (the predecessor authority of China's Ministry of Housing and Urban-Rural Development) on July 7, 1995, or the Service Charges Circular, commission rates for real estate transactions may not exceed 2.5% of the transaction value if sales agency services are provided on a non-exclusive basis or 3% of the transaction value if sales agency services are provided on an exclusive basis. Local governments are authorized to adopt more specific limitations within these statutory limitations. For example, in Beijing, according to the relevant local administrative rules, commissions may not exceed 2.8% of the transaction value for sales agency services provided on an exclusive basis. The government authority in charge of pricing inspection is authorized to impose administrative fines or penalties if any sales agency services provider receives commissions exceeding the statutory limitation. However, the Service Charges Circular does not stipulate the method to calculate the commissions or specify the administrative fines or penalties for any violation. No implementation rule has been issued by any relevant authorities. It is unclear how the local pricing bureaus, which are in charge of pricing inspection, will implement the Service Charges Circular in practice. In addition to base commissions, a number of our engagements are structured to include possible supplemental and incentive commissions, which, if aggregated with our base commissions, may yield an effective overall commission rate that exceeds the statutory limitation. Historically, 5 of an aggregate of 124 sales agency projects, representing 533 thousand square meters of 7,847 thousand square meters of gross floor area of properties sold, including the Guo'ao Project, our single largest project in terms of revenue contributions during the three years ended December 31, 2009, from which we derived revenue in 2007, 2008, 2009 and the nine months ended September 30, 2010, yielded effective overall commission rates that may have exceeded the statutory limitations. Net revenue derived from such projects represented 75%, 61%, 40% and 19% of our total net revenue in 2007, 2008, 2009 and the nine months ended September 30, 2010. Based on our sales agency agreements entered into as of September 30, 2010, 26 of the 113 sales agency projects we entered into, representing 4,625 thousand square meters of 16,544 thousand square meters of gross floor area of properties in the contract pipeline, adopted a supplemental or incentive commission structure, which may result in these projects yielding effective overall commission rates that exceed the statutory limitation. We also expect to enter into other projects with similar commission structures in the future. As a result, if any relevant authority promulgates new interpretations or implementation rules whereby we are determined by such authority to be in violation of the statutory limitation on sales agency commission rate, we may be subject to administrative fines and other penalties, which may materially and adversely affect our reputation and results of operations.

We derive the majority of our net revenue from the Beijing market. Any significant downturn in Beijing real estate market will materially and adversely affect our results of operations.

        We derived approximately 92.2%, 92.4%, 74.6% and 79.0% of our total net revenue in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively, from Beijing, and expect to continue to derive a substantial portion of our revenue in this area in the future. As a result, any decrease in transaction activities or average selling prices in Beijing's real estate market, or any adverse development in the primary real estate services industry in Beijing could materially and adversely affect our business, financial condition and results of operations.

Seasonality in the real estate market could adversely affect our results of operations and the trading price of our ADSs.

        The primary real estate sales agency and consultancy services business is subject to seasonal fluctuations. Historically, primary real estate sales agency and consultancy services revenue and transaction volumes have generally been low during January and February as a result of the relatively low level of property market activities during the winter and the Chinese New Year holiday period. However, many of our expenses, such as those relating to administrative or sales and marketing efforts, are fixed and cannot be reduced during a seasonal slowdown. As a result, our operating results have fluctuated from quarter to quarter. These fluctuations are likely to continue and operating results for any period may not be indicative of our performance in any future period. If our operating results for any quarterly period fall below investor expectations or the estimates of securities research analysts, the trading price of our ADSs may decline.

Our results of operations and cash flows may fluctuate due to the project-by-project nature of our primary real estate sales agency and consultancy services and billing cycles.

        We derived substantially all of our revenue from primary real estate sales agency and consultancy services in 2007, 2008, 2009 and the nine months ended September 30, 2010. Our developer clients generally engage us on a project-by-project basis, and we currently do not have long-term services agreements with any of our developer clients. Historically, we generated our revenue through providing services to a limited number of property projects. For example, in 2007, 2008, 2009 and the nine months ended September 30, 2010, we generated net revenue through providing primary real estate sales agency services to 27, 44, 68 and 79 projects, respectively. All these factors contributed, and are expected to continue to contribute, to the fluctuations in our period-to-period operating results. If we are unable to generate a substantial number of new engagements on a continual basis, our business and results of operations will be adversely affected. In addition, the time lag between the time we recognize revenue and the time we collect the related commissions, which generally lasts for three to six months, could make it difficult for us to forecast cash flows and could increase the likelihood and the magnitude of period-to-period fluctuations.

Competition in the primary real estate sales agency and consultancy services industry is intense. If we are unable to compete successfully, our market position, growth prospects and results of operations may be materially and adversely affected.

        We encounter intense competition in our primary real estate sales agency and consultancy services segment. Competition in the industry is primarily based on scope and quality of services offered, reputation and brand recognition, local expertise and agency commission rates. We primarily compete with national players, including E-house (China) Holdings Limited with primary markets in eastern China and based in Shanghai, and World Union Properties Consultancy Co., Limited with primary markets in southern China and based in Shenzhen, as well as local competitors in the regions in which we conduct our business. Some of these competitors may have greater resources than we do, including better client relationships in certain local areas and financial and informational resources. The limited capital resources required to enter into the primary real estate sales agency and consultancy services industry in any given region also means there are low entry barriers for our competitors to enter into our major markets. New and existing competitors may offer lower commission rates with wider ranges of services which could attract our existing developer clients away from us. Increased competition among primary real estate sales agency and consultancy companies could result in decreases in commission rates within the industry, increased operating costs relating to the provision of a wider range of services in order to compete effectively and higher administrative costs to attract or retain talented employees. We may not be able to continue to compete effectively and to maintain our current commission or margin levels. If we fail to compete effectively, our revenue and profitability and growth prospects will be negatively affected.

        In addition to our competition from traditional real estate services providers, the advent of the Internet has introduced new ways of providing real estate services, as well as new entrants and competitors in our industry. If we are not successful in developing a strategy to address the challenges and to capture the business opportunities presented by technological changes and the emergence of e-business, our market position, growth prospects and results of operations could be materially and adversely affected.

We may not be able to successfully execute our business development strategy, including obtaining required financing, which could have a material adverse effect on our future growth, financial condition and results of operations.

        We plan to continue to expand our business into new geographical areas in China and to enter into new businesses to diversify our services portfolio. For instance, we have identified markets in the Yangtze River Delta region and the Pearl River Delta region as key markets in our next phase of expansion. Because China is a large and diverse market, property buying trends and demands may vary significantly by region, and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience to expand into other parts of China or to enter into businesses with respect to new products or services. When we enter new markets, we may face intense competition from companies with greater experience and resources or from other companies with similar expansion targets. As a result, we may not be able to generate or increase revenue in new regions we enter into while incurring substantial costs. If we are not able to successfully execute our business development strategy, our future growth, financial condition and results of operations may be materially and adversely affected.

        Additionally, we expect that over the next several years, a substantial portion of our financial resources will be used to finance the expansion of primary real estate sales agency and consultancy operations to increase our market share in existing markets and to expand our geographical presence. The availability of financial resources to us and expected cash flows from our operations significantly depends on our management's ability to successfully execute its business plan, which includes increasing sales, generating positive operating cash flows and obtaining additional funding to support longer term capital requirements. We cannot assure you that we will obtain such financing at a reasonable cost or at all. Our inability to finance our planned capital expenditures or future expansions could materially and adversely affect our growth prospects, financial condition and results of operations.

If we cannot manage our growth, our future revenue, profitability and other aspects of results of operations could be materially and adversely affected.

        We have experienced substantial growth since we began focusing on providing primary real estate services in the second half of 2004. Our total net revenue amounted to RMB327.0 million in 2007, RMB276.0 million in 2008, RMB432.7 million (US$64.7 million) in 2009 and RMB431.8 million (US$64.5 million) in the nine months ended September 30, 2010. The number of our employees also increased significantly during this period, totaling 663, 1,202, 1,523 and 2,290 as of December 31, 2007, 2008, 2009 and September 30, 2010, respectively. We intend to continue to expand our operations, which will continue to place substantial demands on our managerial, operational, financial, technological and other resources. Our planned expansion will also place significant demands on us to ensure that our brand does not suffer as a result of any decreases, whether actual or perceived, in the quality of our services. In order to manage and support our growth, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified sales professionals as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We may not be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel or integrate new regions of coverage into our operations. We may also face other difficulties as a result of a number of factors, many of which are beyond our control, such as any general unfavorable conditions in the real estate market or delays or denials of required approvals by relevant government authorities. As a result, our future revenue, profitability and other aspects of results of operations could be materially and adversely affected.

        We may also grow our business through acquisition of third parties. Its success will depend upon our ability to identify suitable targets, to negotiate with acquisition targets on favorable terms, and to finance and complete these transactions. We also need to effectively integrate newly-acquired businesses into our existing operations, which may involve complex operational and personnel-related challenges, including rectifying possible inconsistencies in standards, controls, procedures and policies, maintaining important business relationships, overcoming local cultural differences, and controlling unanticipated expenses related to such integration. We may also incur material costs relating to such integration. A prolonged diversion of management's attention and any delays or difficulties we encounter in connection with the integration of any business that we have acquired or may acquire in the future could prevent us from realizing the anticipated cost savings and revenue growth from our acquisitions.

Compensation for our employees have increased in recent years and may continue to increase at a higher rate in the future, making us potentially less competitive and less profitable.

        In recent years, compensation in the primary real estate services industry in China has increased and may continue to increase in the future. In order to attract and retain skilled personnel, we may need to continue to increase the level of compensation of our employees. In addition, under the Regulations on Paid Annual Leave for Employees, which became effective on January 1, 2008, employees who have served more than one year for a specific employer are entitled to a paid vacation ranging from 5 to 15 days, depending on length of service. Employees who waive such vacation time at the request of employers shall be compensated for three times their normal salaries for each waived vacation day. This mandated paid-vacation regulation, coupled with the trend of increasing compensation, may result in increase in our staff-related costs and expenses and decrease in our profit margins.

We rely on our information technology systems to operate our business and maintain our competitiveness, and any disruption to them could harm our business operations. Any failure to upgrade or replace our current systems or introduce new systems could also adversely affect our market competitiveness.

        Our business depends upon the use of information technology systems, including our WBS system and our CRM system. See "Business—Our Information Technology Systems." We rely significantly on our in-house information technology team with support from third-party IT outsourcing firms, to develop, maintain and regularly upgrade our information technology systems. In addition, some operations of these systems depend upon third party technologies, systems and services. We cannot assure you that we will continue to have access to the products or services provided by our third party providers on commercially reasonable terms, or at all. There is no guarantee that we will continue to be able to effectively retain our key personnel for the maintenance and management of our information technology systems. In addition, we plan to refine, enhance and upgrade our information technology systems on an ongoing basis, and continue to introduce new advanced technologies and systems. We may not be able to upgrade or replace our existing information technology systems or introduce new information technology systems as quickly as our competitors or in a cost-effective manner, which may in turn adversely affect our market competitiveness.

        In addition, our information technology systems are vulnerable to damage or interruption from various causes, including (i) natural disasters, war and acts of terrorism, (ii) power losses, computer system failures, Internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events and (iii) computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security. While we maintain certain disaster recovery capabilities for critical functions in most of our businesses, these capabilities may not successfully prevent a disruption to or a material adverse effect on our businesses or operations in the event of a disaster or other business interruption. We may be required to take additional steps to strengthen the safety and reliability of our information technology systems, which may be costly and could result in an increase in our operating costs and a decrease in our operating margin. Any extended interruption in our information technology systems could significantly reduce our ability to conduct our business and generate revenue. Additionally, we do not carry business interruption insurance for any losses that may occur.

Any failure to protect our brand, trademarks and other intellectual property rights could have a negative impact on our business.

        We believe that the brand name, trademarks, trade secrets, copyrights and other intellectual property rights owned or used by us are important to our success. Any unauthorized use of such intellectual property could negatively affect our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect these intellectual property rights may not be adequate. Furthermore, the application and enforcement of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks. If we are unable to adequately protect the intellectual property rights that we own or use, we may lose these rights and our business, financial condition and results of operations may be materially and adversely affected.

        Our continuing reliance on our key information technology systems, our WBS system and our CRM system, which we developed in-house with the assistance of third-party outsourcing firms, depends in large part on retaining our proprietary rights to these systems. We have also imposed contractual obligations on employees and consultants and taken other precautionary measures to maintain the confidentiality of our proprietary information, and have restricted the use of that proprietary information other than for our company's benefit. If any of our sales professionals, other employees or any third party misappropriates our information technology systems, databases or other proprietary information, our business, financial condition and results of operations may be materially and adversely affected.

If the value of our brand or image diminishes, it could have a material adverse effect on our market competitiveness and growth prospects.

        Our brand "SYSWIN" is integral to our sales and marketing efforts. Our continued success in maintaining and enhancing our brand and image depends to a large extent on our ability to satisfy client needs by further developing and maintaining the quality of our services across our operations, as well as our ability to respond to competitive pressures. If we are unable to satisfy client needs or if our public image or reputation were otherwise diminished, the volume of our business may decline, which could in turn adversely affect the value of our brand, our market competitiveness and growth prospects.

Substantial defaults by our clients on accounts receivable could have a material adverse effect on our profitability and liquidity position.

        We typically confirm our commission bills with our developer clients pursuant to a pre-agreed schedule based on their progress in receiving the property purchase payment made by property buyers or commercial banks. There is generally a lag which lasts three to six months between the time we recognize revenue and the time we bill our developer clients for the related commissions. Our accounts receivable amounted to RMB94.8 million, RMB107.8 million, RMB238.5 million (US$35.6 million) and RMB239.4 million (US$35.8 million) as of December 31, 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. We seek to collect our accounts receivable within six months. The turnover days of our accounts receivable totaled 67 days, 134 days, 146 days and 149 days in 2007,

2008, 2009 and September 30, 2010, respectively. Turnover days of our accounts receivable for a given period equals average accounts receivable divided by total net revenue and then multiplied by the number of days during the period. Average accounts receivable equals the arithmetic mean of the beginning and ending balances of accounts receivable during the period. If any of our developer clients with significant outstanding accounts receivable balances were to become insolvent or otherwise unable to make payments in a timely manner, or at all, we would have to make further provisions against such accounts receivable, or write off the relevant amounts, either of which could adversely affect our profitability and liquidity position.

Our contract pipeline may not be indicative of our future results of operations.

        Our contract pipeline as of a specified date represents the aggregate gross floor area of the properties for which we have been engaged to provide sales agency services but have not yet recognized revenue as of such date based on the respective agency agreements. In this prospectus, we have provided information regarding our contract pipeline. However, this information may not be indicative of future operating results.

        Under some of our agency agreements, our clients have the right to terminate or cancel the agreements. Some of our clients have the right to modify, terminate or cancel the agreements for defaults committed by us. We cannot assure you that we will not be subject to any material modifications, terminations or cancellations of our agreements by our clients, which would have a material adverse effect on our businesses and results of operations. In addition, in cases where we meet the requirements for collecting commissions, particularly supplemental and incentive commissions, our clients may fail to pay these commissions as agreed, or seek to re-negotiate the commissions to lower amounts. There also can be no assurance that the projects with respect to which we agreed to provide sales agency services will be constructed and developed without any significant delay or other issues due to reasons beyond our control. We cannot guarantee that we will be able to provide services to the projects which are reflected in our contract pipeline information in a timely manner, or at all, or that our provision of sales agency services to such projects will result in any profit. In addition, projects may remain in our contract pipeline for an extended period of time. As a result, investors are cautioned not to rely on our contract pipeline information presented in this prospectus as an indicator of our future performance or prospects.

The loss of any members of our senior management team, or any failure to recruit, train and retain key sales professionals and other employees, could adversely affect our financial performance.

        Our success depends on the continued service of our key executive officers, particularly Mr. Chen and Mr. Tao. We also significantly rely on other members of our senior management team for our business operations. Our ability to retain our management team is generally subject to numerous factors, including the compensation packages we offer, the competitive position of our company and our ability to maintain a cohesive company culture. If we lose the services of any of our key executive officers or other senior management members, we cannot assure you that we will be able to appoint or integrate adequate replacement personnel into our operations in a timely manner, or at all. The loss of the services of any such personnel could hinder our ability to effectively manage our business and implement our growth strategies. If any of such personnel joins a competitor or forms a competing company, we may lose clients, key sales professionals and employees.

        In addition, we rely on our team of key sales professionals and other employees to manage our operations and interact with our clients on a daily basis. They are critical to maintaining the quality and consistency of our services and our brand and reputation. It is important for us to attract qualified sales professionals and other employees who have experience in primary real estate sales agency and consultancy services. In some cities in China where we have operations or other cities into which we intend to expand, the supply of qualified sales professionals could be limited. We need to hire and train qualified sales professionals and other employees on a timely basis to keep pace with our rapid growth while maintaining consistent quality of services across our operations in various geographic locations. We must also provide continuous training to our sales professionals and other employees so that they are equipped with up-to-date knowledge of various aspects of our operations and can meet our requirement for high-quality services. If we fail to do so, the quality of our services may decrease in one or more of the markets where we operate, which in turn, may cause a negative perception of our brand and adversely affect our business. In addition, any prolonged downturn in the real estate market and any cost-cutting measures we implement could result in significant attrition among our current sales professionals and other employees. Any of the foregoing adverse developments could materially and adversely affect our business, financial condition and results of operations.

Our corporate actions are substantially controlled by Mr. Chen.

        Immediately following this offering, Mr. Chen, will beneficially own approximately 57.06% of our outstanding shares, or 53.33% if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus. Accordingly, Mr. Chen will have significant influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, the election of directors and other significant corporate actions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase our ADSs in this offering.

If we fail to obtain or renew licenses and permits applicable to primary real estate sales agency and consultancy services, we may incur significant financial penalties and other government sanctions.

        Due to the broad geographic scope of our operations, we are subject to numerous national, regional and local laws and regulations specific to the services we perform. If we fail to obtain or maintain the licenses and permits for conducting our primary real estate sales agency and consultancy services businesses required by law, the relevant governmental authorities may order us, or our relevant operating entities or branches offices, to suspend the related operations or impose upon us fines or other penalties. Currently, two subsidiaries of our consolidated entity, namely, Qingdao Syswin Xing Ye Real Estate Brokerage Co. Ltd., or Qingdao Syswin, and Shanxi Syswin Xing Ye Real Estate Brokerage Co. Ltd., or Shanxi Syswin, are not registered with their respective local regulatory authorities in Qingdao and Taiyuan to conduct real estate sales agency and consultancy services businesses. Pursuant to our verbal consultation with the local real estate regulatory authority in Qingdao, Qingdao Syswin is not required to register with the regulatory authority in Qingdao to conduct real estate sales agency and consultancy services in Qingdao. In addition, pursuant to our verbal consultation with the local real estate regulatory authority in Taiyuan, the regulatory authority currently in Taiyuan does not accept any application for registration by real estate service providers, such as Shanxi Syswin, to engage in real estate sales agency and consultancy services. However, our understanding of these implementation practices adopted by local real estate regulatory authorities for the registration and licensing requirements is based on our verbal consultation with relevant authorities, rather than published rules, regulations or guidance. As a result, we cannot assure you that our understanding of such implementation practices is correct or such regulatory authorities will not change their implementation practices in respect of the registration and licensing process in the future. In addition, there is no assurance that we will be able to continue to obtain or renew the licenses as required in a timely manner, or at all. If we fail to obtain or renew licenses and permits applicable to primary real estate sales agency and consultancy services, we may incur significant financial penalties and other government sanctions.

We may not maintain sufficient insurance coverage for the risks associated with our business operations.

        Risks associated with our businesses and operations include but are not limited to claims for wrongful acts committed by our sales professionals, the loss of intellectual property rights or the failure of information technology systems crucial to our operations, the loss of key personnel and risks posed by natural disasters. Any of these risks may result in significant losses. We cannot assure you that our insurance coverage is sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our existing insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

We are subject to risks related to litigation filed by or against us, and adverse litigation results may harm our reputation and results of operations.

        As a licensed real estate services provider, we and our licensed employees are subject to statutory obligations not to sell properties that fail to meet the statutory sales conditions or provide false statements on the conditions of any property in any advertisement. We must present clients with relevant sales permits of the properties and the related letter of authorization. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased the properties from us, which in turn could harm our reputation and results of operations.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain New York Stock Exchange corporate governance standards applicable to U.S. issuers, including the requirements that a majority of an issuer's directors consist of independent directors. This may afford less protection to holders of our ordinary shares and ADSs.

        Section 303A of the Corporate Governance Rules of the New York Stock Exchange requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Since a majority of our board of directors will not consist of independent directors as long as we rely on the foreign private issuer exemption, fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result.

When preparing our consolidated financial statements for the years ended December 31, 2007, 2008 and 2009, we noted one material weakness in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired, which could adversely impact investor confidence and the market price of our ADSs.

        Prior to this offering, we have been a private company with limited accounting and other resources with which to adequately address our internal controls and procedures. When preparing our consolidated financial statements for the years ended December 31, 2007, 2008 and 2009, we noted one material weakness in our internal control over financial reporting relating to a lack of sufficient resources to perform period-end financial reporting procedures, address complex accounting issues under US GAAP and prepare and review financial statements and related disclosures under US GAAP. This material weakness resulted in adjustments to the company's consolidated financial statements for the years ended December 31, 2007, 2008 and 2009. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting" for a detailed discussion.

        We have begun to undertake certain remedial steps to improve our internal controls, such as identifying and hiring additional personnel with US GAAP and SEC reporting experience, including a controller with US GAAP reporting experience who joined us in May 2010. We are also targeting additional key hires or external consultants for our financial reporting and accounting departments with US GAAP and SEC reporting experience, including an internal control consultant with Sarbanes-Oxley Section 404 experience. In addition, we are formulating internal policies relating to internal control over financial reporting, including preparing a comprehensive written accounting policies and procedures manual that can effectively and efficiently guide our finance and accounting personnel in addressing significant accounting issues and assist in preparing financial statements that are in compliance with US GAAP and SEC requirements. We also intend to implement new accounting procedures and controls and a comprehensive and well-tailored training program for all finance and accounting personnel. We currently do not anticipate that our costs related to these remedial steps to be material.

        If the material weakness is not remedied or recurs, or if we identify additional weaknesses or fail to timely and successfully implement new or improved controls, our ability to assure timely and accurate financial reporting may be adversely affected, we may be required to restate our financial statements, and we could suffer a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our ADSs, result in lawsuits being filed against us by our shareholders, or otherwise harm our reputation.

Risks Relating to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our PRC businesses do not comply with PRC governmental restrictions on foreign investment in businesses involved in primary real estate sales agency and consultancy services, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to restructure our operations.

        Substantially all of our current operations are conducted through both our operating subsidiary in China and through our contractual arrangements with Syswin Xing Ye, our consolidated entity, and its shareholders in China. The applicable PRC regulations currently restrict foreign investment of companies that engage in primary real estate sales agency and consultancy services businesses. For a description of these regulations, see "Regulations—Restrictions on Foreign Investment in Real Estate Sales Agency and Consultancy Businesses." Due to such restrictions, we conduct our real estate sales agency and consultancy businesses through Syswin Xing Ye, our consolidated entity. Syswin Xing Ye and its subsidiaries, other than Qingdao Syswin and Shanxi Syswin, have obtained all necessary licenses and permits from the PRC government to engage in real estate sales agency and consultancy services businesses. Qingdao Syswin and Shanxi Syswin currently are not registered with the local regulatory authorities to conduct real estate agency and consultancy services. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to obtain or renew licenses and permits applicable to primary real estate sales agency and consultancy services, we may incur significant financial penalties and other government sanctions". The business scope of our PRC subsidiary, Syswin Zhi Di, as prescribed in its business license issued by the PRC government, includes software development, information technology management support, computer system services, data analysis, application software services, intellectual property services, enterprise management services, and economic information services. As part of our contractual arrangements with Syswin Xing Ye, Syswin Zhi Di provides technology, marketing and general management consultation services to Syswin Xing Ye. Such consultation services are within Syswin Zhi Di's business scope. For more details on how the services provided by Syswin Zhi Di correspond to the business scope under its license, see "Our Corporate History and Structure—Contractual Arrangements—Exclusive technology consulting and service agreements." As advised by Jingtian & Gongcheng Attorneys At Law, our PRC legal counsel, these businesses and services are not real estate sales agency and consultancy services and do not require a license and permit for conducting real estate sales agency and consultancy services.

        We have entered into contractual arrangements with our consolidated entity and its shareholders, which enable us to, among other things, exercise effective control over, and derive substantially all of the economic benefits from, the entity and its subsidiaries. See "Our Corporate History and Structure—Contractual Arrangements."

        If any of us, our subsidiaries, our consolidated entity and its subsidiaries is found to be in violation of any existing or future PRC laws, rules or regulations, the relevant PRC regulatory authorities would have broad discretion in dealing with these violations, including:

  •
  revoking the business and operating licenses of our PRC operating subsidiary or our consolidated entity and its subsidiaries;

  •
  confiscating relevant income and imposing fines and other penalties;

  •
  discontinuing or restricting the business and operations of our PRC operating subsidiary or our consolidated entity and its subsidiaries;

  •
  requiring us or our PRC operating subsidiary or our consolidated entity and its subsidiaries to restructure the relevant ownership structure or operations;

  •
  restricting or prohibiting our use of the proceeds of this offering to finance our businesses and operations in China; or

  •
  imposing conditions or requirements with which we or our PRC operating subsidiary or our consolidated entity and its respective subsidiaries may not be able to comply.

        The imposition of any of these penalties would materially impair our ability to conduct our business, as well as have a material adverse effect on our financial condition and results of operations. In many cases, existing regulations with regard to investments from foreign investors in the primary real estate sales agency and consultancy industry lack detailed implementing rules and operational procedures, and are subject to interpretation, which may change over time. In addition, most of these regulations have not been interpreted by the relevant authorities in circumstances similar to our corporate structure. Accordingly, we cannot be certain how the regulations will be applied to our business, either currently or in the future. Moreover, new regulations may be adopted and the interpretation of existing regulations may change, any of which could have a material and adverse effect on business, financial condition and results of operations.

We rely on contractual arrangements with our consolidated entity, and its shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership.

        We rely on contractual arrangements with Syswin Xing Ye, our consolidated entity, and its shareholders to operate our primary real estate sales agency and consultancy services business in China. For a description of these contractual arrangements, see "Our Corporate History and Structure—Contractual Arrangements." These contractual arrangements may not be as effective in providing us with control over our consolidated entity and its subsidiaries as direct ownership. If we had direct ownership of these entities, we would be able to exercise our rights as a shareholder to effect changes in the boards of directors of these entities, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level for these entities.

Any failure by our consolidated entity or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business and financial condition.

        If our consolidated entity or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce these arrangements, and rely on legal remedies available under applicable PRC laws, including seeking specific performance or injunctive relief, and claiming damages. In particular, if shareholders of the consolidated entity were to refuse to transfer their equity interests in such consolidated entity to us or our designated persons when we exercise the purchase option to the extent permitted under the PRC laws pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

        All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. The legal environment in China is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entity and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

        If the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws and regulations, the consolidated entity or its shareholders terminate the contractual arrangements or the consolidated entity or its shareholders fail to perform their obligations under these contractual arrangements, our business operations in China would be materially disrupted, and the value of our ADSs could decrease substantially. Furthermore, if we fail to renew these contractual arrangements upon their expiration and the relevant foreign investment restrictions remain effective, we would not be able to continue our business operations.

        In addition, if the consolidated entity or all or part of its assets become subject to liens or rights of third party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If the consolidated entity undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of its assets, thereby hindering our ability to operate our business, which could materially harm our business and our ability to generate revenue and cause the market price of our ADSs to decline significantly.

The shareholders of our consolidated entity may have potential conflicts of interest with us.

        Mr. Chen and Mr. Tao, the beneficial owners of our consolidated entity, are also directors of our consolidated entity as well as our company. Conflicts of interest between their different roles may arise. In addition, although the respective equity interests of our current beneficial shareholders are identical to their beneficial interests in our consolidated entity, our current shareholders' equity interest in our company will be diluted as a result of this offering and any additional equity issuance, hence heightening the potential of conflicts of interest. We cannot assure you that when conflicts of interest arise, shareholders of our consolidated entity will act in the best interests of our company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause the consolidated entity that they beneficially own to breach or refuse to renew the existing contractual arrangements, which will have a material adverse effect on our ability to effectively control the consolidated entity and receive economic benefits from it. If we cannot resolve any conflicts of interests or disputes between us and any of the shareholders of the consolidated entity, we would have to rely on legal proceedings, and may have to incur substantial costs and resources to seek legal remedies including specific performance or injunctive relief, and claiming damages the outcome of which is uncertain and which could be disruptive to our business.

Contractual arrangements entered into among our PRC subsidiary, our consolidated entity and its shareholders may be subject to audits or challenges by the PRC tax authorities, and a finding that any of our subsidiary or consolidated entity owes additional taxes could materially and adversely impact our financial condition and results of operations.

        Under applicable PRC laws, rules and regulations, arrangements and transactions among related parties may be subject to audits or challenges by the PRC tax authorities. We cannot assure you that each of our transactions with our consolidated entity and its shareholders will be regarded by the PRC tax authorities as arm's-length transactions. The relevant tax authorities may determine that our contractual relationships with our consolidated entity and its shareholders were not entered into on an arm's-length basis. If the PRC tax authorities determine that any of the transactions entered into among our subsidiaries, our consolidated entity, and its shareholders are not on an arm's length basis, or result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, the PRC tax authorities may adjust the income, expenses, profits and losses of such consolidated entities, which could in turn increase our tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties for underpaid taxes. Our net income may be adversely and materially affected if the tax liabilities of any of our subsidiaries and our consolidated entity increase or if it is found to be subject to late payment fees or other penalties.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on overall economic growth in China, which could materially and adversely affect our business.

        We conduct substantially all of our business operations in China. As the real estate sector is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our business, financial condition, results of operations and prospects depend to a significant degree on economic developments in China. China's economy differs from the economies of most other countries in many respects, including with respect to the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, this growth has remained uneven across different periods, regions and among various economic sectors. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. The PRC government also exercises significant control over China's economic growth through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government has implemented a number of measures, such as increasing the People's Bank of China's statutory deposit reserve ratio and imposing commercial bank lending guidelines, which had the effect of slowing the growth of credit availability. In 2008 and 2009, in response to the global financial crisis, the PRC government has loosened such requirements. However, the PRC government increased the deposit reserve ratio on January 18, 2010, February 25, 2010 and May 10, 2010, in each case by 0.5%, to control the growth of the PRC economy. Any future actions and policies adopted by the PRC government could materially affect the Chinese economy and slow the growth of the real estate market in China, which could materially and adversely affect our business.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

        The PRC legal system is based on written statutes. Unlike under common law systems, decided legal cases have little value as precedents in subsequent legal proceedings. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, and forms of foreign investment (including wholly foreign-owned enterprises and joint ventures) in particular. These laws, regulations and legal requirements are relatively new and are often changing, and their interpretation and enforcement involve significant uncertainties that could limit the reliability of the legal protections available to us. We cannot predict the effects of future developments in the PRC legal system. We may be required in the future to procure additional permits, authorizations and approvals for our existing and future operations, which may not be obtainable in a timely fashion or at all. An inability to obtain such permits or authorizations may have a material adverse affect on our business, financial condition and results of operations.

Unmerited legal actions or threats by our employees, consultants or other associates in an attempt to extract payments or benefits from us could have an adverse effect on our business and reputation.

        In recent years, as the number of overseas listed companies based in China has increased, there has been an increasing number of unmerited legal actions and threats by current and former employees, consultants or other associates of these companies in an attempt to extract payments or benefits from them. As we become a public company upon completion of this offering, we may face increasing risks of similar legal actions and threats. Although we expect to vigorously defend ourselves against any such actions if we believe they are frivolous, we cannot assure you that we will prevail in these lawsuits, or will not be subject to any material liability as a result of these actions. Furthermore, regardless of success in our legal defenses, these legal actions and the threats of these actions would likely be time-consuming and expensive to resolve and would divert our management's time and attention. Our reputation and business operations may also be harmed as a result.

Our holding company structure may restrict our ability to receive dividends and other distributions from our subsidiary in China to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

        We are a Cayman Islands holding company and conduct substantially all of our operations through our PRC entities. We rely principally on dividends and other distributions on equity by our subsidiary in China for our cash requirements, including for the service of any debt we may incur. Our subsidiaries' ability to distribute dividends is based upon their distributable earnings which are mainly derived from the service fees from Syswin Xing Ye. We do not hold any equity interest in, but are deemed as primary beneficiary of, Syswin Xing Ye as a result of our contractual arrangements. Current PRC regulations permit our subsidiary to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiary in China and Syswin Xing Ye are required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. Under PRC law, our subsidiary in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Such subsidiary is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Our PRC subsidiary, Syswin Zhi Di, was established in July 2010, and has not set aside any amount for such statutory reserve. As a result, any future dividend or distribution that Syswin Zhi Di may declare or make is subject to such statutory reserve requirement until such reserve reaches 50% of its registered capital of US$2.0 million, namely, US$1.0 million, as well as any employee welfare fund contributions made at the discretion of its board of directors.

        Syswin Xing Ye is required to set aside a portion of its after-tax profits to fund a statutory reserve and employee welfare fund and enterprise expansion fund at the discretion of its board of directors. These reserves are not distributable as cash dividends. Syswin Xing Ye set aside RMB9.8 million, nil, and RMB12.6 million (US$1.9 million) statutory reserve in 2007, 2008 and 2009, respectively. Furthermore, if our subsidiary in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our subsidiary to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our subsidiary in China.

        Any fund we transfer to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, is subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiary is subject to the approval of the PRC Ministry of Commerce or its local branches. Such authority is required to conclude its approval process on capital contribution within 30 days. In addition, any foreign loan procured by our subsidiaries or consolidated entities in the PRC is required to be registered with SAFE or its local branches. There is no statutory requirement in the PRC for SAFE or its local branches to complete such registration process within certain time period. The PRC government does not charge any fee for any of the foregoing approvals and registrations process. We may not obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our subsidiary. If we fail to receive such approvals or complete such registration, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to utilize our revenue effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. During the three years ended December 31, 2009 and the nine months ended September 30, 2010, all of our revenue was in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from State Administration of Foreign Exchange by complying with certain procedural requirements. Approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Although these regulatory requirements are administrative formalities and free of charge, the time required to complete the required procedures may vary significantly based on the circumstances of each case. This could affect the ability of our PRC subsidiary to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

SAFE rules and regulations may limit our ability to convert and transfer the net proceeds from this offering to our consolidated entity, which may adversely affect the business expansion of our consolidated entity, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies or establish other consolidated entities in the PRC.

        On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE's approval, and may be used to repay Renminbi loans. Violations of Circular 142 could result in severe penalties, such as heavy fines. As Circular 142 prohibits foreign-invested company to make equity investment with its foreign currency-denominated capital, we may not be able to make equity contributions to Syswin Xing Ye nor to establish new subsidiaries through Syswin Zhi Di in China. However, as Circular 142 only applies to foreign-invested companies incorporated in mainland China, even though our ability to make equity contributions to Syswin Xing Ye is limited, we are able to:

(i)
make equity contribution to our subsidiary in the PRC upon approval from Ministry of Commerce or its local branch. Pursuant to the Law of the PRC on Wholly Foreign-Owned Enterprises, or the WFOE Law, and its implementation rules, as amended, and the Provisions on Change of the Equity Interests of the Investors of a Foreign-Invested Enterprise, foreign investors may make equity contribution to the company unless foreign investment in its business is restricted by PRC laws, and such equity contribution is subject to approval from Ministry of Commerce or its local branches. Such regulatory authorities are required to conclude its approval process within 30 days;

(ii)
make loans to our subsidiary in the PRC through our offshore subsidiaries upon registration with SAFE or its local branches. Pursuant to the Interim Measures on Administration of Foreign Loans, a foreign-invested company is permitted to obtain foreign loans from its foreign shareholder or the related company of shareholder upon registration with SAFE or its local branches. Currently there is no statutory period within which such regulatory authorities are required to conclude its registration process;

(iii)
fund new investments in the PRC through establishing new subsidiaries of SYSWIN Inc. and/or SYSWIN Limited in the PRC upon approval from Ministry of Commerce or its local branches. Pursuant to the WFOE Law, upon approval from Ministry of Commerce or its local branches, SYSWIN Inc. and SYSWIN Limited may establish new subsidiaries engaging in businesses which foreign investor is not restricted to make investment in. Such regulatory authorities are required to conclude its approval process within 90 days; and

(iv)
fund the acquisition of business operations at an offshore level. Circular 142 only applies to foreign invested companies incorporated in mainland China, and any acquisition of business at an offshore level is not subject to PRC government's foreign exchange control.

In addition, Circular 142 does not limit the use of foreign currency-denominated capital by Syswin Zhi Di to fund its working capital. The PRC government does not charge any fee for any of the above mentioned approval or registration process.

        Circular 142 requires a foreign-invested company to apply with a commercial bank regarding the conversion of foreign currencies into Renminbi. The commercial bank is required to review documents submitted by the foreign-invested company to verify that the usage of the converted Renminbi is within the business scope as prescribed in the business license of the applicant. Once the usage is verified by the commercial bank, the foreign exchange may be converted into Renminbi. No approval by any governmental authority in the PRC is required for such currency conversion. As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to Syswin Xing Ye, our consolidated entity, through our subsidiary in China, which may adversely affect the business expansion of our consolidated entity, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies, or establish other consolidated entities in the PRC.

        We expect that the PRC regulations of loans and direct investments by offshore holding companies to PRC entities may continue to limit our use of proceeds of this offering. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future plans to use the U.S. dollar proceeds we receive from this offering for our expansion and operations in China. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business.

Fluctuations in the value of the Renminbi may have a material adverse effect on your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. During the period between July 2008 and June 2010, the Renminbi has traded stably within a narrow range against the U.S. dollar. Since June 2010, the Renminbi has started to slowly appreciate further against the U.S. dollar. See "Exchange Rate Information."

        There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against foreign currencies. Our revenue and costs are mostly denominated in the Renminbi, and a significant portion of our financial assets are also denominated in the Renminbi. Any significant fluctuations in the exchange rate between the Renminbi and the U.S. dollar may materially and adversely affect our cash flows, revenue, earnings and financial position, and the amount of and any dividends we may pay on our ADSs in U.S. dollars. Any fluctuations in the exchange rate between the Renminbi and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Dividends payable to us by our PRC subsidiary and gain on sale of our ADSs or shares may be subject to PRC withholding taxes, or we may be subject to PRC taxation on our worldwide income and dividends distributed to our investors may be subject to PRC withholding taxes under the Corporate Income Tax Law.

        Under the Corporate Income Tax Law, or CIT Law and its implementation rules, all domestic and foreign-invested companies are subject to a uniform corporate income tax at the rate of 25% and dividends from PRC subsidiaries to their foreign shareholders that are "non-resident enterprises" and any gain realized on the transfer of ADSs or shares by such shareholders will be subject to a withholding tax at the rate of 10% unless otherwise provided in a tax treaty. Pursuant to the tax treaty between the Hong Kong Special Administrative Region and the PRC, dividends payable on equity interests of a PRC company to individuals or entities in Hong Kong are entitled to enjoy a reduced withholding tax rate of 5%, provided that such individuals or entities hold more than a 25% equity interest in the PRC company and are deemed as the "beneficial owners" of those dividends as defined under such tax treaty. On October 27, 2009, the State Administration of Taxation, or SAT, promulgated the Circular on How to Understand and Recognize the "Beneficial Owner" in Tax Treaties, or Circular 601. Circular 601 clarifies that a beneficial owner shall be a person engaged in actual operation and such person could be an individual, a company or any other entity. Circular 601 expressly excludes a "conduit company," or any company established for the purposes of avoiding or reducing tax obligations or transferring or accumulating profits and not engaged in actual operations such as manufacturing, sales or management, from being a beneficial owner. It is still unclear how Circular 601 is being implemented by SAT or its local branches in practice and whether SYSWIN Limited, our subsidiary incorporated in Hong Kong and the sole shareholder of Syswin Zhi Di, would be recognized as a "beneficial owner" of our subsidiary in the PRC. If SYSWIN Limited is considered a non-resident enterprise but not qualified as a beneficial owner of our subsidiary in the PRC, SYSWIN Limited will not be entitled to a reduced 5% withholding tax rate and the 10% withholding tax rate will become applicable to the dividends from our PRC subsidiary. As a result, our business, financial condition and results of operations could be materially and adversely affected.

        In addition, under the CIT Law, enterprises organized under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered PRC resident enterprises and therefore may be subject to PRC corporate income tax at the rate of 25% on their worldwide income. See "Taxation—The People's Republic of China Taxation." If we become a PRC resident enterprise under the new PRC tax system and receive income other than dividends, our profitability and cash flow would be adversely impacted due to our worldwide income being taxed in China under the CIT Law.

        If we were deemed to be a PRC resident enterprise, it is unclear whether dividends we pay with respect to our ordinary shares or ADSs, or the gain you may realize from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and be subject to PRC tax. If we are required under the CIT Law to withhold PRC income tax on dividends payable to our non-PRC investors that are "non-resident enterprises" or individuals, or if you are required to pay PRC income tax on the transfer of our ordinary shares or ADSs, the value of your investment in our ordinary shares or ADSs may be materially and adversely affected. Due to the PRC dividend withholding tax, depending on the tax jurisdiction of the receiver, we may incur incremental PRC tax liabilities when PRC profits are distributed to ultimate shareholders.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents may subject our PRC resident beneficial owners to personal liability, limit our ability to inject capital into our PRC subsidiary, limit our subsidiary's ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

        China has regulations that subject our PRC subsidiary to additional restrictions if we have beneficial owners of our company who are PRC residents that have not properly filed with authorities in China. See "Regulations—Foreign Exchange Regulations on Special Purpose Vehicles." The beneficial owners of our company who are PRC residents have completed the initial registration as required by the relevant regulations of the State Administration of Foreign Exchange and have duly amended such registrations to reflect the changes to the information included in the initial registration. We cannot provide any assurances that all of our shareholders subject to the SAFE regulations and any PRC resident who becomes our beneficial owner in the future will be able to comply with the SAFE regulations in a timely manner, or at all. Any failure or inability of our PRC resident beneficial owners to comply with the registration procedures may subject such PRC resident beneficial owners to certain fines and legal sanctions, restrict our cross-border investment and financing activities, or limit our PRC subsidiary's ability to distribute dividends or obtain foreign exchange-denominated loans.

        As it remains uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval processes with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our business, financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation on December 10, 2009 with retroactive effect from January 1, 2008, where a foreign investor transfers its direct equity interest in a PRC subsidiary, or a Direct Transfer, gains derived from such Direct Transfer shall be subject to PRC withholding tax at a rate of up to 10%. For instance, if our Hong Kong subsidiary, SYSWIN Limited disposes any transfers or disposes of the equity interest in our PRC subsidiary, Syswin Zhi Di, by our Hong Kong Subsidiary, SYSWIN Limited, would constitute a Direct Transfer. It further provides that where a foreign investor or entity is the controlling shareholder of a PRC resident enterprise and transfers its indirect equity interest in a PRC resident enterprise by disposing of its equity interests in an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor or entity shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. The documents for reporting are:

  •
  Equity transfer contract/agreement;

  •
  Documents illustrating the relationship between the Non-PRC Resident Enterprises investor and the overseas intermediary holding company being transferred in respect of financing, operation, sales and purchase, etc.;

  •
  Documents illustrating the operation, personnel, finance and properties of the overseas intermediary holding company being transferred;

  •
  Documents illustrating the relationship between the overseas intermediary holding company being transferred and the PRC resident enterprise in respect of financing, operation, sales and purchase, etc.;

  •
  Documents illustrating the reasonable commercial purpose of the Non-PRC Resident Enterprises investor in setting up the overseas intermediary holding company being transferred; and

  •
  Other relevant documents required by the tax authority.

        The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax. We may from time to time dispose or transfer the equity interest in our offshore subsidiaries holding equity interest in PRC resident enterprises. In particular, if we transfer or dispose of the equity interest in our Hong Kong subsidiary, SYSWIN Limited, which in turn holds equity interest in our PRC subsidiary, Syswin Zhi Di, such transfer or disposal may be deemed as an Indirect Transfer. Gains derived from any Direct Transfer or Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

        As a result of the foregoing, if we engage in any Direct Transfer or Indirect Transfer, we may be subject to a PRC withholding tax under Circular 698. If we choose to establish that we should not be taxed under Circular 698, we may be required to allocate significant resources towards such efforts, which may have a material adverse effect on our financial condition and results of operations.

Foreign ownership of real estate sales agency and consultancy businesses in China is restricted under recent PRC regulations. This may limit our ability to establish new subsidiaries in China to engage in real estate sales agency and consultancy businesses in the future.

        On October 31, 2007, the PRC National Development and Reform Commission of China and the Ministry of Commerce of China jointly promulgated the amended Foreign Investment Industrial Guidance Catalogue, or the Catalogue, which came into effect on December 1, 2007. According to the Catalogue, real estate sales agency and consultancy companies are classified to be in the restricted category of foreign investment industries. It may be difficult or take a long time for us to obtain any approvals from the Ministry of Commerce or its local branch in order to establish any subsidiary in China to engage in real estate sales agency and consultancy businesses in the future. We cannot assure you that, if we are required to seek such approvals in the future, we will be able to obtain them from the Ministry of Commerce or its local branch on a timely basis, or at all.

The implementation of the PRC Labor Contract Law and the Implementation Regulation for the PRC Labor Contract Law may increase our operating expenses and may materially and adversely affect our business, financial condition and results of operations.

        As the PRC Labor Contract Law, or Labor Contract Law, and its Implementation Regulation for the PRC Labor Contract Law, or Implementation Regulation, have been enforced for only a short time, substantial uncertainty remains as to its potential impact on our business, financial condition and results of operations. See "Regulations—Labor Contract Law". The implementation of the Labor Contract Law and the Implementation Regulation may increase our operating expenses, in particular our human resources costs and our administrative expenses. In the event that we decide to significantly modify our employment or labor policy or practice, or reduce the number of our sales professionals, the Labor Contract Law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations.

Any requirement to obtain prior approval required under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain this approval, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ADSs, and could also create uncertainties for this offering.

        On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, or the MOC, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, or the SAT, the State Administration of Industry and Commerce, or the SAIC, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, include provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

        The application of the M&A Rules with respect to this offering and our corporate structure for this offering established under contractual arrangements remains unclear. In particular, with respect to this offering, it is unclear whether the contractual arrangements within our corporate structure are deemed as an acquisition under the M&A Rules. The relevant PRC authorities, which jointly promulgated the M&A Rules, have not given any instruction, explanation or implementation guidance in this respect even after various companies using contractual arrangement structures have successfully been listed on overseas stock exchanges. Our PRC counsel, Jingtian & Gongcheng Attorneys At Law, has advised us that we are not required to apply to the relevant PRC regulatory agencies, including the CSRC, for approval of this offering or our current corporate structure. However, we cannot assure you that a relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If prior approval is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations, and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of our ADSs.

An occurrence of a widespread health epidemic or other outbreaks could have a material adverse effect on our business, financial condition and results of operations.

        Our business could be adversely affected by the effects of Influenza A virus subtype H1N1, or the H1N1 virus, Severe Acute Respiratory Syndrome, or SARS, avian influenza or other epidemics or outbreaks on the economic and business climate. A prolonged outbreak of any of these illnesses or other adverse public health developments in China or elsewhere in the world could have a material adverse effect on our business operations. Such outbreaks could significantly impact the real estate market and cause a temporary closure of the facilities we use for our operations. Such impact or closures would severely disrupt our operations and adversely affect our business, financial condition and results of operations. Our operations could be disrupted if any of our sales professionals, other employees or our clients were suspected of having the H1N1 virus, SARS or avian influenza, since this could require us to quarantine some or all of our employees or disinfect the facilities we use for our operations and may deter our clients or potential clients from visiting the relevant facilities. In addition, our business, financial condition and results of operations could be adversely affected to the extent that an outbreak harms the global or Chinese economy in general.

Risks Related to Our ADSs and this Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

        Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. Our ADSs have been approved for listing on the New York Stock Exchange. Our ordinary shares will not be listed or quoted for trading on any exchange. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

        In addition to the volatility in the price of our ADSs which could be caused by the materialization of any of the risks described in this section, the securities markets in the United States, China and elsewhere have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.

You will experience immediate dilution in the net tangible book value of ADSs purchased.

        When you purchase ADSs in the offering, you will incur immediate dilution of approximately US$7.36 per ADS, representing the difference between the purchase price per ADS in this offering of US$10.25, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and our as adjusted net tangible book value per ADS as of September 30, 2010 after giving effect to this offering. See "Dilution." In addition, you may experience further dilution in the net tangible book value of the ADSs purchased to the extent that additional ordinary shares are issued upon exercise of options we may grant from time to time.

We may need additional capital, and the sale of additional ADSs or other equity securities or incurrence of additional indebtedness could result in additional dilution to our shareholders or increase our debt service obligations.

        Historically, we have relied principally on our operational sources of cash, as well as external sources of financing to fund our operations and capital expansion needs. We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity, equity-linked or debt securities or enter into a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

        Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 193,275,000 ordinary shares outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended. All of the remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the representative of the underwriters for this offering.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

        Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs evidenced by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems doing so expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and all of our officers reside outside the United States.

        We are incorporated in the Cayman Islands. We conduct substantially all of our operations in China through our subsidiary in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Cayman Islands or PRC court if you believe that we or our officers have infringed your rights under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States. However, the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

        Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Law (2010 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws as compared to the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court may be limited to direct shareholder lawsuits.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our management will have considerable discretion as to the use of the net proceeds from this offering.

        We intend to use a significant portion of the net proceeds of this offering for general corporate purposes. As such, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

We will incur additional costs as a result of becoming a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not have as a private company prior to this offering. In addition, new rules and regulations relating to information disclosure, financial reporting and control and corporate governance, which could be adopted by the SEC, the New York Stock Exchange and other regulatory bodies and exchange entities from time to time, could result in a significant increase in legal, accounting and other compliance costs and to make certain corporate activities more time-consuming and costly, which could materially affect our business, financial condition and results of operations.

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could subject United States investors in the ADSs or ordinary shares to significant adverse tax consequences.

        Depending upon the value of our ordinary shares and ADSs and the nature of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes. Based on our current income and assets and projections as to the value of our ADSs and ordinary shares pursuant to this offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future. While we do not anticipate becoming a PFIC in the current taxable year, or the foreseeable future, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. In addition, if we are not treated as owning the stock of the consolidated entities for the purpose of determining whether we are a PFIC, we would likely be treated as a PFIC for our current taxable year and subsequent taxable years. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

        If we were to be or become classified as a PFIC, a U.S. Holder (as defined in "Taxation—Material United States Federal Income Tax Considerations") would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States corporation that does not distribute all of its earnings on a current basis. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. You are urged to consult your tax advisor concerning the United States federal income tax consequences of an investment in our ADSs or ordinary shares if we are or become classified as a PFIC. For more information see "Taxation—Material United States Federal Tax Considerations."

Our amended and restated articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

        Our amended and restated articles of association, which will become effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part, contain provisions limiting the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

        Forward-looking statements typically are identified by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

  •
  our anticipated growth strategies;

  •
  our future business development, results of operations and financial condition;

  •
  our contract pipeline amounts;

  •
  expected changes in our revenue and certain cost or expense items;

  •
  our ability to attract clients and further enhance our brand recognition; and

  •
  trends and competition in the real estate services industry.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from our expectations.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately US$88.5 million from this offering, after deducting the estimated underwriting discount and offering expenses payable by us. For the purpose of estimating net proceeds, we are assuming an initial public offering price of US$10.25 per ADS, the mid-point of the estimated range of the initial public offering price. A US$1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by US$8.93 million. We will not receive any proceeds from the ADSs sold by the selling shareholders.

        We intend to use the net proceeds of this offering for the following purposes:

  •
  approximately US$26 million towards business expansion, consisting of:

  •
  approximately US$10 million towards the expansion into new markets;

  •
  approximately US10 million towards the expansion of our primary land development consultancy and agency business and our commercial property business; and

  •
  approximately US$6 million towards the establishment of real estate financial services;

  •
  approximately US$15 million towards merger and acquisition activities;

  •
  approximately US$10 million towards training programs, upgrading of IT systems and brand promotional activities; and

  •
  the balance for general corporate purposes, including our working capital needs.

        As of the date of this prospectus, we cannot specify with certainty the particular uses for all of the net proceeds we will receive upon the completion of this offering. The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions. In addition, we have not identified any particular target which we intend to acquire with the proceeds of this offering. Accordingly, our management will have significant discretion in applying the net proceeds we will receive from the offering.

        As of the date of this prospectus, we believe that the estimated net proceeds of this offering, along with existing cash balances and ongoing operating cash flows, will provide necessary capital for our contemplated expansion plans. Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest-bearing, investment-grade obligations.

        On August 29, 2008, State Administration of Foreign Exchange, or SAFE, promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. As Circular 142 prohibits foreign-invested company to make equity investment with its foreign currency-denominated capital, we may not be able to make equity contributions to Syswin Xing Ye nor to establish new subsidiaries through Syswin Zhi Di in China. However, as Circular 142 only applies to foreign-invested companies incorporated in mainland China, even though our ability to make equity contributions to Syswin Xing Ye is limited, we are able to:

(i)
make equity contribution to Syswin Zhi Di, our subsidiary in the PRC, upon approval from Ministry of Commerce or its local branch. Pursuant to the Law of the PRC on Wholly Foreign-Owned Enterprises, or the WFOE Law, and its implementation rules, as amended, and the Provisions on Change of the Equity Interests of the Investors of a Foreign-Invested Enterprise, a foreign-invested company such as Syswin Zhi Di may increase its registered capital and receive additonal equity contribution from its foreign shareholders, subject to approval from Ministry of Commerce or its local branches. The regulatory authorities are required to conclude its approval process within 30 days;

(ii)
make loans to Syswin Zhi Di through our offshore subsidiaries upon registration with SAFE or its local branches. Pursuant to the Interim Measures on Administration of Foreign Loans, a foreign-invested company is permitted to obtain loans from its foreign shareholder or an related company of the shareholder upon registration with SAFE or its local branches. Currently there is no statutory period within which the regulatory authorities are required to conclude the registration process;

(iii)
make new investments in the PRC through establishing new subsidiaries or acqusitions in the PRC, subject to approval from Ministry of Commerce or its local branches. Pursuant to the WFOE Law, upon approval from Ministry of Commerce or its local branches, SYSWIN Inc. or SYSWIN Limited may establish new subsidiaries or acquire companies in China to engage in businesses which are permitted for foreign investments. The regulatory authorities are required to conclude their approval process within 90 days; and

(iv)
fund any mergers and acquisitions outside China. Mergers and acquisitions undertaken by SYSWIN Inc. or SYSWIN Limited outside China are generally not subject to PRC government approval or foreign exchange control.

In addition, Circular 142 does not limit the use of foreign currency-denominated capital by Syswin Zhi Di to fund its working capital. The PRC government does not charge any fee for any of the above mentioned approvals and registrations.

        Circular 142 requires the foreign-invested company to apply with a commercial bank regarding the conversion of foreign currencies into Renminbi. The bank is required to review documents submitted by the foreign-invested company to verify that the usage of the converted Renminbi is within the business scope as prescribed in the business license of the applicant. Once the usage is verified by the commercial bank, the foreign exchange may be converted into Renminbi. No approval by any governmental authority in the PRC is required for such currency conversion process.

 DIVIDEND POLICY

        Syswin Xing Ye, our consolidated entity, distributed dividends in the amount of RMB20.0 million and RMB106.0 million in 2007 and 2008, respectively. In addition, in August 2010, Syswin Xing Ye declared a dividend of RMB270.0 million (US$40.4 million), of which RMB165.3 million (US$24.7 million) has been paid and RMB104.7 million (US$15.7 million) is expected to be paid.

        As we are a holding company, we rely, in part, on dividends paid to us by our subsidiary in China for our cash requirements, including funds to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. In China, the payment of dividends is subject to limitations. PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Under current PRC laws and regulations, our subsidiary in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Such subsidiary is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund and enterprise expansion fund, although the amount to be set aside, if any, is determined at the discretion of the board. These reserves may not be distributed as cash dividends. Our PRC subsidiary, Syswin Zhi Di, was established in July 2010, and has not set aside any amount for such statutory reserve. As a result, any future dividend or distribution that Syswin Zhi Di may declare or make is subject to such statutory reserve requirement until such reserve reaches 50% of its registered capital of US$2.0 million, namely, US$1.0 million, as well as any employee welfare fund contribution made at the discretion of its board of directors. The amounts set aside pursuant to the applicable PRC laws and regulations by Syswin Xing Ye amounted to RMB9.8 million, nil, RMB12.6 million (US$1.9 million) and RMB12.5 million (US$1.9 million) in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. Further, if our subsidiary in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

        Our board of directors has sole discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that they may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        The following table shows our capitalization as of September 30, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale of 9,600,000 ADSs by us in this offering, assuming an initial public offering price of US$10.25 per ADS (which is the mid-point of the estimated initial public offering price range) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table in conjunction with our consolidated financial statements and related notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of September 30, 2010
	Actual		As Adjusted(1)
	RMB	US$	RMB	US$
	(In thousands, except share numbers)
Shareholders' equity
Preferred shares (US$0.0000008 par value, 2,500,000,000 shares authorized; no shares issued and outstanding)	—	—	—	—
Ordinary shares, US$0.0000008 par value, 60,000,000,000 shares authorized, 154,875,000 shares issued and outstanding	1	—	1	—
Additional paid-in capital	235,461	35,193	827,758	123,721
Statutory reserve	35,124	5,250	35,124	5,250
Retained earnings	73,474	10,982	73,474	10,982

Total shareholders' equity	344,060	51,425	936,357	139,953

Total capitalization	344,060	51,425	936,357	139,953

(1)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.25 per ADS would increase (decrease) each of as adjusted additional paid-in capital, total shareholders' equity and total capitalization by RMB59.73 million (US$8.93 million), after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after the offering. Dilution results from the fact that the per ordinary share offering price of our ADSs is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value at September 30, 2010 was US$51.05 million, or US$0.33 per ordinary share and US$1.32 per ADS. Net tangible book value represents total consolidated tangible assets less total consolidated liabilities.

        Without taking into account any other changes in such net tangible book value after September 30, 2010, other than to give effect to our sale of 9,600,000 ADSs in this offering at the initial public offering price of US$10.25 per ADS (which is the mid-point of the estimated initial public offering price range) and after deducting the underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2010 would have been US$139.57 million, or US$0.72 per share and US$2.89 per ADS. This represents an immediate increase in our net tangible book value of US$0.39 per ordinary share, or US$1.57 per ADS, to existing shareholders and an immediate dilution of US$1.84 per ordinary share, or US$7.36 per ADS, to investors purchasing ADSs in this offering. Dilution is determined by subtracting as adjusted net tangible book value per ADS after this offering from the amount of cash paid by a new investor for one ADS. The following table illustrates this per share dilution:

Initial public offering price per ordinary share	US$	2.56
Net tangible book value per ordinary share as of September 30, 2010	US$	0.33
Increase in net tangible book value per ordinary share attributable to this offering	US$	0.39
As adjusted net tangible book value per ordinary share after giving effect to this offering	US$	0.72
Dilution per ordinary share to new investors	US$	1.84
Dilution per ADS to new investors	US$	7.36
Dilution to new investors (percentage)(1)		71.80%

(1)
Calculated based on the dilution per ADS to new investors as a percentage of the initial public offering price of US$10.25 per ADS.

        A US$1.00 increase (decrease) in the assumed public offering price of US$10.25 per ADS would increase (decrease) our net tangible book value after giving effect to the offering by US$8.93 million, the as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.05 per ordinary share and US$0.18 per ADS and the dilution per ordinary share and per ADS to new investors in this offering by US$0.20 per ordinary share and US$0.82 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on an as adjusted basis as of September 30, 2010, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per share and the average price per ADS, each paid before deducting the underwriting discounts and commissions and our estimated offering expenses, assuming our sale of ADSs in this offering at the initial public offering price of

US$10.25 per ADS, being the mid-point of the range set forth on the cover of this prospectus. The as adjusted information discussed above is illustrative only.

	Shares purchased		Total consideration
						Average price per share		Average price per ADS
	Number	Percent	Amount		Percent
			(In thousands)
Existing holders	154,875,000	80.13%	US$	35,193	26.34%	US$	0.23	US$	0.91
New investors	38,400,000	19.87%	US$	98,400	73.66%	US$	2.56	US$	10.25

Total	193,275,000	100%	US$	133,593	100%

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.25 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by US$9.60 million, US$9.60 million and US$0.20, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and before deducting the underwriting discounts and commissions and our estimated offering expenses.

EXCHANGE RATE INFORMATION

        Our business is primarily conducted in China, and all of our revenue and expenses are denominated in Renminbi. Unless otherwise noted, all translations from Renminbi to U.S. dollars have been made at a rate of RMB6.6905 to US$1.00, the noon buying rate as certified for customs purposes by the H.10 weekly statistical release of the Federal Reserve Board on September 30, 2010. We do not represent that Renminbi or U.S. dollar amounts could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates below or at all.

        The following table sets forth, for the periods indicated, information concerning exchange rates between the Renminbi and the U.S. dollar based on the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by Federal Reserve Bank of New York for period ends indicated through December 2008 and the H.10 weekly statistical release of the Federal Reserve Board for period ends indicated from and after January 2009. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon buying rate
Period (RMB per US$1.00)	Period End	Average(1)	High	Low
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010
May	6.8305	6.8275	6.8310	6.8245
June	6.7815	6.8184	6.8323	6.7815
July	6.7735	6.7762	6.7807	6.7709
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7396	6.8102	6.6869
October	6.6705	6.6675	6.6912	6.6397
November (through November 5, 2010)	6.6622	6.6766	6.6906	6.6622

(1)
Annual averages are calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our audited and unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our selected consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and selected consolidated balance sheet data as of December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Our selected consolidated statements of operations data for the nine months ended September 30, 2009 and 2010 and selected consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial data. The unaudited selected financial data include, in the opinion of our management team, all adjustments, consisting of only normal recurring adjustments that are necessary for a fair presentation of the financial position and the results of operations for the interim unaudited period. Our audited and unaudited consolidated financial statements have been prepared and presented in accordance with US GAAP. Our historical results are not necessarily indicative of results to be expected in any future period.

        We have not included financial information for the years ended December 31, 2005 and 2006, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2007, 2008 and 2009, and cannot be provided on a US GAAP basis without unreasonable effort or expense.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009	2009	2009	2010	2010
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)	(unaudited)	(unaudited)
	(In thousands, except for share and per share data)
Consolidated Statement of Operations Data
Net revenue	326,979	276,003	432,736	64,679	282,185	431,762	64,534
Cost of revenues	(72,303)	(75,979)	(131,193)	(19,609)	(97,787)	(136,701)	(20,432)

Gross profit	254,676	200,024	301,543	45,070	184,398	295,061	44,102
Selling, marketing and administrative expenses	(65,563)	(82,577)	(84,545)	(12,637)	(54,006)	(93,561)	(13,984)

Income from operations	189,113	117,447	216,998	32,433	130,392	201,500	30,118
Interest expenses	—	(922)	(147)	(22)	(147)	—	—
Interest income	112	81	864	129	521	2,005	300
Foreign currency exchange loss	—	—	(576)	(86)	(576)	—	—
Other (expenses) / income—net	(10)	(1,283)	1,285	192	1,459	3,811	570

Income from continuing operations before income tax	189,215	115,323	218,424	32,646	131,649	207,316	30,988
Income tax	(67,010)	(31,646)	(53,968)	(8,066)	(33,259)	(54,589)	(8,159)

Income from continuing operations	122,205	83,677	164,456	24,580	98,390	152,727	22,829
Loss from discontinued operations, net(1)	—	(1,354)	(12,039)	(1,799)	(7,459)	(20,054)	(2,997)

Net income	122,205	82,323	152,417	22,781	90,931	132,673	19,832
Non-controlling interest	(1,288)	(87)	—	—	—	—	—

Net income attributable to Syswin Inc.	120,917	82,236	152,417	22,781	90,931	132,673	19,832
Amount attributable to Syswin Inc.
Income from continuing operations	120,917	83,590	164,456	24,580	98,390	152,727	22,829
Loss from discontinued operations, net	—	(1,354)	(12,039)	(1,799)	(7,459)	(20,054)	(2,997)

Net income attributable to Syswin Inc.	120,917	82,236	152,417	22,781	90,931	132,673	19,832
Income per share from continuing operations attributable to Syswin Inc., basic and diluted	0.78	0.54	1.06	0.16	0.64	0.99	0.15
Loss per share from discontinued operations, net attributable to Syswin Inc., basic and diluted	—	(0.01)	(0.08)	(0.01)	(0.05)	(0.13)	(0.02)
Net income attributable to Syswin Inc. per share, basic and diluted	0.78	0.53	0.98	0.15	0.59	0.86	0.13
Shares used in calculating income per share, basic and diluted	154,875,000	154,875,000	154,875,000	154,875,000	154,875,000	154,875,000	154,875,000
Cash dividends per share	0.13	0.68	—	—	—	1.74	0.26

(1)
We began operations of a secondary real estate brokerage services business in 2008, and transferred such business to entities controlled by Mr. Chen in August 2010. See "Related Party Transactions—Transactions with Mr. Chen—Acquisitions and disposals." As a result, the results of such business have been presented as discontinued operations for all periods presented in this prospectus.

	As of December 31,				As of September 30,
	Actual				Actual		As Adjusted(1)
	2007	2008	2009	2009	2010		2010
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	25,597	20,929	194,828	29,120	185,992	27,799	778,289	116,327
Accounts receivable, net	94,838	107,761	238,450	35,640	239,441	35,788	239,441	35,788
Other receivables	8,359	16,650	16,549	2,474	19,248	2,877	19,248	2,877
Property and equipment, net	11,070	21,467	152,046	22,726	50,138	7,494	50,138	7,494
Real estate properties held for lease, net	—	—	13,699	2,048	—	—	—	—
Total assets	234,942	237,790	642,388	96,016	545,327	81,507	1,137,624	170,035
Accrued expenses and other current liabilities	23,057	35,503	139,238	20,812	84,361	12,609	84,361	12,609
Income tax payable	62,464	56,817	21,763	3,253	9,446	1,412	9,446	1,412
Total liabilities	85,521	112,320	161,001	24,065	201,267	30,082	201,267	30,082
Total shareholders' equity	149,421	125,470	481,387	71,951	344,060	51,425	936,357	139,953
Total liabilities and shareholders' equity	234,942	237,790	642,388	96,016	545,327	81,507	1,137,624	170,035

(1)
Our consolidated balance sheet data as of September 30, 2010 and adjusted to give effect to the issuance and sale of ADSs by us in this offering assuming an initial public offering price of US$10.25 per ADS (the mid-point of the estimated initial public offering price range), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.25 per ADS would increase (decrease) the amount representing cash and cash aequivalents, total assets and total shareholders' equity by US$8.93 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Information" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We believe that we are a leading primary real estate service provider in China based on transaction value of properties sold, brand recognition and geographic presence. According to China Index Academy, we are the largest primary real estate service provider in Beijing and Northern China, based on transaction value of properties sold in 2009. In 2010, we were ranked second among the top ten real estate consultancy and sales agency service providers in China in terms of brand value, according to 2010 China Real Estate Research Report on Brand Value of Consultancy and Sales Agency Service Providers, an independent research report issued by China Real Estate Top 10 Committee, a reputable research task force jointly organized by Enterprise Research Institute of Development Research Center of the State Council of PRC, Institute of Real Estate Studies of Tsinghua University and China Index Academy. We currently have operations in 17 cities throughout China. Our CAGR, in terms of aggregate gross floor area of properties sold from 2007 to 2009, was higher than each of the four publicly listed China-based primary real estate service providers, and our employee productivity, as measured by net revenue per employee in 2009, was also higher than these companies, according to China Index Academy.

        We primarily provide real estate sales agency services to property developers relating to new residential properties, and our net revenue derived from sales agency services represented 93.1%, 94.3%, 97.1% and 97.7%, respectively, of our total net revenue for 2007, 2008, 2009 and the nine months ended September 30, 2010. We also provide real estate consultancy services, which include project consultancy services offered to developer clients and primary land development consultancy and agency services provided to primary land developers. Our company began focusing on providing primary real estate services in the second half of 2004, initially in Beijing. We were the market leader in Beijing in 2008 and 2009 in terms of transaction value of properties sold as well as gross floor area of properties sold, according to China Index Academy. In the six months ended June 30, 2010, our market share in Beijing in terms of gross floor area of properties sold reached 13%, which was over four times that of our closest competitor, according to the same source.

        Capitalizing on our experience and capabilities gained in Beijing, we quickly replicated our success in a number of other markets. We are now one of the top three market players in Tianjin, Qingdao and Jinan, based on the aggregate planned gross floor area of properties under sale during the six months ended June 30, 2010, according to China Index Academy.

        We focus on servicing our key clients and seek to tailor our services to meet the demands of these clients. As a result, we have been successful in generating repeat business and increasing business volume from our major key clients. For example, as of December 31, 2007, 2008, 2009 and September 30, 2010, we had 1, 9, 12 and 22 contracted projects for China Vanke, a leading property developer in China. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our aggregate gross floor area of properties sold on China Vanke's projects totaled 230 thousand square meters, 367 thousand square meters, 731 thousand square meters and 704 thousand square meters, respectively. In addition, of China's top 30 developers (including those that do not use sales agency services) according to China Index Academy, 14 are or had previously been our clients. Our clients include some of the most well-recognized national developers in China, including China Vanke, Longfor Properties, Sino-Ocean Land Holdings, Guangzhou R&F Properties and Gemdale Group.

        From 2007 to 2009, the number of our developer clients increased from 19 to 36, and the number of our projects increased from 27 to 68. During the same period, our aggregate gross floor area of properties sold increased from 896 thousand square meters to 2,858 thousand square meters, and our aggregate value of properties sold increased from RMB10.3 billion to RMB29.7 billion. During the nine months ended September 30, 2010, we had 42 developer clients with 79 projects, our aggregate gross floor area of properties sold was 2,962 thousand square meters, and our aggregate value of properties sold amounted to RMB33.4 billion. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our net revenue totaled RMB327.0 million, RMB276.0 million, RMB432.7 million (US$64.7 million) and RMB431.8 million (US$64.5 million), respectively, and our net income from continuing operations totaled RMB120.9 million, RMB83.6 million, RMB164.5 million (US$24.6 million) and RMB152.7 million (US$22.8 million), respectively. As of September 30, 2010, we had a property contract pipeline of 16.5 million square meters.

General Factors Affecting Our Financial Condition and Operating Results

        Our financial condition and operating results are subject to general economic conditions and conditions affecting the primary real estate services industry in general, which include, among others:

  •
  Growth trends in China's real estate market.  Our business depends substantially on the conditions of the real estate market in China. The real estate market in China remains at an early stage of development. As a result, China's real estate market is expected to continue its growth in the long term as it matures, though social, political, economic and other factors may contribute to short-term fluctuations in its development. In particular, the PRC government has adopted a series of measures since April 2010 to cool down the property market, which have affected our 2010 operating results. However, in the long term, we expect our profitability to increase as the scale of our business continues to grow.

  •
  Increasing market penetration of sales agency services.  The use of sales agency services is a relatively recent development in China's primary real estate market. Penetration rate of sales agency services in China increased significantly in recent years but remains relatively low. In particular, the real estate development industry in China is experiencing a trend of increasing concentration, with China's top 100 developers gaining market share. We believe that these large developers are increasingly relying on sales agency service providers for sales. As a result, we expect penetration of sales agency services in China's primary real estate market to continue to increase.

  •
  Increasing market concentration.  As competition in the primary real estate services industry continues to intensify, and as the national property developers continue to expand geographically, we expect such developers to increasingly seek primary real estate service providers with strong brand recognition, specialized and differentiated expertise in client service and comparable geographic reach and cost profile to support their business growth and geographic expansion.

Specific Factors Affecting Our Financial Condition and Operating Results

        Our operations are organized through operating entities located in each of the 17 cities in China where we have business operations. The overall operating results of our company largely reflect the development cycle and operating and financial performance of each of our subsidiaries in these cities. In addition, our financial condition and results of operations are also affected by the changes in our commission rates, our costs, expenses and profit margins and our contract pipeline.

  Development cycle of our markets

        Our business is organized as operating entities in major cities, mostly provincial capitals or otherwise well-developed economic centers in China, where our markets are located. We began focusing on providing primary real estate services in the second half of 2004, initially in Beijing. We were the market leader in Beijing in 2008 and 2009 in terms of gross floor area and transaction value of properties sold. In 2007, 2008, 2009 and the nine months ended September 30, 2010, we entered one, six, two and three new cities, respectively. Based on the business development stage of our markets, our markets can be broadly grouped into one of four categories:

  •
  Category 1 markets are our well-developed markets, and consist of operations in cities where we are the market leaders, with significant economies of scale as well as stable and high profitability and growth potential.

  •
  Category 2 markets are our fast growing markets, and consist of operations that are profitable and exhibit increasing economies of scale and profitability. We typically have significant local presence with strong market positions in terms of number of projects and transaction value in these markets.

  •
  Category 3 markets are our developing markets, and consist of our operations in markets where our sales and management team, our client base and our projects have reached a point of critical mass, in which we are experiencing strong revenue growth and may expect stable profitability in the near future.

  •
  Category 4 markets consist of those markets that require further investment to ramp up operations, may generate little or no revenue and experience significant losses.

        The following table sets forth the current grouping of our markets broadly based on the above criteria for the period indicated.

	2007	2008	2009	2010
Category 1 markets	Beijing	Beijing	Beijing	Beijing
Category 2 markets	—	—	Hohhot, Tianjin	Chengdu, Chongqing, Qingdao, Tianjin, Hohhot, Dalian, Yantai, Yinchuan
Category 3 markets	Hohhot	Hohhot, Tianjin	Chengdu, Chongqing, Dalian, Guiyang, Jinan, Qingdao, Yantai, Yinchuan	Guiyang, Jinan, Shenyang, Suzhou, Taiyuan
Category 4 markets	Guiyang, Jinan, Tianjin, Yantai	Chengdu, Chongqing, Dalian, Guiyang, Jinan, Qingdao, Shenyang Yantai, Yinchuan	Shenyang, Suzhou, Taiyuan	Hangzhou, Shanghai, Nanjing

        Our overall revenue growth and profitability are primarily driven by the operating results of our operating entities in the first and second categories as well as the number of markets that progress into these categories in any period. Historically, the period of time required to develop a city market from one category to the next is generally between one to two years. As our industry knowledge and operating experience continues to strengthen, as our client base continues to expand, and as we continue to accumulate management resources through our Project 3-1-5, a management training program that seeks to train, by 2012, a core management team of 30 regional managers, 100 project managers and 500 sales and planning managers to support 200 to 250 projects per year, we will seek to shorten such period of time required to develop a market from one category to the next. To this end, we have set an objective to have, within two years, more than three category 1 markets and more than ten category 2 markets.

  Changes in commission rates

        Commission structures of our projects, which are set out in our written sales agency agreements with our developer clients, generally consist of a base commission, and, on some projects, an incentive commission. Occasionally, our commissions also include a supplemental commission.

        Revenue from commissions is recognized when (i) the relevant property purchase contract between our developer client and the property buyer becomes unconditional or irrevocable, (ii) our services as stipulated in the agency agreements have been rendered, and (iii) with respect to incentive commissions, when we achieve the performance target. See "—Descriptions of Certain Line Items—Net Revenue—Real estate sales agency services."

        There is generally a lag which lasts three to six months between the time we recognize revenue and the time we bill our developer clients for the related commissions, as we confirm commission invoice amounts with our developer clients pursuant to pre-agreed schedules. Our developer clients generally confirm invoice amounts for the properties sold based on their progress in receiving property purchase payments made by property buyers or commercial banks. Historically, we have not experienced significant delays in payment between the time we bill our clients and the time of collection. See "—Our Liquidity and Capital Resources—Operating activities."

        In addition, from time to time, we may agree to quality assurance retention money or performance bond arrangements as part of our strategy to meet the demands of our developer clients for a high level of service quality throughout the sales cycles of their projects.

  Base commission

        We receive a fixed percentage of aggregate value of the property transactions to which we provide sales agency services as base commission. A number of property developers offer a progressive structure of base commissions based on sales progress. Under such progressive structure, a higher level of base commission rate is applied to our overall sales in the event that the property sales value or volume reaches the threshold amount pre-agreed with our developer client.

        Base commission rate negotiations on a particular project may reflect the expected pace of sales for the project as well as the experience and capabilities of the developer client in property development activities. For example, certain residential projects, including government-subsidized housing projects, are generally expected to be sold at a faster pace and demand less individualized services, and as a result typically offer lower commission rates than high-end apartment and villa projects and mid-range projects. In addition, smaller local developer clients tend to pay higher base commission rates than large-scale national developer clients. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our effective base commission rate was 1.1%, 0.8%, 0.9% and 0.8%, respectively. Our effective base commission rate in 2008 was affected by a downturn in the market as well as our sales of government-subsidized housing projects. Based on our sales agency agreements entered into as of September 30, 2010, we expect our base commission rate levels to remain stable in the near future.

        The primary real estate service industry in China is increasingly adopting a base-commission only structure. As a result, to maintain and enhance our profitability, we must manage or reduce our selling, marketing and administration expenses as a percentage of our net revenue by capitalizing on economies of scale, such as general marketing and support functions that can be shared among its regional operations. Although the primary real estate services market is relatively fragmented on a national level, market share in a number of cities is relatively concentrated among a small number of market participants. As a result, to compete effectively at any of our current markets, we must expand the scale of our operations (as represented by transaction value of properties sold, which in turn reflects the number of projects, gross floor area and selling prices of properties sold) in such market through, among other things, the following:

  •
  acquiring new project contracts in that market;

  •
  capitalizing on existing relationships with key clients to penetrate the market; and

  •
  training additional management and sales professionals.

        We will also seek to selectively enter into new markets. Historically, we have derived relatively high profits and profit margins from markets that we classify as categories 1 and 2, even calculated solely based on base commission. For example, in our Tianjin, Dalian and Chengdu markets, in which we received only base commissions in 2009, our gross margin in 2009 was 72%, 74% and 60%, respectively. In the future, we will continue to seek to drive the operating results of our markets in the first and second categories as well as the number of markets that progress into these categories in any period. See also "—Development cycle of our markets."

  Supplemental commissions

        Occasionally, we enter into supplemental commission arrangements with our developer clients. Under this arrangement, we undertake the overall project-related marketing and promotion activities and pay all costs incurred in this regard prior to and during the project sales. Such costs are typically associated with:

  •
  advertisement;

  •
  promotional events;

  •
  design and construction of mock-up rooms; and

  •
  printing of promotional materials.

In return, our developer clients agree to pay us supplemental commissions, which are calculated as a percentage of the aggregate value of properties sold.

        Supplemental commission arrangements are relatively uncommon in the PRC real estate service industry, and are negotiated on case-by-case basis. We believe that supplemental commission arrangements provide us with opportunities to capitalize on our ability in efficiently managing project-related marketing and promotion activities to generate higher revenue. However, due to the risks and uncertainties associated with a supplemental commission structure, we are cautious in accepting projects that utilize such a structure. We seek to balance the risks associated with this commission structure with a return analysis of the project based on factors such as:

  •
  the agreed supplemental commission rate and expected supplement commission amount;

  •
  the estimated costs related to the marketing and promotion activities to be undertaken;

  •
  the general market reputation of the developer clients, particularly its creditworthiness; and

  •
  the characteristics of the project such as saleability.

        Our profitability on a project with such structure may vary significantly, depending on the reputation of the property developer and the characteristics of the project, as well as our ability to efficiently manage the project marketing and promotion efforts in addition to our project sales efforts. During the period between January 1, 2007 and September 30, 2010, and including the projects we had entered into as of September 30, 2010, we had a total of three projects adopting the supplemental commission structure. Based on our estimates, net revenue derived from supplemental commissions on each of these three projects exceeded the aggregate cost of revenue attributable to marketing and promotion activities on the same projects.

  Incentive commissions

        Incentive commissions are bonus compensation property developers offer to sales agency service providers for properties sold beyond certain pre-agreed selling prices. Incentive commission is calculated as a percentage of the property transaction value exceeding a base transaction value calculated using a pre-determined average selling price, which we believe represents property developers' anticipated selling price based on their market estimates. Occasionally, our sales agency agreements provide for a progressive incentive commission rate structure based on the average selling price of properties sold, under which a higher percentage applies when a pre-agreed average selling price threshold is achieved.

        Incentive commission arrangements are widely adopted in the primary real estate service industry. Under these arrangements, sales agency service providers are provided with the opportunity to share the property developers' increased profit as a result of the higher average selling price of properties sold. Developers are benefited from the enhanced profitability as a result of higher property sales prices exceeding the expected prices based on market estimate.

        As our scale of operations and national network continue to expand, our brand recognition continues to strengthen and our scope of services continues to grow, we expect our bargaining power for incentive commissions to increase. We may also capitalize on our ability to provide integrated sales agency services, such as primary land acquisition consultancy and agency services, to negotiate for incentive commissions.

  Quality assurance retention money and performance bond arrangements

        From time to time, we may agree to quality assurance retention money or performance bond arrangements. The adoption of any such arrangement is negotiated on a case-by-case basis, and is not necessarily linked to any commission structure. Our willingness to agree to quality assurance retention money arrangements and performance bond arrangements in general reflects our strategy to meet the demands of our developer clients for a high level of service quality throughout the sales cycles of their projects. Quality assurance retention money and performance bond arrangements, including the amounts of retention money and performance bond, are among a number of commercial terms subject to sales agency agreement negotiation. Other principal terms subject to negotiation may include base commission rate and the existence and amount of incentive commission.

        In 2007, 2008, 2009 and the nine months ended September 30, 2010, we did not experienced any non-payment or material delay in the release of performance bond or payment of quality assurance retention money payable to us. All of our performance bonds generally have been released within three months of becoming due, and all of our quality assurance retention money generally has been paid within one to three months of becoming due. We do not enter into any title-sharing arrangements with our developer clients. In the event that any performance bond or retention money becomes payable but is not duly paid by our clients, we expect to resort to negotiation, mediation or other available legal remedies. We do not have residual rights on the properties we are engaged to sell.

  Quality assurance retention money

        From time to time, we enter into arrangements that allow our developer clients to treat a portion of commissions, typically 5% to 20% of the aggregate agreed level of commissions, as quality assurance retention money, to be paid only upon our meeting certain pre-determined criteria. Such pre-determined criteria can be largely categorized into (i) those based on the level of satisfaction with our services as determined by our developer clients; and (ii) those based on the sales progress of a project, which may take into account factors such as gross floor area of properties sold and transaction value. These arrangements are provided for in written sales agency agreements with our developer clients. We recognize revenue on the portion of commissions represented by quality assurance retention money only upon the satisfaction of these criteria. As a result, the amount of time required to recognize revenue represented by quality assurance retention money significantly depends on the sales pace of the relevant project. Our developer clients generally require one to three months to settle the payment of quality assurance retention money after we recognize the related revenue.

        In 2007, 2008, 2009 and the nine months ended September 30, 2010, we had 1, 3, 16 and 28 projects out of 27, 44, 68 and 79 projects, respectively, which adopted such quality assurance retention money arrangements. As of September 30, 2010, we had 48 projects under pipeline contracts that adopted quality assurance retention money arrangement. We expect the number of projects with quality assurance retention money arrangements to continue to increase as our business continues to expand.

        In 2007, 2008, 2009 and the nine months ended September 30, 2010, our commissions that were treated as quality assurance retention money amounted to approximately RMB41 million, RMB25 million, RMB52 million (US$8 million) and RMB36 million (US$5 million), respectively. Of these amounts, we have recognized as revenue and collected approximately RMB41 million, nil, RMB10 million (US$2 million) and nil, respectively, by September 30, 2010. As of December 31, 2007, 2008, 2009 and September 30, 2010, we had outstanding quality assurance retention money of approximately RMB41 million, RMB30 million, RMB68 million (US$10 million) and RMB103 million (US$15 million), respectively, based on which we expected to recognize additional revenue upon satisfaction of pre-agreed conditions. The increase in outstanding quality assurance retention money from December 31, 2008 to September 30, 2010 primarily reflected an increase in revenue derived from sales of existing projects adopting quality assurance retention money arrangements, as well as an increase in the number of projects adopting such arrangements. Of our quality assurance retention money outstanding as of September 30, 2010, nil, RMB25 million, RMB42 million (US$6 million) and RMB36 million (US$5 million) were incurred in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively.

        The quality assurance retention money relating to the Guo'ao Project, our single largest project in 2007, 2008 and 2009, accounted for 100.0%, 97.0%, 87.1% and 77.4%, respectively, of our total outstanding quality assurance retention money as of December 31, 2007, 2008 and 2009 and September 30, 2010. As of September 30, 2010, our outstanding quality assurance retention money related to the Guo'ao Project amounted to RMB80 million (US$12 million). Of such amounts, nil, RMB24 million, RMB36 million (US$5 million) and RMB20 million (US$3 million) were incurred in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively.

  Performance bond

        Performance bonds are upfront deposits we make to property developers prior to the sales commencement, which will be released periodically or upon the sales completion, and may be subject to certain pre-determined criteria, including (i) our developer clients' satisfaction with our overall service quality, and (ii) the sales progress on a project, which may take into account factors such as gross floor area of properties sold and transaction value.

        In 2007, 2008, 2009 and the nine months ended September 30, 2010, the performance bond we paid amounted to RMB2.0 million, RMB8.0 million, RMB0.5 million (US$0.1 million) and RMB7.6 million (US$1.1 million), respectively. Of these amounts, RMB1.0 million, RMB4.4 million, RMB0.5 million (US$0.1 million) and RMB0.1 million have become due as a result of our satisfaction of the pre-determined criteria by September 30, 2010. By September 30, 2010, we have collected an aggregate of RMB5.3 million (US$0.8 million) in performance bond. In particular, such amount of performance bond collected included RMB1.0 million incurred in 2007, RMB4.2 million incurred in 2008, nil incurred in 2009 and RMB0.1 million incurred in the nine months ended September 30, 2010. Such amounts of collected performance bond represented 88.3% of the performance bond which has become due by September 30, 2010, or 29.3% of the total amount of performance bond we paid during the three years ended December 31, 2009 and the nine months ended September 30, 2010. Historically, all of our performance bonds generally have been released within three months of becoming due. As of September 30, 2010, our performance bonds balance amounted to RMB16.3 million (US$2.4 million).

  The Guo'ao Project

        The Guo'ao Project was our single largest project in terms of revenue contributions during the three years ended December 31, 2009. The Guo'ao Project consisted of properties used as the Olympic Village during the Beijing 2008 Olympic Games. We began working on the Guo'ao Project in 2005, which was two years prior to the expected commencement of sales. Furthermore, because the Olympic Village was expected to serve as dormitories for the athletes during the Olympic Games, properties in the Guo'ao Project were deliverable to the property buyers only after the Olympic Games. In addition, we agreed to use a base price that is significantly higher than the prices of properties in the surrounding area for the purpose of calculating our incentive commissions, and agreed to further raise such base price in 2008 as a result of the appreciation of the average selling price of the Guo'ao Project. We also committed to assist our developer client in the timely collection of sales proceeds from property sales. In addition, we (i) prepaid RMB3.0 million in the form of a performance bond ahead of sales commencement to guarantee the project's average selling price and our service quality, (ii) undertook the project's overall marketing and promotion starting in 2005, two years ahead of the project sales commencement, and incurred a cumulative sales and marketing cost of RMB71.5 million (US$10.7 million) from January 1, 2007 to September 30, 2010, (iii) provided nearly 100 employees to assist our developer client in promotional and welcoming services during the Beijing 2008 Olympic Games, and (iv) agreed to our developer client's retention of quality assurance retention money to guarantee our service quality, which amounted to a total of RMB79.7 million (US$11.9 million) as of September 30, 2010. Under the project sales agency agreement, the developer client is entitled to deduct any loss from the quality assurance retention money as a result of our default under the agreement, including, among others, (i) any property sold at a price lower than that approved by the developer client; (ii) any promotional event not pre-approved by the developer client; or (iii) any failure to maintain confidentiality of project information. A significant portion of such quality assurance retention money, represented by incentive commissions, becomes payable three months after the dispatch of property delivery notices on the final phase of the Guo'ao Project. The remaining portion, represented by base commissions and supplemental commissions, becomes payable upon the developer client's confirmation of our satisfaction of pre-agreed volume and average selling price of properties sold. We expect that the property developer of the Guo'ao Project to dispatch the property delivery notices on the final phase of the Guo'ao Project and to confirm our satisfaction of the pre-agreed volume and average selling price of properties sold by September 2012. As such, we expect to receive the commissions represented by quality assurance retention money of the Guo'ao Project by the end of 2012. As compensation for our significant financial and managerial commitment, the risks undertaken, as well as our successful promotion of the Guo'ao Project, we recognized revenue of RMB169.1 million, RMB124.6 million, RMB135.4 million (US$20.2 million) and RMB76.8 million (US$11.5 million) as incentive and supplemental commissions in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively.

  Cost, expenses and profit margins

        Our business is organized as operating entities in major cities in China where our markets are located. A majority of our cost of revenue in an operating entity consists of staff costs, office and leasing costs and other project-related costs, which amounts vary based on our scale of operations in that city. These variable costs increased during the historical period and are expected to continue to increase as we expand our operations. We generally seek to maintain the level of these variable costs at a relatively stable percentage of total net revenue.

        Our selling, marketing and administrative expenses primarily consist of expenses incurred in connection with our general marketing and planning activities as well as our back-office support functions, with a significant majority incurred at our headquarters level. Our selling, marketing and administrative expenses are less correlated with changes in sales from period to period than our cost of revenue.

        Our non-variable costs and expenses generally experience significant growth as our markets progress from categories 3 or 4 into categories 1 or 2, reflecting our efforts to establish a local presence by recruiting additional staff and incurring additional expenses for general corporate activities to support our geographic expansion. Certain markets, especially our category 4 markets, could incur operating losses during the period as the net revenue generated might not be sufficient to meet the non-variable costs and expenses incurred in entering such market. As we continue to increase our economies of scale and more of our markets progress into categories 1 and 2, our net profit margin is expected to be affected more by our variable costs and expenses, which we have managed at a relatively stable level compared to our total net revenue. Consequently, our profit margins have been, and are expected to continue to be, affected by our operational scale, which in turn reflects the total transaction value of properties sold as well as our commission rates.

  Contract pipeline

        Our contract pipeline as of a specified date represents the aggregate gross floor area of the properties for which we have been engaged to provide sales agency services but have not yet recognized revenue as of such date based on the relevant agency agreements. Based on our historical experience, there is generally a period of six months to one year between (i) the time when we are engaged by the property developer and record the contract pipeline amount for the project, and (ii) the time when the project sales commence and we start to recognize revenue on that project. Upon commencement of sales on a project, we typically expect to recognize revenue on that project in the following two to five years, depending on the pace of project sales.

        Our transaction volume in the near future is largely affected by the level of our contract pipeline, and our long-term growth potential and competitiveness are significantly affected by our ability to increase our contract pipeline. As of December 31, 2007, 2008, 2009 and September 30, 2010, our contract pipeline amount was 3.2 million square meters, 6.5 million square meters, 8.5 million square meters and 16.5 million square meters, respectively. The aggregate gross floor area of properties newly contracted during 2007, 2008, 2009 and the nine months ended September 30, 2010, was 2.1 million square meters, 4.6 million square meters, 4.8 million square meters and 11.0 million square meters, respectively. The increase reflects our geographical expansion in recent years coupled with our increasing ability to promote our services to our existing and new clients. In addition, a significant portion of our pipeline contracts is with our key clients.

        We present our historical contract pipeline amounts in this prospectus because we believe that they are a useful indicator for transaction volume in future periods, which in turn may be an indicator for our revenue and other operating results. However, any comparison between our historical contract pipeline and revenue amounts may not be indicative of future results due to a number of factors, such as changes in sales schedules by our clients and changes in market conditions. For more information, see "Risk Factors—Risks Related to Our Business and Industry—Our contract pipeline may not be indicative of our future results of operations."

Descriptions of Certain Line Items

  Net revenue

        We generate revenue by providing real estate sales agency services and real estate consultancy services. Our net revenue is presented net of PRC business taxes and related surcharges. The following table sets forth the components of our net revenue for the period indicated.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	RMB	% of total net revenue	RMB	% of total net revenue	RMB	% of total net revenue	RMB	% of total net revenue	RMB	% of total net revenue
	(In thousands, except percentages)
Real estate sales agency services	304,559	93.1%	260,209	94.3%	420,074	97.1%	275,644	97.7%	421,704	97.7%
Real estate consultancy services	22,420	6.9	15,794	5.7	12,662	2.9	6,541	2.3	10,058	2.3

Total net revenue	326,979	100.0%	276,003	100.0%	432,736	100.0%	282,185	100.0%	431,762	100.0%

        We derive revenue from real estate sales agency services through commissions earned based on the properties sold, calculated as a percentage of the total value of a property transaction. We also derive revenue through service fees from real estate consultancy services provided to primary land developers and property developers. We began operations of a secondary real estate brokerage services business through E-home Park sales offices in 2008. We transferred such business to entities controlled by Mr. Chen in August 2010. See "Related Party Transactions—Transactions with Mr. Chen—Acquisitions and disposals." As a result, the results of such secondary brokerage services business have been presented as discontinued operations for all periods presented in this prospectus.

  Real estate sales agency services

        Our real estate sales agency services accounted for 93.1%, 94.3%, 97.1% and 97.7% of total net revenue for the years ended December 31, 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. We expect that real estate sales agency services to continue to represent a substantial majority of our total net revenue for the foreseeable future.

        Revenue of base commissions and supplemental commissions from our sales agency services is recognized when the relevant property purchase contract between our developer client and the property buyer becomes unconditional or irrevocable, and our services as stipulated in the agency agreements have been rendered. Generally, we deem a property purchase contract to be unconditional or irrevocable immediately upon (i) signing of the property purchase contract between our developer client and the property buyer, and (ii) payment of deposit by the property buyer on the purchased property.

        Incentive commissions represent the commissions would be earned if certain performance targets we pre-agreed with the developer clients have been achieved. Similar to base commissions and supplemental commissions, we recognize the revenue when the relevant purchase contracts between the property developers and property buyers become unconditional or irrevocable and we have achieved the performance targets.

        From time to time, we enter into quality assurance retention money arrangements, pursuant to which we allow our developer clients to pay a portion of commissions as quality assurance retention money upon our meeting certain pre-determined criteria. We recognize the revenue represented by such retention money only upon the satisfaction of such pre-agreed conditions. See "—Specific Factors Affecting Our Financial Condition and Operating Results—Changes in commission rates—Quality assurance retention money and performance bond arrangements."

        The following table sets forth our net revenue derived from the real estate sales agency services segment, by the date on which we started operations in the relevant market, for the period indicated.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
	2007		2008		2009		2010
	Segment net revenue	% of segment net revenue	Segment net revenue	% of segment net revenue	Segment net revenue	% of segment net revenue	Segment net revenue	% of segment net revenue
	(In thousands of RMB, except percentages)
Cities we entered by December 31, 2007
Beijing	283,815	93.2%	247,194	95.0%	313,793	74.7%	336,006	79.7%
Tianjin	974	0.3	1,311	0.6	20,452	4.8	18,933	4.5
Hohhot	8,541	2.8	4,114	1.6	9,836	2.3	4,759	1.1
Jinan	—	—	—	—	7,459	1.8	1,881	0.4
Guiyang	8,786	2.9	372	0.1	6,553	1.6	3,256	0.8
Yantai	2,443	0.8	53	0.0	302	0.1	1,764	0.4

Subtotal	304,559	100.0	253,044	97.3	358,395	85.3	366,599	86.9

Cities we entered by December 31, 2008
Dalian	—	—	2,106	0.8	15,903	3.8	11,218	2.6
Chengdu	—	—	2,077	0.8	15,461	3.7	12,777	3.0
Qingdao	—	—	1,645	0.6	12,507	3.0	8,669	2.1
Chongqing	—	—	—	—	6,553	1.6	4,462	1.1
Yinchuan	—	—	250	0.1	3,760	0.9	5,740	1.4
Shenyang	—	—	1,087	0.4	2,582	0.6	2,589	0.6

Subtotal	—	—	7,165	2.7	56,766	13.6	45,455	10.8

Cities we entered by December 31, 2009
Suzhou	—	—	—	—	4,103	1.0	7,380	1.8
Taiyuan	—	—	—	—	810	0.1	2,270	0.5

Subtotal	—	—	—	—	4,913	1.1	9,650	2.3

Cities we entered by September 30, 2010
Nanjing	—	—	—	—	—	—	—	—
Shanghai	—	—	—	—	—	—	—	—
Hangzhou	—	—	—	—	—	—	—	—

Subtotal	—	—	—	—	—	—	—	—
Total	304,559	100.0%	260,209	100.0%	420,074	100.0%	421,704	100.0%

        Our primary market has been Beijing during the three years ended December 31, 2009 and the nine months ended September 30, 2010. Our net revenue derived from sales agency services in the Beijing market increased by 26.9% in 2009 from 2008. As a result of our effort to expand geographically, we entered six new cities in 2008, two new cities in 2009 and three new city in the nine months ended September 30, 2010. Our net revenue derived from the markets outside of Beijing as a percentage of our total net revenue from sales agency services segment increased to 25.3% in 2009 and 20.3% in the nine months ended September 30, 2010, as compared to 6.8% and 5.0% in 2007 and 2008, respectively.

        The table below sets forth our net revenue derived from the sales agency services segment for our single largest client, our five largest clients and our other clients, for the period indicated.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
	2007		2008		2009		2010
	Net revenue	% of total net revenue	Net revenue	% of total net revenue	Net revenue	% of total net revenue	Net revenue	% of total net revenue
	(In thousands of RMB, except percentages)
Single largest client	207,411	68.1%	140,164	53.9%	151,785	36.1%	83,653	19.8%
Second through fifth largest clients	73,386	24.1	92,383	35.5	151,578	36.1	222,960	52.9
Other clients	23,762	7.8	27,662	10.6	116,711	27.8	115,091	27.3

Total	304,559	100.0%	260,209	100.0%	420,074	100.0%	421,704	100.0%

        Our single largest client during each of the three years ended December 31, 2009 was Guo'ao Investment Company and Development Co., Ltd., the property developer of the Guo'ao Project. Our single largest client during the nine months ended September 30, 2010 was Beijing Urban Construction Group Co. Ltd. In 2007, 2008, 2009 and the nine months ended September 30, 2010, for our sales agency services segment, we had an aggregate of 19, 22, 36 and 42 developer clients, respectively.

  Real estate consultancy services

        For our real estate consultancy services segment, we primarily provide project consultancy services to property developers, such as project planning services and overall sales and marketing consultancy services, and earn service fees for these project consultancy services. From time to time, we also provide primary land development consultancy and agency services to primary land developers, and earn fees and commissions for our services. Net revenue for real estate consultancy services accounted for 6.9%, 5.7%, 2.9% and 2.3% of our total net revenue for the years ended December 31, 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. The table below sets forth the components of our net revenue derived from real estate consultancy services for the period indicated.

	For the Year Ended December 31,
							For the Nine Months Ended September 30, 2010
	2007		2008		2009
	Net revenue	% of total net revenue	Net revenue	% of total net revenue	Net revenue	% of total net revenue	Net revenue	% of total net revenue
	(In thousands of RMB, except percentages)
Project consultancy services	20,275	90.4%	10,953	69.3%	11,089	87.6%	9,491	94.4%
Primary land development consultancy and agency services	2,145	9.6	4,841	30.7	1,573	12.4	567	5.6

Total	22,420	100.0%	15,794	100.0%	12,662	100.0%	10,058	100.0%

  Cost of revenue

        Our cost of revenue primarily consists of staff costs, leasing and office expenses and marketing and promotion expenses incurred in connection with the development projects to which we are engaged to provide sales agency services. Staff costs primarily consist of base compensation, incentive-based compensation and benefits paid to our sales professionals and other staff for sales agency services. Our staff costs, which are generally the largest component of our cost of revenue, represented 54.6%, 56.7%, 69.2% and 72.5% of our cost of revenue for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively. For those projects of which we are contractually responsible for project promotion and advertising costs, we include the project-related costs in our cost of revenue. Our overall cost of revenue amounted to 22.1%, 27.5%, 30.3% and 31.7% of net revenue for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively. Excluding the net revenue and cost of revenue attributable to the Guo'ao Project, our cost of revenue would have represented 44.5%, 43.6%, 37.0% and 32.5% of our net revenue in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively.

  Selling, marketing and administrative expenses

        Our selling, marketing and marketing expenses primarily consist of staff costs, marketing and promotion expenses, traveling and transportation expenses as well as office and leasing expenses incurred in connection with our general marketing and planning activities as well as our expenses incurred as a result of our back-office support functions, such as legal, human resources and accounting departments at our headquarters. The staff costs, which are generally the largest component of our selling, marketing and administrative expenses, represented 38.8%, 51.3%, 51.9% and 48.7% of our total selling, marketing and administrative expenses for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively. Selling, marketing and administrative expenses amounted to 20.1%, 29.9%, 19.5% and 21.7% of our net revenue for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively.

  Taxation

        We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to profits, income or capital gain or appreciation tax. In addition, dividend payments made by us to our shareholders are not subject to withholding tax in the Cayman Islands.

        Payments of dividends by SYSWIN Limited, our subsidiary in Hong Kong, are not subject to any Hong Kong withholding tax. Other than holding equity interests in Syswin Zhi Di, SYSWIN Limited has had no significant operations in Hong Kong since its inception.

        Prior to January 1, 2008, our PRC entities were governed by the previous Enterprise Income Tax Provisional Rules (the "Previous EIT Rules") of China. Under the Previous EIT Rules, our PRC entities were generally subject to enterprise income taxes at a statutory rate of 33% (30% state income tax plus 3% local income tax). Effective January 1, 2008, the CIT Law in China supersedes the Previous EIT Rules and unifies the enterprise income tax rate for foreign-invested enterprises ("FIEs") at 25%. The CIT Law also provides that an enterprise established under the laws of foreign countries or regions but whose "de facto management body" is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the CIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located." In the case of our company, each of SYSWIN Inc. and SYSWIN Limited has been incorporated outside the PRC in December 2007. Furthermore, we believe that neither SYSWIN Inc. nor SYSWIN Limited has its "de facto management body" in the PRC. Because our corporate restructuring was only completed recently in August 2010, SYSWIN Inc. and SYSWIN Limited have not conducted any significant operating activities to date, and as a result, have not maintained any accounting records or company seals. The minute books of the respective boards of directors and shareholders of these two entities have been maintained outside the PRC. In addition, upon completion of this offering, SYSWIN Inc. and SYSWIN Limited expect to hold their respective board meetings and shareholder meetings outside the PRC, and maintain their respective accounting records and company seals outside the PRC. Based on the foregoing facts and circumstances, we do not believe that our operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, there is limited guidance and implementation history of the CIT Law. Should we be treated by the PRC tax authorities as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on worldwide income at a uniform tax rate of 25% retroactive to January 1, 2008.

        The CIT Law also imposes a withholding income tax of 10% on dividends distributed by an FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the Previous EIT Rules. The Cayman Islands, where we are incorporated, does not have such a tax treaty with China. According to the arrangement between Mainland China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). Our subsidiary in China is invested and held by an entity registered in Hong Kong. Dividends from our PRC subsidiary to our subsidiary in Hong Kong are subject to a withholding tax at the rate of 5%, subject to the approval of the tax authorities in the PRC. See "Risk Factors—Risks Relating to Doing Business in the China—Dividends payable to us by our PRC subsidiary and gain on sale of our ADSs or shares may be subject to PRC withholding taxes, or we may be subject to PRC taxation on our worldwide income and dividends distributed to our investors may be subject to PRC withholding taxes under the Corporate Income Tax Law." In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. Based on the subsequently issued interpretation of the EIT, Article 4 of Cai Shui [2008] Circular No. 1, dividends on earnings prior to 2008 but distributed after 2008 are not subject to withholding income tax.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that our accounting policies with respect to revenue recognition, property and equipment, share-based compensation, impairment of long-lived assets and accounts receivable represent critical accounting policies that reflect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

        The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included elsewhere in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

  Revenue recognition

        We recognize revenue where there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Revenue is recorded, net of sales related taxes and discounts.

  Real estate sales agency services

        We provide sales agency services for primary real estate developers. For primary real estate sales agency services, we recognize base and supplemental commission income as revenue when the relevant purchase contracts between property developers and property buyers become unconditional or irrevocable, and the services as stipulated in the agency contracts have been rendered by us. Generally, we deem a property purchase contract to be unconditional and irrevocable immediately upon (i) signing of the property purchase contract between the buyer and the property developer and (ii) payment of deposits from the buyer on the purchased property.

        The incentive commissions represent the commissions would be earned if certain performance targets we pre-agreed with the developer clients have been achieved. Similar to the base commissions and supplemental commissions, we recognize the revenue when the relevant purchase contracts between the property developers and property buyers become unconditional or irrevocable and we have achieved the performance targets.

        Quality assurance retention money represents the arrangement whereby the Company allows their developer clients to pay a portion of commissions upon meeting certain pre-determined criteria. Such pre-determined criteria can be largely categorized into (i) those based on the level of satisfaction with the services as determined by the developer clients; and (ii) those based on the sales progress on a project. The quality assurance retention money would be recognized as revenue only upon the satisfaction of pre-determined criteria.

  Real estate consultancy services

        We provide real estate consultancy services to clients in relation to land and property development. We recognize revenue when we have completed our obligations under the service contracts and the payment terms are no longer contingent.

  Property and equipment

        Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Buildings (including the land use rights adhered to)	40 years
Motor vehicles	5 years
Office equipment, furniture and electronic equipment	5 years
Leasehold improvement	Shorter of lease term or estimated useful lives of assets

        If our estimations resulted in different useful lives for its property and equipment, the amount of depreciation expense recorded in each period would be correspondingly impacted.

  Share-based compensation

        We use a fair-value based method to account for share-based compensation. During the year ended December 31, 2007, Mr. Tao was granted a 3% equity interest in our company for his past services. Compensation expense of RMB 15.2 million was immediately recognized based on the fair value of this equity interest at the time of grant less consideration paid and the fact that Mr. Tao's requisite service period relating to the grant had been completed. We estimated the fair value of equity interest transferred based on enterprise valuation results, and using the discounted cash flow valuation model. The fair value of our company was estimated based on assumptions regarding our future operating performance, revenue, growth rates, future working capital, capital expenditure requirements, discount rates and terminal multiple. If different assumptions had been utilized, the amount of compensation expense would have been impacted.

  Impairment of long-lived assets

        We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, we assess the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we will recognize an impairment loss to the excess of the carrying amount over the fair value of the assets. Determination of recoverability is based on estimates and changes in these estimates and assumptions could materially impact our financial position and results of operations. No impairment of long-lived assets was recognized for years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively.

Accounts Receivable

        Accounts receivable represent the amount due from customers, which are recognized and carried at the billable amount less an allowance for any potential uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. We review the accounts receivable on a periodic basis and make specific allowances based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions.

        If any of our developer clients with significant outstanding accounts receivable balances were to become insolvent or unable to make payments in a timely manner, or refuse to pay us, we would have to make further provisions or write off the relevant amounts.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the period indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Amount	% of total net revenue	Amount	% of total net revenue	Amount	% of total net revenue	Amount	% of total net revenue	Amount	% of total net revenue
	(In thousands of RMB, except percentages)
Net revenue	326,979	100.0%	276,003	100.0%	432,736	100.0%	282,185	100.0%	431,762	100.0%
Cost of revenue	(72,303)	(22.1)	(75,979)	(27.5)	(131,193)	(30.3)	(97,787)	(34.7)	(136,701)	(31.7)

Gross profit	254,676	77.9	200,024	72.5	301,543	69.7	184,398	65.3	295,061	68.3
Selling, marketing and administrative expenses	(65,563)	(20.1)	(82,577)	(29.9)	(84,545)	(19.5)	(54,006)	(19.1)	(93,561)	(21.7)

Income from operations	189,113	57.8	117,447	42.6	216,998	50.1	130,392	46.2	201,500	46.7
Interest expenses	—	—	(922)	(0.3)	(147)	(0.0)	(147)	(0.1)	—	—
Interest income	112	0.0	81	0.0	864	0.2	521	0.2	2,005	0.5
Foreign currency exchange loss	—	—	—	—	(576)	(0.1)	(576)	(0.2)	—	—
Other (expenses) / income—net	(10)	(0.0)	(1,283)	(0.5)	1,285	0.3	1,459	0.5	3,811	0.9

Income from continuing operations before income tax	189,215	57.9	115,323	41.8	218,424	50.5	131,649	46.7	207,316	48.0
Income tax	(67,010)	(20.5)	(31,646)	(11.5)	(53,968)	(12.5)	(33,259)	(11.8)	(54,589)	(12.6)

Income from continuing operations	122,205	37.4	83,677	30.3	164,456	38.0	98,390	34.9	152,727	35.4
Loss from discontinued operations, net	—	—	(1,354)	(0.5)	(12,039)	(2.8)	(7,459)	(2.6)	(20,054)	(4.6)

Net income	122,205	37.4	82,323	29.8	152,417	35.2	90,931	32.2	132,673	30.7
Non-controlling interest	(1,288)	(0.4)	(87)	(0.0)	—	—	—	—	—	—

Net income attributable to SYSWIN Inc.	120,917	37.0	82,236	29.8	152,417	35.2	90,931	32.2	132,673	30.7
Amount attributable to SYSWIN Inc.
Income from continuing operations	120,917	37.0	83,590	30.3	164,456	38.0	98,390	34.9	152,727	35.4
Loss from discontinued operations, net	—	—	(1,354)	(0.5)	(12,039)	(2.8)	(7,459)	(2.6)	(20,054)	(4.6)

Net income attributable to SYSWIN Inc.	120,917	37.0%	82,236	29.8%	152,417	35.2%	90,931	32.2%	132,673	30.7%

        The table below sets forth selected financial information and operating data relating to our sales agency services business for the period indicated.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2007	2008	2009	2009	2010
Number of cities	6	12	14	13	17
Net revenue (in thousands of RMB)
Beijing	283,815	247,194	313,793	203,906	336,006
Other cities	20,744	13,015	106,281	71,738	85,698
Total	304,559	260,209	420,074	275,644	421,704
Aggregate gross floor area of the properties sold (in thousands of square meters)
Beijing	650	911	1,323	881	1,361
Other cities	246	220	1,535	1,054	1,601
Total	896	1,131	2,858	1,935	2,962
Aggregate transaction value (in millions of RMB)
Beijing	9,460	9,480	18,954	13,297	22,256
Other cities	877	1,361	10,724	7,422	11,124
Total	10,337	10,841	29,678	20,719	33,380
Effective commission rates (%)
Beijing	3.0%	2.6%	1.7%	1.5%	1.5%
Other cities	2.4%	1.0%	1.0%	1.0%	0.8%
Overall	2.9%	2.4%	1.4%	1.3%	1.3%
Effective base commission rates (%)
Beijing	1.0%	0.8%	0.9%	0.7%	0.9%
Other cities	2.0%	0.9%	1.0%	0.9%	0.7%
Overall	1.1%	0.8%	0.9%	0.8%	0.8%
Number of projects
Beijing	22	27	34	29	39
Other cities	5	17	34	34	40
Total	27	44	68	63	79

Nine months ended September 30, 2010 compared to nine months ended September 30, 2009

        Net revenue.    Our net revenue increased by RMB149.6 million, from RMB282.2 million in the nine months ended September 30, 2009 to RMB431.8 million (US$64.5 million) in the nine months ended September 30, 2010. The increase primarily reflected an increase in net revenue generated by our sales agency services.

        Sales agency services.    Net revenue from our sales agency services increased by RMB146.1 million, from RMB275.6 million in the nine months ended September 30, 2009 to RMB421.7 million (US$63.0 million) in the nine months ended September 30, 2010. The increase primarily reflected an increase in the aggregate gross floor area sold as well as the average selling price of properties sold.

        The aggregate gross floor area of properties sold increased from 1,935 thousand square meters in the nine months ended September 30, 2009 to 2,962 thousand square meters in the nine months ended September 30, 2010. The increase primarily reflected a significant increase in aggregate gross floor area of properties sold in Beijing, our largest market in terms of net revenue, from 881 thousand square meters in the nine months ended September 30, 2009 to 1,361 thousand square meters in the nine months ended September 30, 2010, which in turn reflected the continued increase in scale of our operations in Beijing. The increase in our aggregate gross floor area of properties sold also reflected an increase in aggregate gross floor area of properties sold in Yinchuan, from 15 thousand square meters in the nine months ended September 30, 2009 to 488 thousand square meters in the nine months ended September 30, 2010. Such increase in the Yinchuan market reflected the sales derived from a new government-subsidized housing project in the nine months ended September 30, 2010. The aggregate gross floor area of properties sold in markets such as Yantai, Taiyuan, Dalian and Suzhou also experienced growth. Despite growth in these markets, in the second and third quarters of 2010, the aggregate gross floor area of our properties sold was adversely affected by a series of measures adopted by the PRC government since April 2010 designed to cool down the property market.

        The average selling price of the projects to which we provided sales agency services increased from RMB10,706 per square meter in the nine months ended September 30, 2009 to RMB11,270 per square meter in the nine months ended September 30, 2010, primarily reflecting a general increase in the average selling price of properties in China in 2009 and the first quarter of 2010. As a result of increases in both transaction volume and the average selling prices of properties sold, our aggregate transaction value of property sales in the Beijing market increased from RMB13.3 billion in the nine months ended September 30, 2009 to RMB22.3 billion in the nine months ended September 30, 2010. Our aggregate transaction value of property sales in cities outside Beijing increased from RMB7.4 billion in the nine months ended September 30, 2009 to RMB11.1 billion in the nine months ended September 30, 2010.

        Our commission rates remained relatively stable during the same period. Our effective overall commission rates were 1.3% and our effective base commission rates were 0.8% during both nine-month periods ended September 30, 2009 and 2010.

        Real estate consultancy services.    Net revenue from our real estate consultancy services increased by RMB3.6 million, or 55.4%, from RMB6.5 million in the nine months ended September 30, 2009 to RMB10.1 million (US$1.5 million) in the nine months ended September 30, 2010, reflecting increases in sales in the Jinan, Qingdao and Taiyuan markets.

        Cost of revenue.    Our cost of revenue increased by RMB38.9 million, or 39.8%, from RMB97.8 million in the nine months ended September 30, 2009 to RMB136.7 million (US$20.4 million) in the nine months ended September 30, 2010. The increase primarily reflected an increase in our staff costs and our renovation expenses, partially offset by a decrease in our marketing and promotion service fees. In the nine months ended September 30, 2010, the number of our sales professionals and other staff increased as a result of our continued geographic expansion. In addition, our average staff cost per person increased, reflecting our increased sales and sales commissions paid to our employees during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. We also incurred additional renovation expenses in connection with the renovation of the mock-up room of the Guo'ao Project in the nine months ended September 30, 2010. Our marketing and promotion service fees decreased, primarily reflecting a decrease in sales service fees we paid to third parties for sales assistance in connection with the Guo'ao Project. Such sales service fees decreased from RMB16.0 million in the nine months ended September 30, 2009 to RMB9.2 million (US$1.4 million) in the nine months ended September 30, 2010.

        Gross margin.    Our gross margin was 68.3% in the nine months ended September 30, 2010, as compared to gross margin of 65.3% in the nine months ended September 30, 2009. Gross margin derived from the Guo'ao Project was 78.6% during the nine months ended September 30, 2009 and 71.9% during the nine months ended September 30, 2010. The decrease primarily reflected a decrease in sales as the project reached the later stages of sales. Excluding net revenue derived from, and cost of revenue incurred with respect to, the Guo'ao Project, our gross margin would have been 67.5% in the nine months ended September 30, 2010, as compared to 56.4% in the nine months ended September 30, 2009. Such increase primarily reflected the continued increase in economies of scale of our operations in Beijing, our largest market in terms of net revenue. The increase in gross margin was partially offset by the decrease in gross margins from our operations in certain cities outside the Beijing market, particularly Tianjin, Chengdu, Dalian and Qingdao, reflecting our increased hiring of sales professionals and staff in preparation for projects expected to commence sales during the last quarter of 2010.

        Selling, marketing and administrative expenses.    Our selling, marketing and administrative expenses increased by RMB39.6 million, or 73.3%, from RMB54.0 million in the nine months ended September 30, 2009 to RMB93.6 million (US$14.0 million) in the nine months ended September 30, 2010. The increase primarily reflected an increase in our staff costs and depreciation and amortization expenses. The increase in our staff costs reflected (i) our continued hiring of additional management members and marketing, planning and administrative staff to support our business growth and geographic expansion, and (ii) increased staff costs per person as a result of our increased bonus paid to employees in the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009. The increase in depreciation and amortization expenses reflected the commencement of operations of the Syswin Building in September 2009.

        Interest expense.    Our interest expenses amounted to RMB0.1 million in the nine months ended September 30, 2009. We had no interest expenses in the nine months ended September 30, 2010, as we did not have any borrowings in that period.

        Interest income.    Our interest income increased by RMB1.5 million, from RMB0.5 million in the nine months ended September 30, 2009 to RMB2.0 million (US$0.3 million) in the nine months ended September 30, 2010. The increase primarily reflected an increase in bank deposits in the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009, reflecting the deposit of proceeds from CDH Investments' investment in our company.

        Foreign currency exchange loss.    Our foreign currency exchange loss amounted to RMB0.6 million in the nine months ended September 30, 2009, as we converted the proceeds from our private placement from U.S. dollars into Renminbi and incurred losses as a result of the U.S. dollar's depreciation against the Renminbi in May 2009. We did not have any gain or loss from foreign currency exchange during the nine months ended September 30, 2010.

        Other (expenses)/income-net.    Our other income increased by RMB2.3 million to RMB3.8 million (US$0.6 million) in the nine months ended September 30, 2010, from RMB1.5 million in the nine months ended September 30, 2009. The financial incentive grants we received from the local government in Beijing increased by RMB2.4 million to RMB4.0 million (US$0.6 million) in the nine months ended September 30, 2010, from RMB1.6 million in the nine months ended September 30, 2009.

        Income tax.    Our income tax increased by RMB21.3 million, from RMB33.3 million in the nine months ended September 30, 2009 to RMB54.6 million (US$8.2 million) in the nine months ended September 30, 2010. Our effective tax rate was 26.3% in the nine months ended September 30, 2010, as compared to 25.3% in the nine months ended September 30, 2009. The increase in the effective tax rate was due to an increase in expenses not qualified for tax deductions.

        Income from continuing operations.    As a result of the foregoing, our net income from continuing operations increased by RMB54.3 million, from RMB98.4 million in the nine months ended September 30, 2009 to RMB152.7 million (US$22.8 million) in the nine months ended September 30, 2010.

        Loss from discontinued operations, net.    We began operations of a secondary real estate brokerage services business in 2008, and transferred such business to entities controlled by Mr. Chen in August 2010. See "Related Party Transactions—Transactions with Mr. Chen—Acquisitions and disposals." Our net loss from discontinued operations was RMB20.1 million (US$3.0 million) for the nine months ended September 30, 2010, as compared to a net loss of RMB7.5 million for the nine months ended

September 30, 2009. Such increased loss reflected an increase in expansion costs associated with the opening of additional secondary brokerage sales offices during the nine months ended September 30, 2010.

        Net income.    As a result of the foregoing, our net income increased by RMB41.8 million, from RMB90.9 million in the nine months ended September 30, 2009 to RMB132.7 million (US$19.8 million) in the nine months ended September 30, 2010.

Year ended December 31, 2009 compared to year ended December 31, 2008

        Net revenue.    Our net revenue increased by RMB156.7 million, or 56.8%, from RMB276.0 million for the year ended December 31, 2008 to RMB432.7 million (US$64.7 million) for the year ended December 31, 2009, primarily reflecting an increase in net revenue generated by our sales agency services.

        Sales agency services.    Net revenue from our sales agency services increased by RMB159.9 million, or 61.5%, from RMB260.2 million for the year ended December 31, 2008 to RMB420.1 million (US$62.8 million) for the year ended December 31, 2009. The increase primarily reflected increases in the aggregate gross floor area of the properties sold as well as our effective base commission rates, partially offset by a decrease in our net revenue derived from our incentive commissions.

        The aggregate gross floor area of the properties sold increased particularly significantly for cities outside Beijing, from 220 thousand square meters to 1,535 thousand square meters. A number of the cities we entered in 2007 and 2008 experienced significant increases in gross floor area of properties sold, reflecting a combination of our expansion efforts (which in turn is reflected in an increase in the number of our projects) and favorable market conditions in 2009. Our sales in Beijing also increased from 2008 to 2009, reflecting a combination of increased sales in our existing projects as a result of favorable market conditions in 2009 as well as an increase in the number of our projects.

        The decrease of our effective overall commission rate from 2.4% in 2008 to 1.4% in 2009 primarily reflected (i) a decrease in incentive commissions derived from the Beijing market, and (ii) a decrease in net revenue derived from the Guo'ao Project as a percentage of our total net revenue in 2009, reflecting our more diversified clients and project portfolio. The Guo'ao Project, which historically yielded a relatively high level of effective commission rate, contributed 35.1% of our total net revenue in 2009, as compared to 50.8% in 2008. The increase in our effective base commission rate from 0.8% in 2008 to 0.9% in 2009 primarily reflected a higher level of sales on projects achieving the pre-determined threshold amounts for higher levels of base commissions under the progressive structure of the base commissions, which in turn reflected a general recovery in China's real estate market in 2009.

        The average selling price of the projects to which we provided services increased from RMB9,589 per square meter in 2008 to RMB10,385 per square meter in 2009, primarily reflecting an increase in the average selling price of properties in Beijing, as the real estate market conditions in China recovered after the market downturn in 2008. As a result of increases in both transaction volume and the average selling price of the properties sold, the aggregate transaction value of property sales in cities other than Beijing increased from RMB1.4 billion in 2008 to RMB10.7 billion in 2009, and the aggregate transaction value of property sales in Beijing market increased from RMB9.5 billion in 2008 to RMB19.0 billion in 2009.

        Real estate consultancy services.    Net revenue from our real estate consultancy services decreased by RMB3.1 million, or 19.6%, from RMB15.8 million for the year ended December 31, 2008 to RMB12.7 million (US$1.9 million) for the year ended December 31, 2009, primarily reflecting a decrease in net revenue derived from our consultancy services provided to a primary land developer in Hohhot.

        Cost of revenue.    Our cost of revenue increased by RMB55.2 million, or 72.6%, from RMB76.0 million for the year ended December 31, 2008 to RMB131.2 million (US$19.6 million) for the year ended December 31, 2009. The increase primarily reflected an increase in our staff costs as well as the marketing and promotion service fees we incurred in 2009. In 2009, our number of sales professionals and other staff increased as a result of our continued geographic expansion. In addition, our average staff cost per person increased, reflecting our increased sales in 2009 as a result of a general recovery in China's real estate market after the 2008 market downturn. The increase in our cost of revenue in 2009 from 2008 also reflected sales service fees of RMB16.0 million we paid to a third party for its sales assistance in connection with the Guo'ao Project.

        Gross margin.    Our gross margin was 69.7% in 2009, as compared to gross margin of 72.5% in 2008. Gross margin derived from the Guo'ao Project was 88.0% in 2008 and 82.0% in 2009. The decrease primarily reflected an increase in cost of revenue due to an increased level in sales and promotional efforts and activities in 2009. Excluding net revenue derived from and cost of revenue incurred on the Guo'ao Project, our gross margin would have been 63.0% in 2009, as compared to 56.4% in 2008. Such increase primarily reflected an increase in the economies of scale of our operations, particularly in markets such as Tianjin, Dalian, Qingdao and Chengdu, which progressed from category 4 markets to categories 2 and 3 markets. See "—Specific Factors Affecting Our Financial Condition and Operating Results—Development cycles of our markets."

        Selling, marketing and administrative expenses.    Our selling, marketing and administrative expenses increased by RMB1.9 million, or 2.3%, from RMB82.6 million for the year ended December 31, 2008 to RMB84.5 million (US$12.6 million) for the year ended December 31, 2009. The increase reflected an increase in our staff costs and depreciation and amortization expenses and traveling and transportation expenses, partially offset by a decrease in consulting fees. The increase in our staff costs reflected (i) our continued hiring of additional management members and marketing, planning and administrative staff to support our business growth and geographic expansion, and (ii) our increased staff costs per person as a result of our increased bonus paid in 2009 as compared to 2008. The increase in depreciation and amortization expenses reflected the commencement of operation of the Syswin Building in 2009. The decrease in consulting fees in 2009 reflected the consulting fees we incurred in preparing for our private placement in 2008.

        Interest expense.    Our interest expenses decreased by RMB0.8 million, or 88.9%, from RMB0.9 million for the year ended December 31, 2008 to RMB0.1 million for the year ended December 31, 2009. The decrease primarily reflected a decrease in the average balance of our bank borrowing.

        Interest income.    Our interest income increased by RMB0.8 million, from RMB0.1 million for the year ended December 31, 2008 to RMB0.9 million (US$0.1 million) for the year ended December 31, 2009. The increase primarily reflected an increase in bank deposits in 2009 as a result of CDH Investments' investment in our company.

        Foreign currency exchange loss.    Our foreign currency exchange loss amounted to RMB0.6 million (US$0.1 million) for the year ended December 31, 2009, as we converted the proceeds from our private placement from U.S. dollar into Renminbi and incurred losses as a result of the U.S. dollar's depreciation against the Renminbi in 2009.

        Other (expenses)/income-net.    We generated RMB1.3 million (US$0.2 million) of other income for the year ended December 31, 2009, as compared to other expenses of RMB1.3 million for the year ended December 31, 2008. Our subsidy income increased from RMB0.6 million for the year ended December 31, 2008 to RMB1.6 million (US$0.2 million) for the year ended December 31, 2009. The increase primarily reflected increased financial incentive grants from the local government in Beijing. We incurred a tax-related late payment interest of RMB1.3 million and made a payment of RMB0.5 million in connection with our withdrawal from a project in 2008.

        Income tax.    Our income tax increased by RMB22.4 million, or 70.9%, from RMB31.6 million for the year ended December 31, 2008 to RMB54.0 million (US$8.1 million) for the year ended December 31, 2009. Our effective tax rate was 24.7% in 2009, as compared to 27.4% in 2008. The decrease in the effective tax rate was due to the utilization of previously unrecognized tax losses coupled with a lower amount of expenses which did not qualify for tax deductions.

        Income from continuing operations.    As a result of the foregoing, our net income from continuing operations increased by RMB80.9 million, or 96.8%, from RMB83.6 million for the year ended December 31, 2008 to RMB164.5 million (US$24.6 million) for the year ended December 31, 2009.

        Loss from discontinued operations, net.    Our net loss on discontinued operations was RMB12.0 million (US$1.8 million) for the year ended December 31, 2009, as compared to a net loss of RMB1.4 million for the year ended December 31, 2008. Such increase reflected an increase in selling, marketing and administrative expenses associated with our significant efforts in developing the secondary brokerage business in 2009.

        Net income.    As a result of the foregoing, our net income increased by RMB70.2 million, from RMB82.2 million in the year ended December 31, 2008 to RMB152.4 million (US$22.8 million) in the year ended December 31, 2009.

Year ended December 31, 2008 compared to year ended December 31, 2007

        Net revenue.    Our net revenue decreased by RMB51.0 million, or 15.6%, from RMB327.0 million for the year ended December 31, 2007 to RMB276.0 million for the year ended December 31, 2008, primarily reflecting a decrease in net revenue generated by our sales agency services.

        Sales agency services.    Net revenue from our sales agency services decreased by RMB44.4 million, or 14.6%, from RMB304.6 million for the year ended December 31, 2007 to RMB260.2 million for the year ended December 31, 2008. This decrease primarily reflected decreases in our effective commission rate and the average selling price of the properties sold, partially offset by an increase in the aggregate gross floor area of the properties sold.

        Our effective overall commission rate decreased from 2.9% in 2007 to 2.4% in 2008, reflecting a decrease in our effective base commission rate from 1.1% in 2007 to 0.8% in 2008, as well as a decrease in supplemental and incentive commissions. The decrease in our effective base commission rate reflected (i) a lower level of sales on projects achieving the pre-determined threshold amounts for higher levels of base commissions under the progressive structure of the base commissions, which in turn reflected the real estate market downturn in China in 2008; and (ii) an increase in sales of government-subsidized housing projects in Beijing in 2008, which yielded lower levels of base commissions, to maintain our level of sales in response to the market downturn in China in 2008. Net revenue derived from our supplemental and incentive commissions in the Beijing market decreased from RMB190.0 million in 2007 to RMB170.9 million in 2008. The decrease primarily reflected our decreased net revenue attributable to the supplemental and incentive commissions from the Guo'ao Project as a result of our decreased sales due to the real estate market downturn in China in 2008, partially offset by an increase in incentive commissions derived from the Beijing market.

        Our aggregate gross floor area of the properties sold in Beijing increased from 650 thousand square meters in 2007 to 911 thousand square meters in 2008, primarily reflecting an increase in the number of our projects. We experienced a decrease in the gross floor area of the properties sold outside Beijing from 2007 to 2008, reflecting a combination of our decreased sales in Guiyang, as our first major sales project in Guiyang was completed by 2007 and a new sales project only commenced in Guiyang in late 2008, and the increase in the gross floor area of properties sold in cities we entered in 2008.

        The average selling price of the projects sold decreased from RMB11,535 per square meter in 2007 to RMB9,589 per square meter in 2008, reflecting the more commercial properties sold in 2007 as compared to 2008, as well as a higher level of sales of government-subsidized housing projects in 2008, which yielded relatively lower average selling price. The decrease in average selling price of the properties sold also reflected the market downturn in China's real estate industry in 2008. As a result of the foregoing, the aggregate transaction value of property sales increased from RMB10.3 billion in 2007 to RMB10.8 billion in 2008.

        Real estate consultancy services.    Net revenue from our real estate consultancy services decreased by RMB6.6 million, or 29.5%, from RMB22.4 million for the year ended December 31, 2007 to RMB15.8 million for the year ended December 31, 2008, primarily reflecting a decrease in net revenue derived from consultancy services rendered to a development project in Beijing.

        Cost of revenue.    Our cost of revenue increased by RMB3.7 million, or 5.1%, from RMB72.3 million for the year ended December 31, 2007 to RMB76.0 million for the year ended December 31, 2008. This increase primarily reflected an increase in staff costs and leasing expenses, primarily reflecting our geographic expansion in 2008, partially offset by a decrease in renovation expenses. The increase in staff costs reflected our increased hiring of additional sales professionals and other staff to support our geographic expansion in 2008, partially offset by the lowered level of staff costs per person as a result of our decreased incentive based compensation due to the real estate market downturn in 2008. In addition, our leasing expenses increased in 2008, reflecting our leasing of an office space for the Guo'ao Project in 2008. The decrease in renovation expenses reflected a decrease in expenses incurred in connection with the renovation of mock-up rooms for the Guo'ao Project.

        Gross margin.    Our gross margin was 77.9% in 2007, as compared to gross margin of 72.5% in 2008. Gross margin derived from the Guo'ao Project was 90.8% in 2007 and 88.0% in 2008. The decrease was primarily due to a decrease in sales, affected by the Beijing 2008 Olympic Games in 2008. Excluding net revenue derived from and cost incurred for the Guo'ao Project, our gross margin would have remained relatively stable at 56.4% in 2008 and 55.5% in 2007. In 2008, we expanded into a number of new markets, including Qingdao, Chongqing, Chengdu and Dalian. See "—Specific Factors Affecting Our Financial Condition and Operating Results—Development cycle of our markets."

        Selling, marketing and administrative expenses.    Our selling, marketing and administrative expenses increased by RMB17.0 million, or 25.9%, from RMB65.6 million for the year ended December 31, 2007 to RMB82.6 million for the year ended December 31, 2008. This increase primarily reflected an increase in staff costs, leasing expenses, marketing promotion expenses and traveling and transportation expenses, which reflected our significant efforts in geographic expansion in 2008. In 2008, we entered six new cities, resulting in the increase in hiring of additional managerial and planning staff as well as leasing, traveling and transportation expenses. We also allocated more resources in marketing efforts to support our geographic expansion. In addition, we started to hire additional management members to support our business growth and geographic expansion in 2008, which also contributed to the increase in staff costs in 2008. We also incurred RMB15.2 million in expenses relating to the share-based compensation granted from Mr. Chen to Mr. Tao in 2007.

        Interest expense.    We incurred RMB 0.9 million in interest expense for the year ended December 31, 2008, reflecting our bank borrowing in 2008. We did not have any interest expense in 2007.

        Interest income.    Our interest income decrease by RMB31 thousand, from RMB112 thousand for the year ended December 31, 2007 to RMB81 thousand for the year ended December 31, 2008.

        Other (expenses)/income-net.    Our other expenses increased by RMB1.3 million, from RMB10 thousand for the year ended December 31, 2007 to RMB1.3 million for the year ended

December 31, 2008. This increase primarily reflected the tax-related late payment interest of RMB1.3 million and a payment of RMB0.5 million made in connection with our withdrawal from a project in 2008, as well as RMB0.6 million in financial incentive grants from the local government in Beijing.

        Income tax.    Our income tax decreased by RMB35.4 million, or 52.8%, from RMB67.0 million for the year ended December 31, 2007 to RMB31.6 million for the year ended December 31, 2008. Our effective tax rate was 35.4% in 2007, as compared to 27.4% in 2008. The decrease in the effective tax rate was primarily due to the new CIT law in China which requires a unified 25% tax rate as opposed to the previous rate of 33%.

        Income from continuing operations.    As a result of the foregoing, our net income from continuing operations decreased by RMB37.3 million, or 30.9%, from RMB120.9 million for the year ended December 31, 2007 to RMB83.6 million for the year ended December 31, 2008.

        Loss from discontinued operations, net.    We commenced our secondary real estate brokerage services business in 2008, and incurred net loss on such operations of RMB1.4 million for the year ended December 31, 2008.

        Net income.    As a result of the foregoing, our net income decreased by RMB38.7 million, from RMB120.9 million in the year ended December 31, 2007 to RMB82.2 million in the year ended December 31, 2008.

Selected Quarterly Results of Operations

        The following table presents our selected unaudited consolidated quarterly results of operations for the seven quarterly periods ended September 30, 2010. This information should be read together with our audited consolidated financial statements and unaudited interim consolidated financial statements, and related notes included elsewhere in this prospectus. We have prepared the unaudited interim consolidated financial information on the same basis as our audited consolidated financial statements. The unaudited consolidated financial information for the seven quarterly periods ended September 30, 2010 include all adjustments that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. The quarter-to-quarter comparison of operating results should not be relied upon as being indicative of the results that may be expected for any future quarters or periods.

	For the Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(In thousands of RMB)
Net revenue	45,333	100,607	136,245	150,551	122,495	167,884	141,383
Costs of revenue	(19,880)	(37,726)	(40,181)	(33,406)	(37,692)	(50,437)	(48,572)

Gross Profict	25,453	62,881	96,064	117,145	84,803	117,447	92,811
Selling, marketing and administrative expenses	(15,355)	(16,904)	(21,747)	(30,539)	(27,156)	(29,147)	(37,258)

Income from operations	10,098	45,977	74,317	86,606	57,647	88,300	55,553
Interest expense	(140)	(7)	—	—	—	—	—
Interest income	40	250	231	343	451	528	1,026
Foreign currency exchange loss	(101)	(475)	—	—	—	—	—
Other (expenses) / income—net	(7)	(86)	1,552	(174)	—	2,529	1,282

Income from continuing operations before income tax	9,890	45,659	76,100	86,775	58,098	91,357	57,861
Income tax	(2,504)	(11,522)	(19,233)	(20,709)	(15,520)	(23,666)	(15,403)

Income from continuing operations	7,386	34,137	56,867	66,066	42,578	67,691	42,458
Loss from discontinued operations, net	(1,962)	(2,159)	(3,338)	(4,580)	(5,802)	(10,166)	(4,086)

Net income	5,424	31,978	53,529	61,486	36,776	57,525	38,372

Our Liquidity and Capital Resources

        Through September 30, 2010, our principal sources of liquidity were cash generated from our operating activities, issuance of shares through private placements and bank borrowings. Our net cash generated from operating activities amounted to RMB121.6 million, RMB41.1 million, RMB18.6 million (US$2.8 million) and RMB87.1 million (US$13.0 million) for the years ended December 31, 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. As of December 31, 2007, 2008, 2009 and September 30, 2010, our cash and cash equivalents amounted to RMB25.6 million, RMB20.9 million, RMB194.8 million (US$29.1 million) and RMB186.0 million (US$27.8 million), respectively. Our cash and cash equivalents consist of cash on hand, demand deposits and other short-term investments with high level of liquidity which are unrestricted as to withdrawal or use and which have maturities of three months or less. We currently anticipate that we will be able to meet our needs to fund operations for at least the next twelve months following this offering with operating cash flow and existing cash balances.

        In January 2007, we entered into the property purchase agreement to acquire Syswin Building from Beijing City Development Group Company, a property developer in Beijing. In contemplation of this offering, as part of our restructuring, we terminated this purchase agreement in August 2010. As of the date of termination, the total consideration paid for the acquisition of Syswin Building amounted to RMB114.6 million (US$17.1 million), which Beijing City Development Group Company refunded in August 2010. Mr. Chen acquired Syswin Building through one of his investment entities and we entered into a lease agreement with such entity to lease a portion of Syswin Building for our headquarters office space in August 2010. See "Related Party Transactions—Transactions with Mr. Chen—Purchase of services."

        Our working capital, calculated as the difference between current assets and current liabilities, as of December 31, 2007, 2008, 2009 and September 30, 2010 was RMB124.6 million, RMB41.9 million, RMB301.6 million (US$45.1 million) and RMB279.6 million (US$41.8 million), respectively. In the future, we may finance our working capital from further issuance of equity or debt securities as well as bank borrowings.

        We are a holding company and we conduct our operations primarily through our PRC entities in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiary in China. In addition, if our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. Our subsidiary in the PRC is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with accounting standards and regulations applicable to such subsidiaries. Under PRC law, our subsidiary in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Our PRC subsidiary is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund and enterprise expansion fund at the discretion of the board. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings, the reserve funds are not distributable as cash dividends except in the event of liquidation of such subsidiary. In addition, dividend payments from our PRC subsidiary could be delayed as such dividends may only be distributed upon completion of an annual audit of such subsidiary. The amounts we set aside pursuant to the applicable PRC laws and regulations amounted to RMB9.8 million, nil, RMB12.6 million (US$1.9 million) and RMB12.5 million (US$1.9 million) in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively, which were made through our consolidated entity, Syswin Xing Ye. Our PRC subsidiary, Syswin Zhi Di, was established in July 2010, and has not set aside any amount for such statutory reserve. As a result, any future dividend or distribution that Syswin Zhi Di may declare or make is subject to such statutory reserve requirement until such reserve reaches 50% of its registered capital of US$2.0 million (i.e. US$1.0 million), as well as any employee welfare fund contribution made at the discretion of its board of directors. See "Risk Factors—Risk Related to Doing Business in China—Our holding company structure may restrict our ability to receive dividends and other distributions from our subsidiary in China to fund our cash and financing requirements, and any limitation on the ability of our subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business." Although we consolidate the results of our consolidated entities, we do not have direct access to their cash and cash equivalents or future earnings. However, we are entitled to receive service fees from them in exchange for certain technology consulting and other services provided by us and the use of certain intellectual properties owned by us. See "Our Corporate History and Structure."

        In 2007, 2008, 2009 and the nine months ended September 30, 2010, we, through Syswin Xing Ye, our consolidated entity, declared dividend of RMB20.0 million, RMB106.0 million, nil and RMB270.0 million, respectively. During the same periods, calculating based on 154,875,000 shares, 154,875,000 shares, 154,875,000 shares and 154,875,000 shares, using the exchange rate as of each of the respective payment date, our dividend per share amounted to RMB0.13 (US$0.02), RMB0.68 (US$0.1), nil and RMB1.74 (US$0.26), respectively.

        The following table sets forth a summary of our cash flows for the period indicated.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2007	2008	2009	2009	2010	2010
	RMB	RMB	RMB	(US$)	RMB	(US$)
	(In thousands)
Net cash provided by operating activities	121,633	41,122	18,632	2,786	87,135	13,023
Net cash (used in) provided by investing activities	(69,104)	38,779	(27,311)	(4,083)	69,307	10,359
Net cash (used in) provided by financing activities	(31,600)	(84,569)	182,578	27,289	(165,278)	(24,703)
Net increase (decrease) in cash and equivalents	20,929	(4,668)	173,899	25,992	(8,836)	(1,321)
Cash and cash equivalents at the beginning of the period	4,668	25,597	20,929	3,128	194,828	29,120
Cash and cash equivalents at the end of the period	25,597	20,929	194,828	29,120	185,992	27,799

Operating activities

        Net cash provided by operating activities in the nine months ended September 30, 2010 was RMB87.1 million (US$13.0 million), which was primarily attributable to net income of RMB132.7 million (US$19.8 million), partially offset by changes in certain working capital accounts, which in turn primarily reflected an increase in accounts receivable of RMB36.8 million (US$5.5 million), partially offset by an increase in accrued expenses and other current liabilities. The increase in accounts receivable reflected our increased sales during the same period. The increase in accrued expenses and other current liabilities reflected an increase in salary payable due to the increased sales in the same period.

        Net cash provided by operating activities in 2009 was RMB18.6 million (US$2.8 million), which was primarily attributable to net income of RMB152.4 million (US$22.8 million), partially offset by changes in certain working capital accounts, primarily reflecting an increase of RMB140.6 million (US$21.0 million) in accounts receivable, a decrease of RMB35.1 million (US$5.2 million) in income tax payable, and an increase of RMB45.4 million (US$6.8 million) in accrued expenses and other current liabilities. The increase in accounts receivable reflects our increased sales in 2009 as compared to 2008. The increase in accrued expenses and other current liabilities reflected an increased salary payable and business tax payable, both due to the increased sales in 2009. The decrease in income tax payable reflected the tax paid in 2009.

        Net cash provided by operating activities in 2008 was RMB41.1 million, which was primarily attributable to net income of RMB82.3 million, partially offset by changes in certain working capital accounts, primarily reflecting an increase of RMB22.2 million in other non-current assets, an increase of RMB12.9 million in accounts receivable and an increase of RMB9.4 million in accrued expenses and other current liabilities. The increase in other non-current assets was due to the prepayment for the acquisition of the Syswin Building. The increase in accounts receivable reflects the relatively longer period our developer clients required to settle our sales commissions as a result of the real estate market downturn in 2008. The increase in accrued expenses and other current liabilities was primarily due to an increased salary payable in 2008, reflecting the more sales professionals and other staff we recruited in 2008 as a result of our business expansion.

        Net cash provided by operating activities in 2007 was RMB121.6 million, which was primarily attributable to net income of RMB122.2 million, partially offset by changes in certain working capital accounts, primarily reflecting an increase of RMB70.1 million in accounts receivable and an increase of RMB56.0 million in income tax payable. The increase in accounts receivable reflected our increased sales in 2007 in Beijing. The increase in income tax payable primarily reflected the increased sales in 2007 in Beijing.

        We typically confirm our commission bills with our developer clients pursuant to a pre-agreed schedule. Our developer clients generally confirm commission bills for the properties based on their progress in receiving the property purchase payment made by property buyers or commercial banks. There is generally a lag which lasts three to six months between the time we recognize revenue and the time we bill our developer clients for the related commissions. We have not experienced significant delay in payment between the time we bill our clients and the time we actually collect the commission. Our accounts receivable amounted to RMB94.8 million, RMB107.8 million, RMB238.5 million (US$35.6 million) and RMB239.4 million (US$35.8 million) as of December 31, 2007, 2008, 2009 and September 30, 2010, respectively. We seek to collect our accounts receivable within six months. The turnover days of our accounts receivable totaled 67 days, 134 day, 146 days and 149 days in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. Turnover days of our accounts receivable for any given period equals average accounts receivable divided by total net revenue and then multiplied by the number of days during the period. Average accounts receivable equals the arithmetic mean of the beginning and ending balances of accounts receivable during the period.

Investing activities

        Net cash generated from investing activities in the nine months ended September 30, 2010 was RMB69.3 million (US$10.4 million), which reflected proceeds from disposal of the Syswin Building of RMB114.6 million (US$17.1 million) received in August 2010, partially offset by the payments for purchases of property and equipment of RMB47.4 million (US$7.1 million). We terminated our purchase agreement relating to the Syswin Building and were refunded the purchase consideration of RMB114.6 million (US$17.1 million) in August 2010. See "—Our Liquidity and Capital Resources." The purchases of property and equipment in the nine months ended September 30, 2010 reflected our payments for the acquisition of the Syswin Building prior to its disposal, as well as the purchase of office equipment and automobiles.

        Net cash used in investing activities in 2009 was RMB27.3 million (US$4.1 million), which was primarily attributable to (i) RMB31.8 million (US$4.8 million) in payments for property and equipments, primarily including payments relating to the acquisition and renovation of the Syswin Building, partially offset by (ii) RMB4.5 million (US$0.7 million) in proceeds from disposal of subsidiaries to related parties.

        Net cash generated from investing activities in 2008 was RMB38.8 million, which was primarily attributable to (i) RMB75.8 million in proceeds from the settlement of funds advanced to related parties, see "Related Party Transactions—Related Party Loans and Other Payments," partially offset by (ii) RMB34.2 million in payments for property and equipments, primarily including payments relating to the acquisition of the Syswin Building and motor vehicles as well as development expenses relating to our CRM system.

        Net cash used in investing activities in 2007 was RMB69.1 million, which was primarily attributable to (i) RMB45.6 million funds advanced to related parties, see "Related Party Transactions—Related Party Loans and Other Payments," and (ii) RMB13.0 million in payments for property and equipment, including payments relating to the acquisition of the Syswin Building and costs relating to our development of the CRM system.

Financing activities

        Net cash used in financing activities in the nine months ended September 30, 2010 was RMB165.3 million (US$24.7 million), reflecting the dividends we paid during the same period.

        Net cash provided by financing activities in 2009 was RMB182.6 million (US$27.3 million), which primarily reflected RMB204.0 million (US$30.5 million) in capital contribution from Qingling Company

Limited as a result of our private placement in 2009. See "Our Corporate History and Structure—Our Corporate History."

        Net cash used in financing activities in 2008 was RMB84.6 million, which was primarily attributable to RMB104.6 million in dividends distributed in 2008, partially offset by RMB20.0 million in proceeds from our bank borrowings. Our dividend of RMB104.6 million distributed in 2008 was financed through a cash inflow of RMB75.8 million from settlement of funds advanced to related parties, and the remaining through cash generated from operating activities. See "Related Party Transactions—Related Party Loans and Other Payments."

        Net cash used in financing activities in 2007 was RMB31.6 million, reflecting the RMB20.0 million in dividends paid to our shareholders and RMB11.6 million in repayment of payable due to a third party in 2007.

Contractual Obligations

Purchase Commitments

        Our purchase commitments, which totaled RMB1.9 million (US$0.3 million) as of December 31, 2009, were principally for the purchase of office equipment and software.

Operating Lease

        Our operating lease agreements are principally for our administrative offices. These leases expire by 2015 and are renewable upon negotiation. Rental expenses under operating leases for the years ended December 31, 2007, 2008, 2009 and for the nine months ended September 30, 2010 were RMB7.1 million, RMB12.1 million, RMB8.0 million (US$1.2 million), and RMB7.1 million (US$1.1 million), respectively. The table below sets forth our future minimum lease payments under our operating leases agreements as of December 31, 2009.

(in thousands of RMB)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating lease obligations	4,732	4,297	435	—	—

        The table below sets forth our future minimum lease payments under our operating lease agreements as of September 30, 2010.

(in thousands of RMB)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating lease obligations	27,297	11,547	15,750	—	—

        The increase in the operating lease obligations is primarily attributable to the leasing of a portion of the Syswin Building in August 2010.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Internal Control Over Financial Reporting

        When preparing our consolidated financial statements for the years ended December 31, 2007, 2008 and 2009, we noted one material weakness in our internal control over financial reporting relating to a lack of sufficient resources to perform period-end financial reporting procedures, to address complex accounting issues under US GAAP and to prepare and review financial statements and related disclosures under US GAAP. This material weakness resulted in adjustments to our consolidated financial statements for the years ended December 31, 2007, 2008 and 2009. A material weakness is defined in PCAOB Standards and Related Rules as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        Following the identification of this material weakness, we have expended additional resources from our management team and additional expenses to implement and maintain effective controls and procedures to remedy this material weakness and any additional weaknesses we may identify in our internal control over financial reporting in the future. In addition, we have hired and will continue to hire more staff for financial reporting and analysis and an external consultant to strengthen our control procedures over financial statement reviews for external reporting. Furthermore, we have expanded our training programs to our new and existing accounting staff on US GAAP financial statement preparation and reporting.

        We plan to take additional measures to improve our internal control over financial reporting. These measures include (i) establishing an audit committee to oversee the accounting and financial reporting processes as well as external and internal audits of our company, (ii) hiring additional qualified professionals with relevant experience for our finance and accounting department, (iii) providing additional accounting and financial reporting training for our existing personnel, and (iv) increasing the level of interaction among our management, audit committee, independent registered public accounting firm and other external advisors. However, the process of designing and implementing an effective financial reporting system represents a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations.

        We believe that the actions we have taken to date have enhanced the reliability and effectiveness of our internal control over financial reporting as of the date of this prospectus. However, our independent registered public accounting firm has not evaluated the effectiveness of the measures we have taken to improve our internal control over financial reporting since such material weakness was noted in connection with the recently completed 2007, 2008 and 2009 audits. We cannot assure you that the measures we have taken to date or any measures we take in the future will be sufficient to remediate the material weakness reported by our independent registered public accounting firm and to avoid potential future material weaknesses. See "Risk Factors—Risks Related to Our Business and Industry—When preparing our consolidated financial statements for the years ended December 31, 2007, 2008 and 2009, we noted one material weakness in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results on a timely basis may be impaired, which could adversely impact investor confidence and the market price of our ADSs."

Inflation

        Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the change of consumer price index in China was 4.8%, 5.9% and (0.7)% in 2007, 2008 and 2009, respectively.

Quantitative and Qualitative Disclosure About Market Risk

Interest rate risk

        Our exposure to interest rate risk primarily relates to the interest rates for our outstanding debt and the interest income generated by excess cash invested in liquid investments with original maturities of three months or less. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. An increase in interest rates, however, may raise the cost of any debt we incur in the future. In addition, our future interest income may be lower than expected due to changes in market interest rates.

Foreign exchange risk

        Substantially all of our net revenue and most of our expenses are denominated in Renminbi. Our exposure to foreign exchange risk primarily relates to cash and cash equivalents denominated in U.S. dollars as a result of our past issuances of shares through a private placement and proceeds from this offering. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and Renminbi because the value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the PBOC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of approximately 20.6% of the Renminbi against the U.S. dollar from December 31, 2005 to September 30, 2010. There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. Since June 2010, the Renminbi has started to slowly appreciate further against the U.S. dollar. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion.

        Assuming we were to convert the net proceeds received in this offering into the Renminbi, a 1.0% increase in the value of the Renminbi against the U.S. dollar would decrease the amount of the Renminbi we receive by RMB5.86 million. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency exchange risk.

Recent Accounting Pronouncements

        In October 2009, the FASB issued revenue recognition guidance for arrangements that involve the delivery of multiple elements. This guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (i) vendor-specific objective evidence; (ii) third-party evidence; or (iii) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. This accounting standard will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the potential impact, if any, on our consolidated financial statements.

        In January 2010, the FASB issued an amendment to improve the disclosures about fair value measurements. It adds new requirements for disclosures about (i) the different classes of assets and liabilities measured at fair value, (ii) the valuation techniques and inputs used, (iii) the activity in Level 3 fair value measurements, and (iv) the transfers between Levels 1, 2, and 3. The amendment is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. We adopted the amendments for the period beginning January 1, 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis. we will adopt the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis for the period beginning January 1, 2011 and expect the adoption will not have significant impact on our consolidated financial statements.

OUR INDUSTRY

Fast Growing Real Estate Industry in China

        China's real estate industry has grown rapidly in the past decade. According to China Index Academy, total gross floor area, or GFA, of commodity properties, including primary residential and commercial properties, sold in China grew at a compound annual growth rate, or CAGR, of 19.6% from 2001 to 2009. Over the same period, the national average selling price of commodity properties sold also increased significantly at a CAGR of 10.1%. As a result, the aggregate transaction value of commodity properties sold grew at a CAGR of 31.7% for the same period. The table below shows a summary of certain data regarding China's real estate industry for the periods indicated.

	2001	2002	2003	2004	2005	2006	2007	2008	2009	CAGR (2001-2009)
Total GFA of commodity properties sold (in millions of square meters)	224.1	268.1	337.2	382.3	554.9	618.6	761.9	620.9	937.1	19.6%
Average selling price of commodity properties sold (RMB per square meter)	2,169	2,250	2,359	2,714	3,168	3,367	3,885	3,877	4,695	10.1
Aggregate transaction value of commodity properties sold (in billions of RMB)	486.2	603.2	795.5	1,037.5	1,757.6	2,082.5	2,960.4	2,407.1	4,399.5	31.7%

Source: China Index Academy

        According to China Index Academy's forecast, total GFA of commodity properties sold in China is estimated to grow at a CAGR of 14.0% from 2010 to 2015, and the aggregate transaction value of commodity properties sold and the national average selling price of commodity properties sold is estimated to grow at CAGRs of 19.7% and 5.0%, respectively, for the same period.

        The growth of China's real estate industry is primarily attributable to the following factors:

  •
  growth of the Chinese economy and increase in income levels;

  •
  the accelerating trend toward urbanization and an increasingly affluent urban population; and

  •
  government reform in the real estate sector.

Growth of the Chinese economy and increase in income levels

        The Chinese economy has grown significantly since the adoption of reform policies in the early 1980s. Fueled by the increasing trading activities after China entered the World Trade Organization, or WTO, in 2001, the gross domestic product in nominal terms, or nominal GDP, grew at a CAGR of 15.0% to RMB 33.5 trillion in 2009, according to the National Bureau of Statistics of China. As a result of the economic growth, urban disposable income per capita, in nominal terms, had increased at a CAGR of 12.2% from 2001 to 2009. The following table shows a summary of certain data regarding nominal GDP, GDP per capita and urban disposable income per capita for the periods indicated.

	2001	2002	2003	2004	2005	2006	2007	2008	2009	CAGR (2001-2009)
Nominal GDP (in billions of RMB)	10,966	12,033	13,582	15,988	18,322	21,192	25,731	30,067	33,535	15.0%
GDP per capita (RMB)	8,592	9,368	10,510	12,299	14,012	16,122	19,474	22,640	25,125	14.4
Urban disposable income per capita (RMB)	6,860	7,703	8,472	9,422	10,493	11,759	13,786	15,781	17,175	12.2%

Source: National Bureau of Statistics of China

Accelerating trend toward urbanization and an increasingly affluent urban population

        Substantial economic growth in China during the past decades has resulted in the accelerating trend toward urbanization. According to the National Bureau of Statistics of China, the urban population's growth has outpaced the total population's growth, which has led to a surge in the urbanization rate (urban population divided by total population). In 2009, the urbanization rate reached 46.6% from 37.7% in 2001. This accelerating urbanizing trend coupled with the increasingly affluent urban population has created increasing demand for privately owned residential housing in urban areas in China from either first-time buyers or from buyers upgrading their current homes. The table below shows China's urbanization rate for the periods indicated.

	2001	2002	2003	2004	2005	2006	2007	2008	2009
China's urbanization rate (%)	37.7%	39.1%	40.5%	41.8%	43.0%	43.9%	44.9%	45.7%	46.6%

Source: National Bureau of Statistics of China

Government reform in the real estate sector

        The PRC real estate sector remained part of a centrally planned economy until the late 1980s, when the Chinese government initiated reforms to transition the sector to a market-oriented system. The PRC constitution was amended in 1988 to allow the transfer of long-term land use rights in China. This constitutional amendment opened the real estate sector to private ownership of real properties and commenced the development of a real estate market in China.

        The PRC government promulgated rules in 1994 requiring companies to establish housing purchase benefit plans for their urban employees. Jointly funded by employers and employees, these plans provided substantial financial assistance to employees for home purchases. In addition, the PRC government ended its practice of allocating and exchanging housing units for its urban population in 1998. In 1998, to further stimulate the housing market, commercial banks began offering mortgage loans to individual property buyers. In 1999, the maximum term of mortgage loans was extended to 30 years and the maximum financed portion of the purchase price of a property was increased to 80%.

        China's real estate sector is generally affected by changes in government policies and regulatory measures. With over 20 years' development, the real estate sector has become a pillar sector of China's economy. Real estate development and investments accounted for 10.8% of China's GDP and 16.1% of fixed investment in 2009 according to the National Bureau of Statistics of China. As such, it is crucial for the Chinese real estate sector to remain stable and maintain a healthy growth trend to support China's overall economy. In the past, the Chinese government has adopted various policies and regulatory measures to curb what is perceived to be unsustainable growth of the sector, which resulted in market downturns in the real estate sector. However, with positive fundamentals, such as China's economic growth, increase in per capita income and rapid urbanization, remaining unchanged, the impact of such government policies and regulatory measures is expected to be relatively short term.

Increasing Consolidation of China's Real Estate Industry

        With the rapid growth of China's real estate industry, leading developers have emerged and are gaining market share by leveraging their brand names, established execution capabilities and economies of scale. According to China Index Academy, aggregate market share of the top 100 real estate developers in China in terms of transaction value of properties sold increased from 15.8% in 2005 to 22.1% in 2009. Aggregate annual transaction value of the top 100 real estate developers increased from RMB277.4 billion in 2005 to RMB974.2 billion in 2009, representing a CAGR of 36.9%, as compared to a CAGR of 25.8% for the annual transaction value of primary properties sold in China's real estate industry over the same period. The table below shows the top 100 real estate developers' aggregate market share and aggregate annual transaction value of properties sold for the periods indicated.

	2005	2006	2007	2008	2009	CAGR (2005-2009)
Top 100 developers' aggregate market share (%)	15.8%	17.1%	17.9%	20.3%	22.1%	n/a
Top 100 developers' aggregate annual transaction value (in billions of RMB)	277.4	350.3	529.4	489.6	974.2	36.9%

Source: China Index Academy

        With the real estate development market becoming increasingly consolidated, many of the real estate developers started off as local operations have subsequently expanded into other markets and became a national brand. As a result of such expansions, these developers face increasing management complexity and operational risks. In order to focus on their property development business, developers have been increasingly outsourcing their project sales and marketing activities to real estate sales agency and consultancy services companies.

Emergence and Development of the China Real Estate Services Industry

        As the real estate industry in China has grown in size and complexity, it has become increasingly specialized. Professional real estate services companies emerged in response to the specialization trends in China's real estate industry in the mid-1990s.

        China's real estate services industry continued to grow with the development of the real estate industry, especially in more developed regions such as the Pearl River Delta region, the Yangtze River Delta region and first-tier cities during the late-1990s and early-2000s. Services provided by real estate services companies also expanded from primary sales agency services to comprehensive services including consultancy, sales and marketing and other services throughout the project development, marketing and sales process.

        The growth of real estate services companies further accelerated as a growing number of real estate developers expanded from local and regional operations to nationwide operations and increased their desire to focus on their core competencies of property development and outsource property marketing and sales functions to professional real estate services companies that have, or are in the process of building, corresponding nationwide coverage.

        Services provided by real estate services companies cover the entire real estate industry value chain. These services include, among others, consultancy, agency, brokerage, valuation, property management and can be broadly classified into three categories:

  (1)
  Land consultancy services

  •
  During the land development phase, real estate services companies advise local governments or land operation institutions on government policies, land planning, feasibility studies and auction strategies.

  (2)
  Sales planning and agency services

  •
  During the property development phase, real estate services companies provide consultancy services on market entry strategy, land bidding strategy and property development strategy; and

  •
  In primary property transactions, real estate services companies provide agency services for the sales of newly built properties.

  (3)
  Brokerage services

  •
  In secondary property transactions, real estate services companies provide brokerage services for the sale and leasing of existing properties and intermediary services such as mortgage services.

        The following diagram illustrates the real estate industry value chain and the corresponding services provided by real estate services companies.

Fast Growing Primary Real Estate Agency Services Market in China

        With over a decade of development, China's primary real estate agency services market has grown significantly. The following table shows the aggregate GFA and aggregate transaction value of primary properties sold by the top 100 real estate sales agency and consultancy services companies, for the periods indicated.

	2005	2006	2007	2008	2009	CAGR (2005-2009)
Aggregate GFA of primary properties sold by the top 100 real estate sales agency and consultancy services companies (in millions of square meters)	55.4	89.1	125.8	110.0	130.3	23.8%
Aggregate transaction value of primary properties sold by the top 100 real estate sales agency and consultancy services companies (in billions of RMB)	314.9	597.0	876.0	774.4	1456.2	46.6%

Source:
China Index Academy

        We believe that real estate developers are increasingly relying on real estate sales agency and consultancy services companies for property sales, primarily attributable to the following features of the services offered by real estate sales agency and consultancy services companies:

  •
  Strong sales and marketing execution capability;

  •
  expertise and experience in specific regions, including knowledge and database of local property buyers;

  •
  high quality and stable sales team motivated by effective incentives through commissions;

  •
  dedicated and high quality marketing team; and

  •
  additional value-added services, such as consultancy and project planning services.

        As a result, penetration of primary real estate agency services increased significantly over the past several years. The following table shows the percentages of primary properties sold through the top 100 real estate sales agency and consultancy services companies in terms of transaction value for the periods indicated.

	2005	2006	2007	2008	2009
% of primary properties sold by the top 100 real estate sales agency and consultancy services companies by transaction value	17.4%	29.1%	29.6%	32.2%	33.1%

Source:
China Index Academy

        In China, exclusive agents are generally preferred by developers over joint agents due to management complexity and cost control concerns. Joint agents usually involve a joint and complex decision-making process that may decrease efficiency. In addition, service standards are hard to maintain, performance is hard to review and costs are difficult to manage when more than one agent is involved in a project.

Increasing Concentration in China's Primary Real Estate Agency Services Market and Emergence and Development of Leading Companies

        The primary real estate agency services market in China is competitive and fragmented, with market participants ranging from companies with a national presence and local companies handling projects on an ad hoc basis. According to China Index Academy, the aggregate market share of the top 10 real estate sales agency and consultancy services companies increased from 5.3% in 2005 to 9.1% in 2009, indicating an increasing concentration in this market, in line with the trend witnessed in the real estate development market.

        The ability to attract large developer clients is crucial to real estate services companies. We believe that leading real estate sales agency and consultancy services companies enjoy unique advantages in attracting large developer clients, including the following:

  •
  Brand recognition: leading real estate sales agency and consultancy services companies have built up their brand recognition and solid relationships with major real estate developers;

  •
  Sales and marketing capability: leading real estate sales agency and consultancy services companies are equipped with high quality sales teams, advanced marketing methods and larger databases of property buyers and know-how;

  •
  Geographic coverage: leading real estate sales agency and consultancy services companies generally have broader geographic coverage, which enables them to serve the leading developers in different regions with consistent quality;

  •
  Cost efficiency: leading real estate sales agency and consultancy services companies enjoy economies of scale, and therefore are able to achieve profitability at reasonable commission rate levels; and

  •
  Operation stability: leading real estate sales agency and consultancy services companies are more resilient in difficult market environments due to their diversified geographic coverage and stronger financial capability.

        The following table shows the aggregate market share of the top 10 real estate sales agency and consultancy services companies in terms of transaction value of primary properties sold during the periods indicated.

	2005	2006	2007	2008	2009
Aggregate market share of the top 10 real estate sales agency and consultancy services companies by transaction value of primary properties sold (%)	5.3%	6.4%	6.9%	6.6%	9.1%

Source:
China Index Academy

Growing Real Estate and Primary Real Estate Agency Services Markets in Beijing

        Beijing's real estate agency services market has grown rapidly in the past six years, primarily due to a significant increase in average selling price, offset in part by decrease in gross floor area sold. According to China Index Academy, the aggregate transaction value of primary properties sold in Beijing grew at a CAGR of 11.3% from 2005 to 2009. The table below shows the aggregate transaction value of primary properties sold in Beijing for the periods indicated.

	2005	2006	2007	2008	2009	CAGR (2005-2009)
Aggregate transaction value of primary properties sold (in billions of RMB)	212.0	215.8	251.4	165.8	325.9	11.3%

Source:
China Index Academy

        In Beijing, the aggregate market share of the top 10 real estate sales agency and consultancy services companies in terms of GFA and transaction value of primary properties sold had increased to 28.1% and 29.5% in the six-month period ended June 30, 2010 from 22.7% and 21.4% in 2008, respectively, indicating the fast growth of Beijing's primary real estate agency services market. The following table shows the aggregate market share of the top 10 real estate sales agency and consultancy services companies in Beijing by GFA and transaction value of primary properties sold for the periods indicated.

	2008	2009	1H10
Aggregate market share of the top 10 real estate sales agency and consultancy services companies by GFA of primary properties sold (%)	22.7%	25.1%	28.1%
Aggregate market share of the top 10 real estate sales agency and consultancy services companies by transaction value of primary properties sold (%)	21.4%	27.5%	29.5%

Source:
China Index Academy

Real Estate Market in Other Selected Areas

        The primary real estate markets in the Bohai Rim region, the Yangtze River Delta region, the Pearl River Delta region and western China have experienced significant growth, primarily due to rapid economic development in these regions. The table below shows the aggregate transaction value of primary properties sold in selected regions for the periods indicated.

Aggregate transaction value of primary properties sold	2005	2006	2007	2008	2009	CAGR (2005-2009)
	(In billions of RMB)
Bohai Rim Region(1)	378.0	406.1	508.9	420.0	652.0	14.6%
Western China(2)	110.2	143.8	240.6	202.3	366.5	35.0
Yangtze River Delta Region(3)	360.8	431.9	639.2	411.2	946.6	27.3
Pearl River Delta Region(4)	165.2	172.4	224.6	181.0	275.2	13.6%

Source:
China Index Academy

Notes:

(1)
Bohai Rim region data presented here includes Tianjin, Qingdao, Jinan, Dalian, Shenyang, Hohhot and Taiyuan.

(2)
Western China data presented here includes Chongqing, Chengdu, Guiyang and Yinchuan.

(3)
Yangtze River Delta region data presented here includes Shanghai, Nanjing, Hangzhou, Ningbo, Suzhou and Wuxi.

(4)
Pearl River Delta region data presented here includes Shenzhen, Guangzhou and Dongguan.

OUR CORPORATE HISTORY AND STRUCTURE

Our Corporate History

        We were incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands on December 5, 2007. We primarily conduct our primary real estate services business through Syswin Xing Ye and its subsidiaries through a series of contractual arrangements. We do not own any equity interest in Syswin Xing Ye and its subsidiaries. We incorporated Syswin Limited in Hong Kong as our intermediary holding company in December 2007. Syswin Limited incorporated Syswin Zhi Di, our PRC subsidiary, in July 2010.

        Syswin Xing Ye was incorporated as a limited liability company in the PRC on November 2, 2004. Upon its incorporation, Mr. Chen held a 68% equity interest in Syswin Xing Ye through an investment vehicle he beneficially owned and held a 20% equity interest in Syswin Xing Ye through an entity in which he held the controlling interest and Mr. Guoping Li, another individual, held the remaining equity interest. The remaining 12% equity interest in Syswin Xing Ye was held by Mr. Jian Liang, an unrelated third party. Mr. Chen became the sole beneficial owner of Syswin Xing Ye in 2006 after he acquired all the minority interests from Mr. Guoping Li and Mr. Jian Liang. In October and December 2007, Mr. Chen transferred to Mr. Tao an aggregate of 3% equity interest in Syswin Xing Ye for a total consideration of RMB0.6 million.

        In January 2009, Qingling Company Limited, a limited liability company incorporated in Hong Kong and a wholly owned subsidiary of CDH China Fund III, L.P., invested RMB204.0 million in exchange for a 19.29% equity interest in Syswin Xing Ye. Immediately upon the completion of these transactions in 2009, Mr. Chen, Qingling Company Limited and Mr. Tao held 78.29%, 19.29% and 2.42%, respectively, of the equity interests of Syswin Xing Ye.

        In July and August 2010, in contemplation of this offering, we undertook a corporate restructuring. Upon the completion of our corporate restructuring, Brilliant Strategy Limited, a company with limited liability incorporated in the British Virgin Islands and wholly owned by Mr. Chen, CDH Investments and Mr. Tao held 78.29%, 19.29%, and 2.42% equity interest in our company, respectively. In July 2010, we issued 19.29% of our ordinary shares to China Rebro Limited, or CDH Investments, which represented the same percentage ownership of Qingling Company Limited in Syswin Xing Ye. CDH Investments is wholly owned by CDH China Fund III, L.P. Due to restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy businesses, we entered into a series of contractual arrangements with Syswin Xing Ye and its shareholders on August 4, 2010, which resulted in the transfer of the effective control in Syswin Xing Ye from its shareholders to us. As part of the contractual arrangements, each shareholder of Syswin Xing Ye irrevocably authorized Syswin Zhi Di, to exercise its shareholder rights regarding Syswin Xing Ye. See "—Contractual Arrangements."

        On October 28, 2010, SOL Investment Fund Limited and Kee Shing International Limited, each an entity controlled by Sino-Ocean Land Holdings Limited (a company listed on the Hong Hong Stock Exchange, stock code 3377), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Mr. Chen through Brilliant Strategy Limited with an aggregate value of US$6.0 million and US$4.0 million respectively, at a price equal to the initial public offering price per ordinary share. In addition, on November 4, 2010, SouFun Holdings Limited (a company listed on the New York Stock Exchange, ticker symbol "SFUN"), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$5.0 million at a price equal to the initial public offering price per ordinary share.

        Pursuant to the share purchase agreements in these transactions, the closing of such share purchases will take place upon and concurrently with the closing of this offering. Each purchaser agreed with the underwriters not to dispose its shares for a period ending 180 days after the date of this prospectus. A party's obligations to close these transactions is subject to limited conditions, including the accuracy of the other party's representations and warranties, the performance of the other party's covenants and agreements, and the successful completion of the initial public offering. The agreements will be terminated in the event that the closing of this offering has not occurred by June 30, 2011. Our company was not a party to these agreements.

        Our board of directors was informed of these transactions in the early stages of the negotiation processes. The board subsequently approved these transactions as it believed that these transactions would be beneficial to our company in light of the potential business cooperation between our company and the investors.

        Based on an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SOL Investment Fund Limited, Kee Shing International Limited and SouFun Holdings Limited agreed to purchase from Brilliant Strategy Limited is 2,341,462, 1,560,974 and 1,951,216, respectively. As a result of these investments, Sino-Ocean Land Holdings Limited and SouFun Holdings Limited are expected to own 2.02% and 1.01%, respectively, of our ordinary shares immediately upon the closing of this offering.

        In contemplation of this offering, on November 3, 2010, we effected a 12,500-for-1 share split whereby all of our authorized ordinary shares, including both issued and unissued shares, of par value US$0.01 each were divided into ordinary shares of par value US$0.0000008 each. As a result, the number of our authorized ordinary shares increased from 5,000,000 shares to 62,500,000,000 shares, and the number of our issued and outstanding ordinary shares increased from 12,390 shares to 154,875,000 shares. The share split ratio and the number of authorized ordinary shares after the share split were determined based on a number of factors, including the customary ratio of ordinary shares to one ADS, our expected market capitalization upon completion of the offering, and the customary price range of ADSs.

        Immediately upon the declaration of effectiveness of the registration statement of which this prospectus forms a part, and upon the adoption of our amended and restated memorandum and articles of association, 2,500,000,000 of our authorized but unissued ordinary shares will be re-designated as preferred shares of a nominal or par value of US$0.0000008 each, of such class or classes (howsoever designated) as our board of directors may determine in accordance with our amended and restated memorandum and articles of association. As a result, our authorized share capital will be US$50,000.00 divided into (i) 60,000,000,000 ordinary shares of a nominal or par value of US$0.0000008 each and (ii) 2,500,000,000 preferred shares of a nominal or par value of US$0.0000008 each. Our board authorized such preferred shares to increase its flexibility in implementing anti-takeover defense mechanisms such as the adoption of a rights plan. See "Risk Factors—Risks Related to Our ADSs and this Offering—Our amended and restated articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs."

        The following diagram illustrates our corporate structure, including our subsidiaries, consolidated entity and its subsidiaries, immediately upon the completion of this offering assuming an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus:

Notes:

  (1)
  Held through Brilliant Strategy Limited, a company with limited liability incorporated in the British Virgin Islands and wholly owned by Mr. Chen.

  (2)
  On October 28, 2010, SOL Investment Fund Limited and Kee Shing International Limited, each an entity controlled by Sino-Ocean Land Holdings Limited (a company listed on the Hong Hong Stock Exchange, stock code 3377), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$6.0 million and US$4.0 million respectively, at a price equal to the initial public offering price per ordinary share. Based on an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SOL Investment Fund Limited and Kee Shing International Limited agreed to purchase from Brilliant Strategy Limited is 2,341,462 and 1,560,974, respectively. The closing of such share purchases shall take place upon and concurrently with the closing of this offering.

  (3)
  On November 4, 2010, SouFun Holdings Limited (a company listed on the New York Stock Exchange, ticker symbol "SFUN"), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$5.0 million at a price equal to the initial public offering price per ordinary share. Based on an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SouFun Holdings Limited agreed to purchase from Brilliant Strategy Limited is 1,951,216. The closing of such share purchase shall take place upon and concurrently with the closing of this offering.

  (4)
  Consisting of Mr. Chen, Qingling Company Limited and Mr. Tao, holding 78.29%, 19.29% and 2.42% equity interest in Syswin Xing Ye, respectively.

Contractual Arrangements

        Due to restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy businesses, we currently conduct substantially all of our operations in China through Syswin Xing Ye, our consolidated entity, and its subsidiaries. Syswin Xing Ye and its subsidiaries, other than Qingdao Syswin and Shanxi Syswin, have obtained all necessary licenses and permits from the PRC government to engage in real estate sales agency and consultancy services businesses. Qingdao Syswin and Shanxi Syswin currently are not registered with the local regulatory authorities to conduct real estate agency and consultancy services. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to obtain or renew licenses and permits applicable to primary real estate sales agency and consultancy services, we may incur significant financial penalties and other government sanctions." Except as otherwise described above, we have duly obtained all necessary regulatory approvals from the PRC government authorities to engage in our real estate sales agency and consultancy services business. See "Regulations" for further information on the necessary regulatory approvals. We have entered into a series of contractual arrangements with our consolidated entity and its shareholders, through which we:

  •
  exercise effective control over our consolidated entity through, among other things, (i) exercising the shareholder rights of our consolidated entity pursuant to the power of attorney executed by such shareholders, (ii) directing its corporate governance and management by designating its key management members including its directors, supervisors, general manager and other senior management members, and (iii) exclusively providing services necessary for our consolidated entity's business operation;

  •
  receive substantially all of the economic benefits from our consolidated entity for the services provided by us, including without limitation, technology consulting services, marketing consulting services and general management services; and

  •
  have an exclusive option to purchase all of the equity interests in our consolidated entity when and to the extent permitted under PRC law.

        As a result of our corporate restructuring and these contractual arrangements, we are the primary beneficiary of Syswin Xing Ye and its subsidiaries, and treat them as our variable interest entities under generally accepted accounting principles in the United States, or US GAAP. We have consolidated the financial results of Syswin Xing Ye and its subsidiaries into our consolidated financial statements in accordance with US GAAP. Accordingly, we refer to Syswin Xing Ye and its subsidiaries as our "consolidated entities." As a result of consolidating the financial results of Syswin Xing Ye, 100% of our net revenue during three years ended December 31, 2009 and the nine months ended September 30, 2010 was derived from Syswin Xing Ye and its subsidiaries.

        The following is a summary of our currently effective contractual arrangements with Syswin Xing Ye and its shareholders:

Exclusive technology consulting and service agreements

        Under the exclusive technology consulting and service agreement between Syswin Xing Ye and Syswin Zhi Di, Syswin Zhi Di has the exclusive right to provide to Syswin Xing Ye technology consulting services, marketing consulting services and general management services related to its business operations. The business scope of our PRC subsidiary, Syswin Zhi Di, as prescribed in its business license issued by the PRC government, includes software development, information technology management support, computer system services, data analysis, application software services, intellectual property services, enterprise management services, and economic information services. The following table sets forth the services provided by Syswin Zhi Di to Syswin Xing Ye pursuant to their agreement and the corresponding business scope under Syswin Zhi Di's business license.

Service Provided	Corresponding Business within Syswin Zhi Di's Business Scope
Technology Consulting Services
• Exclusive rights to use intellectual properties duly owned by Syswin Zhi Di and are necessary for Syswin Xing Ye's business operation (including, without limitation, patent, technical know-how.)	• intellectual property services • computer system services • information technology services

•       Operation and maintenance of professional real estate brokerage system CRM, WBS and ARMS, and other management systems, databases, business operational analysis systems and other programs developed or owned by Syswin Zhi Di.

• information technology services • information technology services • intellectual property services
• Management training and technology consulting service on business management process, project management and client management.	• management support • enterprise management services

Service Provided	Corresponding Business within Syswin Zhi Di's Business Scope
Marketing Consulting Services

•       Marketing resources, including but not limited to, client lists, distribution channels information, trademarks in relation to Syswin Xing Ye, business names and other specific titles, logos with significant value in product promotion. Syswin Zhi Di also provides consulting services on the marketing strategy making and implementation.

• intellectual property services • economic information services • management support • enterprise management services

•       Services on market research, business strategy, technical training, database marketing of land operating, promotion and investment inviting of municipal land operation, transaction appraisal of land and project investment, marketing agency and sales agency.

• management support • enterprise management services • economic information services

•       Information collection and filing of initial market of municipal land operation, business strategy study, marketing consulting, training, on marketing strategy planning, data base establishment, maintenance and management, and customer referral for municipal land operation.

• data analysis services • management support • enterprise management services • economic information services
• Development and maintenance of distribution channels; client referrals.	• enterprise management services • economic information services
General Management Services
• Human resource consultation	• management support • enterprise management services
• Legal matters consultation	• management support • enterprise management services
• Finance supporting and consultation	• management support • enterprise management services • economic information service
• Information system management	• information technology • management support • enterprise management services
• Investment management and consultation	• management support • enterprise management services • economic information service

        As advised by Jingtian & Gongcheng Attorneys At Law, our PRC legal counsel, these businesses and services are not real estate sales agency and consultancy services and do not require a license or permit for conducting real estate sales agency and consultancy services. Syswin Xing Ye agrees to pay quarterly service fees to Syswin Zhi Di, which amount will be unilaterally decided by Syswin Zhi Di. This agreement will be valid for ten years and will be automatically extended for additional ten-year terms upon expiration unless both parties agree to terminate the agreement.

Equity pledge agreements

        Each shareholder of our consolidated entity has entered into an equity pledge agreement with Syswin Zhi Di. Pursuant to this agreement, each shareholder of the consolidated entity pledged all of his or its equity interests in the consolidated entity, including the right to receive dividends, to Syswin Zhi Di to secure the performance of the consolidated entity's obligations under the exclusive technology consulting and service agreements described above. If the consolidated entity breaches relevant contractual obligations under this agreement, Syswin Zhi Di, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Each shareholder of the consolidated entity has agreed not to transfer or create any other encumbrance on his or her equity interests without the prior written consent of Syswin Zhi Di. The equity pledge agreement shall terminate when the consolidated entity has fully performed its obligations under the exclusive technology consulting and service agreement.

Exclusive call option agreements

        Under the exclusive call option agreement between SYSWIN Limited, our subsidiary in Hong Kong and the sole shareholder of Syswin Zhi Di, Syswin Xing Ye, and each shareholder of Syswin Xing Ye, each shareholder of Syswin Xing Ye irrevocably granted SYSWIN Limited or its designated person(s) an exclusive option to purchase, when and to the extent permitted under PRC law, all or part of his or its equity interests in the consolidated entity. The purchase price for the equity interests in the consolidated entity shall be determined through consultation according to the appraisal value approved by relevant authorities and shall be the minimum amount permissible under PRC law. Such consideration received by the shareholders upon the exercise of the exclusive call options is required to be remitted in full to SYSWIN Limited. The exclusive call option agreements will be valid for ten years and are renewable for additional ten-year terms at the election of SYSWIN Limited. SYSWIN Limited has sole discretion to decide when to exercise the option, and whether to exercise the option in part or in full. We expect to exercise the call option in the event the current regulatory restrictions on foreign investment in primary real estate sales agency and consultancy businesses are removed. These exclusive call option agreements provide, among other things, that without SYSWIN Limited's prior written consent:

  •
  each shareholder of the consolidated entity may not transfer, encumber, grant security interest in, or otherwise dispose of any equity interests in our consolidated entity, except as provided in the exclusive call option agreement or equity pledge agreement;

  •
  our consolidated entity may not (i) sell, transfer, grant security interest in or otherwise dispose of any assets, business, revenue or interest, (ii) enter into any material contract except for those incurred in the ordinary course of business, or (iii) incur any liabilities (except for those incurred in the ordinary course of business) or extend loans or credit facilities to any third party;

  •
  our consolidated entity may not declare or pay any dividends and each of its shareholders must remit in full any funds received from the consolidated entity to SYSWIN Limited; and

  •
  our consolidated entity may not merge with or acquire any third parties, or make investment in any third parties.

Power of attorney

        Each shareholder of our consolidated entity has executed a power of attorney appointing Syswin Zhi Di to be his or its attorney and irrevocably authorizing it to vote on his or its behalf on all of the matters of the consolidated entity which require shareholders' approval.

OUR BUSINESS

Overview

        We believe that we are a leading primary real estate service provider in China based on transaction value of properties sold, brand recognition and geographic presence. According to China Index Academy, we are the largest primary real estate service provider in Beijing and Northern China, based on transaction value of properties sold in 2009. In 2010, we were ranked second among the top ten real estate consultancy and sales agency service providers in China in terms of brand value, according to 2010 China Real Estate Research Report on Brand Value of Consultancy and Sales Agency Service Providers, an independent research report issued by China Real Estate Top 10 Committee, a reputable research task force jointly organized by Enterprise Research Institute of Development Research Center of the State Council of PRC, Institute of Real Estate Studies of Tsinghua University and China Index Academy. We currently have operations in 17 cities throughout China. Our CAGR, in terms of aggregate gross floor area of properties sold from 2007 to 2009, was higher than each of the four publicly listed China-based primary real estate service providers, and our employee productivity, as measured by net revenue per employee in 2009, was also higher than these companies, according to China Index Academy.

        We primarily provide real estate sales agency services to property developers relating to new residential properties, and our net revenue derived from sales agency services represented 93.1%, 94.3%, 97.1% and 97.7%, respectively, of our total net revenue for 2007, 2008, 2009 and the nine months ended September 30, 2010. We also provide real estate consultancy services, which include project consultancy services offered to developer clients and primary land development consultancy and agency services provided to primary land developers. Our company began focusing on providing primary real estate services in the second half of 2004, initially in Beijing. We were the market leader in Beijing in 2008 and 2009 in terms of transaction value of properties sold as well as gross floor area of properties sold, according to China Index Academy. In the six months ended June 30, 2010, our market share in Beijing in terms of gross floor area of properties sold reached 13%, which was over four times that of our closest competitor, according to the same source.

        Capitalizing on our experience and capabilities gained in Beijing, we quickly replicated our success in a number of other markets. We are now one of the top three market players in Tianjin, Qingdao and Jinan, based on the aggregate planned gross floor area of properties under sale during the six months ended June 30, 2010, according to China Index Academy.

        We focus on servicing our key clients and seek to tailor our services to meet the demands of these clients. As a result, we have been successful in generating repeat business and increasing business volume from our major key clients. For example, as of December 31, 2007, 2008, 2009 and September 30, 2010, we had 1, 9, 12 and 22 contracted projects for China Vanke, a leading property developer in China. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our aggregate gross floor area of properties sold on China Vanke's projects totaled 230 thousand square meters, 367 thousand square meters, 731 thousand square meters and 704 thousand square meters, respectively. In addition, of China's top 30 developers (including those that do not use sales agency services) according to China Index Academy, 14 are or had previously been our clients. Our clients include some of the most well-recognized national developers in China, including China Vanke, Longfor Properties, Sino-Ocean Land Holdings, Guangzhou R&F Properties and Gemdale Group.

        From 2007 to 2009, the number of our developer clients increased from 19 to 36, and the number of our projects increased from 27 to 68. During the same period, our aggregate gross floor area of properties sold increased from 896 thousand square meters to 2,858 thousand square meters, and our aggregate value of properties sold increased from RMB10.3 billion to RMB29.7 billion. During the nine months ended September 30, 2010, we had 42 developer clients with 79 projects, our aggregate gross floor area of properties sold was 2,962 thousand square meters, and our aggregate value of properties sold amounted to RMB33.4 billion. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our net revenue totaled RMB327.0 million, RMB276.0 million, RMB432.7 million (US$64.7 million) and RMB431.8 million (US$64.5 million), respectively, and our net income from continuing operations totaled RMB120.9 million, RMB83.6 million, RMB164.5 million (US$24.6 million) and RMB152.7 million (US$22.8 million), respectively. As of September 30, 2010, we had a property contract pipeline of 16.5 million square meters.

        Due to restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy businesses, we operate our business primarily through our consolidated entity and its subsidiaries in China. We do not hold equity interests in our consolidated entity. However, through a series of contractual arrangements with such consolidated entity and its shareholders, we, among other things, effectively exercise control over, and derive substantially all of the economic benefits from, such consolidated entity. See "Our Corporate History and Structure—Contractual Arrangements."

Our Strengths

        We have developed an established and profitable business model that focuses on servicing key clients and increasing penetration in strategic geographical markets. As we continue to consolidate market share in our existing markets and implement our expansion plan into new markets, we believe that our company is well-positioned for a period of accelerated growth.

        We believe that the following strengths enable us to compete effectively in the primary real estate services market and distinguish us from our competitors.

We are one of the fastest-growing primary real estate services companies in China, with market leadership in Beijing and rapid expansion into other regions.

        We began focusing on providing primary real estate services in the second half of 2004, initially in Beijing. We were the market leader in Beijing in 2008 and 2009 in terms of gross floor area of properties sold, according to China Index Academy. In the six months ended June 30, 2010, our market share in Beijing reached 13%, which was over four times that of our closest competitor, according to the same source.

        Capitalizing on our experience and capabilities gained in Beijing, we quickly replicated our success in a number of other markets since commencing a nationwide expansion effort. In particular, we strategically selected the Bohai Rim region and western China, regional markets with high growth potential in the coming three to five years, according to China Index Academy, as our most focused geographic expansion. We are now one of the top three market players in Tianjin, Qingdao and Jinan, based on the aggregate planned gross floor area of properties under sale during the six months ended June 30, 2010, according to China Index Academy. In western China, we are one of the top five market players in Chongqing and Chengdu, based on the aggregate planned gross floor area of properties under sale during the six months ended June 30, 2010, according to the same source.

        The following table sets forth certain key operating data of our company as of and for the period indicated.

				As of and for the Nine Months Ended September 30, 2010
	As of and for the Year Ended December 31,
	2007	2008	2009
Aggregate gross floor area of properties sold (in thousands of square meters)	896	1,131	2,858	2,962
Aggregate transaction value of properties sold during the period (in millions of RMB)	10,337	10,841	29,678	33,380
Number of cities entered as of specified date	6	12	14	17
Number of category 1 and 2 markets as of specified date(1)	1	1	3	9
Number of category 3 and 4 markets as of specified date(1)	5	11	11	8
Number of sales agency projects during the period(2)	27	44	68	79
Number of sales agency projects under contract during the period(3)	32	64	89	141
Number of developer clients during the period(2)	19	22	36	42
Number of developer clients under contract during the period(3)	20	38	52	74
Gross floor area of projects newly contracted during the period (in thousands of square meters)	2,115	4,567	4,834	11,014
Contract pipeline as of specified date (in thousands of square meters)	3,193	6,516	8,492	16,544
Number of employees as of specified date	663	1,202	1,523	2,290

(1)
For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Specific Factors Affecting Our Financial Condition and Operating Results—Development cycle of our markets."

(2)
Represents projects or clients, as applicable, on which we recognized revenue during the specified period.

(3)
Represents projects or clients, as applicable, on which we have entered into sales agency agreement and have either not completed the sales or settled the outstanding receivable balances during the specified period.

        We believe that our track record of growth, when considered in light of our current contract pipeline and coupled with our current national expansion plan, positions us well for a period of further growth.

We have successfully implemented a strategy of focusing on demands of key clients and penetrating existing markets, resulting in sustainable high growth.

        Our business strategy to date comprises two key aspects: meeting the demands of our key clients to win repeat business, and maximizing our presence in our existing markets to increase economies of scale.

  Focusing on serving key clients

        According to China Index Academy, the real estate development industry in China is experiencing increasing concentration, with China's top 100 developers gaining market share from 17.9% in 2007 to 22.1% in 2009. These large developers are increasingly relying on sales agency service providers for property sales. The percentage of primary property development projects sold through top 100 real estate service providers in terms of aggregate transaction value increased from 29.6% in 2007 to 33.1% in 2009, according to China Index Academy. Although large developers often have high demand for our services while generally paying a base-only commission, we seek to work with them for the potential of generating repeat business and their superior credit history. In addition, the continuing geographical expansion of these large developers helps us enter into new markets, thereby increasing our growth potential and visibility into future performance.

        In light of the above industry trends, we have focused on cultivating our institutional ability to serve the rapidly growing demands of the large developers in China. We believe we have achieved strong brand recognition, specialized and differentiated expertise in client service, broad geographic reach as well as a cost profile that is attractive to our key clients. Furthermore, we successfully developed a client-focused business management approach to meet the demands of our key clients. For instance, assessments of our employees' performance are closely linked to their ability to meet the needs of our developer clients, with client satisfaction used as a key benchmark. In addition, our employee compensation schemes are carefully calibrated to reward quality service across all of our projects.

        As a result, we have been successful in generating repeat business and increasing business volume from our major key clients. For example, as of December 31, 2007, 2008, 2009 and September 30, 2010, we had 1, 9, 12 and 22 contracted projects for China Vanke. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our aggregate gross floor area of properties sold on China Vanke's projects totaled 230 thousand square meters, 367 thousand square meters, 731 thousand square meters and 704 thousand square meters, respectively. Among our clients under contract as of December 31, 2009, we had 9 clients with whom we had contracted projects as of January 1, 2007, and for whom we had performed an aggregate of 37 projects from 2007 to 2009. In addition, of China's top 30 developers (including those that do not use sales agency services) according to China Index Academy, 14 are or had previously been our clients. Our clients include some of the most well-recognized national developers in China, including China Vanke, Longfor Properties, Sino-Ocean Land Holdings, Guangzhou R&F Properties and Gemdale Group.

  Penetrating existing markets

        We are committed to maximize our presence in each market that we enter. Our business is organized as subsidiaries in major cities in China where our markets are located. Our operations in each city can be grouped into four categories in terms of the stage of development of our local operations based on factors such as profitability and scale. We are highly selective in our expansion efforts. Before expanding into a new market, we conduct in-depth analyses on the capacity, strategic positioning and competitive landscape of the market. We then develop and implement a tailored entry strategy based on our analysis. Our current 17 markets are provincial capitals or otherwise well-developed economic centers in China. As a result of our commitment in these cities, we have experienced a significant increase in the number of our projects and size of our sales force. Leveraging on our relationships with existing clients as well as our growing management resources, we managed to shorten the period required to upgrade our operations in a city into the next stage of development with higher levels of profitability and business scale, reflecting our commitment to maximize our local presence in each city that we enter.

        Benefiting from our successful implementation of this two-pronged strategy, we have experienced strong growth in revenue and profitability, as well as favorable market positions in each of the markets we have entered.

We have strong ability to attract and maintain clients through tailored and distinctive services.

        We are committed to tailoring our services to meet the demands of our key clients and further strengthening the institutional systems necessary to achieve this. We have established a regular channel of communications, including through our quality control team, with our key clients to gain a better understanding of their operations to identify and resolve issues on a timely basis. We also offer integrated services throughout the property development stage, from land acquisition to property delivery to buyers, with many of services provided free-of-charge as value-added services. Our efforts have strengthened our strategic relationships with our key clients, contributing to increasing repeat business from existing clients as well as the expansion of our client base. We believe that our well-established corporate culture that focuses on providing quality services to clients distinguishes us from our competitors.

        We further differentiate ourselves from our competitors by our ability to provide primary land development consultancy services to primary land developers. For example, our project in Hohhot, Inner Mongolia, in which we provided a range of primary land development consultancy services to the municipal government, was a unique project in the industry and positions us well to provide future sales agency services relating to that project. The knowledge and experience we gain by providing primary land development consultancy and agency services to primary land developers for a project positions us well to strengthen our relationships with, and win business from, such developers.

We benefit from strong brand recognition.

        We believe that we have established ourselves as a leading brand in the primary real estate agency services industry through strategic cooperation with our key clients. According to China Index Academy, we have become one of the leading brands in the real estate agency services industry. In addition, in 2010, we were ranked second among the top ten real estate consultancy and sales agency service providers in China in terms of brand value, according to 2010 China Real Estate Research Report on Brand Value of Consultancy and Sales Agency Service Providers, an independent research report issued by China Real Estate Top 10 Committee, a reputable research task force jointly organized by Enterprise Research Institute of Development Research Center of the State Council of PRC, Institute of Real Estate Studies of Tsinghua University and China Index Academy. In addition, we won the "Seventh Anniversary of House Media—Gold Agent of the Real Estate of China" award, which was granted by House Media in 2009. Due to our strong brand recognition among property developers, we have experienced significant growth in repeat business generated from our clients.

        As competition intensifies in the industry, we expect that the market for primary real estate services will become increasingly concentrated towards service providers with strong brand recognition, and we believe that we will benefit from this trend.

We are led by a highly experienced management team.

        We have built our business under a highly qualified and stable senior management team, the majority of whom have over ten years of experience in China's real estate industry. Our core management team consists of Mr. Liangsheng Chen, Mr. Hongbing Tao and Mr. Kai Li. Mr. Chen, our founder and chief executive officer, has more than fifteen years of experience in the real estate industry. Mr. Chen has been nominated several times to be one of the most influential people in China's real estate industry. Mr. Tao, our president, has been presented with a number of awards, including "The Most Valuable Manager of the Year in China Real Estate" by Anjia.com in 2010 and "Person of the Year with Outstanding Contribution" by Soufun.com in 2010. Mr. Kai Li, our chief financial officer, has 19 years of experience in finance and accounting.

        Our business grew out of Mr. Chen's software information technology business. Because of this background, our management understands the importance of highly standardized operating procedures to consistency in service quality and successful expansion into new markets. Accordingly, we have developed our proprietary WBS system, which sets forth the tasks required to achieve any objective within the work flow of a sales project in a decision tree structure, and monitors compliance with detailed operating procedures at each step of our business and operational process. We have capitalized on our IT experience and capabilities further through the development of the CRM system, which enables us to analyze and present up-to-date market, financial and operating data and helps us keep abreast of and capitalize on significant market trends and developments, thereby improving our sales efficiency.

        Our management is also keenly aware that, as an operator in the services industry, we require continuing expansion and strengthening of our workforce, particularly our management professionals. Accordingly, we have developed a formal training program designed to provide systematic training to our management professionals at each stage of their career at our company. This program is referred to as Project 3-1-5, as it seeks to train, by 2012, a core management team of 30 regional managers, 100 project managers and 500 sales and planning managers to support 200 to 250 sales agency projects per year. Our institutional ability in managing city operations and project execution through management resources significantly contributed to our ability to achieve fast and sustainable growth in our business. As of September 30, 2010, approximately 102 regional managers and project managers as well as 403 sales and planning managers have completed this training program. We believe that the implementation of Project 3-1-5 and other training programs will enhance our employees' professional development and foster cohesiveness in our corporate culture.

        We believe that the vision, leadership and experience of our senior management team will enhance our ability to continue to deliver sustainable high growth in future periods.

Our Strategy

        We seek to become the largest real estate services provider in China. To this end, we intend to implement a growth strategy with the following key aspects:

Continue to increase market share in existing markets

        We intend to allocate significant resources to increase our market share in our existing markets. To that end, we plan to expand our client base by focusing on China's top 100 developers and large local developers that are not yet our clients. We will seek to increase our market penetration in our existing markets of 17 cities and to increase the number of our categories 1 and 2 markets, thereby increasing our overall economies of scale and profit margins. To this end, we have set an objective to have, within two years, more than three category 1 (well developed) markets and more than ten category 2 (fast growing) markets. We also intend to continue to focus on strengthening our institutional capability in serving clients through continued investment in hiring and training.

Develop new markets to build our nationwide network

        We plan to continue to strategically enter new markets to build a nationwide network. We plan to continue to capitalize on our ability to rapidly replicate our model in new markets. Based on our analysis of local market capacity and the local market shares of our key clients, we have identified markets in the Yangtze River Delta region and the Pearl River Delta region as key markets in our next phase of expansion, with a more immediate focus on the Yangtze River Delta region. By entering these markets, we expect to be well-positioned to reach our goal of expanding into a nationwide network of operations within three years.

        To this end, we seek to capitalize on the experience and capabilities we have gained in our past expansions. As we continue to grow, the increasing scale of our operations allows us to allocate greater financial resources and build a stronger team at the initial stages of entering a new market, which in turn contributes to our ability to accelerate growth in that market. We will also seek to leverage on our relationships with our key clients in existing markets. In addition, we may consider potential mergers and acquisitions, including opportunities to acquire local sales and management teams from competitors, to gain local capabilities and accelerate the growth of our operations.

Expand our client base to enhance profitability

        We remain committed to expanding our base of key clients, which are the largest national and local property developers. In addition, we plan to increasingly focus on cooperating with other selected local developers with whom we can establish long-term relationships, such as those developers with projects characterized by favorable geographic locations, relatively long sales periods and comparably higher commission rates, which we refer to as quality projects. We expect our increasing focus on these quality projects to contribute to our ability to gain market share in local markets. In addition, we believe that, by capitalizing on our brand recognition and the scale of our operations, our increasing focus on quality projects will strengthen our bargaining power with these local developers relating to our commission rates, thereby enhancing our profitability.

Strengthen our operations and support functions

        Our ability to continue our growth by replicating our success in new markets while maintaining consistency in quality of services depends significantly on our ability to manage such growth. Accordingly, we plan to allocate significant resources, including proceeds from this offering, to provide additional training to our employees and to upgrade our IT systems.

  Strengthening management functions and employee training

        To manage and support our continuing expansion, we plan to strengthen our management functions at our headquarters by centralizing our decision-making process. To achieve that, we plan to allocate additional resources towards hiring and training management employees at our headquarters. In addition, we plan to continue to implement Project 3-1-5, our initiative to train management personnel, to further refine the content and overall quality of the training programs of Project 3-1-5, and to build our reserve of management resources to further boost our geographic expansion. For our non-management employees, we also intend to allocate additional resources to strengthen training, with a view to increasing internal promotions and cultivating a stronger corporate culture. We also plan to establish our Syswin Institute to train our sales and management professionals and to provide training services to our clients that will further demonstrate to them the value of our services.

  Further improving information technology systems

        We also intend to continue to upgrade our IT capabilities by refining our WBS and CRM systems. With respect to the WBS system, our goal in our next phase of upgrade focuses on (i) standardizing our group-wide IT system to integrate systems at our city subsidiary level; (ii) enabling the system to distinguish the importance of each step of the business process to further facilitate the decision-making process; (iii) building an IT operating platform that we can share with our developer clients; and (iv) expanding our database of case studies and increasing knowledge sharing within our company. With respect to our CRM system, we intend to expand the information coverage of this system to include comprehensive unit-level property information on the Beijing market, and expand the database to include information on other city markets. In addition, we plan to develop an enterprise resource planning system to centrally integrate our existing IT systems, including our WBS and CRM systems.

Pursue new business opportunities

        We intend to actively pursue new business opportunities that complement our existing business lines and provide for new revenue streams. To this end, we are seeking to increase the scale of our primary real estate consultancy services business to continue to strengthen our management resources in this area, and to replicate our prior successes in this area in new markets, thereby creating additional sources of revenue through our primary real estate consultancy services.

        Furthermore, a number of our key clients are increasingly focused on developing their commercial property business. We currently have a relatively small commercial property department and have been engaged for commercial property projects from time to time. To enhance our capabilities in the commercial property business, we plan to allocate additional resources to significantly increase the scale of this department. As part of this effort, we may also consider potential opportunities to acquire local teams from more established competitors. To drive sales in the commercial property business, we intend to capitalize on our strengths in residential properties, particularly our strong relationships with and brand recognition among developer clients and property buyers, as well as our national network and institutional capabilities. In addition, we intend to explore opportunities to enter into the business of providing real estate financial services.

        By capitalizing on our broad geographic presence and our strong network of key clients, we believe that these and other business opportunities will enable us to maintain our growth and increase our profitability.

Our Services

        We provide primary real estate services in China to property and land developers with a focus on residential properties. We operate in two business segments: real estate sales agency services and real estate consultancy services. We disposed of our secondary real estate brokerage service business to Mr. Chen in August 2010.

        The following diagram illustrates the services we provide in a typical property development project.

As part of our sales agency services, we frequently provide land acquisition consultancy and project planning services as value-added services to our developer clients for no additional charge. From time to time, we are engaged by certain clients to provide land acquisition consultancy and project planning services on a stand-alone basis. In these cases, our revenue derived from these services is included in our real estate consultancy services segment. See "—Our Services—Real Estate Consultancy Services."

        We currently have operations in 17 cities in China, with locations illustrated in the map below.

  Real Estate Sales Agency Services

        Our core business is to provide sales agency services for new properties. Based on the demands of our clients, we may also provide consultancy services at the land acquisition and project planning stages of a development project as value-added services. The following table sets forth the aggregate gross floor area and value of properties sold through us as sales agents for the period indicated.

	For the Year Ended December 31,
				For the Nine Months Ended September 30, 2010
	2007	2008	2009
Aggregate gross floor area of properties sold (in thousands of square meters)	896	1,131	2,858	2,962
Aggregate transaction value of properties sold (in millions of RMB)	10,337	10,841	29,678	33,380

  Our services

        We provide a range of sales agency services from the pre-sale stage through the completion of the sale as well as after-sale services. Once preparation for sales on a project commences, we will form a project team that consists of dedicated teams from our sales, planning and quality control departments. The sales team will commence on-site training for the sales personnel and other preparatory work. The planning team will prepare an advertising campaign for the project utilizing various forms of media, including newspapers and magazines, television and radio, outdoor media and the Internet, supplemented by sponsorships of events and conferences. As part of our efforts to cultivate long-term relationships with our developer clients, for each property project, we put in place a quality control team to provide on-site supervision and guidance to ensure the quality of services, manage the contract execution and down payment process and address any issues or complaints from potential buyers. The three teams will jointly assist our developer clients in making decisions relating to pricing and sales management.

        Upon completion of sales on a project, we continue to provide a range of services to our developer clients. For example, we assist in the property delivery and inspection process and help to resolve issues relating to the purchased property between our developer client and the property buyers. We also provide assistance relating to project reporting and required government filings for our developer clients. Based on our arrangements with our developer clients, we also provide administrative assistance to them in the purchase consideration collection process, such as frequent communications with property buyers to remind them to provide application documents in a timely manner, and assistance in reviewing financing document prepared by the bank lender.

        We generally receive a fixed percentage of aggregate value of the property transactions to which we provide sales agency services as base commission. Certain property developers offer a progressive structure for the base commission based on the progress made on the property sales. From time to time, our developer clients pay us certain incentive commissions, or bonus compensation for properties sold beyond certain pre-agreed selling prices. In limited circumstances, we agree with our developer clients to undertake the overall project marketing and promotion activities and to pay all the expenses incurred in this regard prior to and during the project sales. In return, our developer clients pay us supplemental commissions, generally calculated as a percentage of the aggregate value of properties sold. As our scale of operations and national network continue to expand, our brand recognition continues to strengthen and our scope of services continues to grow, we expect our bargaining power for incentive commissions to increase.

        Our commission rate and rate structure is generally negotiated on a project-by-project basis, and as a result may vary from project to project. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Specific Factors Affecting Our Financial Condition and Operating Results—Changes in commission rates."

        In addition to sales agency services, based on the needs of our developer clients, we frequently provide land acquisition consultancy and project planning services as value-added services:

  •
  Land acquisition consultancy.  We assist developer clients in identifying and evaluating land parcels that meet their requirements, and facilitate acquisitions of land parcels by, among other things, helping them prepare land bidding proposals.

  •
  Project planning.  We provide a wide range of project planning services to our developer clients generally in two phases. The first phase primarily focuses on development feasibility, market research and the overall positioning of the project. During the second phase, we provide more detailed analysis and recommendations on the project's general design and layout, the feasibility and planning of development by phases, and financial analysis and management.

  Our geographic presence

        We began focusing on providing primary real estate services in the second half of 2004, initially in Beijing. Our market share in Beijing was approximately 13% in the six months ended June 30, 2010 in terms of gross floor area of properties sold, according to China Index Academy. After establishing ourselves as the market leader in Beijing, we soon began selectively entering new strategic markets in the Bohai Rim region as well as Western China, and have quickly become market leaders in a number of these markets.

        Based on our analysis of local market capacity and the local market shares of our key clients, we have identified markets in the Yangtze River Delta region and the Pearl River Delta region as key markets in our next phase of expansion, with a more immediate focus on the Yangtze River Delta region. Generally, based on the business development stage of our subsidiaries in each of the markets we entered, our markets can be broadly grouped into one of four categories. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Specific Factors Affecting Our Financial Condition and Operating Results—Development cycle of our markets."

        The table below sets forth, for the periods indicated, the number and aggregate gross floor area of our projects for which we have provided sales agency services and recognized revenue, by the location of our projects.

	For the Year Ended December 31,
							For the Nine Months Ended September 30, 2010
	2007		2008		2009
	Aggregate GFA	%	Aggregate GFA	%	Aggregate GFA	%	Aggregate GFA	%
	(In thousands of square meters, except percentages)
Beijing	650	72.5%	911	80.5%	1,323	46.3%	1,361	46.0%

Bohai Rim Region
Qingdao	—	—	50	4.4	251	8.8	166	5.6
Tianjin	6	0.7	18	1.7	236	8.3	124	4.2
Dalian	—	—	26	2.3	181	6.3	161	5.4
Jinan	—	—	—	—	137	4.8	33	1.1
Hohhot	53	5.9	41	3.6	123	4.3	81	2.7
Shenyang	—	—	31	2.7	37	1.3	23	0.8
Taiyuan	—	—	—	—	18	0.6	47	1.6
Yantai	6	0.7	—	—	2	0.1	50	1.7

Subtotal	65	7.3	166	14.7	985	34.5	685	23.1

Western China
Chengdu	—	—	41	3.6	243	8.5	172	5.8
Guiyang	181	20.2	11	1.0	124	4.3	80	2.7
Chongqing	—	—	—	—	118	4.1	99	3.3
Yinchuan	—	—	2	0.2	21	0.8	488	16.5

Subtotal	181	20.2	54	4.8	506	17.7	839	28.3

Yangtze River Delta Region
Suzhou	—	—	—	—	44	1.5	77	2.6
Nanjing	—	—	—	—	—	—	—	—
Shanghai	—	—	—	—	—	—	—	—
Hangzhou	—	—	—	—	—	—	—	—

Subtotal	—	—	—	—	44	1.5	77	2.6

Total	896	100.0%	1,131	100.0%	2,858	100.0%	2,962	100.0%

  Our developer client base

        Historically, we have strategically targeted developers that are either among China's top 100 developers or the 10 largest developers at the provincial level, which we refer to as our key clients. For our key clients, we seek to build and maintain a dedicated management and sales team to provide consistently high quality service from project to project. In addition, we also seek to cooperate with smaller reputable developers with whom we can establish long-term relationships, such as those developers with projects characterized by favorable geographic locations, relatively long sales periods and comparably higher commission rates, which we refer to as quality projects.

        The table below sets forth, for the period indicated, information relating to the number and aggregate gross floor area sold of the projects of our largest developer clients, based on the total net revenue derived from such clients during the three years ended December 31, 2009 and the nine months ended September 30, 2010.

	For the Year Ended December 31,
													For the Nine Months Ended September 30, 2010
	2007				2008				2009
	Number	% of total	Aggregate GFA	% of total	Number	% of total	Aggregate GFA	% of total	Number	% of total	Aggregate GFA	% of total	Number	% of total	Aggregate GFA	% of total
	(In thousands of square meters, except percentages)
Client A	3	11%	230	26%	8	18%	367	32%	11	16%	731	26%	12	15%	704	24%
Client B	1	4	25	3	2	5	37	3	3	4	305	11	3	4	125	4
Client C	5	19	102	11	7	16	71	6	4	6	225	8	6	8	257	9
Client D	2	7	29	3	7	16	294	26	12	18	176	6	7	9	86	3
Client E	1	4	233	26	1	2	58	5	1	1	54	2	1	1	21	1
Other clients	15	55	277	31	19	43	304	28	37	55	1,367	47	50	63	1,769	59

Total	27	100%	896	100%	44	100%	1,131	100%	68	100%	2,858	100%	79	100%	2,962	100%

  Real Estate Consultancy Services

        In addition to the real estate sales agency services that we offer to developers, we derive revenue from land acquisition consultancy services and project planning services offered to developer clients on a stand-alone basis. For a description of these services, see "—Real Estate Sales Agency Services." We also generate revenue from primary land development consultancy and agency services provided to primary land developers.

        Our primary land development consultancy and agency services are offered to primary land developers seeking professional advice on managing real estate land resources and maximizing the value of their land. Our clients are typically primary land developers that may have limited experience in developing large parcels of land. Below are some examples of our primary land development consultancy and agency projects:

  •
  Hohhot, Inner Mongolia.  In 2005, we were engaged by a primary land developer in Hohhot, the capital of the Inner Mongolia Autonomous Region, to advise on the overall property development plan of the city to make it more attractive for businesses and investors. We advised on the land supply schedule for each year as well as the mix of commercial and residential properties, aiming to restore and improve the value of land use rights in Hohhot by managing the level and type of land supply available to the market. As part of the engagement, we also advised on project planning and promotion.

  •
  Jinghai County, Tianjin Municipality.  In 2008, we were engaged by the primary land developer engaging in primary land development in Tuanbo New Town area in Jinghai County, Tianjin Municipality. The project covers a gross land area of 52 square kilometers. We advised on the project positioning and planning as well as the overall marketing plan for the project.

        By providing primary land development consultancy and agency services for a project, we become well-positioned to be engaged by the property developer of the project to provide sales agency services. We believe that our experience and capabilities in providing primary land development consultancy and agency services distinguish us from many of our competitors.

Our Information Technology Systems

        Our business grew out of Mr. Chen's software information technology business. Reflecting this background, we have developed our proprietary information technology systems, which primarily consist of our work breakdown structure system, or the WBS system, and our customer relationship management system, or the CRM system.

  The WBS system

        Our WBS system sets forth the tasks required to achieve any objective within the work flow of a sales project. It also monitors compliance with detailed operating procedures at each step of our business and operational process. It provides a common framework for the overall planning of our projects and is our basis for dividing work into definable modules, and can be revised and updated as needed by our project managers and employees.

        Upon the initialization of a project, our management teams at different levels input project information and working instructions into the WBS system, creating a detailed work-flow schedule for each key event throughout the project. The WBS system then automatically supplements the work-flow with up to hundreds of other events needed for the project, based on the information input by our management team and the experience data gained through our precedent maintained by the WBS system. Various working modules and template documents are generated and assigned to the relevant event. At any specified time prior to the expected occurrence of certain event, the WBS system automatically generates and delivers a series of requests, together with the related template documents embedded within the event, to the relevant personnel in charge of the event via an internal message system. For certain key events requiring approval by different levels of our management team, the WBS system organizes the decision-making process and notifies the individuals whose approvals are required. Our management team is also able to adjust the process based on the project's specific needs throughout the work flow of a project. We also believe that our WBS system effectively facilitates our knowledge management process by serving as a precedent management system and allowing efficient utilization of our internal knowledge resources.

        The development of our WBS system has facilitated our management's efforts to supervise and manage our projects and ensure a high level of service quality consistency across projects as we expand into new city markets.

  The CRM system

        The CRM system is the core business management system used by our management team as well as a day-to-day work platform for our sales professionals and managers based on a comprehensive database system covering information regarding our clients, property buyers and development projects. By capitalizing on our experience in the primary real estate sales agency and consultancy business, we developed our CRM system in 2007 and 2008 primarily utilizing our in-house information technology personnel resources with the support from third-party IT outsourcing firms.

        As of July 31, 2010, our CRM system included information relating to more than 750,000 home buyers and potential purchasers in Beijing, as well as detailed information on the unit level for 1.6 million home units in Beijing. The information available on our CRM system is a key factor in our ability to promote the properties of our developer clients. The CRM system also includes analytical modules which can identify suitable or comparable residential units based on specific criteria input by potential property purchasers or our sales professionals. Our CRM system also enables information sharing among sales teams of different projects as approved by our management team. Our CRM system also assists in monitoring the performance and managing commissions of sales professionals and managers. It also provides cash flow supervision and management services for property sales.

        Our CRM system has enabled us to analyze and present up-to-date market, financial and operating data to our management team and sales professionals and helped us keep abreast of and capitalize on significant market trends and developments, thereby improving our sales efficiency.

Our Contract Pipeline

        Our contract pipeline as of a specified date represents the aggregate gross floor area of the properties for which we have been engaged to provide sales agency services but have not yet recognized revenue as of such date based on the respective agency agreements. The table below sets forth our contract pipeline as of September 30, 2010 by geographic region.

	As of September 30, 2010
	(In thousands of square meters)
Beijing	4,227
Bohai Rim Region	6,244
Western China	5,262
Yangtze River Delta Region	811

Total	16,544	(1)

(1)
A significant majority of our sales agency agreements are on an exclusive basis. For purpose of calculating contract pipeline amounts under our non-exclusive agency agreements in this table, we have included our estimated proportional amounts that we expect to sell.

        For more information, see "Management Discussion and Analysis of Financial Condition and Results of Operations—Specific Factors Affecting Our Financial Condition and Operating Results—Contract Pipeline."

Sales and Marketing

  Our commission structures and arrangements

        Commission structures of our projects, which are set out in our written sales agency agreements with our developer clients, generally consist of a base commission and, on some projects, an incentive commission. Occasionally, our commissions also include a supplemental commission. From time to time, we may agree to the quality assurance retention money or performance bond arrangements as part of our strategy to meet the demands of our developer clients for a high level of service quality throughout the sales cycles of their projects. The following is a brief description of these types of commission structures:

  •
  Base commission.  Base commission is calculated as a fixed percentage of aggregate value of the property transactions to which we provide sales agency services. A number of property developers offer a progressive structure of base commissions based on the sales progress in terms of value or volume of properties sold;

  •
  Incentive commission.  Incentive commission is a bonus compensation that property developers pay for properties sold beyond certain pre-agreed selling prices. Incentive commission is calculated as a percentage of the property transaction value exceeding a base transaction value calculated using a pre-determined average selling price. Occasionally, our sales agency agreements provide for a progressive incentive commission rate structure based on average selling price of properties sold; and

  •
  Supplemental commission.  Supplemental commission is generally paid by property developers in return for our agreement to undertake the overall project marketing and promotion activities and to pay all costs incurred in this regard prior to and during the project sales. Supplemental commission is calculated as a percentage of the aggregate value of properties sold.

  •
  Quality assurance retention money.  Quality assurance retention money arrangement is an arrangement under which we allow our developer clients to pay a portion of commissions, typically 5% to 20% of the aggregate agreed-to commission, as quality assurance retention money, upon our meeting certain pre-determined criteria. Such pre-determined criteria can be largely categorized into (i) those based on the level of satisfaction with our services as determined by our developer clients; and (ii) those based on the sales progress on a project, which may take into account factors such as gross floor area of properties sold and transaction value. We recognize the revenue represented by such retention money only upon the satisfaction of such pre-agreed conditions; and

  •
  Performance bond.  Performance bonds are upfront deposits we make to property developers prior to the sales commencement, which will be released periodically or upon the sales completion, and may be subject to certain pre-determined criteria similar to those applicable to the payment of quality assurance retention money.

        Our commission rate and rate structure is generally negotiated on a project-by-project basis, and as a result may vary from project to project. The adoption of quality assurance retention money and performance bonds arrangements is not necessarily linked to the adoption of any commission structure. For a more detailed discussion of our commission structure, including a discussion of the Guo'ao Project, our single largest project to date, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Specific Factors Affecting Our Financial Condition and Operating Results—Changes in commission rates."

  Our sales and marketing activities

        We primarily market our services to existing clients and new clients that approach us through word-of-mouth referrals. Upon receiving information on a potential client or project, we assess the attractiveness of the client or project based on a combination of factors, including scope of services, likelihood of achieving sales targets, resource requirements and commission rates on the project, as well as the market share and growth potential of the client. Based on these assessments, we select our key clients and quality projects on which we would concentrate our sales and marketing efforts.

        In addition, to strengthen our brand recognition in the industry, we advertise regularly on real estate-focused portal websites, magazines and newspapers and seek to maintain close relationships with these media outlets through hosting, sponsoring or participating in conferences and competitions. Some of our senior management members also write regular columns in magazines to share their views on the real estate industry.

Employees and Training

        We had 663, 1,202, 1,523 and 2,290 employees as of December 31, 2007, 2008, 2009 and September 30, 2010, respectively, and historically have not employed a significant number of part-time employees. The following table sets forth the number of our employees by function as of the date indicated.

As of September 30, 2010
Sales professionals	1,197
Consultancy and planning	392
Quality control	259
General administration	152
Financial and accounting	51
Human resources	72
Operations	54
Marketing	88
Information technology	25

Total	2,290

        We review the performance of our sales professionals on a regular basis. To foster teamwork among our employees, we seek to balance the compensation levels of our sales professionals by paying different commission rates for each project based on factors such as the attractiveness of the project and ability to meet specified sales targets.

        To support our geographic expansion plan, we have implemented a training program for our future regional managers, project managers and sales managers. This training program is referred to as Project 3-1-5, as it seeks to train, by 2012, a core management team of 30 regional managers, 100 project managers and 500 sales and planning managers to support 200 to 250 projects per year. We have developed Project 3-1-5 to provide systematic training to our professionals at each stage of their career at our company. We believe that the implementation of Project 3-1-5 and other similar programs will enhance our employees' professional development and foster cohesiveness in our corporate culture. We also provide on-going training to our sales professionals and other employees. Our training programs include various orientations, lectures, seminars and workshops for both newly recruited and experienced employees, and cover topics such as orientation training, agency business, sales techniques, information technology, management skills and legal and finance training.

Competition

        The primary real estate sales agency and consultancy services industry in China is highly competitive, particularly in the metropolitan areas in which most of the property development projects are concentrated and real estate industry is highly developed, such as Beijing, Shanghai and Shenzhen. Significant capital commitments would be required to compete on a regional or national basis, though the industry has relatively low capital commitment requirements for small operations, especially participants with existing relationships with property developers in certain cities or regions. Companies primarily compete for primary real estate sales agency and consultancy services business on the basis of the scope and quality of services offered, reputation and brand recognition, local expertise and agency commission rates.

        The three major players in the primary real estate service market in China are E-house (China) Holdings Limited with primary markets in eastern China and based in Shanghai; World Union Properties Consulting Co., Limited with primary markets in southern China and based in Shenzhen; and our company with primary markets in Northern China and based in Beijing. All three players are seeking to expand their operations nationally. In addition to these national competitors, we also compete with local players in each of the 17 cities in which we have established operations. For example, in Beijing, we also compete with B.A. Consulting and the local operations of Centaline Property Agency Limited.

Intellectual Property

        Our "SYSWIN" brand name, coupled with our proprietary information technology systems, including our WBS system and our CRM system, contributed significantly to our competitive advantages in the primary real estate sales agency and consultancy services industry in China. We use certain "SYSWIN" trademarks under a non-exclusive royalty-free license from an entity controlled by Mr. Chen. See "Related Party Transactions—Transactions with Mr. Chen—Purchase of services." To protect these intellectual property rights, we rely on a combination of trademark and copyright laws in China as well as imposing procedural and contractual confidentiality obligations upon our key employees. The built-in security functions and access authorization mechanisms in our information technology systems also help protect our confidential information.

Facilities

        Our headquarters are located in Beijing, China. For our headquarters office spaces, we lease a portion of Syswin Building with an aggregate gross floor area of 6,786 square meters from a related party entity controlled by Mr. Chen. See "Related Party Transactions—Transactions with Mr. Chen—Purchase of services." In addition, we own an office space of 540 square meters in Tianjin and occupy an aggregate of approximately 5,300 square meters of leased space for our local operations in other cities in China. We consider our corporate office space adequate for our current operations.

Compliance and Legal Proceedings

        Our operations in China are regulated by the Ministry of Commerce, the State Administration of Foreign Exchange, the Ministry of Housing and Urban-Rural Development, the Ministry of Land and Resources, the State Administration for Industry and Commerce and their respective local counterparts. See "Regulations" for further details on the regulations promulgated by such bodies. Except as otherwise disclosed in this prospectus, we are not aware of any material non-compliance with applicable PRC laws and regulations that are material to our business.

        Historically, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. However, we have not experienced any legal proceedings, investigations or claims that have had a material and adverse effect on our business. We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material and adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth our directors and executive officers, their ages as of the date of this prospectus and the positions held by them. The business address for each of our directors and executive officers is 9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, the People's Republic of China.

Name	Age	Position
Xiaoling Hu	40	Chairwoman of the Board of Directors
Liangsheng Chen	41	Director and Chief Executive Officer
Hongbing Tao	43	Director and President
Zhenghui Wei	42	Director
Xiaoya Zhang	48	Independent Director(1)
Shulong Chu	53	Independent Director(1)
Zelai Zhang	48	Independent Director(1)
Kai Li	40	Chief Financial Officer
Shi Cheng	43	Deputy general manager of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited
Xuefei Zhang	32	Deputy general manager of agency department of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited
Wu Ding	42	Chief client representative of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited

(1)
Mr. Xiaoya Zhang, Mr. Shulong Chu and Mr. Zelai Zhang are expected to become our independent directors upon the declaration of effectiveness of the registration statement of which this prospectus forms a part.

        Ms. Xiaoling Hu is our chairwoman and has served as our director since 2010. She is also a managing director of CDH Investments Management (Hong Kong) Limited and a non-executive director of Belle International Holdings Limited, Yingliu International Holdings Limited, Beijing Xiron Book Limited and Sunac China Holdings Limited. From 1999 to 2002, Ms. Hu was a senior manager in the direct investment division of China International Capital Corporation Limited. From 1995 to 1999, Ms. Hu was a senior associate at Arthur Andersen Certified Public Accountants. Ms. Hu is a fellow of the Association of Chartered Certified Accountants, United Kingdom. Ms. Hu received her bachelor's and master's degrees in Economics from Beijing Jiaotong University (previously known as Northern Jiaotong University).

        Mr. Liangsheng Chen is our founder and has served as our director and chief executive officer since 2007. He has served as the chairman of the board of directors of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since it was founded in 2004. He founded Shenzhen Syswin Computer Software Co., Ltd. in 1994 and has served as its chairman of the board of directors since its incorporation. From 1993 to 1994, Mr. Chen served as the China Representative for Dun & Bradstreet, Inc. in Shenzhen Zhongheng Business Co., Ltd. From 1992 to 1993, he served as a deputy general manager of the Xiamen Branch of McDonald's China Co., Ltd. Mr. Chen currently serves as a part-time researcher in the Strategic Studies Institute of the Public Policy and Management School of Tsinghua University. Mr. Chen received his bachelor's degree from Xi'an Jiaotong University and his MBA degree from The Chinese University of Hong Kong.

        Mr. Hongbing Tao is our president and has served as our director since 2007. He has also served as the general manager of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since 2005. From 2004 to 2005, he was the general manager of Hohhot Syswin Real Estate Brokerage Company

Limited. From 2000 to 2004, he was the general manager of Yinchuan Ai Di Technology Development Co., Ltd. From 1998 to 1999, he served as the general manager of Yinchuan Stationary Supplies Co., Ltd. From 1992 to 1997, he was the general manager of Ningxia Zhong Lian Industry & Trade Co., Ltd. Mr. Tao received his bachelor's degree from Lanzhou University of Finance and Economics and his EMBA degree from Tsinghua University.

        Ms. Zhenghui Wei has served as our director since 2010 and deputy general manager of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since 2009. From 2001 to 2008, Ms. Wei served as the general manager of the human resources department of China Yuanda Group Co., Ltd. From 1990 to 2000, she served as a deputy manager of the human resources department of China Vanke Co., Ltd. and deputy general manager of Beijing Vanke Co., Ltd. Ms. Wei received her bachelor's degree from the University of Science and Technology of China.

        Mr. Xiaoya Zhang is expected to become our independent director. Mr. Zhang has also served as a director and president of AirMedia Group Inc. since 2007 and its interim chief financial officer since February 2010. He also served as a director and president of Beijing AirMedia Advertising Co., Ltd. since 2005. From 1995 to 2004, Mr. Zhang was a department director of China Investment Engineering Consulting Company. Prior to that, he served as the deputy general manager of Dalian Zhongxing Industrial Company from 1992 to 1995. From 1989 to 1992, Mr. Zhang served as the program manager of China Agriculture Development Trust Investment Company. Mr. Zhang received his bachelor's degree in Mathematics from Shandong University in China in 1983 and his master's degree in System Engineering from Beijing University of Aeronautics and Astronautics in China in 1989 and was awarded the senior engineer qualification by the State Development Planning Commission.

        Mr. Shulong Chu is expected to become our independent director. Mr. Chu has also served as professor and Ph.D. supervisor of the School of Public Policy and Management, Tsinghua University since 2001. From 1994 to 2001, Mr. Chu served as the director of the China Institute of Contemporary International Relations. Mr. Chu received his bachelor's degree from Dalian University of Foreign Languages in 1978, his master's degree from University of International Relations in 1985 and his doctor's degree from Department of Political Science of George Washington University in 1993.

        Mr. Zelai Zhang is expected to become our independent director. Mr. Zhang has also served as the president of Tianjin Haihang Bohai Real Estate Equity Investment Fund Management Co., Ltd. since 2010. From 2005 to 2009, he served as a director and president of Ningbo Jingang Investment Trust Co., Ltd. From 2002 to 2005, he served as the general manager of the research and development department and trust department of Beijing International Trust Investment Co., Ltd. Mr. Zhang received his bachelor's degree and master's degree from Hebei University and his doctor's degree from the Graduate School of the Chinese Academy of Social Sciences.

        Mr. Kai Li has served as our chief financial officer since 2010 and the financial controller of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since 2008. From 1995 to 2008, Mr. Li served as the financial controller of Panasonic Corporation of China. From 1991 to 1995, he served as the financial manager of Panasonic CRT (Beijing) Co., Ltd. Mr. Li received his bachelor's degree from the Beijing University of Technology and his master's degree from the University of New South Wales.

        Mr. Shi Cheng has served as the deputy general manager of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since 2010. From 2004 to 2010, he served as the executive president of Coastal Greenland Limited. From 2000 to 2004, he served as the principal officer of Shenzhen Great China International Investment Co., Ltd. Mr. Cheng received his mater's degree from Wuhan University and his bachelor's degree from Tongji University.

        Mr. Xuefei Zhang has served as the deputy general manager of agency department of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since he joined us in 2005. From 2003 to

2005, he served as operating director of Beijing Zhengpintang Advertisement Designing Co., Ltd. From 2002 to 2003, he served as manager of the planning department of Pearl River Real Estate Development Co., Ltd. From 2000 to 2001, he served as manager of the marketing department of Dalian Zhonglian Real Estate Development Co., Ltd. Mr. Zhang received his bachelor's degree from Beijing Wuzi University.

        Mr. Wu Ding has served as the chief client representative of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since 2008. He also served as the general manager of Shenzhen Syswin Computer Software Company Limited from 2005 to 2007 and chairman of its board of directors since 2008. Mr. Ding received his master's degree in system engineering from Xi'an Jiaotong University in 1993.

Employment Agreements

        We have entered into employment agreements with each of our executive officers. We may terminate an executive officer's employment for cause, at any time, without remuneration, for certain acts of the officer, including, but not limited to, a conviction or plea of guilty to a felony, negligent or dishonest acts to our detriment or misconduct or a failure to perform agreed duties. An executive officer may terminate the employment at any time upon advance written notice. In the event that the employment agreement is terminated by us for cause, or terminated by the executive officer, the officer is entitled to certain payments as provided by applicable laws or otherwise agreed to by the parties upon the termination of the employment. Except for the foregoing, our directors and executive officers are not entitled to any severance payments upon the termination of their employment for any reason.

        Each executive officer has agreed to hold in strict confidence any trade secrets or confidential information of our company. Each officer also agrees to faithfully and diligently serve our company in accordance with the employment agreement and the guidelines, policies and procedures of our company approved from time to time by our board of directors.

Board of Directors

        Our board of directors will consist of seven directors upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. A director is not required to hold any shares in the company by way of qualification. A director may, subject to any separate requirement for audit committee approval under applicable law or the listing rules of the New York Stock Exchange, and unless disqualified by the chairman of the relevant board meeting, vote with respect to any contract or transaction in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration and any vote on such contract or transaction. The directors may exercise all the powers of the company which are not, by the Companies Law or its amended and restated articles of association, required to be exercised by shareholders, including the power to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever outright or as security for any debt, liability or obligation of the company or of any third party.

Committee of the Board of Directors

        We will establish an audit committee and a nominating and corporate governance committee under the board of directors immediately upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. We have adopted a charter for each of these committees.

  Audit Committee

        Our audit committee consists of Messrs. Xiaoya Zhang, Shulong Chu and Zelai Zhang, all of whom satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and the "independence" standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Xiaoya Zhang is the chairperson of our audit committee. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of our internal audit function and independent auditor. The audit committee will be responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

  •
  reviewing and approving all proposed related party transactions, as defined under applicable U.S. securities laws and regulations;

  •
  discussing the annual audited financial statements with management and the independent auditors;

  •
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

  •
  meeting separately and periodically with management and the independent auditors.

  Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of Messrs. Liangsheng Chen, Zhenghui Wei and Shulong Chu, and is chaired by Liangsheng Chen. Shulong Chu satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee assists the board of directors in identifying and selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

  •
  identifying, selecting and recommending to the board nominees for election or re-election to the board;

  •
  reviewing annually with the board the composition of the board in light of the characteristics of knowledge, experience, skills, expertise and diversity;

  •
  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

  •
  advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken.

Duties of Directors

        Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. Our company has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares of our company, including the registering of such shares in our share register.

Interested Transactions

        A director may, subject to any separate requirement for audit committee approval under applicable law or the listing rules of the New York Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Terms of Directors and Officers

        Pursuant to our amended and restated articles of association, which will become effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part, our board of directors will be divided into three classes. At the second annual general meeting after the adoption of our articles, all Class A directors, including Xiaoya Zhang and Zelai Zhang, are expected to retire from office and be eligible for re-election. At the third annual general meeting after the adoption of our articles, all Class B directors, including Xiaoling Hu, Zhenghui Wei and Shulong Chu, are expected to retire from office and be eligible for re-election. At the fourth annual general meeting after the adoption of our amended and restated articles of association, all Class C directors, including Liangsheng Chen and Hongbing Tao, are expected to retire from office and be eligible for re-election. At each subsequent annual general meeting after the fourth annual general meeting after the adoption of our amended and restated articles of association, one-third of the directors for the time being (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) will retire from office by rotation. A retiring director shall be eligible for re-election. The directors to retire by rotation will include (so far as necessary to ascertain the number of directors to retire by rotation) any director who wishes to retire and not to offer himself for re-election. Any further directors so to retire will be those of the other directors subject to retirement by rotation who have been longest in office since their last re-election or appointment.

        A director must vacate his directorship if he resigns, becomes mentally unsound or dies, is absent from board meetings for three consecutive meetings without special leave from our board, becomes bankrupt or ceases to be a director under the law or is removed by our shareholders. A director may be removed by a special resolution of our shareholders, which requires the affirmative vote of no less than two-thirds of the votes cast at a meeting of our shareholders. Officers are selected by and serve at the discretion of the board of directors. There is no mandatory retirement age for directors.

Compensation of Directors and Executive Officers; Government-Mandated Benefits

        For the year ended December 31, 2009, we paid an aggregate of approximately RMB3.8 million (US$0.6 million) in cash compensation to our executive officers, and we did not pay any cash compensation to our non-executive directors. The total amount set aside or accrued by us to provide pension, retirement or similar benefits for our executive officers and directors for the year ended December 31, 2009 was approximately RMB0.1 million. Our PRC subsidiary as well as our consolidated entity and its subsidiaries are required by law to make contributions based on each employee's salary for his or her pension insurance, medical insurance, housing fund, unemployment and other statutory benefits. We have no service contracts with any of our directors providing for benefits upon termination of employment.

 PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus, by:

  •
  each of our directors and executive officers;

  •
  each person known to us to own beneficially more than 5.0% of our ordinary shares; and

  •
  each of the selling shareholders.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
Name	Number(1)	Percent(1)	Number(1)	Percent(1)	Number(1)		Percent(1)
Directors and Executive Officers:
Xiaoling Hu	—	—	—	—	—		—
Liangsheng Chen(2)	121,250,000	78.29%	5,121,736	3.31%	110,274,612	(6)	57.06%	(6)
Hongbing Tao(3)	3,750,000	2.42	—	—	3,750,000		1.94
Zhenghui Wei	—	—	—	—	—		—
Xiaoya Zhang	—	—	—	—	—		—
Shulong Chu	—	—	—	—	—		—
Zelai Zhang	—	—	—	—	—		—
Kai Li	—	—	—	—	—		—
Shi Cheng	—	—	—	—	—		—
Xuefei Zhang	—	—	—	—	—		—
Wu Ding	—	—	—	—	—		—

All Directors and Executive Officers as a group	125,000,000	80.71	5,121,736	3.31	114,024,612		59.00

5% and above Shareholders and Selling Shareholders
Brilliant Strategy Limited(4)	121,250,000	78.29	5,121,736	3.31	110,274,612	(6)	57.06	(6)
China Rebro Limited(5)	29,875,000	19.29	4,478,264	2.89%	25,396,736		13.14%

Notes:

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person or the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of this offering, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. Percentage of beneficial ownership of each listed person prior to this offering is based on 154,875,000 ordinary shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after the offering is based on 193,275,000 ordinary shares outstanding immediately after the closing of this offering. Brilliant Strategy Limited, one of the selling shareholders, has granted to the underwriters an option to purchase up to 1,800,000 additional ADSs, representing 7,200,000 ordinary shares, at the initial public offering price less the underwriting discounts and commissions.

(2)
Includes 121,250,000 ordinary shares held through Brilliant Strategy Limited, a company with limited liability incorporated in the British Virgin Islands and wholly owned by Mr. Liangsheng Chen. Ordinary shares Mr. Chen is selling in this offering represent those sold by Brilliant Strategy Limited, through which Mr. Chen holds the equity interest in our company.

(3)
Includes 3,750,000 ordinary shares owned by Mr. Hongbing Tao.

(4)
Brilliant Strategy Limited is a company with limited liability incorporated in the British Virgin Islands, wholly owned by Mr. Liangsheng Chen.

(5)
Includes 29,875,000 ordinary shares held by China Rebro Limited. China Rebro Limited is wholly owned by CDH China Fund III, L.P., a Cayman Islands exempted limited partnership ("CDH Fund III"). CDH III Holdings Company Limited, a Cayman Islands exempted limited liability company ("CDH III Holdings"), is the general partner of CDH Fund III and has the power to direct CDH Fund III as to the voting and disposition of shares directly and indirectly held by CDH Fund III. All decisions related to the voting and disposition of shares directly and indirectly held by CDH Fund III require approval by the investment committee of CDH III Holdings, which currently consists of Shangzhi Wu, Shuge Jiao and Xinlai Liu. Changes to the investment committee require the approval of the directors of CDH III Holdings. The directors of CDH III

  Holdings are nominated by the principal shareholders of CDH III Holdings, which consist of CZI II GP Holdings, L.P., Prowell Ventures Pte. Ltd., and China Diamond Holdings III, L.P. CZI II GP Holdings, L.P. is 99.48% owned by ZG Investments IV, LTD and 0.52% owned by Capital Z Employees II, L.P. ZG Investments IV, LTD is wholly owned by Zurich Financial Services, a publicly traded company. Capital Z Employees II, L.P. is controlled by senior members of its management / investment team. Prowell Ventures Pte. Ltd. is wholly owned by the Government of Singapore Investment Corporation (Ventures) Pte Ltd., and China Diamond Holdings III, L.P. is a British Virgin Islands limited partnership controlled by senior members of the CDH Fund III investment team. The business address for China Rebro Limited is Kinston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(6)
On October 28, 2010, SOL Investment Fund Limited and Kee Shing International Limited, each an entity controlled by Sino-Ocean Land Holdings Limited (a company listed on the Hong Hong Stock Exchange, stock code 3377), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Mr. Chen through Brilliant Strategy Limited with an aggregate value of US$6.0 million and US$4.0 million respectively, at a price equal to the initial public offering price per ordinary share. In addition, on November 4, 2010, SouFun Holdings Limited (a company listed on the New York Stock Exchange, ticker symbol "SFUN"), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$5.0 million at a price equal to the initial public offering price per ordinary share. Based on an initial public offering price of US$10.25 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SOL Investment Fund Limited, Kee Shing International Limited and SouFun Holdings Limited agreed to purchase from Brilliant Strategy Limited is 2,341,462, 1,560,974 and 1,951,216, respectively. The closing of such share purchases shall take place upon and concurrently with the closing of this offering. As a result of such transactions as well as Mr. Liangsheng Chen's sale of ADSs representing ordinary shares in this offering through Brilliant Strategy Limited, the number of ordinary shares beneficially owned by Mr. Liangsheng Chen through Brilliant Strategy Limited after this offering will be 110,274,612.

        As part of China Rebro Limited's investment in our company, Mr. Chen, Mr. Tao and China Rebro Limited agreed to certain share adjustments based on our 2011 financial performance. In the event that we successfully meet our required financial targets, China Rebro Limited will transfer up to 2.40% of its equity interest in us to Mr. Chen and Mr. Tao. However, in the event that we fail to meet our required financial targets, Mr. Chen and Mr. Tao will transfer up to an aggregate of 10.99% of their respective equity interests in us to China Rebro Limited.

        As of the date of this prospectus, none of our outstanding ordinary shares are held by record shareholders in the United States. None of our existing shareholders has different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

Private Placement

        In January 2009, Qingling Company Limited, a limited liability company incorporated in Hong Kong and a wholly-owned subsidiary of CDH China Fund III, L.P. invested RMB204.0 million in exchange for a 19.29% equity interest in Syswin Xing Ye. CDH China Fund III, L.P. is an exempted limited partnership organized and existing under the laws of the Cayman Islands focusing on private equity investments.

        In July 2010, in contemplation of this offering, we undertook a corporate restructuring. As a result, CDH Investments held a 19.29% equity interest in our company. On August 4, 2010, we entered into a series of contractual arrangements with Syswin Xing Ye and its shareholders. As a result of these contractual arrangements, we are able to substantially control Syswin Xing Ye and its subsidiaries. See "Our Corporate History and Structure—Our Corporate History."

Contractual Arrangements with Our PRC Variable Interest Entities and Their Shareholders

        Due to certain restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy services business, we currently conduct our operations in China principally through contractual arrangements between Syswin Zhi Di, Syswin Xing Ye, and the shareholders of Syswin Xing Ye. For a description of these contractual arrangements, see "Our Corporate History and Structure—Contractual Arrangements."

Transactions with Mr. Chen

  Acquisitions and disposals

        In November 2007, we acquired 80% equity interest in Beijing Syswin Zhi Di Real Estate Consulting Company Limited and 80% equity interest in Guiyang Syswin Real Estate Brokerage Company Limited from a related party entity controlled by Mr. Chen, for a total consideration of RMB3.2 million. In May 2008, we acquired the remaining 20% equity interest in Beijing Syswin Zhi Di Real Estate Consulting Company Limited from a related party entity controlled by Mr. Chen for RMB0.8 million.

        In December 2007, we disposed of our (i) 60% equity interest in Beijing Jia Ye Lian Hang Real Estate Brokerage Company Limited for a consideration of RMB0.3 million; (ii) 90% equity interest in Beijing Hong Ye Lian Hang Real Estate Brokerage Company Limited for a consideration of RMB0.9 million; (iii) 90% equity interest in Beijing Yi Mai Real Estate Brokerage Company Limited for a consideration of RMB0.5 million, and (iv) 100% equity interest in Beijing Xin Da Wan Long Business Management Company Limited for a consideration of RMB1.0 million, to a related party entity controlled by Mr. Chen.

        In June 2009, we disposed of the 90% equity interest we owned in Beijing Heng Tong Pawn Shop Limited, a company engaging in pawn shop business, to certain related party entities controlled by Mr. Chen, for a total consideration of RMB4.5 million.

        In August 2010, we disposed Beijing Syswin Chuang Xin Real Estate Brokerage Company Limited, or Chuang Xin, a subsidiary of Syswin Xing Ye engaging in secondary real estate brokerage business under "E-home Park" brand, to certain related party entities controlled by Mr. Chen. Because Chuang Xin is in its early stage of business development and has incurred net losses since its incorporation, we disposed Chuang Xin through one of such related party entity's assumption of the receivables due from Chuang Xin in the amount of RMB41.4 million for a consideration of RMB27.0 million. In connection with such disposal, in September 2010, Syswin Xing Ye entered into a right-of-first-refusal agreement with certain related party entities controlled by Mr. Chen. Pursuant to such agreement, Syswin Xing Ye is granted a preferential right to acquire equity interest or asset in Beijing Syswin Chuang Xin Real Estate Brokerage Company Limited, a related party entity engaged in secondary real estate brokerage business and controlled by Mr. Chen, in the event that Mr. Chen proposes to dispose of such equity interest or asset directly or indirectly to any third party. The acquisition consideration will be determined by mutual agreement between the parties. The right-of-first-refusal agreement will terminate in the event that Mr. Chen's shareholding in our company becomes less than 30%.

  Purchase of services

        A related party entity controlled by Mr. Chen provided certain property management and cleaning services to our office spaces and mock-up rooms. For the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, total consideration paid for such services amounted to RMB1.1 million, RMB1.1 million, RMB1.2 million (US$0.2 million) and RMB1.4 million (US$0.2 million), respectively.

        We acquired certain decoration services, including interior decoration services for our office spaces and mock-up rooms used for our sales projects, from a related party entity controlled by Mr. Chen. For the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, total consideration we paid for such services amounted to RMB1.9 million, RMB0.3 million, RMB4.8 million (US$0.7 million) and RMB1.0 million (US$0.1 million), respectively.

        We also acquired certain information technology services, including installation, maintenance and training services relating to our CRM system and certain text message distribution services, from a related party entity controlled by Mr. Chen. For the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, total consideration we paid for such services amounted to RMB0.1 million, RMB0.2 million, RMB0.2 million and RMB13 thousand (US$2 thousand), respectively.

        We entered into a lease agreement with a related party entity controlled by Mr. Chen to lease a portion of Syswin Building with an aggregate gross floor area of 6,786 square meters for our headquarters office spaces in Beijing in August 2010. The term of the lease is three years and expires on August 26, 2013. Under the agreement, the lessor granted us the preferential right to lease the relevant portion of Syswin Building upon the expiration of such lease. The monthly rental amounts to approximately RMB0.6 million. As part of the lease agreement, an independent third party entity and a related party entity controlled by Mr. Chen, both engaging in property management services business, agreed to provide property management services to the portion of Syswin Building occupied by us, and we are required to pay monthly property management fees of approximately RMB14 thousand and RMB0.1 million to such entities, respectively.

        In October 2010, we entered into a trademark license agreement with a related party entity controlled by Mr. Chen, pursuant to which we are authorized to use certain "SYSWIN" trademarks on a non-exclusive royalty-free basis for an unlimited term.

  Non-compete agreement

        In September 2010, Syswin Xing Ye entered into a non-compete agreement with Mr. Chen, pursuant to which Mr. Chen agreed not to, directly or indirectly, through any of his affiliated entities (other than our company and our subsidiaries and consolidated entities), (i) engage in any primary real estate sales agency services and consultancy businesses, or (ii) employ, solicit for employment or encourage the departure of any of our employees. Mr. Chen also granted us certain preferential rights on future business opportunities relating to primary real estate sales agency services and consultancy businesses. The non-competition agreement will terminate in the event that Mr. Chen's shareholding in our company becomes less than 30%.

Related Party Loans and Other Payments

        We entered into certain interest-free advance arrangements with certain of our related parties, including Mr. Chen, Mr. Tao and certain related party entities controlled by Mr. Chen in 2007. These amounts due from related parties, represented by interest-free advances with no repayment date, were fully settled through our dividend distributed in 2008. In addition, we entered into certain interest-free advance arrangements with a related party entity controlled by Mr. Chen for its operational use in 2009. Such balance, represented by interest-free advances with no repayment date, was fully settled in 2009. The following table sets forth the amounts due from these related parties as of the dates indicated.

	Amount outstanding as of
	December 31,
				September 30, 2010
Amounts due from related parties	2007	2008	2009
	(In thousands of RMB)
Mr. Chen	16,000	—	—	—
Mr. Tao	500	—	—	—
Related party entities controlled by Mr. Chen
Beijing Xin Long Yuan Real Estate Development Company Limited	32,030	—	—	—
Cheng Zhi Investment Group Company Limited	25,813	—	—	—
Beijing Yi Mai Real Estate Brokerage Company Limited	800	—	—	—
Yantai Han Bo Assets Management Company Limited	350	—	—	—
Beijing Syswin International Real Estate Consulting Group Company Limited	300	—	—	17,000
Beijing Cheng Zhi Syswin Property Management Company Limited	13	—	—	—

Employment Agreements

        See "Management—Employment Agreements."

REGULATIONS

        We are subject to a number of laws and regulations in China relating to real estate sales agency and consultancy services. This section summarizes the principal current PRC laws and regulations relevant to our business and operations.

Regulations on Urban Real Estate Sales Agency and Consultancy Services

  General Principles on Urban Real Estate Intermediary Services

        The general principles relating to the real estate sales agency and consultancy service industry in China are mainly included in the Law on Administration of the Urban Real Estate, or the Urban Real Estate Law, promulgated by the Standing Committee of National People's Congress, or NPC, on July 5, 1994, and as amended on August 30, 2007, and the Provisions on the Administration of Urban Real Estate Intermediary Services, or the Intermediary Services Administration Provisions, promulgated by the Ministry of Construction, or MOC, and the predecessor of the Ministry of Housing and Urban-rural Development, on January 8, 1996 and as amended on August 15, 2001.

        According to the Urban Real Estate Law and the Intermediary Services Administration provisions, the urban real estate intermediary services agencies are categorized as real estate consultancy agencies, real estate appraisal agencies and real estate brokerage agencies. Accordingly, our operating entities engaged in real estate sales agency and consultancy services are subject to the laws and regulations governing real estate brokerage agencies and real estate consultancy agencies, respectively, and shall obtain business licenses from the State Administration for Industry and Commerce, or SAIC, or its local branches before commencing their real estate sales agency and consultancy businesses in China.

  Establishment of Urban Real Estate Sales and Consultancy Agencies

        To qualify as an urban real estate sales and consultancy agency, a company must register with the local branches of SAIC in each locality where it conducts relevant business. In addition, the company is required to file with the real estate regulatory authorities at the county level or above within one month after obtaining its business license issued by SAIC or its local branch. Penalty for non-compliance includes imposition of fines, injunction against illegal services, confiscation of illegal income and revocation of licenses.

        Currently, various implementation practices are adopted by local real estate regulatory authorities for the registration and licensing of primary real estate sales agency and consultancy services businesses. For example, pursuant to our verbal consultation with the local real estate regulatory authority in Qingdao in charge of administering relevant laws and regulations, Qingdao Syswin Xing Ye Real Estate Brokerage Company Limited, or Qingdao Syswin, one of the subsidiaries of our consolidated entity, is not required to register with such governmental authority to conduct real estate sales agency and consultancy services in Qingdao. In addition, pursuant to our verbal consultation with the local real estate regulatory authority in Taiyuan, the local authority in Taiyuan currently does not accept any application for registration by real estate service providers, such as Shanxi Syswin Xing Ye Real Estate Brokerage Company Limited, or Shanxi Syswin, another subsidiary of our consolidated entity, to engage in real estate sales agency and consultancy services. However, our understanding of such implementation practices adopted by local real estate regulatory authorities for the registration and licensing requirements is based on our verbal consultation with relevant authorities, rather than published rules, regulations or guidance. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to obtain or renew licenses and permits applicable to primary real estate sales agency and consultancy services, we may incur significant financial penalties and other government sanctions."

        Our consolidated entity, Syswin Xing Ye, and its subsidiaries, other than Qingdao Syswin and Shanxi Syswin, have obtained all necessary licenses and permits from the PRC government to engage in the real estate sales agency and consultancy services businesses. The business scope of our PRC subsidiary, Syswin Zhi Di, as prescribed in its business license issued by the PRC government, includes software development, information technology management support, computer system services, data analysis, application software services, intellectual property services, enterprise management services, and economic information services. As part of our contractual arrangements with Syswin Xing Ye, Syswin Zhi Di provides technology, marketing and general management consultation services to Syswin Xing Ye in accordance with the business scope under its license. For more details on how the services provided by Syswin Zhi Di correspond to the business scope under its license, see "Our Corporate History and Structure—Contractual Arrangements—Exclusive technology consulting and service agreements." As advised by Jingtian & Gongcheng Attorneys At Law, our PRC legal counsel, these businesses and services are not real estate sales agency and consultancy services and do not require a license or permit for conducting real estate sales agency and consultancy services. As a result, except as otherwise described above, we have duly obtained all necessary regulatory approvals from the PRC government authorities to engage in our real estate sales agency and consultancy services business.

        An urban real estate sales and consultancy agency must meet certain organizational, financial and operational criteria on an ongoing basis, such as possessing sufficient funding and employing qualified personnel. It must keep proper records and comply with prescribed procedures in delivering its services.

  Urban Real Estate Sales Agency Services Provided by the Agencies

        Pursuant to the Regulatory Measures on the Sale of Commercial Houses, or Commercial Houses Sale Measures, promulgated by MOC and effective as of June 1, 2001, a real estate developer may entrust a real estate sales agency services provider as a broker to pre-sell or sell primary residential housing. To comply with the Commercial Houses Sale Measures, the real estate developer shall enter into with the real estate broker a written contract expressly prescribing the terms, authority of such engagement and both parties' rights and obligations thereunder. The Commercial Houses Sale Measures further provide that when conducting commercial house sales on behalf of the real estate developer, the real estate broker shall present the prospective buyers with relevant title certificates or sale permits of the properties and the real estate developer's letter of authorization and must not make any false statements regarding a property to the prospective buyers. If a real estate broker sells commercial houses that do not satisfy the requisite sale conditions under the relevant PRC laws and regulations, the sale of such commercial houses shall be aborted and an administrative warning may be issued and a penalty may be imposed.

        On August 28, 2004, the SAIC promulgated the Measures of the PRC on Management of Brokers, or the Brokers Measures. Brokers as defined in the Brokers Measures include individuals, legal persons and other entities that act as intermediary brokers or agents in economic transactions for the purpose of obtaining commissions. The local branches of SAIC are the administrative bodies responsible for handling registrations of brokers and supervising their activities. Different types of brokerages are required to obtain corresponding qualification licenses applicable to their respective businesses. For the brokers formed as a company or other entities allowed under relevant PRC laws and regulations, the business presented in their names shall be expressly described as "brokerage", and the specific manner and items of brokerage shall be also clarified in their business scope. Within 20 days after a brokerage firm employs or dismisses any broker, it must file the broker's information and the related contracts with the local branches of SAIC. In addition, no brokerage or broker can engage in any activities beyond the permitted business scope or against clients' interests. In cases of non-compliance, the local branches of SAIC can issue warnings or impose fines of up to RMB30,000.

        Pursuant to the Interim Regulation on Professional Qualification for Real Estate Brokers and the Implementation Measures on the Examinations of Professional Qualification for Real Estate Brokers jointly issued by the Ministry of Personnel, or MOP, the predecessor of the Ministry of Human Resources and Social Security, and MOC on December 18, 2001, to practice as a qualified real estate broker, an individual must first obtain a qualification certificate for real estate brokers, and then complete the registration with MOC or its authorized branches. An individual may practice as a real estate broker only if such individual obtains a real estate broker's license issued by MOP or its authorized branches and duly registers with MOC or its authorized branches.

        In Beijing, since July 1, 2004, a newly established real estate brokerage is required to register with the local real estate authority. A real estate brokerage must have at least four individuals holding a Real Estate Broker Qualification Certificate in Beijing, and must satisfy the requirements set forth in the Urban Real Estate Law. Any branch of a brokerage must have at least two qualified real estate brokers and must register with the local real estate authority within one month after obtaining its business license.

        Real estate brokerages in Chongqing are subject to an accreditation system, with grades of class C, class B and class A. A real estate brokerage can conduct only those businesses that are within the permitted business scope and grade. The brokerage is also subject to annual examination by the real estate authority. Other cities, such as Suzhou, Hohhot and Tianjin, have also promulgated local rules to regulate the real estate brokerage business and the qualification or number of licensed brokers.

  Urban Real Estate Consultancy Services Provided by the Agencies

        The Intermediary Services Administration Provisions set forth the basic requirements for setting up and operating real estate agencies. According to these provisions, personnel engaged in the real estate consultation business must be professionals who have real estate-related credentials or meet certain education requirements, possess the professional titles relating to real estate consultation and have obtained certain certificates for passing relevant examinations. The number of such professionals in an agency engaged in the real estate consultation business must exceed 50% of its total number of employees.

  Urban Real Estate Intermediary Service Charges

        According to the Circular on Real Property Intermediary Service Charges, or the Service Charges Circular, promulgated by the State Planning Commission, the predecessor of the National Development and Reform Commission, or NDRC, and MOC on July 7, 1995, real estate agencies must expressly state their service charges, which are in the form of commissions. The PRC government has also issued pricing guidelines with respect to real estate consultation services.

        Pursuant to the Service Charges Circular, commission rates for real estate transactions should be between 0.5% and 2.5% of the transaction value for sales agency services provided on a non-exclusive basis, and be no more than 3% of the transaction value for sales agency services provided on an exclusive basis. Local governments are authorized to adopt more specific limitations within these statutory limitations. For example, the local government authorities in Beijing adopted local administrative rules to restrict the commissions to be between 0.5% to 2.5% of the transaction value for sales agency services provided on a non-exclusive basis and to be no more than 2.8% of the transaction value for sales agency services provided on an exclusive basis. In Chongqing, commissions for real property transactions may not exceed 2% of the transaction value. In addition to base commissions, a number of our engagements are structured to include possible supplemental and incentive commissions, which, if aggregated with our base commissions, may yield an effective overall commission rate that exceed the statutory limitation. See "Risk Factors—Risks Related to Our Business and Industry—We may be subject to administrative fines or penalties in the event that the relevant PRC government authorities determine that we are in violation of the statutory limitation on real estate sales agency commission rates."

  Restrictions on Foreign Investment in Real Estate Sales Agency and Consultancy Businesses

        The Catalogue of Industries for Guiding Foreign Investment, or the Guiding Catalogue, first promulgated on June 20, 1995 and as latest amended by the NDRC and the MOC, on October 31, 2007 and effective on December 1, 2007, divides the industries for foreign investment into three categories: encouraged, restricted and prohibited, and those not set forth in the Guiding Catalogue are the industries in which foreign investment is permitted. Real estate sales agency and brokerage fall within the restricted category with respect to foreign investment, which means foreign investment in such industry, which can be conducted either by setting up a new wholly owned enterprise, or WFOE, or a joint venture with a Chinese partner, or by merger and acquisition of domestic enterprises engaged in such business, is subject to approvals from PRC government authorities at a higher level compared to foreign investments in encouraged and permitted industries.

Other Regulations

  Company Law

        The Company Law of the PRC was adopted by the Standing Committee of the NPC on December 29, 1993 and became effective on May 1, 1994 and was amended on December 25, 1999 and on August 28, 2004. On October 27, 2005, the Standing Committee of the NPC further amended the Company Law, which came into effect on January 1, 2006.

        Pursuant to the Company Law, the term "company" refers to a limited liability company or a joint stock limited company established within the PRC in accordance with the provisions of the Company Law. As for the limited liability, the shareholders shall only be responsible for the company or the company's creditors to the extent of the capital contributions they have made. The shareholders of a company shall be entitled to enjoy the capital proceeds, participate in making important decisions, choosing managers and so on.

        In accordance with the Company Law, the registered capital of a limited liability company shall be the total amount of the capital contributions subscribed by all the shareholders that have registered with SAIC or its local branches. The minimum amount of registered capital of a limited liability company shall be RMB30,000, unless otherwise prescribed by laws or administrative regulations. The capital contributions can be made in cash or non-cash properties with at lease 30% of the registered capital being contributed in cash.

  Wholly Foreign-Owned Enterprise Law

        The Law of the PRC on Wholly Foreign-Owned Enterprises, or the WFOE Law, was adopted by the NPC on April 12, 1986 and was amended on October 31, 2000. The Implementation Regulation of the WFOE Law was promulgated on December 12, 1990 and amended on April 12, 2001.

        The registered capital of a WFOE shall be appropriate to its business scale, and the minimum registered capital of a WFOE shall be RMB100,000. The ratio between its registered capital and total amount of investment shall be in conformity with the relevant regulations of the PRC, and the difference between its registered capital and total amount of investment shall be the amount of foreign exchange loans that the WFOE is permitted to borrow from its foreign investor. These regulatory requirements are administrative formalities and free of charge. The time required to complete the required procedures may vary significantly based on the circumstances of each case. We have complied with the WFOE Law and its Implementation Regulation in all material respects.

  Chinese-Foreign Equity Joint Venture Law

        The Law of the PRC on Chinese-Foreign Equity Joint Venture, or the EJV Law, was adopted by the Standing Committee of the NPC on July 8, 1979 and became effective on the same day, and was amended on March 15, 2001. The Implementation Rules of the EJV Law was adopted by the State

Council on September 20, 1983 and became effective on the same day, and was subsequently amended on January 15, 1986, December 21, 1987 and July 22, 2001.

        Pursuant to the EJV Law and its Implementation Rules of the EJV Law, the foreign investors' contribution shall be no less than 25% of the registered capital of a Chinese-foreign equity joint venture. However, according to subsequent regulations and foreign investment practice, Chinese-foreign equity joint ventures with foreign investors' contribution less than 25% have also been approved, but such Chinese-foreign equity joint ventures usually cannot enjoy the beneficial treatment as granted to those with foreign investment over 25%.

  Regulations on Determination of Arm's Length Transaction

        The principal law and regulation in relation to the determination of the existence of an arm's length transaction is the CIT Law and its Implementation Rules. According to the CIT Law and its Implementation Rules, a transaction may be deemed to be concluded on an arm's length basis if it is conducted in accordance with the principles of an independent transaction as defined under the Implementation Rules of the CIT Law. The principles of an independent transaction require a transaction to be conducted at fair value and based on business practices between parties as if they were unrelated. In the event of a transaction between related parties is not conducted according to the independent transaction principles, the PRC taxation authorities have the power to carry out tax adjustments for such transaction. Since our PRC subsidiary and Syswin Xing Ye are controlled by the same persons, the PRC taxation authorities may determine that the provision of technical and consulting services by our PRC subsidiary to Syswin Xing Ye is not conducted on an arm's length basis unless it is conducted at fair value and in compliance with the business practices principles described above.

  Regulations on Relevant Intellectual Property Rights

  Trademarks

        The Trademark Law of the PRC was adopted by the Standing Committee of the NPC on August 23, 1982 and was amended on February 2, 1993 and October 27, 2001. The PRC Trademark Law Implementation Rules, or the Implementation Rules, were promulgated by the State Council on August 2, 2002 and became effective on September 15, 2002. The PRC is a signatory country to the Madrid Agreement and the Madrid Protocol, which provides for a mechanism whereby an international registration produces the same effects as an application for registration of the trademark made in each of the countries designated by the applicant.

        According to the Trademark Law, the National Trademark Bureau under SAIC is responsible for the registration and administration of trademarks in China. A "first-to-file" principle with respect to trademarks has been adopted. Where a trademark is infringed, the trademark owner may file a case with relevant administrative department or competent courts. Where the infringement is so serious as to constitute a crime, the trademark owner may lodge a complaint with the relevant public security organization.

        If registered trademark owners intend to assign their registered trademarks, a registered trademark transfer agreement shall be entered into between the owner and the assignee. The owner and assignee shall together apply to the National Trademark Bureau and its local counterparts for registration of such assignment as prescribed under the Trademark Law.

        Registered trademark owners may license others to use their registered trademarks. Relevant license agreements shall be filed with the National Trademark Bureau and its local counterparts.

  Copyrights

        The Copyright Law of the PRC, or the Copyright Law, was adopted by the Standing Committee of the NPC on September 7, 1990 and became effective on June 1, 1991 and was subsequently amended on October 27, 2001 and February 26, 2010. The Implementation Rules of the Copyright Law was promulgated by the State Council on May 30, 1991 and was amended on August 2, 2002.

        According to the Copyright Law and its Implementation Rules, the author of the works shall be the copyright owner of such works unless otherwise provided in the relevant laws and regulations. With respect to the works created in the course of employment, the copyrights, except for the right of authorship, to the works created under the following circumstances shall belong to the legal person or other entities who employ the author to create the works, but such legal person or other entities shall grant some award to the author:

  •
  the works such as engineering design drawings, products design charts, maps and computer software created mainly through the use of materials and technical conditions provided by such legal person or other entities and such legal person or other entities shall be responsible for those works; or

  •
  the laws and regulations so prescribe or the contracts were expressly agreed with respect to the legal person's or other entities' ownership of the works created in the course of employment.

  Domain Names

        The Measures for the Administration of Domain Names for the Chinese Internet, or the Domain Names Measures, were promulgated by the Ministry of Information Industry on November 5, 2004 and became effective on December 20, 2004. The Domain Names Measures govern registration of domain names with the Internet country code ".cn" and domain names in Chinese.

        The Measures on Domain Names Dispute Resolution, or the Domain Names Dispute Resolution Measures, were promulgated by the China Internet Infrastructure Center on February 14, 2006 and became effective on March 17, 2006. The Domain Names Dispute Resolution Measures require domain name disputes to be submitted to institutions authorized by the China Internet Network Information Center for resolution.

  Equity Interest Pledge

        Pursuant to the relevant contractual arrangements, a pledge has been created over the equity interests in Syswin Xing Ye, our consolidated entity, held by its shareholders in our favor to secure our consolidated entity's obligations, as well as the obligations of such shareholders, under the contractual arrangements with us. According to the Provisions on Change of the Equity Interests of the Investors of a Foreign-Invested Enterprise, our consolidated entity Syswin Xing Ye, a Sino-foreign joint venture, should obtain approvals from the government authority that approved its establishment, i.e. the local branch of the Ministry of Commerce and to register with the relevant local branches of the State Administration for Industry and Commerce, or the SAIC, within thirty days after obtaining the pledge approval from the relevant local branch of the Ministry of Commerce to validate the equity pledge agreements. We duly obtained the approval of the pledge of equity interests in Syswin Xing Ye from the local branch of the Ministry of Commerce on September 15, 2010. We completed the registration of such pledge with the local branch of the State Administration of Industry and Commerce on October 12, 2010.

  Labor Contract Law

        According to the Labor Contract Law of the PRC effective on January 1, 2008, labor contracts shall be entered into if labor relationships are to be established between an entity and its employees. The entity cannot require the employees to work in excess of the time limit as permitted under the relevant labor laws and regulations and shall pay to the employees wages which are no lower than local standards on minimum wages. The entity shall establish and perfect its system for labor safety and sanitation, strictly abide by relevant rules and standards in the PRC, and educate employees regarding these matters.

  Dividend Distribution

        The principal regulations governing distribution of dividends paid by WFOEs in the PRC include the WFOE Law and its Implementation Rules. Under these regulations, WFOEs in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. In addition, according to the WFOE Law and its Implementation Rules, WFOEs in the PRC are required to set aside to general reserves each year at least 10% of their after-tax profit, based on the PRC accounting standards until the cumulative amount of such reserves reaches 50% of their registered capital. WFOEs are also required to set aside from after-tax profit a staff bonus and welfare reserve, and the specific rate of after-tax profit which shall be set aside to such staff bonus and welfare reserve shall be determined by the WFOEs themselves. These reserves are not distributable as cash dividends to equity owners except in accordance with applicable laws and regulations.

  Foreign Currency Exchange Regulations

        Foreign currency exchange in China is primarily governed by the Foreign Exchange Administration Rule and the Regulations of Settlement, Sale and Payment of Foreign Exchange.

        Under the Foreign Exchange Administration Rules, which came into effect on August 5, 2008, RMB is freely convertible for current account items, including the distribution of dividend payments, interest payments, trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loans, securities investment and repatriation of investment, however, is still generally subject to the approval or verification of the SAFE.

        Under the Regulations of Settlement, Sale and Payment of Foreign Exchange, promulgated in 1996, foreign-invested enterprises, or FIEs, including WFOEs, may only buy, sell or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial supporting documents and, in the case of capital account item transactions, obtaining approval from the SAFE.

        On August 29, 2008, the SAFE promulgated the Circular on Issues Relating to the Improvement of Business Operation with Respect to the Administration of Foreign Exchange Capital Payment and Settlement of FIEs, or Circular 142. Circular 142 stipulates that the registered capital of an FIE may only be used for the purpose within its approved business scope and shall not be used for equity investment within the PRC. Violations of the SAFE Circular will result in severe penalties, such as heavy fines. As Circular 142 prohibits foreign-invested company to make equity investment with its foreign currency-denominated capital, we may not be able to make equity contributions to Syswin Xing Ye nor to establish new subsidiaries through Syswin Zhi Di in China. However, as Circular 142 only applies to foreign-invested companies incorporated in mainland China, even though our ability to make equity contributions to Syswin Xing Ye is limited, we are able to:

  (i)
  make equity contribution to Syswin Zhi Di, our subsidiary in the PRC, upon approval from Ministry of Commerce or its local branch. Pursuant to the Law of the PRC on Wholly Foreign-Owned Enterprises, or the WFOE Law, and its implementation rules, as amended, and the Provisions on Change of the Equity Interests of the Investors of a Foreign-Invested Enterprise, a foreign-invested company such as Syswin Zhi Di may increase its registered capital and receive additonal equity contribution from its foreign shareholders, subject to approval from Ministry of Commerce or its local branches. The regulatory authorities are required to conclude its approval process within 30 days;

  (ii)
  make loans to Syswin Zhi Di through our offshore subsidiaries upon registration with SAFE or its local branches. Pursuant to the Interim Measures on Administration of Foreign Loans, a foreign-invested company is permitted to obtain loans from its foreign shareholder or an related company of the shareholder upon registration with SAFE or its local branches. Currently there is no statutory period within which the regulatory authorities are required to conclude the registration process;

  (iii)
  make new investments in the PRC through establishing new subsidiaries or acqusitions in the PRC, subject to approval from Ministry of Commerce or its local branches. Pursuant to the WFOE Law, upon approval from Ministry of Commerce or its local branches, SYSWIN Inc. or SYSWIN Limited may establish new subsidiaries or acquire companies in China to engage in businesses which are permitted for foreign investments. The regulatory authorities are required to conclude their approval process within 90 days; and

  (iv)
  fund any mergers and acquisitions outside China. Mergers and acquisitions undertaken by SYSWIN Inc. or SYSWIN Limited outside China are generally not subject to PRC government approval or foreign exchange control.

In addition, Circular 142 does not limit the use of foreign currency-denominated capital by Syswin Zhi Di to fund its working capital. The PRC government does not charge any fee for any of the above mentioned approvals and registrations.

        Circular 142 requires the foreign-invested company to apply with a commercial bank regarding the conversion of foreign currencies into Renminbi. The bank is required to review documents submitted by the foreign-invested company to verify that the usage of the converted Renminbi is within the business scope as prescribed in the business license of the applicant. Once the usage is verified by the commercial bank, the foreign exchange may be converted into Renminbi. No approval by any governmental authority in the PRC is required for such currency conversion process.

  Foreign Exchange Regulations on Special Purpose Vehicles

        The Circular on Issues Concerning Foreign Exchange Control on Financing and Reverse Investment through Overseas Special Purpose Vehicles Established by Domestic Residents, or Circular 75, was promulgated by the SAFE. Circular 75 states that PRC residents, whether natural or legal persons, must register with the relevant provincial SAFE branch prior to establishing or taking control of an offshore entity established or controlled for the purpose of overseas equity financing involving onshore assets or equity interest held by them. The term "PRC legal person residents" as used in Circular 75 refers to those entities with legal person status or other economic organizations established within the territory of China. The term "PRC natural person residents" as used in Circular 75 includes all PRC residents and all other natural persons, including individuals who do not have a legal status in China but habitually reside in China for economic benefit. The implementation notice of Circular 75 further clarifies that an "individual who does not have a legal status in China but resides in China habitually for economic benefits" mainly includes the following (whether or not they are PRC citizens):

  •
  individuals who have a permanent residence in China or will return to this permanent residence after temporary leave for such reasons as overseas traveling, education, medical treatment, working, or requests for overseas residence, among others;

  •
  individuals who hold interests in a domestic enterprise with such interests being classified as domestically owned interests; and

  •
  individuals who hold foreign-owned interests in a domestic enterprise that originally were domestically owned interests and were owned by the same individuals.

        Subsequent to establishing or taking controlling of an offshore entity, such PRC residents shall file with the local SAFE branch relevant documents as to such changes as (i) injection of equity interest or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. As to any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments, such filing shall be done within 30 days after the occurrence of such changes.

        Under Circular 75, PRC residents are further required to repatriate into China all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under Circular 75 are prerequisites for other approvals and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholder loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

  Regulations on Mergers and Acquisition by Foreign Investors

        On August 8, 2006, six PRC regulatory agencies, including the MOC, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the SAT, SAIC, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, include provisions that purport to require that an offshore special purpose vehicle formed for the purpose of acquiring a PRC company and an overseas listing of such company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles.

        However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. In particular, with respect to this offering, it is unclear whether the contractual arrangements within our corporate structure are deemed as an acquisition under the M&A Rules. The relevant PRC authorities which jointly promulgated the M&A Rules, have not given any instruction, explanation or implementation guidance in this respect even after various companies using contractual arrangement structures have successfully been listed on overseas stock exchanges. Our PRC counsel, Jingtian & Gongcheng Attorneys At Law, has advised us that we are not required to apply to the relevant PRC regulatory agencies, including the CSRC, for approval of this offering or the current corporate structure for this offering because: (1) Syswin Zhi Di was established as an foreign-invested enterprise by direct investment and not through a "merger with or acquisition of the equity or assets of any PRC domestic enterprise" as such term is defined under the M&A Rules; (2) we do not hold any equity interests in Syswin Xing Ye, the consolidated entity, or any of its subsidiaries in the PRC; (3) neither the M&A Rules themselves, nor the administrative practices under the M&A Rules made public as of the date of this prospectus, clearly indicated the application of the M&A Rules in connection with this offering, or listing and trading of our ADSs on the New York Stock Exchange; and (4) the M&A Rules are not clear as to whether the contractual arrangement structure shall be deemed as an acquisition.

  Regulations on Tax Collection for Share Transfers by Non-PRC Resident Enterprises

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation on December 10, 2009 with retroactive effect from January 1, 2008, where a foreign investor transfers its direct equity interest in a PRC subsidiary, or a Direct Transfer, gains derived from such Direct Transfer shall be subject to PRC withholding tax at a rate of up to 10%. For instance, any transfer or disposal of equity interest in our PRC subsidiary, Syswin Zhi Di, by our Hong Kong subsidiary, SYSWIN Limited, such a transfer would constitute a Direct Transfer. It further provides that where a foreign investor or entity is the controlling shareholder of a PRC resident enterprise and transfers its indirect equity interest in a PRC resident enterprise by disposing of its equity interests in an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. The documents for reporting are:

  •
  Equity transfer contract/agreement;

  •
  Documents illustrating the relationship between the Non-PRC Resident Enterprises investor and the overseas intermediary holding company being transferred in respect of financing, operation, sales and purchase, etc.;

  •
  Documents illustrating the operation, personnel, finance and properties of the overseas intermediary holding company being transferred;

  •
  Documents illustrating the relationship between the overseas intermediary holding company being transferred and the PRC resident enterprise in respect of financing, operation, sales and purchase, etc.;

  •
  Documents illustrating the reasonable commercial purpose of the Non-PRC Resident Enterprises investor in setting up the overseas intermediary holding company being transferred; and

  •
  Other relevant documents required by the tax authority.

        The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax. We may from time to time dispose of or transfer the equity interest in our offshore subsidiaries holding equity interest in our PRC resident enterprises. In particular, we may dispose or transfer the equity interest in our Hong Kong subsidiary, SYSWIN Limited, which in turn holds equity interest in our PRC subsidiary, Syswin Zhi Di. Any such transaction may be deemed as an Indirect Transfer. As a result, gains derived from such Direct Transfer or Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law (2010 Revision) of the Cayman Islands, which is referred to below as the Companies Law, and the common law of the Cayman Islands. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands, and as such is exempted from certain requirements of the Companies Law.

        We have adopted an amended and restated memorandum and articles of association, which will become effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part. The following are summaries of material terms and provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to our ordinary shares that are expected to become effective upon completion of this offering.

        The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders' rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holder of such ADSs.

Meetings

        Subject to our articles of association, an annual general meeting and any extraordinary general meeting shall be called by not less than ten (10) clear days' notice in writing. Notice of every general meeting will be given to all of our shareholders, including the depositary, which will be entitled to receive notice of general meetings in the same manner and at the same time as every other shareholder of our company.

        Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to our amended and restated articles of association, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the ordinary shares giving that right.

        No business may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman of the meeting. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders' meetings.

        Any two or more of our members present in person or by proxy or (in the case of a member being a corporation) by its duly appointed corporate representative holding in aggregate not less than one third in nominal value of our total issued voting shares throughout the meeting shall be a quorum. A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were our individual shareholder.

        The quorum for a separate general meeting of the holders of a separate class of shares is described in "Modification of Rights" below.

Voting Rights Attaching to the Shares

        Subject to any rights or restrictions attached to any shares, at any general meeting every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each ordinary shares which such person is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman or any shareholder holding at least ten percent of the shares given a right to vote at the meeting, present in person or by proxy (or in the case of a member being a corporation, by its duly authorized representative).

        Any ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a meeting of our shareholders. Holders of our ordinary shares may by ordinary resolution, among other things, elect directors, and make alterations of capital. See "—Alteration of Capital." A special resolution is required for matters such as a change of name. See "—Modification of Rights."

        No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting.

        If a recognized clearing house or a central depository (or its nominee(s)) being a corporation is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or central depository (or its nominee(s)) which he represents as that clearing house or central depository (or its nominee(s)) could exercise if it were an individual shareholder holding the number and class of shares specified in such authorization.

Protection of Minority Shareholders

        The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

        Any shareholder of a company may petition the court which may make a winding up order if the court is of the opinion that it is just and equitable that the company should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of the company's affairs in the future, (b) an order requiring the company to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained it has omitted to do, (c) an order authorizing civil proceedings to be brought in the name and on behalf of the company by the shareholder petitioner on such terms as the court may direct, or (d) an order providing for the purchase of the shares of any shareholders of the company by other shareholders or by the company itself and, in the case of a purchase by the company itself, a reduction of the company's capital accordingly.

        Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

        The Cayman Islands courts ordinarily would be expected to follow English case law precedents that permit a minority shareholder to commence a representative action against our company, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of our company, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emptive Rights

        There are no pre-emptive rights applicable to the issuance of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

        Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, if our company shall be wound up the liquidator may, with the sanction of a Special Resolution of our company and any other sanction required by the Companies Law, divide among our shareholders in kind the whole or any part of the assets of our company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholders shall be compelled to accept any asset upon which there is a liability. If our company shall be wound up, and the assets available for distribution among the shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Modification of Rights

        Except with respect to alteration of our share capital (as described below) and the location of our registered office, alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

        Subject to the Companies Law, all or any of the special rights attached to any class, unless otherwise provided for by the terms of issue of the shares of that class, may be varied, modified or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply mutatis mutandis to every such separate meeting, but so that the quorum for the purposes of any such separate meeting other than an adjourned meeting shall be a person or persons together holding, or represented by proxy, on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

        The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or the issue of shares with preferred rights.

Alteration of Capital

        We may from time to time by ordinary resolution in accordance with the Companies Law alter the conditions of our memorandum of association to:

  •
  increase our authorized share capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our capital into shares of larger amount than our existing shares;

  •
  convert our shares into stock and re-convert that stock into paid up shares of any denomination;

  •
  sub-divide our shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person.

        We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve fund in any manner authorized by the Companies Law.

Transfer of Shares

        Subject to any applicable restrictions set forth in our amended and restated articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve.

        Our board of directors, or the Board, may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share which is not fully paid up, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share on which our company has a lien. Without limiting the generality of the last sentence, the Board may decline to register any transfer unless:

  •
  a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to our company in respect thereof;

  •
  the instrument of transfer is in respect of only one class of share;

  •
  the instrument of transfer is lodged with our company accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

  •
  if applicable, the instrument of transfer is duly and properly stamped.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers of shares may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers of shares shall not be suspended nor the register closed for more than thirty (30) days in any year.

Share Repurchase

        We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the New York Stock Exchange and/or the Securities and Exchange Commission.

Dividends

        Subject to the Companies Law and to our amended and restated articles of association, the Board may from time to time declare dividends in any currency. Dividends may be declared or paid out of our profits (realised or unrealised) and reserves lawfully available for distribution, including share premium.

        Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of our amended and restated articles of association as paid up on the share; and all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

        The Board may from time to time pay to our shareholders such interim dividends as appear to the directors to be justified by our profits, and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of our company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of our company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and may also pay any fixed dividend which is payable on any shares of our company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.

        The Board may retain any dividends or other monies payable on or in respect of a share upon which we have a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. The Board may also deduct from any dividend or other monies payable to any shareholder all sums of money, if any, presently payable by him or her to us on account of calls, installments or otherwise. No dividend shall carry interest against us.

        Whenever the Board has resolved that a dividend be paid or declared on our share capital, the board of directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up on the basis that the shares so allotted are to be of the same class as the class already held by the allottee, provided that those of our shareholders entitled thereto will be entitled to elect to receive such dividend, or part thereof, in cash in lieu of such allotment; or (b) that those of our shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit on the basis that the shares so allotted are to be of the same class as the class already held by the allottee. We may upon the recommendation of the Board by ordinary resolution resolve in respect of anyone particular dividend that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

        Any dividend, interest or other sum payable in cash to a holder of shares may be paid by check or warrant sent through the post addressed to the registered address of the shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of shareholders in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every check or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on our register of shareholders in respect of such shares, and shall be sent at his or their risk and the payment of any such check or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement there on has been forged.

        Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited by the Board and shall revert to us.

        Whenever the Board or our company in general meeting has resolved that a dividend be paid or declared, our board of directors may direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of any other company, and where any difficulty arises in regard to such distribution our directors may settle it as they think expedient, and in particular may disregard fractional entitlements, round the same up or down or provide that the same shall accrue to our benefit, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

Untraceable Shareholders

        Our company shall have the power to sell, in such manner as the Board thinks fit, any shares of a holder who is untraceable, but no such sale shall be made unless:

  •
  all checks or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period have remained uncashed;

  •
  so far as it is aware at the end of the relevant period, our company has not at any time during the relevant period received any indication of the existence of the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

  •
  our company, if so required by the rules governing the listing of shares on the New York Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the New York Stock Exchange of its intention to sell such shares in the manner required by the New York Stock Exchange, and a period of three months or such shorter period as may be allowed by the New York Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the "relevant period" means the period commencing twelve (12) years before the date of publication of the advertisement referred to under the third bullet point above and ending at the expiry of the period referred to in that paragraph.

        The net proceeds of the sale will belong to the company and upon receipt by the company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds.

Board of Directors

        We are managed by a board of directors which currently consists of seven members, including at least three independent directors. Our amended and restated articles of association provide that the Board shall consist of not less than two (2) and not more than eleven (11) directors.

        Our shareholders may by special resolution at any time remove any director before the expiration of his period of office notwithstanding anything in our amended and restated articles of association or in any agreement between us and such director, and may by ordinary resolution elect another person in his stead. Subject to our amended and restated articles of association, the directors will have power at any time and from time to time to appoint any person to be a director, either as an addition to the existing directors or to fill a casual vacancy but so that the total amount of directors (exclusive of alternate directors) must not at any time exceed the number fixed in accordance with our amended and restated articles of association.

        There are no share ownership qualifications for directors.

        Meetings of the Board may be convened at any time deemed necessary by any member of the Board.

        A meeting of the Board will be competent to make lawful and binding decisions if any two members of our board of directors are present or represented. At any meeting of our directors, each director, be it by his or her presence or by his or her alternate, is entitled to one vote. A director may vote in respect of any contract or transaction in which he is interested, provided, (a) such director must, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which we may subsequently make and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the Audit Committee.

        Questions arising at a meeting of the Board are required to be decided by simple majority votes of the members of the Board present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. The Board may also pass resolutions without a meeting by unanimous written consent.

        The remuneration to be paid to the directors shall be such remuneration as the Board shall determine. Such remuneration shall be deemed to accrue from day to day. The directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the directors, or any committee of the directors, or general meetings of the company, or otherwise in connection with our business.

        Under Cayman Islands laws, our directors have a duty of loyalty and must act honestly and in good faith and in our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duties to us, our directors must ensure compliance with the memorandum and articles of association and the class rights vested thereunder in the holders of the shares.

Issuance of Additional Ordinary Shares or Preferred Shares

        Our amended and restated articles of association authorize the Board to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our amended and restated articles of association authorizes the Board to establish from time to time one or more classes of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation:

  •
  the number of shares constituting each such class;

  •
  dividend rights, conversion rights, voting powers, full or limited or no voting powers;

  •
  redemption privileges, liquidation preferences; and

  •
  to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by law.

        Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. We have no immediate plans to issue any preferred shares.

        Issuance of preferred shares may dilute the voting power of holders of ordinary shares. Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

        The listing maintenance requirements of the New York Stock Exchange, which apply so long as our ADSs are listed on that market, require shareholder approval of certain issuances of our securities equal to or exceeding 20% of the then outstanding voting power of all our securities or the then outstanding number of our ordinary shares.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information."

Exempted Company

        We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

  (a)
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  (b)
  an exempted company is not required to open its register of members for inspection;

  (c)
  an exempted company does not have to hold an annual general meeting;

  (d)
  an exempted company may in certain circumstances issue no par value, negotiable or bearer shares;

  (e)
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  (f)
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  (g)
  an exempted company may register as a limited duration company; and

  (h)
  an exempted company may register as a segregated portfolio company.

Differences in Corporate Law

        The Companies Law of the Cayman Islands is modeled after companies legislation of England and Wales but does not follow recent English statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits merger and consolidation between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in-person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to majority vote have been complied with;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is one that a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Proposals

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our amended and restated memorandum and articles of association do not allow our shareholders to requisition a meeting of the shareholders and do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings.

Shareholder Meetings

        As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting, in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders' meeting during each fiscal year, as required by the rules of the New York Stock Exchange.

Shareholder Suits

        In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, it can be expected that the Cayman Islands courts will ordinarily follow English case law precedents (particularly the rule in the case of Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a representative action against or derivative actions in the name of a company to challenge:

  •
  an act which is ultra vires of the company or illegal;

  •
  an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of the company; and

  •
  an irregularity in the passing of a resolution the passage of which requires a qualified (or special) majority which has not been obtained.

        Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Delaware law expressly authorizes stockholder derivative suits on the condition that the stockholder either held the stock at the time of the transaction of which the stockholder complains, or acquired the stock thereafter by operation of law and continues to hold it throughout the duration of the suit. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A plaintiff instituting a derivative suit is required to serve a demand on the corporation before bringing suit, unless such demand would be futile.

Corporate Governance

        Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the New York Stock Exchange or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Duties of Directors

        Under Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so); and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Interested Directors

        Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the New York Stock Exchange rules or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting.

Voting Rights and Quorum Requirements

        Under Cayman Islands law, the voting rights of shareholders are regulated by a company's articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under the Companies Law, certain matters must be approved by a special resolution, which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote, or such higher majority as imposed by a company's articles of association; otherwise, unless the articles of association otherwise provide, the requisite majority is a simple majority of votes cast.

Indemnification

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide for the indemnification of our directors, auditors and other officers against all losses or liabilities incurred or sustained by him or her as a director, auditor or other officer of our company in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted provided that this indemnity shall not extend to any matter in respect of any dishonesty, wilful default or fraud which may attach to any of said persons.

Shareholder Proposals and Meetings

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our amended and restated memorandum and articles of association do not allow our shareholders to requisition a meeting of the shareholders, and do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings.

        As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders' meeting during each fiscal year, as required by the rules of the New York Stock Exchange.

Approval of Corporate Matters by Written Consent

        Our amended and restated articles of association do not permit our shareholders to approve corporate matters by way of a unanimous written resolution.

Staggered Board of Directors

        The Companies Law does not contain statutory provisions that require staggered board arrangements for a Cayman Islands company. Such provisions, however, may validly be provided for in the articles of association. Our amended and restated articles of association provide for approximately one-third of our board of directors to retire by rotation at each annual general meeting of the company, commencing at the second annual general meeting after the completion of this offering.

Issuance of Preferred Shares

        The Companies Law allows shares to be, issued with preferred, deferred or other special rights, whether in regard to dividends, voting, return of share capital or otherwise. Our amended and restated articles of association provide that the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, in one or more series, whether with regard to dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences or otherwise and to such persons, at such times and on such other terms as they think proper.

Anti-takeover Provisions

        The Companies Law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred stock, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings and submit shareholder proposals. Our amended and restated articles of association contain the following provisions which may be regarded as defensive measures: (i) the ability to issue preferred shares and (ii) directors may in their absolute discretion decline to register any transfer of shares (not being a fully paid share) without assigning any reason.

Registration Rights

        We have granted certain registration rights to CDH Investments pursuant to a registration rights agreement dated November 3, 2010. Set forth below is a description of these registration rights.

Demand Registration Rights

        Subject to any applicable lock-up period, at anytime after our initial public offering, CDH Investments may demand that we file a registration statement covering the sale of their registrable securities, provided that the securities proposed to be registered have an estimated market value of at least US$10 million. We are not obligated to effect such registration if, among other things, we have already effected two such demand registrations, or have effected one registration under the Securities Act within the six-month period preceding the date of such demand other than a registration from which the registrable securities of CDH Investments have been excluded (with respect to all or any portion of the registrable securities requested to be included in such registration). We have the right to defer filing of such registration statement for up to 90 days if our board of directors determine in good faith that filing such a registration will be seriously detrimental to us, but we cannot exercise the deferral right more than once in any 12-month period.

Form F-3 Registration Rights

        Subject to any applicable lock-up period, when we are eligible to use Form F-3, CDH Investments may request that we file a registration statement on Form F-3 covering the sale of their registrable securities, provided that the securities proposed to be registered have an estimated market value of at least US$5 million. We, however, are not obligated to effect such registration if, among other things, (i) we have already effected two such registrations on Form F-3, or (ii) we have once, within the six-month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the registrable securities of CDH Investments have been excluded (with respect to all or any portion of the registrable securities requested to be included in such registration). We have the right to defer filing of a registration statement on Form F-3 for up to 90 days if our board of directors determines in good faith that filing such a registration statement will be seriously detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period.

Piggyback Registration Rights

        If we propose to file a registration statement with respect to an offering of our securities, subject to certain exceptions, we must offer CDH Investments the opportunity to include their shares in such registration statement.

Expenses of Registration

        We will pay all expenses relating to any demand, Form F-3 or piggyback registration, except for underwriting discounts and commissions relating to the registrable securities, unless the registration is withdrawn at the request of CDH Investments.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 12,000,000 outstanding ADSs representing approximately 24.84% of our ordinary shares in issue. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales or perceived sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and we cannot assure you that a regular trading market for our ADSs will develop. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We, our existing shareholders, directors and certain of our executive officers, as well as Kee Shing International Limited, SOL Investment Fund Limited and SouFun Holdings Limited who have agreed to purchase our ordinary shares held by Brilliant Strategy Limited upon the closing of this offering, have agreed with the underwriters to certain lock-up arrangements. See "Underwriting."

        A total of 145,275,000 of our ordinary shares are subject to the lock-up agreements.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, a number of shares that does not exceed the greater of:

  •
  1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 1,932,750 shares immediately after this offering; or

  •
  the average weekly trading volume of the ADSs representing our ordinary shares on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares will be entitled to request that we register their shares under the Securities Act, subject to any applicable lock-up agreements described above. See "Description of Share Capital—Registration Rights."

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

        JPMorgan Chase Bank, N.A., as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a specified number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

        The depositary's office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY, 10005-1401.

        You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

        The following is a summary of the what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC's website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

        We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

        Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  •
  Cash.    The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.    In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

  •
  Rights to receive additional shares.    In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

  •
  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

  •
  if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

    We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

  •
  Other Distributions.    In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

        If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

        Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

        There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

        The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

        Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

        The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities".

        Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

        When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

        The depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

        The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

  •
  to receive any distribution on or in respect of shares;

  •
  to give instructions for the exercise of voting rights at a meeting of holders of shares; or

  •
  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR; and

  •
  to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

        If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. Subject to the further provisions hereof, the depositary will only vote or attempt to vote as you instruct or are deemed to have instructed. The depositary will not itself exercise any voting discretion. To the extent the depositary has been provided with no less than 30 days prior notice of a meeting of shareholders and voting instructions are not received for such meeting by the depositary from any holder, the holder will be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us and the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing shares to give a discretionary proxy to a person we so designate to vote the shares represented by the ADSs evidenced by such holder's ADRs as to which such deemed instructions are so given, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (i) with respect to any matter as to which we inform the depositary (and in the deposit agreement we have agreed to provide such information promptly in writing when and if applicable) that (x) we do not wish such proxy to be given, (y) substantial opposition exists with respect to any agenda item for which the proxy would be given or (z) materially affects the rights of holders of shares and (ii) unless, with respect to such meeting, the depositary has been provided with an opinion of our counsel, in form and substance satisfactory to the depositary.

        In the event that voting on any resolution or matter at any meeting of shareholders is conducted on a show of hands basis in accordance with our amended and restated memorandum and articles of association, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

        Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

        Under our constituent documents the depositary would be able to provide us with voting instructions without having to personally attend meetings in person or by proxy. Such voting instructions may be provided to us via facsimile, email, mail, courier or other recognized form of delivery and we agree to accept any such delivery so long as it is timely received prior to the meeting. We will endeavor to provide the depositary with written notice of each meeting of shareholders promptly after determining the date of such meeting so as to enable it to solicit and receive voting instructions. In general, the depositary will require that voting instructions be received by the depositary no less than five business days prior to the date of each meeting of shareholders. We anticipate that the 35 days' notice required for annual general meetings will provide sufficient time for the depositary to solicit voting instructions. However, for extraordinary meetings, which may be called upon ten days' notice, the depositary may not have sufficient time to solicit voting instructions, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

        The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

        Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

        The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

        The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

  •
  a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

  •
  a fee of up to U.S.$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

  •
  a fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

  •
  reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary's agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

  •
  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

  •
  stock transfer or other taxes and other governmental charges;

  •
  cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

  •
  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

        Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid.

        At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

        ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

        By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

        If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

  (1)
  amend the form of ADR;

  (2)
  distribute additional or amended ADRs;

  (3)
  distribute cash, securities or other property it has received in connection with such actions;

  (4)
  sell any securities or property received and distribute the proceeds as cash; or

  (5)
  none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

        The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary's only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

  •
  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

  •
  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

  •
  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

        The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary or when reasonably requested by us in order to enable us to comply with applicable law; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

        The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

  •
  any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People's Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary's or our respective agents' control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

  •
  it exercises or fails to exercise discretion under the deposit agreement or the ADR;

  •
  it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

  •
  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

  •
  it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise so long as such acts or omissions are not caused as a direct result of the gross negligence or willful misconduct of the depositary. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

        Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs. The depositary and the custodian may use third party delivery services and providers of information regarding matters such voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities. So long as the depositary used reasonable care in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by them in providing the relevant information or services.

        Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

        In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

        The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when reasonably requested by us in order to enable us to comply with applicable law.

        The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

        In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may issue ADSs prior to the receipt of shares (a "pre-release"). The depositary may receive ADSs in lieu of shares to close out a pre-release (which ADSs will promptly be canceled by the depositary upon receipt by the depositary). Each such pre-release will be subject to a written agreement whereby the person or entity (the "applicant") to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares in its records and to hold such shares in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

        In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

  •
  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

  •
  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

        The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

TAXATION

        The following summary of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel. To the extent that the discussion relates to matters of the People's Republic of China tax law, it represents the opinion of Jingtian & Gongcheng Attorneys At Law, our PRC counsel. To the extent that the discussion states legal conclusions under current U.S. Federal income tax law as to the material United States Federal income tax consequences of an investment in the ADSs or ordinary shares, and subject to the qualifications herein (including with respect to PFIC matters as desribed below), it represents the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our special U.S. counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties that may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. No Cayman Islands stamp duty will be payable in respect of an investment in our ADSs or ordinary shares, unless any instruments are executed in or thereafter brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to us by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

The People's Republic of China Taxation

        Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises, such as dividends paid to us by our PRC subsidiary, were exempt from PRC withholding tax. Under the PRC Corporate Income Tax Law and its implementation rules effective on January 1, 2008, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company's jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws.

        Under the PRC Corporate Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their "de facto management bodies" located within China are considered PRC resident enterprises and therefore are subject to PRC corporate income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Corporate Income Tax Law, "de facto management bodies" is defined as the bodies that have material and overall management and control over the business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a "resident enterprise" with its "de facto management bodies" located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders' meetings are located or kept in the PRC; and (iv) more than half of the enterprise's directors or senior management with voting rights reside in the PRC.

        The PRC Corporate Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Although our offshore holding companies are not controlled by any PRC company or company group, we cannot assure you that we will not be deemed to be a PRC resident enterprise under the PRC Corporate Income Tax Law. If we are deemed to be a PRC resident enterprise, we will be subject to PRC corporate income tax at the rate of 25% on our worldwide income. In that case, however, dividend income we receive from our PRC subsidiary may be exempt from PRC corporate income tax because the PRC Enterprise Income Tax Law and its implementation rules generally provide that dividends received by a PRC resident enterprise from its directly invested entity that is also a PRC resident enterprise is exempt from corporate income tax. However, as there is still uncertainty as to how the PRC Corporate Income Tax Law and its implementation rules will be interpreted and implemented, we cannot assure you that we are eligible for such PRC corporate income tax exemptions or reductions.

        In addition, the PRC Corporate Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income. If we are deemed to be a PRC resident enterprise, dividends distributed to our non-PRC entity investors by us, or the gain our non-PRC entity investors may realize from the transfer of our ordinary shares or ADSs, may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax pursuant to the PRC Corporate Income Tax Law. If we became a PRC resident enterprise under the new PRC tax system and received income other than dividends, our profitability and cash flows would be adversely impacted due to our worldwide income being taxed in China under the PRC Corporate Income Tax Law.

Material United States Federal Tax Considerations

        The following is a summary of the material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that will hold their ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). This summary is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, traders in securities that have elected the mark-to-market method of accounting for their securities or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. Except to the extent described below, this summary does not discuss any state, local or non-United States tax considerations. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

  General

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United

States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

        If a partnership is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding our ADSs or ordinary shares, the U.S. Holder is urged to consult its tax advisor regarding an investment in our ADSs or ordinary shares.

        For United States federal income tax purposes, a U.S. Holder of ADSs will be treated as the owner of the underlying shares represented by the ADSs.

  Passive Foreign Investment Company Considerations

        A non-United States corporation, such as our company, will be classified as a "passive foreign investment company" or a PFIC, for United States federal income tax purposes, if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of "passive" income (such as certain dividends, interest or royalties) or (ii) 50% or more of its average quarterly assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company's unbooked intangibles associated with active business activities may generally be classified as active assets. A non-U.S. corporation will be treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

        Although the law in this regard is unclear, we treat Syswin Xing Ye as being owned by us for United States federal income tax purposes, not only because we control their management decisions but also because we are entitled to substantially all of the economic benefits associated with this entity, and, as a result, we consolidate this entity's operating results in our consolidated, US GAAP financial statements. If it were determined, however, that we are not the owner of Syswin Xing Ye for United States federal income tax purposes, we would likely be treated as a PFIC for our current taxable year and subsequent taxable years.

        Accordingly, assuming we are the owner of Syswin Xing Ye for United States federal income tax purposes, we believe that we primarily operate as an active provider of real estate services in the PRC. Based on our current income and assets and taking into consideration this offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future. While we do not anticipate becoming a PFIC in the current or future taxable years, the determination of whether we will be or become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value or our ADSs or ordinary shares) and may also be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering.

        In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current or future taxable years. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the Internal Revenue Service may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming classified as a PFIC for the current or one or more future taxable years. If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

        Our PFIC status will depend, in part, on the market value of our ADSs or ordinary shares, of which we cannot control, and whether we follow our capital expenditure plans. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. Because PFIC status is a fact-intensive determination made on a prospective annual basis and because there are uncertainties in the application of the relevant rules, our special United States counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations regarding our PFIC status. The discussion below under "Dividends" and "Sale or Other Disposition of ADSs or Ordinary Shares" is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are classified as a PFIC for our current or subsequent taxable years are generally discussed below under "Passive Foreign Investment Company Rules."

  Dividends

        The gross amount of any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the date of actual or constructive receipt by the depositary, in the case of ADSs, or by the U.S. Holder, in the case of ordinary shares. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. For taxable years beginning before January 1, 2011, a non-corporate U.S. Holder generally will be subject to tax on dividend income from a "qualified foreign corporation" at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Our ADSs have been approved for listing on the New York Stock Exchange, and, although no assurances may be given, our ADSs are expected to be readily tradable on the New York Stock Exchange, which is an established securities market in the United States. Provided we are not a PFIC for the taxable year, in which the dividend is paid or the preceding taxable year, we believe the dividends we pay on our ADSs should meet the conditions required for the reduced tax rate. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction.

        In the event that we are deemed to be a PRC resident enterprise under the EIT Law, we may be eligible for the benefits of the United States-PRC income tax treaty. The main purpose of the income tax treaty is to avoid double taxation and tax evasion. The PRC taxation authority may tax the income received by U.S. residents as a result of their equity ownership in our company as income deemed to be generated from the PRC. Pursuant to such treaty, certain U.S. residents may be subject to a preferential tax rate of 10% for dividends distributed by a PRC resident enterprise if such U.S. resident is the beneficiary of the dividends. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation. In the event that we are deemed to be a PRC resident enterprise under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. Whether we are recognized as a PRC resident enterprise under the EIT Law by PRC taxation authority is uncertain at this stage, and the applicability of the tax treaty to our company remains unclear.

        Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

  Sale or Other Disposition of ADSs or Ordinary Shares

        A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is generally eligible for reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. See "Taxation—The Peoples' Republic of China Taxation." Each U.S. Holder is urged to consult its tax advisor regarding the tax consequences if a foreign withholding tax is imposed on a disposition of the ADSs or ordinary shares, including the availability of a foreign tax credit.

  Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ADSs or ordinary shares. Under the PFIC rules:

  •
  such excess distribution or realized gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  such amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (a "pre-PFIC" year) will be taxable as ordinary income;

  •
  such amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

  •
  an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, a U. S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U. S. Holder is urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election, provided that the listing on the New York Stock Exchange is approved and that the ADSs are regularly traded. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as income for each taxable year the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. Gain on the sale or other disposition of ADSs would be treated as ordinary income, and loss on the sale or other disposition of ADSs would be treated as an ordinary loss, but only to the extent of the amount previously included in income as a result of the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U. S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes. Each U.S. Holder is urged to consult their tax advisors regarding the application and effect of the mark-to-market election.

        Subject to certain limitations, a United States person may make a "qualified electing fund" election ("QEF election"), which serves as a further alternative to the foregoing rules, with respect to its investment in a PFIC in which the United States person owns shares (directly or indirectly) of the PFIC. If a QEF election is made by a U.S. Holder for the first year in which such U.S. Holder owns shares (directly or indirectly) of the PFIC, such U.S. Holder must generally include in income its pro rata share of the ordinary earnings and capital gains of the non-United States corporation for each year such corporation meets the income test or the asset test regardless of whether any distributions are made (and will receive a basis increase to reflect such undistributed amounts included in income). A U.S. Holder may elect to defer actual payment of the tax liability arising from certain "non-passive" income until the PFIC makes actual distributions of amounts previously deemed included in such U.S. Holder's income, subject to an interest charge generally applicable to underpayments of tax on such deferred tax liability. No portion of any such ordinary earnings inclusions would be eligible for the reduced tax rate on individuals in respect of "qualified dividends." In order for a U.S. Holder to be able to make a QEF election, we must provide such U.S. Holder with certain information. Because we do not intend to provide U.S. Holders with the information needed to make such an election, prospective investors should assume that the QEF election will not be available.

        Under recently enacted legislation, each U.S. Holder of a PFIC is required to file an annual report containing such information as the United States Treasury may require. In addition, if a U.S. Holder holds ADSs or ordinary shares in any year in which we are a PFIC, such holder may be required to file Internal Revenue Service Form 8621.

        Recently enacted legislation imposes new reporting requirements on certain United States investors in connection with holding interests of a non-United States company, including our ADSs or ordinary shares, either directly or through a "foreign financial institution". This new legislation also imposes penalties if such investor is required to submit such information to the Internal Revenue Service and fails to do so. In addition, U.S. Holders may be subject to information reporting to the Internal Revenue Service with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Dividend payments with respect to our ADSs or ordinary shares and proceeds from the sale or other disposition of our ADSs or ordinary shares are not generally subject to U.S. backup withholding (provided that certain certification requirements are satisfied). Each U.S. Holder is urged to consult their tax advisors regarding the application of the United States information reporting and backup rules to their particular circumstances.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  The Cayman Islands has a less developed body of securities laws as compared to that of the United States and these securities laws provide significantly less protection to investors; and

  •
  The Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

        Substantially all of our assets are located in China. All of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. We intend to appoint CT Corporation System, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder, our counsel as to the laws of the Cayman Islands, and Jingtian & Gongcheng Attorneys At Law, our counsel as to Chinese law, have advised us respectively that there is uncertainty as to whether the courts of the Cayman Islands or China respectively would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in the Cayman Islands or China respectively against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation. Maples and Calder has further advised us that because it is uncertain whether a Cayman Islands court would determine that a U.S. court judgment based on the civil liability provisions of the U.S. federal securities laws is in the nature of a penalty, it is uncertain whether such a liability judgment would be enforceable in the Cayman Islands.

        Jingtian & Gongcheng Attorneys At Law has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments pursuant to treaties between China and the country where the judgment is rendered or based on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. International plc is acting as representative, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of ADSs indicated in the table below:

Underwriters	Number of ADSs
Morgan Stanley & Co. International plc
William Blair & Company, L.L.C.
Oppenheimer & Co. Inc.
Roth Capital Partners, LLC

Total	12,000,000

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representative of the underwriters.

        A selling shareholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,800,000 additional ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter's initial amount reflected in the table above.

        If the underwriters' option is exercised in full, the total price to the public of all the ADSs sold would be US$             million, the total underwriting discounts and commissions would be US$             million, the net proceeds to us would be US$             million (after deducting the estimated offering expenses payable by us), and the net proceeds to the selling shareholders would be US$             million. We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.

        The following table shows the per ADS and total underwriting discounts and commissions to be paid by us and the selling shareholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per ADS		Total
Underwriting Discounts and Commissions To Be Paid by	No Exercise	Full Exercise	No Exercise	Full Exercise
SYSWIN Inc.	US$	US$	US$	US$
Selling shareholders	US$	US$	US$	US$

        The expenses of this offering payable by us, not including underwriting discounts and commissions, are estimated to be approximately US$3.0 million. The underwriters have agreed to reimburse certain reasonable documented expenses incurred by us in connection with the offering.

        The underwriters have informed us and the selling shareholders that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. We have been advised by the underwriters that Morgan Stanley & Co. International plc expects to make offers and sales in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. Incorporated.

        Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "SYSW."

        We have agreed that, without the prior written consent of the representative on behalf of the underwriters, we will not, for a period of 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise;

  •
  file any registration statement with the SEC relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs; or

  •
  publicly disclose the intention to make any such offer, pledge, sale or disposition, or enter into any such transaction, swap, hedge or other arrangement, or file any such registration statement.

        The restrictions described in the preceding paragraph do not apply to:

  •
  the sale of ordinary shares or ADSs to the underwriters; and

  •
  the issuance by us of ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or which is otherwise described in this prospectus.

        Each of the selling shareholders, our directors, certain of our executive officers and all of our other existing shareholders, as well as Kee Shing International Limited, SOL Investment Fund Limited and SouFun Holdings Limited, who have agreed to purchase our ordinary shares held by Brilliant Strategy Limited upon the closing of this offering, have agreed that, without the prior written consent of the representative on behalf of the underwriters, it will not, for a period of 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise; or

  •
  publicly disclose the intention to make any such offer, pledge, sale or disposition, or enter into any such transaction, swap, hedge or other arrangement.

        The restrictions described in the preceding paragraph do not apply to transactions relating to ordinary shares, ADSs or other securities acquired in open market transactions after the closing of this offering.

        In addition, each of our existing shareholders, our directors and certain of our executive officers, as well as Kee Shing International Limited, SOL Investment Fund Limited and SouFun Holdings Limited, who have agreed to purchase our ordinary shares held by Brilliant Strategy Limited upon the closing of this offering, has agreed that, without the prior written consent of the representative on behalf of the underwriters, it will not, for a period of 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs.

        The 180-day restricted period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to our company occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period.

        In each of the above cases, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In addition, we have agreed to instruct JPMorgan Chase Bank, N.A., as depositary, not to accept any deposit of any ordinary shares by, or issue any ADSs to, the specified individuals who are our current shareholders, beneficial owners or optionholders for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct. The foregoing restrictions do not apply to the deposit by us of ordinary shares and the issuance of ADSs in connection with our share incentive plan. The foregoing does not affect the right of ADS holders to cancel their ADSs, withdraw the underlying ordinary shares and re-deposit such shares.

        In order to facilitate the offering of ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position in our ADSs for their own account. A short sale is "covered" if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, our ADSs in the open market to stabilize the price of our ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short position or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        In the future, certain of the underwriters may provide investment banking and other services to us, our affiliates and employees, for which they will receive customary fees and commissions.

        We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or contribute to payments that an indemnified person may be required to make in respect of any of these liabilities.

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 600,000 ADSs being offered in this prospectus for our directors, officers, employees, business associates and related persons. Any sale to these persons will be made by Morgan Stanley Asia Limited and/or its affiliates through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they make will reduce the number of ADSs available for sale to the general public. Any reserved ADSs which are not so purchased will be offered by the underwriters to the general public on the same basis as the ADSs being offered in this prospectus.

        Morgan Stanley & Co. International plc's address is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. William Blair & Company, L.L.C.'s address is 222 West Adams Street, Chicago, IL 60606. Oppenheimer & Co. Inc.'s address is 300 Madison Avenue, New York, New York 10017. Roth Capital Partners, LLC's address is 24 Corporate Plaza Drive, Newport Beach, CA 92660.

Pricing of the Offering

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price is determined by negotiations between us and the representative of the underwriters. Among the factors considered in determining the initial public offering price are the future prospects of our company and our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Electronic Offer, Sale and Distribution of ADSs

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Morgan Stanley & Co. International plc may be facilitating Internet distribution for this offering to certain of their Internet subscription customers. An electronic prospectus may be available on the Internet websites maintained by Morgan Stanley & Co. International plc. Other than the prospectus in electronic format, the information on the websites of Morgan Stanley & Co. International plc is not part of this prospectus.

Selling Restrictions

        The ADSs are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material relating to the ADSs may be distributed or published, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

        European Economic Area    In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ADSs has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

        United Kingdom    No offer of ADSs has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. The underwriters: (i) have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) have complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the ADSs in, from or otherwise involving the United Kingdom.

        Canada    The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

        Japan    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        Hong Kong    The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        Singapore    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

        People's Republic of China    Each underwriter will be deemed to have represented and agreed that it has not circulated or distributed, and will not circulate or distribute, this prospectus in the PRC and it has not offered or sold, and will not offer or sell, to any person for re-offering or resale, directly or indirectly, any ADSs to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan, Hong Kong and Macau.

        Cayman Islands    This prospectus does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

EXPENSES RELATING TO THIS OFFERING

        The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay:

Securities and Exchange Commission registration fee	US$18,000
FINRA filing fee	US$16,000
New York Stock Exchange listing fee	US$150,000
Legal fees and expenses	US$1,200,000
Accounting fees and expenses	US$600,000
Printing fees	US$400,000
Other fees and expenses	US$600,000

Total	US$2,984,000

        All amounts are estimated, except the Securities and Exchange Commission registration fee, the New York Stock Exchange listing fee and the FINRA filing fee.

 LEGAL MATTERS

        The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP. The validity of our ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Legal matters as to Chinese law will be passed upon for us by Jingtian & Gongcheng Attorneys At Law and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder, with respect to matters governed by the laws of the Cayman Islands and upon Jingtian & Gongcheng Attorneys At Law with respect to matters governed by Chinese law.

EXPERTS

        The consolidated financial statements as of December 31, 2007, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 26/F Office Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing 100020, the People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement (including relevant exhibits and schedules) on Form F-1 (File No. 333-170350) under the Securities Act with respect to our ordinary shares and a registration statement on Form F-6 (File No. 333-170510) under the Securities' Act with respect to our ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and ADSs. Information regarding the contents of contracts or other documents described in this prospectus is not necessarily complete and you should refer to the actual contracts and documents filed as exhibits to the registration statement for more detailed and complete information.

        Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements and annual reports to shareholders, and Section 16 short-swing profit and related reporting for our officers and directors and for holders of more than 10% of our ordinary shares. The registration statement, reports and other information so filed can be inspected and copied at the public reference facility maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

        Our SEC filings will also be available to the public on the SEC's Internet website at http://www.sec.gov.

SYSWIN INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
SYSWIN Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of SYSWIN Inc. and its subsidiaries (collectively, the "Group") at December 31, 2007, 2008 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, the People's Republic of China
Date: August 16, 2010, except for Note 1(b) and Note 23 which are as of October 20, 2010, and Note 22 which is as of November 4, 2010

SYSWIN INC.

Consolidated Balance Sheets as of December 31, 2007, 2008 and 2009

(in thousands, except shares and par value)

	December 31,
	2007 RMB	2008 RMB	2009 RMB	2009 US$
				(Note 2(c))
ASSETS
Current assets:
Cash and cash equivalents	25,597	20,929	194,828	29,120
Restricted cash	3,000	5,000	—	—
Accounts receivable, net	94,838	107,761	238,450	35,640
Receivables due from related parties	75,806	—	—	—
Other receivables	8,359	16,650	16,549	2,474
Deferred tax assets	2,483	3,885	12,770	1,909

Total current assets	210,083	154,225	462,597	69,143

Non-current assets:
Property and equipment, net	11,070	21,467	152,046	22,726
Real estate properties held for lease, net	—	—	13,699	2,048
Intangible assets, net	3,181	2,391	2,223	332
Deferred tax assets	132	4,029	3,023	452
Other non-current assets	10,476	55,678	8,800	1,315

Total assets	234,942	237,790	642,388	96,016

The accompanying notes are an integral part of these consolidated financial statements.

SYSWIN INC.

Consolidated Balance Sheets as of December 31, 2007, 2008 and 2009

(in thousands, except shares and par value)

	December 31,
	2007 RMB	2008 RMB	2009 RMB	2009 US$
				(Note 2(c))
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accrued expenses and other current liabilities	23,057	35,503	139,238	20,812
Income tax payable	62,464	56,817	21,763	3,253
Bank borrowing	—	20,000	—	—

Total current liabilities	85,521	112,320	161,001	24,065

Total liabilities	85,521	112,320	161,001	24,065

Shareholders' equity:
Preferred shares (US$0.0000008 par value, 2,500,000,000 shares authorized; no shares issued and outstanding)	—	—	—	—
Ordinary shares (US$0.0000008 par value, 60,000,000,000 shares authorized; 154,875,000 shares issued and outstanding)	1	1	1	—
Additional paid-in capital	30,924	31,461	235,461	35,193
Statutory reserve	10,000	10,000	22,619	3,381
Retained earnings	107,272	83,508	223,306	33,377

Total SYSWIN Inc. shareholders' equity	148,197	124,970	481,387	71,951

Non-controlling interest	1,224	500	—	—

Total shareholders' equity	149,421	125,470	481,387	71,951

Total liabilities and shareholders' equity	234,942	237,790	642,388	96,016

The accompanying notes are an integral part of these consolidated financial statements.

SYSWIN INC.

Consolidated Statements of Operations for the years ended December 31, 2007, 2008 and 2009

(in thousands, except shares and per share data)

	Year Ended December 31,
	2007 RMB	2008 RMB	2009 RMB	2009 US$
				(Note 2(c))
Net revenue	326,979	276,003	432,736	64,679
Cost of revenues	(72,303)	(75,979)	(131,193)	(19,609)

Gross profit	254,676	200,024	301,543	45,070
Selling, marketing and administrative expenses	(65,563)	(82,577)	(84,545)	(12,637)

Income from operations	189,113	117,447	216,998	32,433
Interest expenses	—	(922)	(147)	(22)
Interest income	112	81	864	129
Foreign currency exchange loss	—	—	(576)	(86)
Other (expenses) / income—net	(10)	(1,283)	1,285	192

Income from continuing operations before income tax	189,215	115,323	218,424	32,646
Income tax	(67,010)	(31,646)	(53,968)	(8,066)

Income from continuing operations	122,205	83,677	164,456	24,580
Loss from discontinued operations, net	—	(1,354)	(12,039)	(1,799)

Net income	122,205	82,323	152,417	22,781
Non-controlling interest	(1,288)	(87)	—	—

Net income attributable to SYSWIN Inc.	120,917	82,236	152,417	22,781
Amount attributable to SYSWIN Inc.
Income from continuing operations	120,917	83,590	164,456	24,580
Loss from discontinued operations, net	—	(1,354)	(12,039)	(1,799)

Net income attributable to SYSWIN Inc.	120,917	82,236	152,417	22,781
Income per share from continuing operations attributable to SYSWIN Inc, basic and diluted	0.78	0.54	1.06	0.16
Loss per share from discontinued operations, net attributable to SYSWIN Inc, basic and diluted	—	(0.01)	(0.08)	(0.01)
Net income attributable to SYSWIN Inc. per share, basic and diluted	0.78	0.53	0.98	0.15
Shares used in calculating income per share, basic and diluted	154,875,000	154,875,000	154,875,000	154,875,000
Unaudited Pro forma income per share from continuing operations attributable to SYSWIN Inc, basic and diluted (Note 16)			0.92	0.14
Unaudited Pro forma loss per share from discontinued operations, net attributable to SYSWIN Inc, basic and diluted (Note 16)			(0.07)	(0.01)
Unaudited Pro forma net income attributable to SYSWIN Inc. per share, basic and diluted (Note 16)			0.85	0.13
Unaudited Pro forma shares used in calculating Unaudited Pro forma income/(loss) per share, basic and diluted (Note 16)			178,556,561	178,556,561

The accompanying notes are an integral part of these consolidated financial statements.

SYSWIN INC.

Consolidated Statements of Shareholders' Equity for the years ended
December 31, 2007, 2008 and 2009

(in thousands, except shares and per share data)

	SYSWIN Inc. Shareholders' Equity
	Ordinary Shares
			Additional paid-in capital RMB				Total shareholders' equity RMB
	Shares	Amount RMB		Statutory reserves RMB	Retained earnings RMB	Non-controlling interest RMB
Balance at January 1, 2007	—	—	27,611	151	16,204	2,512	46,478
Paid-in capital	154,875,000	1	—	—	—	—	1
Disposal of entities under common control	—	—	(11,837)	—	—	(2,576)	(14,413)
Appropriation to statutory reserves	—	—	—	9,849	(9,849)	—	—
Dividends	—	—	—	—	(20,000)	—	(20,000)
Share-based compensation	—	—	15,150	—	—	—	15,150
Net income	—	—	—	—	120,917	1,288	122,205

Balance at December 31, 2007	154,875,000	1	30,924	10,000	107,272	1,224	149,421

Capital injection by a shareholder	—	—	9	—	—	—	9
Acquisition of non-controlling interest	—	—	528	—	—	(1,311)	(783)
Dividends	—	—	—	—	(106,000)	—	(106,000)
Non-controlling interest in a new established subsidiary	—	—	—	—	—	500	500
Net income	—	—	—	—	82,236	87	82,323

Balance at December 31, 2008	154,875,000	1	31,461	10,000	83,508	500	125,470

Capital injection by a shareholder	—	—	204,000	—	—	—	204,000
Appropriation to statutory reserves	—	—	—	12,619	(12,619)	—	—
Disposal of a subsidiary to a related party	—	—	—	—	—	(500)	(500)
Net income	—	—	—	—	152,417	—	152,417

Balance at December 31, 2009	154,875,000	1	235,461	22,619	223,306	—	481,387

The accompanying notes are an integral part of these consolidated financial statements.

SYSWIN INC.

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2008 and 2009

(in thousands)

	Year Ended December 31,
	2007 RMB	2008 RMB	2009 RMB	2009 US$
				(Note 2(c))
Cash flows from operating activities:
Net income	122,205	82,323	152,417	22,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	648	3,054	6,248	934
Allowance for doubtful accounts	—	—	511	76
Share-based compensation	15,150	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(70,117)	(12,923)	(140,595)	(21,014)
Other receivables	913	(7,555)	2,320	347
Deferred tax assets	(535)	(5,299)	(7,879)	(1,178)
Other non-current assets	(5,500)	(22,225)	(4,700)	(702)
Accrued expenses and other current liabilities	2,870	9,394	45,364	6,781
Income tax payable	55,999	(5,647)	(35,054)	(5,239)

Net cash provided by operating activities	121,633	41,122	18,632	2,786

Cash flows from investing activities:
Purchases of property and equipment	(12,954)	(34,244)	(31,811)	(4,755)
Acquisition of subsidiaries from a related party, net of cash acquired	(4,754)	—	—	—
Acquisition of non-controlling interest	—	(783)	—	—
(Increase) / release of restricted cash (net)	(3,000)	(2,000)	5,000	747
Funds advanced to related parties	(45,562)	—	(34,764)	(5,196)
Settlement of funds advanced to related parties	—	75,806	34,764	5,196
Proceeds from disposal of subsidiaries to related parties (net of cash disposed)	(2,834)	—	(500)	(75)

Net cash (used in) provided by investing activities	(69,104)	38,779	(27,311)	(4,083)

Cash flows from financing activities:
Repayment of bank borrowing	—	—	(20,000)	(2,989)
Repayment of payable due to a third party	(11,600)	—	—	—
Dividends paid to shareholders	(20,000)	(104,578)	(1,422)	(213)
Proceeds from bank borrowing	—	20,000	—	—
Funds advanced from a related party	—	—	72,552	10,844
Settlement of funds advanced from a related party	—	—	(72,552)	(10,844)
Capital injected by a shareholder	—	9	204,000	30,491

Net cash (used in) provided by financing activities	(31,600)	(84,569)	182,578	27,289

Net increase (decrease) in cash and cash equivalents	20,929	(4,668)	173,899	25,992
Cash and cash equivalents at the beginning of the year	4,668	25,597	20,929	3,128

Cash and cash equivalents at the end of the year	25,597	20,929	194,828	29,120

Supplemental disclosure of cash flows information
Income tax paid	12,325	45,853	92,918	13,888
Interest paid	—	922	147	22
Non-cash investing activities
Decrease of accounts receivable due from a developer as prepayment for the acquisition of the office building from this developer	—	22,225	9,395	1,404
Increase of payable for the acquisition of the office building	—	—	61,492	9,191

The accompanying notes are an integral part of these consolidated financial statements.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)
Organization and principal activities

        The accompanying consolidated financial statements include the financial statements of SYSWIN Inc. (the "Company" or "Syswin"), SYSWIN Limited ("HK Holding"), a wholly-owned subsidiary of the Company, Beijing Syswin Zhi Di Technology Company Limited ("Syswin Zhi Di"), a wholly-owned subsidiary of the HK Holding, and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited, a variable interest entity for which the Company is the primary beneficiary ("Syswin Xing Ye" or "VIE"). The Company, HK Holding, Syswin Zhi Di and the VIE and its subsidiaries are collectively referred to as the "Group". (Please see the list of Company's subsidiaries, VIE and VIE's subsidiaries in Note (1)(b)).

        The Company was incorporated on December 5, 2007 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The HK Holding was incorporated in Hong Kong on December 14, 2007. Syswin Zhi Di and the VIE were incorporated in the People's Republic of China ("PRC" or "China") on July 13, 2010 and November 2, 2004, respectively.

        The real estate sales agency services and real estate consultancy services are provided by the Group and other entities beneficially owned by Mr. Chen Liangsheng ("Mr. Chen"). In an effort to consolidate the business and to focus on the primary real estate services, Mr. Chen restructured the Group through acquiring and disposing the entities that were under his common control, and acquiring the non-controlling interest from a third party in one of these entities. (Refer to Note (20)(c), (20)(d) and (22) for details).

        The Group is principally engaged in offering a wide range of services to the real estate industry, including real estate sales agency services, real estate consultancy services and secondary real estate brokerage services in the PRC. The Group's principal operations and geographic market are in the PRC.

(b)
Reorganization

        In July and August 2010, the Group undertook a restructuring and reorganization (the "Reorganization"). As part of the Reorganization, Syswin Zhi Di was incorporated as a wholly owned subsidiary of HK Holding, and Syswin Zhi Di and HK Holding have entered into a series of agreements with the VIE and its shareholders, including Qingling Company Limited ("Qingling"), a subsidiary of CDH China Fund III, L.P., Mr. Tao Hongbing ("Mr. Tao") and Beijing Syswin International Real Estate Consulting Group Company Limited ("Syswin International"), an investment vehicle Mr. Chen owns. The Company has controlling financial interest in the VIE through HK Holding and Syswin Zhi Di's contractual arrangements with the VIE and its shareholders. Accordingly, the Company has consolidated the VIE and its subsidiaries' financial statements in the consolidated financial statements as a variable interest entity. The VIE was the predecessor of the Company and operated all of the businesses of the Group prior to the Reorganization.

        In July and August 2010, after the corporate restructuring, the ultimate owners' shareholdings of the Company are identical to their shareholdings of the VIE. The accompanying financial statements have been prepared as if this corporate structure had been in existence throughout the periods presented.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Contractual Arrangements

        Due to restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy businesses, Syswin Zhi Di does not engage in the real estate sales agency services as Syswin Zhi Di only conducts business within the business scope as prescribed in the business license, including software development, information technology management support, computer system services, data analysis, application software services, intellectual property services, enterprise management services, and economical information services. The Company conducts substantially all of its operations in China through contractual arrangements with the VIE and its shareholders. The Company depends on the VIE and its respective subsidiaries to operate substantially all of the Company's business. The Company has through its subsidiaries entered into contractual arrangements with the VIE and its respective shareholders on August 4, 2010, which enable the Company to:

  •
  exercise effective control over the VIE;

  •
  receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks of the expected losses from the VIE as if the Company were its sole shareholder; and

  •
  have an exclusive option to purchase all of the equity interests in the VIE.

        Set forth below is a summary of those contractual arrangements.

Exclusive Technology Consulting and Service Agreements

        Under the exclusive technology consulting and service agreement between the VIE and Syswin Zhi Di, Syswin Zhi Di has the exclusive right to provide to the VIE technology consulting and services related to its business operations. The VIE agrees to pay quarterly service fees to Syswin Zhi Di, which are to be determined on an arm's length basis. Such quarterly service fees could be up to 100% of the VIE's total quarterly net profit of the VIE. This agreement will be valid for ten years and will automatically extend for ten-year terms upon expiration unless both parties agree to terminate the agreement.

Equity Pledge Agreements

        Each shareholder of the VIE has entered into an equity pledge agreement with Syswin Zhi Di. Pursuant to this agreement, each shareholder pledged all of his or her equity interests in the VIE, including the right to receive dividends, to Syswin Zhi Di to secure the performance of the VIE's obligations under the exclusive technology consulting and service agreements described above. If the VIE breaches relevant contractual obligations under this agreement, Syswin Zhi Di, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Each shareholder of the VIE has agreed not to transfer or create any new encumbrance on his or her equity interests without the prior written consent of Syswin Zhi Di. The equity pledge agreement shall terminate when the VIE has fully performed its obligations under the exclusive technology consulting and service agreement.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Exclusive Call Option Agreements

        Under the exclusive call option agreement among HK Holding, the VIE, and each shareholder of the VIE, each such shareholder irrevocably granted HK Holding or its designated person(s) an exclusive option to purchase, when and to the extent permitted under PRC law, all or part of his or her equity interests in the VIE. The purchase price for the equity interests in the VIE shall be determined through consultation according to the appraisal value approved by relevant authorities and shall be the minimum amount permissible under PRC law. Such consideration received by the shareholders upon the exercise of the exclusive call options is required to be remitted in full to HK Holding. The exclusive call option agreements will be valid for ten years and are renewable for and additional ten-year term at the election of HK Holding, after which the term of renewal shall be at the sole discretion of HK Holding. These exclusive call option agreements provide, among other things, that without HK Holding's prior written consent:

  •
  each shareholder of the VIE may not transfer, encumber, grant security interest in, or otherwise dispose of any equity interests in the VIE, except as provided in the exclusive call option agreement or equity pledge agreement;

  •
  The VIE may not (i) sell, transfer, grant security interest in or otherwise dispose of any assets, business, revenue or interest, (ii) enter into any material contract except for those incurred in the ordinary course of business, or (iii) incur any liabilities (except for those incurred in the ordinary course of business) or extend loans or credit facilities to any third party;

  •
  The VIE may not declare or pay any dividends and each of its shareholders must remit in full any funds received from the VIE to HK Holding; and

  •
  The VIE may not merge with or acquire any third parties, or make investment in any third parties.

Power of Attorney

        Each shareholder of the VIE has executed a power of attorney appointing Syswin Zhi Di to be his or its attorney and irrevocably authorizing it to vote on his or its behalf on all of the matters of the VIE, which require shareholders' approval.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        As of December 31, 2009, the Company's subsidiaries, VIE and VIE's subsidiaries are listed below.

Name		Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity
Direct subsidiary
	SYSWIN Limited ("HK Holding")	December 14 2007	Hong Kong	100%	Subsidiary	Investment holding
Indirect subsidiary
	Beijing Syswin Zhi Di Technology Company Limited ("Syswin Zhi Di")	July 13 2010	PRC	100%	Subsidiary	Enterprise management services
VIE and VIE's subsidiaries
1	Beijing Syswin Xing Ye Real Estate Brokerage Company Limited ("Syswin Xing Ye")	November 2 2004	PRC	—	VIE	Sales agency
2	Beijing Syswin Zhi Di Real Estate Consulting Company Limited ("Syswin Consulting")	January 18 2006	PRC	—	Subsidiary of VIE	Property consultancy
3	Beijing Syswin Chuang Xin Real Estate Brokerage Company Limited ("Chuang Xin")	February 20 2008	PRC	—	Subsidiary of VIE	Brokerage business
4	Tianjin Syswin Real Estate Brokerage Company Limited ("Tianjin Syswin")	May 16 2006	PRC	—	Subsidiary of VIE	Sales agency
5	Hohhot Syswin Real Estate Brokerage Company Limited ("Hohhot Syswin")	June 9 2005	PRC	—	Subsidiary of VIE	Sales agency
6	Guiyang Syswin Real Estate Brokerage Company Limited ("Guiyang Syswin")	November 23 2006	PRC	—	Subsidiary of VIE	Sales agency

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Name		Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity
7	Yantai Syswin Real Estate Brokerage Company Limited ("Yantai Syswin")	July 4 2006	PRC	—	Subsidiary of VIE	Sales agency
8	Qingdao Syswin Xing Ye Real Estate Brokerage Company Limited ("Qingdao Syswin")	July 16 2008	PRC	—	Subsidiary of VIE	Sales agency
9	Jinan Syswin Real Estate Brokerage Company Limited ("Jinan Syswin")	November 7 2007	PRC	—	Subsidiary of VIE	Sales agency
10	Chongqing Syswin Real Estate Brokerage Company Limited ("Chongqing Syswin")	January 15 2008	PRC	—	Subsidiary of VIE	Sales agency
11	Shenyang Syswin Real Estate Brokerage Company Limited ("Shenyang Syswin")	April 8 2008	PRC	—	Subsidiary of VIE	Sales agency
12	Yinchuan Syswin Xing Ye Real Estate Brokerage Company Limited ("Yinchuan Syswin")	March 26 2008	PRC	—	Subsidiary of VIE	Sales agency
13	Chengdu Syswin Real Estate Brokerage Company Limited ("Chengdu Syswin")	April 14 2008	PRC	—	Subsidiary of VIE	Sales agency
14	Dalian Syswin Real Estate Brokerage Company Limited ("Dalian Syswin")	June 26 2008	PRC	—	Subsidiary of VIE	Sales agency
15	Suzhou Syswin Real Estate Brokerage Company Limited ("Suzhou Syswin")	April 14 2009	PRC	—	Subsidiary of VIE	Sales agency

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Name		Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity
16	Shanxi Syswin Xing Ye Real Estate Brokerage Company Limited ("Shanxi Syswin")	September 30 2009	PRC	—	Subsidiary of VIE	Sales agency

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
Basis of preparation and consolidation

        The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The Group's consolidated financial statements include the financial statements of the Company and its subsidiaries and the VIE for which it is the primary beneficiary. All transactions and balances among the Company, the subsidiaries, and the VIE for which it is the primary beneficiary have been eliminated upon consolidation.

        As a result of the disposal of secondary real estate brokerage services in August 2010 described in Note 22 (a), the termination of the Group's secondary real estate brokerage services have been accounted for as discontinued operations in the consolidated financial statements (the "Discontinued Operations"). The Group's continuing operations, therefore, mainly consist of real estate sales agency services, and real estate consultancy services ("the Continuing Operations"). Unless otherwise noted, all figures included in the accompanying notes to the consolidated financial statements are in reference to the Group's Continuing Operations.

        With respect to the Reorganization described in Note (1), the Company, HK Holding, Syswin Zhi Di and the VIE were all under common control before and after the Reorganization, accordingly it has been accounted for using the pooling-of-interests method. Thus, the accompanying consolidated financial statements of the Group include the assets and liabilities of the subsidiaries and the VIE for which it is the primary beneficiary at their historical carrying amounts. In addition, the accompanying consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flows include the results of operations and cash flows of the Group, as if the current group structure had been in existence throughout the periods presented. Accordingly, disclosures describing the "Company" or its transactions also refers to the VIE and its transactions prior to the Reorganization.

        On November 3, 2010, in preparation for the intended initial public offering, the shareholders and Board of Directors of the Company approved resolutions effecting certain amendments to the authorized and issued share capital to effect a 12,500-for-one split of the Company's share capital pursuant to which each ordinary share of the Company was subdivided into 12,500 shares at a par value of US$0.0000008 per share.

        All shares and per share data presented in the consolidated financial statements have been restated on a retroactive basis to reflect the effect of share split.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The consolidated financial statements have been prepared on a historical cost basis to reflect the financial position and results of operations of the Group in accordance with US GAAP and on a going concern basis.

(b)
Use of estimates

        The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Significant accounting estimates reflected in the Group's consolidated financial statements mainly include the useful lives of property and equipment and intangible assets, allowance for doubtful accounts, the valuation and recognition of share-based compensation, and valuation allowance of deferred tax assets.

(c)
Convenience translation

        Translations of balances in the consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flows from Renminbi ("RMB") into United States dollars ("US$") as of and for the year ended 2009 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.6905, representing the noon buying rate in The City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2010. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate.

(d)
FASB Accounting Standards Codification™

        In June 2009, the Financial Accounting Standard Board ("FASB") established the FASB Accounting Standards Codification™ (the "Codification") as the single source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the United States Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. The Codification did not have a material impact on the Group's consolidated financial statements upon adoption. Accordingly, the Group's notes to its consolidated financial statements now explain accounting concepts in plain English rather than cite the specific US GAAP references.

(e)
Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand, demand deposits, and other short-term highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less.

(f)
Restricted cash

        The restricted cash relates to paid in capital of subsidiaries which are in process of registration with the relevant authorities. The total amount of restricted cash was approximately RMB3.0 million, RMB5.0 million and nil as of December 31, 2007, 2008 and 2009, respectively.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)
Accounts receivable

        Accounts receivable represent amounts recognized as revenue which have yet to be received from customers. The Group accrued allowance for doubtful accounts for those receivable balances which are unlikely to be collected based on management's analysis and estimates. Accounts receivable are stated net of allowance for doubtful accounts.

(h)
Property and equipment

        Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Buildings (including the land use rights adhered to)*	40 years
Motor vehicles	5 years
Office equipment, furniture and electronic equipment	5 years
Leasehold improvement	Shorter of lease term or estimated useful lives of assets

*
Land use rights are not separable from the buildings, as they were purchased in one transaction and from the same third party.

        Repairs and maintenance expenditures, which are not considered improvements and do not extend the useful life of the property and equipment, are expensed as incurred. Gains and losses from the disposal of property and equipment are included in income from operations.

        Construction in progress includes costs paid to third parties that are mainly associated with the development and construction of properties and software for internal use, and are stated as construction in progress less impairment losses. These capitalized costs are not subject to depreciation until the assets to which they are related are completed and put into use.

(i)
Real estate properties held for lease

        Real estate properties held for lease are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the real estate properties held for lease are 40 years.

        Maintenance, repairs and minor renewals are expensed as incurred. Major additions and improvements to the real estate properties held for lease are capitalized.

(j)
Intangible assets

        Intangible assets include purchased software, and are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the useful life of 5 years.

(k)
Bank borrowings

        Borrowings are recognized initially at fair value, inclusive of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

costs) and the redemption value is recognized in the consolidated statement of operations as interest expense over the period of the borrowings using the effective interest method.

        Borrowing costs, mainly the interest expenses are expensed in the period in which they are incurred, except to the extent that they are capitalised as being directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use or sale.

(l)
Revenue recognition

        The Group recognizes revenue where there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded net of sales related taxes and discounts.

  (i)
  Real estate sales agency services

        The commissions from real estate sales agency services include base commissions, supplemental commissions and incentive commissions. The Group recognizes the base commission revenue and supplemental commissions revenues, when the relevant purchase contract between property developers and property buyers become unconditional or irrevocable, and the services as stipulated in the agency contracts have been rendered by the Group.

        The incentive commissions represent certain performance targets agreed with the developer clients and the commissions would be earned if the targets have been achieved. Similar to the base commissions and supplemental commissions, the Group recognizes the revenue when the relevant purchase contract between the property developers and property buyers become unconditional or irrevocable, which occurs once the Group has achieved the performance targets and confirmed the related amount.

        Quality assurance retention money represents the arrangement whereby the Company allows their developer clients to pay a portion of commissions upon meeting certain pre-determined criteria. Such pre-determined criteria can be largely categorized into (i) those based on the level of satisfaction with the services as determined by the developer clients; and (ii) those based on the sales progress on a project. The quality assurance retention money would be recognized as revenue only upon the satisfaction of pre-determined criteria.

  (ii)
  Real estate consultancy services

        For real estate consultancy services, the Group recognizes revenue on consulting services when it has completed its performance obligations under the service contracts and the payment terms are no longer contingent.

  (iii)
  Secondary real estate brokerage services

        For brokerage business services, the Group recognizes revenue upon execution of a transaction agreement between the buyer/lessee and the seller/lesser for which the Group acts as the broker.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)
Cost of revenue

        Cost of revenue primarily consisted of staff costs, leasing and office expenses, and marketing promotion expenses incurred in connection with the development projects to which the Company is engaged to provide real estate sales agency services.

(n)
Advertising expenses

        Advertising costs are expensed as incurred. Advertising-related expenses, including promotional and marketing expenses, amounted to RMB10.2 million, RMB9.8 million, RMB7.9 million during the years ended December 31, 2007, 2008 and 2009, respectively.

(o)
Business tax and related surcharges

        The Group is subject to business tax and related surcharges on the services provided in the PRC. Such tax is levied based on revenue at an applicable rate of approximately 5% and is recorded as a reduction of revenues.

(p)
Foreign currency translation

        The Group uses RMB as its reporting currency.

        The functional currency of the Company and its subsidiaries is RMB. Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are included in the consolidated statements of operations.

(q)
Non-controlling interests

        Non-controlling interests represent the equity interests in the Group's and VIE's subsidiaries that is not attributable, either directly or indirectly, to the Group. If the carrying value of the non-controlling interests' equity of the subsidiary is reduced to zero, the subsidiary's losses are no longer allocated to the non-controlling interests.

        On January 1, 2009, the Group adopted new US GAAP guidance, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary in an effort to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements. As required, the Group has incorporated the changes in its consolidated financial statements presentation for all periods presented. The retrospective application of this guidance reclassifies non-controlling interest of RMB1.2 million and RMB0.5 million for the years ended December 31, 2007 and 2008, respectively, as net income attributable to non-controlling interest, a separate line item below net income in the presentation of net income attributable to the Group.

        As at December 31, 2007, non-controlling interest represented 20% of the equity interest in Syswin Consulting held by a third party, Zhong Jia Lian Hang Real Estate Consulting Company Limited ("Zhong Jia Lian Hang"). In May 2008, the Group acquired this 20% from Zhong Jia Lian Hang. Please refer to Note 20 (c)(1) for details.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        As at December 31, 2008, non-controlling interest represented 10% of the equity interest in Beijing Heng Tong Pawn Shop Company Limited ("Heng Tong Pawn Shop") held by a related party, Beijing Hong Ye Lian Hang Real Estate Brokerage Company Limited ("Hong Ye Lian Hang"). In June 2009, the Group transferred its 90% equity interest in Heng Tong Pawn Shop to related parties. As a result, there was no non-controlling interest as of December 31, 2009. Please refer to Note 20 (c)(2) and 20 (d)(2) for details.

(r)
Share-based compensation

        The Group adopted the authoritative FASB guidance regarding accounting for share-based compensation. Under the fair value recognition provisions of this guidance, the Company is required to measure the cost of employee services received in exchange for share-based compensation measured at the grant date fair value of the award. Share-based compensation, net of forfeitures, is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

(s)
Impairment of Long-Lived Assets

        The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the future undiscounted cash flow is less than the carrying amount of the assets, the Group recognizes an impairment loss equal to the excess of the carrying amount over the fair value of the assets.

(t)
Income tax

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax assets bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which it expects the difference to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

        On January 1, 2007, the Group adopted new US GAAP guidance and management evaluates its open tax positions that exist in each jurisdiction for each reporting period. If an uncertain tax position is taken or expected to be taken in a tax return, the tax benefit from that uncertain position is recognized in the Group's consolidated financial statements if it is more likely than not that the position is sustainable. The Group does not have any significant uncertain tax positions and there was no effect on its financial condition or results of operations as a result of implementing new guidance.

(u)
Statutory reserves

        The Company's indirect subsidiary, VIE and VIE's subsidiaries in the PRC are required to make appropriations to certain non-distributable reserve funds. In accordance with the laws applicable to

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

China's Foreign Investment Enterprises, the subsidiary and VIE registered as wholly-owned foreign enterprises or Sino-jointly invested companies under PRC law are required to make appropriations from its after-tax profit as determined under the Accounting Standards for Business Enterprises and the "Accounting System for Business Enterprises" as promulgated by the State of the People's Republic of China ("PRC GAAP") to non-distributable reserve fund, including a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The appropriation to the general reserve fund must be at least 10% of their after tax profits as determined under PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the boards of directors of the related subsidiaries. In addition, in accordance with the China Company Laws, the subsidiaries of VIE registered as China domestic companies must make appropriations from its after-tax profit as determined under the PRC GAAP to non-distributable reserve funds including a statutory surplus fund, a statutory public welfare fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriation to the statutory public welfare fund and discretionary surplus fund is made at the discretion of the respective company.

        The use of the general reserve, statutory reserve is restricted to the offsetting of losses or increase in registered capital of the respective company. The enterprise expansion reserve can be used to expand production or to increase registered capital. The staff bonus and welfare fund is available to fund payments of special bonus to staff and for collective welfare benefits. The statutory public welfare fund is restricted to capital expenditures for the welfare of employees.

        Appropriations of RMB9.8 million, nil and RMB12.6 million were made to above statutory reserve funds for the years ended December 31, 2007, 2008 and 2009, respectively.

        For the years ended December 31, 2008, the statutory reserve had reached 50% of the registered capital of the VIE, therefore no appropriation was made.

(v)
Operating lease

        Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases net of any incentives received from the lessor are expensed on a straight-line basis over the terms of the underlying lease.

(w)
Net income per share

        Basic net income per share is computed using the weighted average number of ordinary shares outstanding during the year. Diluted net income per share is computed using the weighted average number of ordinary share and ordinary share equivalents outstanding during the period. There were no security or other contract that may entitle its holder to obtain common stock issued by the Company during periods presented.

(x)
Fair value measurements

        On January 1, 2008, the Group adopted the authoritative guidance which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expands disclosures about fair value measurement for all of the Group's financial assets and liabilities and those nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. On January 1, 2009, the Group adopted this standard for all its remaining nonfinancial assets and liabilities and the adoption will prospectively impact the recognition of nonfinancial assets and liabilities in business combinations and the determinations of impairment for nonfinancial assets and liabilities. The carrying amount of the Group's cash and cash equivalents approximates their fair value due to the short maturity of those instruments. The carrying value of receivables and payables approximates their market value based on their short-term maturities. As of December 31, 2009, the adoption of the authoritative guidance did not materially affect the Group's results and financial condition.

        Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

        The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

        Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

        Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model- derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

        Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

        The carrying amount of cash, restricted cash, accounts receivable, receivables due from related parties, other receivables, accrued expenses and other current liabilities and bank borrowings approximates fair value due to their short-term nature.

(y)
Government grant

        Government grants, which do not have specific terms of usage and are not refundable, are recognized as other income when received.

(z)
Recent accounting pronouncements

        In May 2009, the FASB issued authoritative accounting guidance on subsequent events, a topic that was previously only addressed by auditing literature. The FASB clarified a subsequent event as either

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognized subsequent events or non-recognized subsequent events, and modified the definition of subsequent events to refer to events or transactions that occur after the balance sheet date, but before the financial statements are issued or available to be issued. Furthermore, the guidance requires entities to disclose the date through which an entity has evaluated subsequent events and the basis for that date. The authoritative guidance was effective for the interim or annual financial periods ending after June 15, 2009, and is applied prospectively. No significant unrecognized subsequent events were noted.

        In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities. This amendment eliminates exceptions of the previously issued pronouncement related to consolidation of qualifying special purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This accounting standard also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity's status as a variable interest entity, a company's power over a variable interest entity, or a company's obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the provisions of the previously issued pronouncement. This accounting standard will be effective for the Company's fiscal year beginning January 1, 2010. The Company adopted this amendment at the beginning of its fiscal year 2010, and the adoption of this amendment does not have significant impact on the Group's consolidated financial statements.

        In August 2009, the FASB issued an amendment to the fair value measurement and disclosures of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (2) another valuation technique that is consistent with the principles of Topic 820. It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. In addition, both a quoted price in an active market for the identical liability at measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The provisions of this amendment are effective for the first reporting period (including interim periods) beginning after August 28, 2009. Early application is permitted. The Company adopted this amendment at the beginning of its fiscal year 2010, and the adoption of this guidance does not have material impact on the Group's consolidated financial statements.

        In October 2009, the FASB issued revenue recognition guidance for arrangements that involve the delivery of multiple-elements. This guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

required disclosures related to a vendor's multiple-deliverable revenue arrangements. This accounting standard will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the potential impact, if any, on the Group's consolidated financial statements.

        In January 2010, the FASB issued an amendment to improve the disclosures about fair value measurements. It adds new requirements for disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The amendment is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. The Company has adopted the amendments for the period beginning January 1, 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis. The Company will adopt the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis for the period beginning January 1, 2011 and expects the adoption will not have significant impact on the Group's consolidated financial statements.

3      CERTAIN RISKS

(a)
Significant risks and uncertainties

        The Group operates in a dynamic and high risk real estate industry and is susceptible to fluctuations in the real estate market in the PRC, and the property market in the PRC is at an early stage of development and is volatile, which could have a material adverse effect on the Group's business, financial condition and results of operations.

(b)
PRC Regulations

        The Chinese market in which the Group operates poses certain macro-economic and regulatory risk and uncertainties. These uncertainties extend to the ability of the Group to conduct business in the real estate sector in the PRC. Though the PRC has, since 1978, implemented a wide range of market-oriented economic reforms, continued reforms and progress towards a full market-oriented economy are uncertain. In addition, the real estate industry remains highly regulated. Restrictions are currently in place and are unclear with respect to which segments of this industry foreign owned entities, like the Group may operate. The Chinese government may issue from time to time new laws or new interpretations on existing laws to regulate areas such as real estate. Regulatory risk also encompasses the interpretation by the tax authorities of current tax laws and the Group's legal structure and scope of operations in the PRC, which could be subjected to further restrictions which could result in severe limits to the Company's ability to conduct business in the PRC.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

3      CERTAIN RISKS (Continued)

        The real estate market in the PRC is typically affected by changes in government policies regarding the real estate industry, the financial market and other related areas. The PRC government has in the past adopted various administrative measures to restrain what it perceived as unsustainable growth in the real estate market, particularly when the real estate market in China has experienced rapid and significant growth. The PRC real estate market could experience a prolonged downturn in the future, which could have a material adverse impact on our business, financial condition and results of operations.

(c)
Concentration of credit risk

        Financial instruments that potentially subject the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. In addition, with the majority of its operations in China, the Group is subject to RMB currency risk which the Group has no way of to hedge.

        The Group limits its exposure to credit loss by depositing its cash and cash equivalents with financial institutions in the PRC that management believes are of high credit quality.

        The Group has approximately RMB194.8 million in cash and bank deposits with a large domestic bank in China, which constitute about 99% of its total cash and cash equivalent as of December 31, 2009. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors' interests. However, China promulgated a new Bankruptcy Law that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go bankrupt. In addition, since China's concession to gain entry into the World Trade Organization, foreign banks have been gradually permitted to operate in China and have become serious competitors to Chinese banks in many aspects, especially since the opening of RMB business to foreign banks in late 2006. Therefore, the risk of bankruptcy of Chinese banks in which the Group holds cash and deposits has increased. In the event that a Chinese bank that holds the Group's deposits goes bankrupt, the Group is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor to the bank under PRC laws.

        Accounts receivable consist primarily of amounts due from real estate sales agency services and were derived from the Group's operations in the PRC. Customer A accounted for approximately 63%, 51% and 35%, Customer B accounted for approximately 12%, 23% and 11%, respectively, of the Group's net revenue for the year ended December 31, 2007, 2008 and 2009. Receivables from Customer A accounted for approximately 63%, 57% and 50%, Customer B accounted for approximately 14%, 7% and 7%, respectively, of the Group's accounts receivable as of December 31, 2007, 2008 and 2009.

        All the Group's revenues derived and expenses incurred were in RMB as of December 31, 2009. The Group's cash and cash equivalents balance denominated in RMB was approximately RMB194.8 million, which accounted for all cash and cash equivalents balance as of December 31, 2009. The Group's accounts receivable balance was all denominated in RMB. Also, all the Group's current liabilities balance was denominated in RMB. Accordingly, the Group may experience economic losses and negative impacts on earnings and equity as a result of exchange rate fluctuations in the currency of the PRC. Moreover, the Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Group may

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

3      CERTAIN RISKS (Continued)

experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency.

(d)
Foreign currency risk

        The RMB is not freely convertible into foreign currencies. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into other currencies. Cash and cash equivalents of the Group included aggregate amounts of RMB25.6 million, RMB20.9 million and RMB194.8 million, as of December 31, 2007, 2008 and 2009, respectively.

4      ACCOUNTS RECEIVABLE

        The following summarizes the Group's accounts receivable as of December 31, 2007, 2008 and 2009 (in RMB thousands):

	December 31,
	2007	2008	2009
Accounts receivable	94,838	107,761	238,961
Less: allowance for doubtful accounts	—	—	(511)

	94,838	107,761	238,450

        The following table sets out the movements of the allowance for doubtful accounts for the years ended December 31, 2007, 2008 and 2009 (in RMB thousands):

	December 31,
	2007	2008	2009
Balance at beginning of the year	—	—	—
Charged to expenses	—	—	(511)
Write-off	—	—	—

Balance at end of the year	—	—	(511)

5      PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following (in RMB thousands):

	December 31,
	2007	2008	2009
Buildings	—	4,938	129,889
Motor vehicles	2,319	3,815	5,965
Office equipment, furniture and electronic equipment	6,015	9,946	11,775
Leasehold improvement	373	1,014	4,962
Construction in progress	3,168	4,774	8,161

	11,875	24,487	160,752
Less: accumulated depreciation and amortization	(805)	(3,020)	(8,706)

Property and equipment, net	11,070	21,467	152,046

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

5      PROPERTY AND EQUIPMENT, NET (Continued)

        The building includes an office building ("Syswin building") purchased from a third party property developer amounting to RMB116.8 million (inclusive of tax) at December 31, 2009. The Group used to provide the real estate sales agency services to this developer with unsettled accounts receivable due from it. The purchase consideration was settled by cash of RMB23.7 million and net off against the unsettled accounts receivable due from this property developer of RMB31.6 million. As of December 31, 2009, the balance of the purchase consideration of RMB61.5 million was due to this property developer. The registration with government, as required by the PRC law is still in the process at December 31, 2009. However, the Group has the risks and rewards of ownership upon completion of the purchase.

        In December 2009, the Group transferred part of Syswin building to real estate properties held for lease amounting to RMB13.7 million.

        For the years ended December 31, 2007, 2008 and 2009, depreciation and amortization expense for property and equipment amounted to RMB0.6 million, RMB2.1 million, RMB5.4 million, respectively.

6      REAL ESTATE PROPERTIES HELD FOR LEASE, NET

        Real estate properties held for lease, net, consisted of the following (in RMB thousands):

	December 31,
	2007	2008	2009
Real estate properties held for lease, net	—	—	13,699

        The lease started at December, 2009, and there is no depreciation expense for the years ended December 31, 2007, 2008 and 2009.

        As of December 31, 2009, minimum future rental income on non-cancellable leases, in aggregate and for each of the five succeeding fiscal years and thereafter, is as follows:

2010	1,629
2011	2,121
2012	2,133
2013	2,309
2014	2,473
Thereafter	5,532

Total	16,197

7      INTANGIBLE ASSETS, NET

        Intangible assets, net, consisted of the following (in RMB thousands):

	December 31,
	2007	2008	2009
Software	3,200	3,248	3,537
Less: accumulated amortization	(19)	(857)	(1,314)

Intangible assets, net	3,181	2,391	2,223

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

7      INTANGIBLE ASSETS, NET (Continued)

        For the years ended December 31, 2007, 2008 and 2009, amortization expense for intangible assets amounted to RMB0.1 million, RMB0.8 million, RMB0.5 million, respectively.

        Based on the Group's intangible assets subject to amortization, the annual estimated amortization expense related to the above intangible assets is as follows (in RMB thousands):

2010	707
2011	707
2012	707
2013	102
Thereafter	—

Total	2,223

8      OTHER NON-CURRENT ASSETS

        Other non-current assets consisted of the following (in RMB thousands):

	December31,
	2007	2008	2009
Project deposits*	5,500	4,100	8,800
Prepayment for office building**	4,976	51,578	—

	10,476	55,678	8,800

*
The Company occasionally is required to provide performance bond, which is an upfront deposit to property developers prior to the sales commencement. These project deposits will be released periodically or upon the sales completion, and may be subject to conditions based on pre-determined criteria.

**
The prepayment for office building at December 31, 2008 includes accounts receivable of RMB22 million due from a third party property developer agreed to be used as prepayment for Syswin building to be acquired from the same property developer, and cash paid amounted to RMB30 million. As the risks and rewards from the ownership of the Syswin building were transferred to the Group in 2009, the prepayment was transferred to property and equipment in that year.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

9      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following (in RMB thousands):

	December 31,
	2007	2008	2009
Payable for acquisition of office building	—	—	61,492
Salary payable	12,739	20,497	53,918
Business tax payable	5,215	6,666	14,380
Payable for advertising expenses	—	—	1,512
Other tax levies	553	811	430
Payable for intangible asset	2,129	2,129	—
Dividend payable	493	1,422	—
Other current liabilities	1,928	3,978	7,506

	23,057	35,503	139,238

10    BANK BORROWING

        The Group did not have any borrowings as of December 31, 2007 and 2009. As of December 31, 2008, the Group had a short-term borrowing with a PRC commercial bank and the loan was guaranteed by Mr. Chen, free of guarantee charges. The borrowing was RMB20 million with interest at 8.21%. The loan was repaid on February 10, 2009.

        As of December 31, 2009, the Group has RMB4 million undrawn borrowing facility, which would expire within one year.

11    CAPITAL INJECTION FROM QINGLING

        In January 2009, the Company issued common shares to Qingling in exchange for capital injection of RMB204 million. Through the agreements between Qingling and the existing shareholders, including Mr. Chen and Mr. Tao, Qingling is granted the following rights:

(a)
Voting rights

        Qingling has the voting rights in relation to the operation of the Group. Without the permission from Qingling, the other shareholders do not have the rights to unilaterally make the decisions primarily include:

  •
  Change of the articles of association and other key documents of the Group;

  •
  Change of the business scope of the Group;

  •
  Approval of the budget/capital expenditure plan/compensation plan;

  •
  Appointment of the chief executive officer and chief finance officer;

  •
  Dividend policy;

  •
  Third party borrowings; and

  •
  Related party transactions over certain amount.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

11    CAPITAL INJECTION FROM QINGLING (Continued)

(b)
Redemption rights

        If the Group does not achieve a qualifying public offering or qualifying sell five years after the capital injection, Qingling could require the existing shareholders to redeem its shares in the Group at RMB 204 million, plus a premium at an annual internal rate of return of 15%.

(c)
Shares transfer

        Qingling would transfer 1% of its equity shares in the Company that it holds to the existing shareholders, if the net profit of the Group for the year ending December 31, 2011 achieves the high end of a defined performance target (the "high end"). An additional 1% or 2% equity shares would be transferred to the existing shareholders if the Group exceeds the high end by 7% or 14%. On the other hand, if the Group fails to meet the low end of the performance target (the "low end") for the year ending December 31, 2011, the existing shareholders would be required to transfer up to 13.71% of their shares in the Group that they hold to Qingling. This agreement was entered into by all shareholders in their capacity as shareholders of the Company.

12    OTHER (EXPENSES) / INCOME—NET

        Other (expenses) / income consisted of the following (in RMB thousands):

	Years Ended December 31,
	2007	2008	2009
Subsidy income	—	630	1,610
Late payment interest related to income tax	—	(1,301)	(4)
Loss connected with withdrawal from a project	—	(500)	—
Others	(10)	(112)	(321)

	(10)	(1,283)	1,285

13    SEGMENT INFORMATION

        The executive directors assess the business from services perspective which is principally located in Mainland China. The Group's revenue, expenses, assets, liabilities and capital expenditure are primarily attributable to real estate sales agency services and real estate consultancy services. The secondary real estate brokerage services have been terminated in August 2010. The real estate consultancy services contributed less than 10% of the revenues and the result of the Group, and these services related entities hold less than 10% of the Group's total assets. Accordingly, no operating segment is presented. Breakdown of the net revenue by service nature is as follows:

	Years ended December 31,
	2007	2008	2009
Real estate sales agency services	304,559	260,209	420,074
Real estate consultancy services	22,420	15,794	12,662

	326,979	276,003	432,736

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

14    INCOME TAXES

Cayman Islands

        The Cayman Islands currently does not levy taxes on individuals or corporations based upon profits, income, gains or appreciation. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

        Payments of dividends by HK Holding to the Company are not subject to any Hong Kong withholding tax. HK Holding has no significant operations in Hong Kong since its inception.

People's Republic of China

        Prior to January 1, 2008, the Company's PRC subsidiary and VIE were governed by the previous Enterprise Income Tax Provisional Rules (the "Previous EIT Rules") of China. Under the Previous EIT Rules, the Company's PRC subsidiary and VIE were generally subject to enterprise income taxes at a statutory rate of 33% (30% state income tax plus 3% local income tax).

        Effective January 1, 2008, the new Corporate Income Tax Law (the "CIT Law") in China supersedes the Previous EIT Rules and unifies the enterprise income tax rate for Syswin Zhi Di and the VIE and its subsidiaries at 25%.

        The CIT Law also provides that an enterprise established under the laws of foreign countries or regions but whose "de facto management body" is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the CIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history the CIT Law, should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on worldwide income at a uniform tax rate of 25% retroactive to January 1, 2008.

        The CIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested enterprise ("FIE") to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the Previous IT Rules. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% after obtaining the approval of local tax authority (if the foreign investor owns directly at least 25% of the shares of the FIE). The Company's FIE' operations in China is invested and held by Hong Kong registered entities. Based on the subsequently issued interpretation of the EIT, Article 4 of Cai Shui [2008] Circular No. 1, dividends on earnings prior to 2008 but distributed after 2008 are not subject to

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

14    INCOME TAXES (Continued)

withholding income tax. As the subsidiary in Mainland China is established in July, 2010, the Group has not provided deferred tax liability for withholding tax as at 31 December 2009.

	Years ended December 31,
	2007	2008	2009
Income tax provision:
Current	67,545	36,506	60,065
Deferred	(535)	(4,860)	(6,097)

Total	67,010	31,646	53,968

        The following table presents the tax impact of significant temporary differences between the tax and financial statement bases of assets that gave rise to deferred tax assets as of December 31, 2007, 2008 and 2009 (in RMB thousands):

	December 31,
	2007	2008	2009
Current
Deferred tax assets:
Accrued expense and payroll	2,483	3,885	12,770

Total deferred tax assets	2,483	3,885	12,770
Less: valuation allowance	—	—	—

	2,483	3,885	12,770

Non-current
Deferred tax assets:
Net operating loss carry forwards	384	5,111	3,023

Total deferred tax assets	384	5,111	3,023
Less: valuation allowance	(252)	(1,082)	—

	132	4,029	3,023

        The Group has made a partial valuation allowance against its net deferred tax assets. The Group evaluates a variety of factors in determining the amount of valuation allowance, including the Group's limited operating history, accumulated deficit, existence of taxable temporary differences and expected reversal periods.

        The following table sets forth the movements of the valuation allowance for net deferred tax assets for the periods presented:

	December 31,
	2007	2008	2009
Balance at beginning of the year	(270)	(252)	(1,082)
Write-back (provision) for the year	18	(830)	1,082

Balance at end of the year	(252)	(1,082)	—

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

14    INCOME TAXES (Continued)

        The Group had total net operating loss carried forward as of December 31, 2007, 2008 and 2009 amounted to RMB1.2 million, RMB20.4 million and RMB12.1 million, respectively, which will be expired during the period from 2012 to 2014.

        A reconciliation of income tax of the statutory income tax rate to the Group's effective tax rate is as follows:

	Years ended December 31,
	2007	2008	2009
Statutory income tax rates	33.0%	25.0%	25.0%
Expense not deductible for tax purposes	2.4%	1.5%	0.3%
Tax losses for which no deferred income tax asset was recognised	—	0.9%	—
Utilisation of previously unrecognised tax losses	—	—	(0.6)%

Effective tax rate	35.4%	27.4%	24.7%

15    NET INCOME PER SHARE

        The following table sets forth the computation of basic and diluted net income per ordinary share for the years ended December 31, 2007, 2008 and 2009 (in RMB thousands, except for shares and per share data):

	Years ended December 31,
	2007	2008	2009
Numerator:
Amount attributable to SYSWIN Inc.
Income from continuing operations	120,917	83,590	164,456
Loss from discontinued operations, net	—	(1,354)	(12,039)

Net income attributable to SYSWIN Inc.	120,917	82,236	152,417

Denominator for basic and diluted net income per share	154,875,000	154,875,000	154,875,000

Per share data:
Basic and diluted income from continuing operations attributable to SYSWIN Inc.	0.78	0.54	1.06
Basic and diluted loss from discontinued operations attributable to SYSWIN Inc., net	—	(0.01)	(0.08)
Basic and diluted net income attributable to SYSWIN Inc.	0.78	0.53	0.98

*
The potentially dilutive securities were not included in the calculation of dilutive net income per share in those periods where their inclusion would be anti-dilutive. The Company does not have such securities for all the periods presented.

16    UNAUDITED PRO FORMA NET INCOME PER SHARE

        On August 25, 2010, the board of directors of the Company approved the plan to distribute dividend of RMB270 million from its retained earnings ended June 30, 2010 to its shareholders. The dividend declared exceeds earnings for the twelve months ended June 30, 2010. The unaudited

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

16    UNAUDITED PRO FORMA NET INCOME PER SHARE (Continued)

pro forma basic and diluted net income per share for the year ended December 31, 2009, giving the effect to the dividends declared on August 25, 2010, has been reflected on the face of the Consolidated Statements of Operations.

        Pro forma shares outstanding is calculated as follows (in RMB thousands, except for shares and per share data):

	Year ended December 31, 2009
Historical shares outstanding		154,875,000
Shares to be issued in excess of earnings to pay the dividend:
Dividend declared	270,000
Less: Net income for the 12 months ended June 30, 2010	(209,316)

Dividend deemed to be paid with initial public offering proceeds	60,684
Initial public offering shares presumed to be used to pay dividend (US$2.56 per share)		23,681,561

Pro forma shares		178,556,561

17    EMPLOYEE BENEFIT PLANS

        The Group participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the companies to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant labor bureau is responsible for meeting all retirement benefit obligations; the Group has no further commitments beyond its monthly contribution. Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The PRC government is directly responsible for the payments of the benefits to these employees.

        The total contributions for such employee benefits were approximately RMB1.5 million, RMB5.8 million, and RMB7.4 million for the years ended December 31, 2007, 2008 and 2009, respectively.

18    SHARE-BASED COMPENSATION TO MR. TAO

        In reward for Mr. Tao's past service to the Group, in October 2007, Mr. Chen agreed and transferred 1% of the equity interest in the Company to Mr. Tao. Subsequently in December 2007, Mr. Chen agreed to transfer another 2% to Mr. Tao and the transfer of this 2% was completed in September 2008. Mr. Tao paid consideration of RMB600,000 in exchange for totally 3% of the equity interest in the Company. The difference between the fair value of shares transferred, which is determined by management with the assistance of a valuation consultant, and consideration paid was recognized as share-based compensation. The compensation recognized was RMB15.2 million for the year ended December 31, 2007.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

18    SHARE-BASED COMPENSATION TO MR. TAO (Continued)

Valuation assumptions

        The Company estimated the fair value of the equity interest in the Company using discounted cash flow valuation model. The fair value of the Group is estimated on the date of grant with the assumptions regarding the Group's future operating performance, revenue growth rates, future working capital, capital expenditure requirements, discount rates and terminal multiple.

19    COMMITMENTS AND CONTINGENCIES

(a)
Purchase commitments

        Expenditures contracted for at the balance sheet dates but not yet incurred were as follows (in RMB thousands):

	2009	Less than one year	More than one year
Purchase of office equipment and software	1,852	1,852	—

(b)
Operating lease commitments

        The Group has operating lease agreements principally for its administrative offices and real estate brokerage stores. These leases expire by 2015 and are renewable upon negotiation.

        Rental expenses under operating leases for the years ended December 31, 2007, 2008 and 2009 were RMB7.1 million, RMB12.1 million, RMB8 million, respectively.

        Future minimum lease payments under these non-cancellable operating lease agreements as of December 31, 2009 are as follows (in RMB thousands):

2010	4,297
2011	435
2012	—
2013	—
Thereafter	—

Total	4,732

(c)
Litigation

        From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of these unresolved matters, individually and in the aggregate, is likely to have a material adverse effect on the Group's financial position or results of operations. However, litigation is subject to inherent uncertainties and the Company's view of these matters may change in the future. Were an unfavourable outcome to occur, there exists the possibility of a material adverse impact on the Group's financial position and results of operations for the period in which the unfavourable outcome occurs, and potentially in future periods.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

20    RELATED PARTY TRANSACTIONS

        The table below sets forth the major related parties and their relationships with the Group:

Related party	Relationship with the Group
Beijing Syswin International Real Estate Consulting Group Company Limited ("Syswin International")	Company beneficially owned by Mr. Chen
Beijing Hong Ye Lian Hang Real Estate Brokerage Company Limited ("Hong Ye Lian Hang")	Company beneficially owned by Mr. Chen
Beijing Jia Ye Lian Hang Real Estate Brokerage Company Limited ("Jia Ye Lian Hang")	Company beneficially owned by Mr. Chen
Beijing Yi Mai Real Estate Brokerage Company Limited ("Yi Mai")	Company beneficially owned by Mr. Chen
Beijing Xin Da Wan Long Business Management Company Limited ("Xin Da Wan Long ")	Company beneficially owned by Mr. Chen
Beijing Yang Guang Si Ji Decoration Company Limited ("Yang Guang Si Ji")	Company beneficially owned by Mr. Chen
Beijing Syswin Zhi Di System Integration Technology Company Limited ("Zhi Di System")	Company beneficially owned by Mr. Chen
Beijing Cheng Zhi Syswin Property Management Company Limited ("Cheng Zhi Property Management")	Company beneficially owned by Mr. Chen
Beijing Chang Cheng Jia Ye Property Management Company Limited ("Chang Cheng")	Company beneficially owned by Mr. Chen
Beijing Xin Long Yuan Real Estate Development Company Limited ("Xin Long Yuan")	Company beneficially owned by Mr. Chen
Yantai Han Bo Assets Management Company Limited ("Han Bo")	Company beneficially owned by Mr. Chen
Cheng Zhi Investment Group Company Limited ("Cheng Zhi Investment")	Company beneficially owned by Mr. Chen
Beijing Dong Fang Bo Yuan Real Estate Development Company Limited ("Dong Fang Bo Yuan")	Company beneficially owned by Mr. Chen
Beijing Wan Sheng Hong Yuan Investment Management Company Limited ("Wan Sheng Hong Yuan")	Company beneficially owned by Mr. Chen
Beijing Syswin Zhi Di Investment Company Limited ("Zhi Di Investment")	Company beneficially owned by Mr. Chen

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

20    RELATED PARTY TRANSACTIONS (Continued)

Related party	Relationship with the Group
Beijing Syswin Chuang Xin Real Estate Brokerage Company Limited ("Chuang Xin")	Company beneficially owned by Mr. Chen
Beijing Syswin Zhi Di Real Estate Management Company Limited ("Zhi Di Management")	Company beneficially owned by Mr. Chen
Brilliant Strategy Limited (a holding company wholly owened by Mr. Chen)	Shareholder of Company
Chen Liangsheng	Equity owner of the VIE
Qingling Company Limited (Subsidiary of CDH China Fund III, L.P.)	Equity owner of the VIE
Tao Hongbing	Equity owner of the VIE
China Rebro Limited (Subsidiary of CDH China Fund III, L.P.)	Shareholder of Company
(a)
Related party balances

        The Group entered into certain interest-free arrangements with certain of their related parties, including Mr. Chen, Mr. Tao and certain related party entities controlled by Mr. Chen. The amounts due to or due from these related parties represent non-interest advances with no repayment date. The following lists the balances from related parties at December 31, 2007 and the activities during 2007 and 2009 (in RMB thousands):

2007	January 1, 2007	2007	December 31, 2007
Funds advanced to related parties
Mr. Chen	—	16,000	16,000
Mr. Tao	—	500	500
Related party entities controlled by Mr. Chen
Xin Long Yuan	8,028	24,002	32,030
Cheng Zhi Investment	20,753	5,060	25,813
Yi Mai	800	—	800
Han Bo	350	—	350
Syswin International	300	—	300
Cheng Zhi Property Management	13	—	13

Total	30,244	45,562	75,806

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

20    RELATED PARTY TRANSACTIONS (Continued)

2009	January 1, 2009	2009		December 31, 2009
Funds advanced to related parties
Related party entities controlled by Mr. Chen
Syswin International	—	20,444	(20,444)	—
Chang Cheng	—	5,170	(5,170)	—
Dong Fang Bo Yuan	—	4,150	(4,150)	—
Jia Ye Lian Hang	—	1,250	(1,250)	—
Xin Da Wan Long	—	1,250	(1,250)	—
Yi Mai	—	1,250	(1,250)	—
Wan Sheng Hong Yuan	—	1,250	(1,250)	—

Total	—	34,764	(34,764)	—

Funds advanced from a related party
Related party entities controlled by Mr. Chen
Cheng Zhi Investment	—	(72,552)	72,552	—

        The advances from the Group to related parties at December 31, 2007 were fully settled in 2008, other than that, there is no related party activity in 2008. There were no balances due from or due to related parties at December 31, 2008 and 2009.

(b)
Related party transactions

        As of December 31, 2007, 2008 and 2009, the transactions with related parties consisted of the following (in RMB thousands):

	Year Ended December 31,
	2007	2008	2009
Purchase of services
Property management from Cheng Zhi Property Management*	1,127	1,112	1,229
Decoration provided from Yang Guang Si Ji**	1,948	322	4,821
Use of software provided from Zhi Di System	95	240	160

Total	3,170	1,674	6,210

*
Property management and cleaning services for office spaces and mock-up rooms

**
Decoration services, including interior decoration services for the office spaces and mock-up rooms used for sales projects
(c)
Acquisition/establishment of subsidiaries

(1)
Syswin Consulting and Guiyang Syswin

        As part of the restructuring of real estate sales agency services and real estate consultancy services, in November, 2007, the Group acquired 80% equity interests in two real estate service providers, Syswin Consulting and Guiyang Syswin from Syswin International. Mr. Chen is the owner of Syswin International. The acquisitions were common control transactions and accounted for as if the

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

20    RELATED PARTY TRANSACTIONS (Continued)

acquisition had been in effect since January 1, 2007. The Group paid RMB3.2 million in exchange for the assets acquired.

        Subsequently, the Group acquired the remaining 20% equity interest of Syswin Consulting from a third party Zhong Jia Lian Hang in May 2008. Total consideration paid was RMB0.8 million. This acquisition was accounted for as a step acquisition which resulted in the elimination of the 20% non-controlling interest. After the acquisition, Syswin Consulting became a wholly owned subsidiary of the Group.

(2)
Heng Tong Pawn Shop

        In November 2008, the Group established Heng Tong Pawn Shop with capital injection of RMB4.5 million and it held 90% equity interest. The total paid-in capital of Heng Tong Pawn Shop was RMB5 million, and the other 10% equity interest was held by Hong Ye Lian Hang, an entity owned by Mr. Chen.

(d)
Disposal of subsidiaries

(1)
Equity transfer with Syswin International

        As part of the restructuring of the real estate sales agency business and real estate consultancy services, in December 2007, the Group entered into a series of equity transfer agreements with Syswin International to transfer all of Group's equity interest in Hong Ye Lian Hang, Yi Mai, Jia Ye Lian Hang and Xin Da Wan Long for a total cash consideration of RMB2.65 million. Since the Group and Syswin International are under common control by Mr. Chen, the difference between the proceeds received by the Group and the net book value amounting to RMB17.1 million of the disposed subsidiaries was recognized as an equity transaction and recorded in shareholder's equity.

(2)
Heng Tong Pawn Shop

        In an effort to concentrate on the sales agency services, in June 2009, the Group entered into an equity transfer agreement with Hong Ye Lian Hang and Chang Cheng, both of which are owned by Mr. Chen to transfer 90% equity interest in Heng Tong Pawn Shop for a cash consideration of RMB4.5 million. There was no gain or loss recognized upon the disposal as the consideration received was equal to the Group's share of the net assets of Heng Tong Pawn Shop.

21    RESTRICTED NET ASSETS

        Relevant PRC laws and regulations permit payments of dividends by the Company's PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the PRC subsidiaries are required to annually appropriate 10% of net after-tax income to the general reserve fund or statutory surplus fund (see Note (17) prior to payment of any dividends, unless such reserve funds have reached 50% of its respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries are restricted in their ability, which restricted portion amounted to approximately RMB25.7 million, RMB26.2 million and RMB242.8 million as of December 31, 2007, 2008 and 2009, respectively. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries for working capital and other funding purposes, the

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

21    RESTRICTED NET ASSETS (Continued)

Company may in the future require additional cash resources from the PRC subsidiaries due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends to make distributions to shareholders.

        The Company performed a test on the restricted net assets of consolidated subsidiaries and VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3) "General Notes to Financial Statements" and concluded the restricted net assets exceed 25% of the consolidated net assets of the Company as of December 31, 2009. Therefore the separate condensed financial statements of the Company should be presented with the Company's investments in its subsidiary under the equity method of accounting. (Please see Note 23 for details)

22    SUBSEQUENT EVENTS

        The Group has considered subsequent events through November 4, 2010, and noted the following subsequent events have occurred since December 31, 2009.

(a)
On August 18, 2010, the Company transferred 90% and 10% equity interests in Chuang Xin, which is a subsidiary of the Company primarily undertaking secondary real estate brokerage business under "E-home Park" brand to Syswin International and Zhi Di Investment respectively, in exchange for nil consideration from both of them. Both Syswin International and Zhi Di Investment are beneficially owned by Mr. Chen. Immediately before the disposition, the Company and Syswin International made the following arrangement to settle Chuang Xin's debt of RMB 41.4 million due to the Company:

1)
the Company would forgive RMB 14.4 million;

2)
Syswin International would pay the remaining RMB27 million to the Company over an agreed payment schedule (RMB10 million before September 30, 2010, RMB17 million before the earlier of June 30, 2011 and 30 working days after the closing of the initial public offering). Syswin International has paid RMB10 million to the Company on September 28, 2010.

        Additionally, before the disposition, two contracts that reflect the services of real estate sales agency but not secondary real estate brokerage business undertaken by Chuang Xin have been transferred to the Company.

(b)
On August 25, 2010, the board of directors of the Company approved the plan to distribute dividend of RMB 270 million from its retained earnings ended June 30, 2010 to its shareholders. RMB119.8 million and RMB45.5 million have been paid to the shareholders in August and September, 2010, respectively.

(c)
The Syswin building was used by the Group as office building and for leasing purposes. The building was purchased from a third party property developer for a consideration of RMB114.6 million. The Group has the risks and rewards of ownership upon the completion of the purchase in 2009, and recorded the cost of the building as property and equipment and real estate properties held for lease respectively.

        As of August 3, 2010, the Group and the property developer signed an agreement to terminate the building purchase agreement.

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

22    SUBSEQUENT EVENTS (Continued)

        As of August 27, 2010, Mr. Chen completed the acquisition of Syswin building through Zhi Di Management, an entity beneficially owned by Mr. Chen. The purchase price was RMB114.6 million, which is equivalent to the price the Company originally paid for the Syswin building, and the purchase price was paid to the Company by Zhi Di Management. Therefore, above transactions are accounted for as disposal of Syswin building from the Company to Zhi Di Management, and the involvement of the developer is deemed no substance.

        Upon the consummation of the disposal, the Company entered into a lease agreement with Zhi Di Management to lease a portion of Syswin building on August 27, 2010. Pursuant to the lease agreement, the Company leases a portion of Syswin building for 3 years with annual rental fee of RMB7.5 million. The Company did a research of the similar office buildings in the area and believes the rental fee reflects current market rate.

(d)
In order to fund the operations of Syswin Zhi Di, in September 2010, the shareholders of the Company made agreement to invest US$2.4 million to the Company and the amount of capital injection from each shareholder is in proportion to their individual equity interest in the Company. This additional capital injection will not change shareholding structure of the Company. The Company has not received this US$2.4 million as of September 30, 2010, and pursuant to the agreement, this additional capital injection would be settled before October 31, 2010 or other day as shareholders otherwise agree.

(e)
The Company's trademarks were owned by Zhi Di Investment which is an entity beneficially owned by Mr. Chen and used free of any fees by the Company historically. As of October 17, 2010, the Company made agreement with Zhi Di Investment that the Company could have an exclusive license to use those trademarks permanently and free of any fees.

(f)
On November 3, 2010, in preparation for the intended initial public offering, the shareholders and Board of Directors of the Company approved resolutions effecting certain amendments to the authorized and issued share capital to:

(i)
Effect a 12,500-for-one split of the Company's share capital pursuant to which each ordinary share of the Company was subdivided into 12,500 shares at a par value of US$0.0000008 per share.

(ii)
2,500,000,000 of the authorized but unissued ordinary Shares of the Company shall be re-designated as Preferred Shares of a nominal or par value of US$0.0000008 each.

    All shares and per share data presented in the consolidated financial statements have been restated on a retroactive basis to reflect the effect of share split.

23    Additional information—Condensed Financial Statements

        The separate condensed financial statements of SYSWIN Inc. (the "Company") as presented below have been prepared in accordance with Securities and Exchange Commission Regulation S-X Rule 12-04.

        The Company records its investment in HK Holding under the equity method of accounting with its share of income and losses from HK Holding reported as share of income from subsidiaries in the condensed financial statements. Such investment is presented on the balance sheet as "Investment in

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

23    Additional information—Condensed Financial Statements (Continued)

subsidiary". Following the signing of the contractual arrangements described in Note 1 in July 2010, the Company became the parent company of both Syswin Zhi Di and VIE.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed and omitted.

        The Company and HK Holding do not have any revenues or expenses for the years ended December 31, 2007, 2008 and 2009, therefore no Condensed Statements of Operations of parent company have been prepared. The Company does not have significant capital and other commitments, long term obligations, or guarantees as of December 31, 2009.

Financial information of Parent Company

Balance sheets

(in thousands, except shares and par value)

	December 31,
	2007 RMB	2008 RMB	2009 RMB	2009 US$
				(Note 2(c))
ASSETS
Current assets:
Cash and cash equivalents	1	1	1	—

Total current assets	1	1	1	—

Non-current assets:
Investment in subsidiary	—	9	9	1

Total assets	1	10	10	1

LIABILITIES AND SHAREHOLDERS' EQUITY

Total liabilities	—	—	—	—

Shareholders' equity:
Preferred shares (US$0.0000008 par value, 2,500,000,000 shares authorized; no shares issued and outstanding)	—	—	—	—
Ordinary shares (US$0.0000008 par value, 60,000,000,000 shares authorized; 154,875,000 shares issued and outstanding)	1	1	1	—
Additional paid-in capital	—	9	9	1

Total shareholders' equity	1	10	10	1

Total liabilities and shareholders' equity	1	10	10	1

SYSWIN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

23    Additional information—Condensed Financial Statements (Continued)

Financial information of Parent Company

Statements of cash flows

(in thousands)

	Year Ended December 31,
	2007 RMB	2008 RMB	2009 RMB	2009 US$
				(Note 2(c))
Cash flows from investing activities:
Investment in subsidiary	—	(9)	—	—

Net cash (used in) provided by investing activities	—	(9)	—	—

Cash flows from financing activities:
Capital injected by a shareholder	1	9	—	—

Net cash (used in) provided by financing activities	1	9	—	—

Net increase (decrease) in cash and cash equivalents	1	—	—	—
Cash and cash equivalents at the beginning of the year	—	1	1	—

Cash and cash equivalents at the end of the year	1	1	1	—

24    DIVIDENDS

        The board of directors of the Company approved to distribute dividends of RMB20 million and RMB106 million during the years ended December 31, 2007 and 2008, respectively, to its shareholders.

	Years ended December 31,
	2007	2008	2009
Cash dividends per share*	0.13	0.68	—

*
Dividends declared divided by number of shares outstanding of 154,875,000.

SYSWIN INC

SYSWIN INC.

Unaudited Interim Condensed Consolidated Balance Sheets

(in thousands, except shares and par value)

	As of December 31, 2009	As of September 30, 2010
	RMB	RMB	US$
			(Note 2(c))
ASSETS
Current assets:
Cash and cash equivalents	194,828	185,992	27,799
Accounts receivable, net	238,450	239,441	35,788
Other receivables	16,549	19,248	2,877
Receivables due from a related party	—	17,000	2,541
Deferred tax assets	12,770	16,487	2,464

Total current assets	462,597	478,168	71,469

Non-current assets:
Property and equipment, net	152,046	50,138	7,494
Real estate properties held for lease, net	13,699	—	—
Intangible assets, net	2,223	2,546	381
Deferred tax assets	3,023	3,675	549
Other non-current assets	8,800	10,800	1,614

Total assets	642,388	545,327	81,507

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accrued expenses and other current liabilities	139,238	84,361	12,609
Income tax payable	21,763	9,446	1,412
Dividend payable	—	104,722	15,652

Total current liabilities	161,001	198,529	29,673
Deferred revenue	—	2,738	409

Total liabilities	161,001	201,267	30,082

Shareholders' equity:
Preferred shares (US$0.0000008 par value, 2,500,000,000 shares authorized; no shares issued and outstanding)	—	—	—
Ordinary shares (US$0.0000008 par value, 60,000,000,000 shares authorized; 154,875,000 shares issued and outstanding)	1	1	—
Additional paid-in capital	235,461	235,461	35,193
Statutory reserve	22,619	35,124	5,250
Retained earnings	223,306	73,474	10,982

Total shareholders' equity	481,387	344,060	51,425

Total liabilities and shareholders' equity	642,388	545,327	81,507

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SYSWIN INC.

Unaudited Interim Condensed Consolidated Statements of Operations

(in thousands, except shares and per share data)

	Nine Months Ended September 30,
	2009 RMB	2010 RMB	2010 US$
			(Note 2(c))
Net revenue	282,185	431,762	64,534
Cost of revenue	(97,787)	(136,701)	(20,432)

Gross profit	184,398	295,061	44,102
Selling, marketing and administrative expenses	(54,006)	(93,561)	(13,984)

Income from operations	130,392	201,500	30,118
Interest expenses	(147)	—	—
Interest income	521	2,005	300
Foreign currency exchange loss	(576)	—	—
Other (expenses) / income—net	1,459	3,811	570

Income from continuing operations before income tax	131,649	207,316	30,988
Income tax	(33,259)	(54,589)	(8,159)

Income from continuing operations	98,390	152,727	22,829
Loss from discontinued operations, net	(7,459)	(20,054)*	(2,997)

Net income	90,931	132,673	19,832

Income per share from continuing operations, basic and diluted	0.64	0.99	0.15
Loss per share from discontinued operations, net basic and diluted	(0.05)	(0.13)	(0.02)
Net income per share, basic and diluted	0.59	0.86	0.13
Weighted average shares used in calculating net income per share, basic and diluted	154,875,000	154,875,000	154,875,000
Unaudited Pro forma income per share from continuing operations, basic and diluted (Note 15)		0.85	0.13
Unaudited Pro forma loss per share from discontinued operations, net, basic and diluted (Note 15)		(0.11)	(0.02)
Unaudited Pro forma net income per share, basic and diluted (Note 15)		0.74	0.11
Unaudited Pro forma shares used in calculating Unaudited Pro forma income/(loss) per share, basic and diluted (Note 15)		178,556,561	178,556,561
Cash dividends per share**		1.74	0.26

*
Include the loss from disposition of secondary real estate brokerage services of RMB 16 (net of tax)

**
Dividend declared of RMB 270,000 during the nine months ended September 30, 2010 divided by number of shares outstanding of 154,875,000

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SYSWIN INC.

Unaudited Interim Condensed Consolidated Statements of Shareholders' Equity

(in thousands, except shares and per share data)

	SYSWIN Inc. Shareholders' Equity
	Ordinary Shares
			Additional paid-in capital RMB				Total shareholders' equity RMB
	Share	Amount RMB		Statutory reserves RMB	Retained earnings RMB	Non-controlling interest RMB
Balance at January 1, 2009	154,875,000	1	31,461	10,000	83,508	500	125,470
Capital injection by a shareholder	—	—	204,000	—	—	—	204,000
Disposal of a subsidiary to a related party	—	—	—	—	—	(500)	(500)
Appropriation to statutory reserves	—	—	—	7,969	(7,969)	—	—
Net income	—	—	—	—	90,931	—	90,931

Balance at September 30, 2009	154,875,000	1	235,461	17,969	166,470	—	419,901

	SYSWIN Inc. Shareholders' Equity
	Ordinary Shares
			Additional paid-in capital RMB				Total shareholders' equity RMB
	Share	Amount RMB		Statutory reserves RMB	Retained earnings RMB	Non-controlling interest RMB
Balance at January 1, 2010	154,875,000	1	235,461	22,619	223,306	—	481,387
Appropriation to statutory reserves	—	—	—	12,505	(12,505)	—	—
Dividends	—	—	—	—	(270,000)	—	(270,000)
Net income	—	—	—	—	132,673	—	132,673

Balance at September 30, 2010	154,875,000	1	235,461	35,124	73,474	—	344,060

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SYSWIN INC.

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2009 RMB	2010 RMB	2010 US$
			(Note 2(c))
Cash flows from operating activities:
Net income	90,931	132,673	19,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,099	7,631	1,141
Allowance for doubtful accounts	—	1,470	220
Changes in operating assets and liabilities:
Accounts receivable	(141,123)	(36,755)	(5,494)
Other receivables	(2,189)	(10,761)	(1,608)
Deferred tax assets	(10,839)	(9,711)	(1,451)
Other non-current assets	(4,700)	(3,000)	(448)
Accrued expenses and other current liabilities	43,190	11,131	1,659
Income tax payable	(39,126)	(5,543)	(827)

Net cash (used in) provided by operating activities	(60,757)	87,135	13,023

Cash flows from investing activities:
Purchases of property and equipment	(19,375)	(47,421)	(7,088)
Funds advanced to a related party	(34,764)	—	—
Settlement of funds advanced to related parties	16,270	—	—
Proceeds from disposal of office building	—	114,574	17,125
Settlement of receivables due from a related party	—	10,000	1,495
Release of restricted cash	5,000	—	—
Proceeds from disposal of subsidiaries to related parties (net of cash disposed)	(500)	(7,846)	(1,173)

Net cash (used in) provided by investing activities	(33,369)	69,307	10,359

Cash flows from financing activities:
Repayment of bank borrowing	(20,000)	—	—
Dividends paid to shareholders	(929)	(165,278)	(24,703)
Funds advanced from a related party	71,302	—	—
Settlement of funds advanced from a related party	(2,850)	—	—
Capital injected by a shareholder	204,000	—	—

Net cash provided (used in) by financing activities	251,523	(165,278)	(24,703)

Net increase (decrease) in cash and cash equivalents	157,397	(8,836)	(1,321)
Cash and cash equivalents at the beginning of the year	20,929	194,828	29,120

Cash and cash equivalents at the end of the year	178,326	185,992	27,799

Supplemental disclosure of cash flows information
Income tax paid	80,773	57,831	8,644
Interest paid	147	—	—
Non-cash investing activities
Decrease of accounts receivable due from a developer as prepayment for the acquisition of the office building from this developer	9,395	—	—
Decrease of accounts receivable due from a developer as payment for the acquisition of the office building from this developer	—	25,890	3,870
Increase of payable for the acquisition of the office building	56,649	—	—
Increase of receivables due from a related party for the disposition of Chuang Xin	—	17,000	2,541
Non-cash financing activities
Dividend declared but not paid	—	104,722	15,652

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)
Organization and principal activities

        The accompanying unaudited interim condensed consolidated financial statements include the financial statements of SYSWIN Inc. (the "Company" or "Syswin"), SYSWIN Limited ("HK Holding"), a wholly-owned subsidiary of the Company, Beijing Syswin Zhi Di Technology Company Limited ("Syswin Zhi Di"), a wholly-owned subsidiary of the HK Holding, and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited, a variable interest entity for which the Company is the primary beneficiary ("Syswin Xing Ye" or "VIE"). The Company, HK Holding, Syswin Zhi Di and the VIE and its subsidiaries are collectively referred to as the "Group". (Please see the list of Company's subsidiaries, VIE and VIE's subsidiaries in Note (1)).

        The Company was incorporated on December 5, 2007 in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. The HK Holding was incorporated in Hong Kong on December 14, 2007. Syswin Zhi Di and the VIE were incorporated in the People's Republic of China ("PRC" or "China") on July 13, 2010 and November 2, 2004, respectively.

        The Group is principally engaged in offering a wide range of services to the real estate industry, including real estate sales agency services, real estate consultancy services and secondary real estate brokerage services in the PRC. The Group's principal operations and geographic market are in the PRC.

(b)
Reorganization

        In July and August 2010, the Group undertook a restructuring and reorganization (the "Reorganization"). As part of the Reorganization, Syswin Zhi Di was incorporated as a wholly owned subsidiary of HK Holding, and Syswin Zhi Di and HK Holding have entered into a series of agreements with the VIE and its shareholders, including Qingling Company Limited ("Qingling"), a subsidiary of CDH China Fund III, L.P., Mr. Tao Hongbing ("Mr. Tao", who is the director and the President of the Company) and Beijing Syswin International Real Estate Consulting Group Company Limited ("Syswin International"), an investment vehicle Mr. Chen Liangsheng ("Mr. Chen", who is the director and the CEO of the Company) owns. The Company has controlling financial interest in the VIE through HK Holding and Syswin Zhi Di's contractual arrangements with the VIE and its shareholders. Accordingly, the Company has consolidated the VIE and its subsidiaries' financial statements in the consolidated financial statements as a variable interest entity. The VIE was the predecessor of the Company and operated all of the businesses of the Group prior to the Reorganization.

        In July and August 2010, after the corporate restructuring, the ultimate owners' shareholdings of the Company are identical to their shareholdings of the VIE. The accompanying financial statements have been prepared as if this corporate structure had been in existence throughout the periods presented.

(c)
Disposition of secondary real estate brokerage services

        In August 2010, the Group disposed secondary real estate brokerage services to two entities beneficially owned by Mr. Chen (see Note 18 for details).

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

(d)
Disposition of Syswin building

        In August 2010, the Group disposed its office building to an entity beneficially owned by Mr. Chen (see Note 6 for details).

(e)
Additional capital injection

        In order to fund the operations of Syswin Zhi Di, in September 2010, the shareholders of the Company agreed to invest US$2.4 million to the Company and the amount of capital injection from each shareholder is in proportion to their individual equity interest in the Company. This additional capital injection will not change the shareholding structure of the Company. The Company has not received this US$2.4 million as of September 30, 2010, and pursuant to the agreement, this additional capital injection would be settled before October 31, 2010 or other day as shareholders otherwise agree.

(f)
Trademarks Licence Agreement

        In October 2010, the Company entered into an exclusive licensing agreement with Mr. Chen under which the Company could have an exclusive license to use those trademarks permanently and free of any fees (see Note 21 for details).

Contractual Arrangements

        Due to restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy businesses, Syswin Zhi Di does not engage in the real estate sales agency services as Syswin Zhi Di only conducts business within the business scope as prescribed in the business license, including software development, information technology management support, computer system services, data analysis, application software services, intellectual property services, enterprise management services, and economical information services. The Company conducts substantially all of its operations in China through contractual arrangements with the VIE and its shareholders. The Company depends on the VIE and its respective subsidiaries to operate substantially all of the Company's business. The Company has through its subsidiaries entered into contractual arrangements with the VIE and its respective shareholders on August 4, 2010, which enable the Company to:

  •
  exercise effective control over the VIE;

  •
  receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks of the expected losses from the VIE as if the Company were its sole shareholder; and

  •
  have an exclusive option to purchase all of the equity interests in the VIE.

        Set forth below is a summary of those contractual arrangements.

Exclusive Technology Consulting and Service Agreements

        Under the exclusive technology consulting and service agreement between the VIE and Syswin Zhi Di, Syswin Zhi Di has the exclusive right to provide to the VIE technology consulting and services related to its business operations. The VIE agrees to pay quarterly service fees to Syswin Zhi Di, which

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

are to be determined on an arm's length basis. Such quarterly service fees could be up to 100% of the VIE's total quarterly net profit of the VIE. This agreement will be valid for ten years and will automatically extend for ten-year terms upon expiration unless both parties agree to terminate the agreement.

Equity Pledge Agreements

        Each shareholder of the VIE has entered into an equity pledge agreement with Syswin Zhi Di. Pursuant to this agreement, each shareholder pledged all of his or her equity interests in the VIE, including the right to receive dividends, to Syswin Zhi Di to secure the performance of the VIE's obligations under the exclusive technology consulting and service agreements described above. If the VIE breaches relevant contractual obligations under this agreement, Syswin Zhi Di, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Each shareholder of the VIE has agreed not to transfer or create any new encumbrance on his or her equity interests without the prior written consent of Syswin Zhi Di. The equity pledge agreement shall terminate when the VIE has fully performed its obligations under the exclusive technology consulting and service agreement.

Exclusive Call Option Agreements

        Under the exclusive call option agreement among HK Holding, the VIE, and each shareholder of the VIE, each such shareholder irrevocably granted HK Holding or its designated person(s) an exclusive option to purchase, when and to the extent permitted under PRC law, all or part of his or her equity interests in the VIE. The purchase price for the equity interests in the VIE shall be determined through consultation according to the appraisal value approved by relevant authorities and shall be the minimum amount permissible under PRC law. Such consideration received by the shareholders upon the exercise of the exclusive call options is required to be remitted in full to HK Holding. The exclusive call option agreements will be valid for ten years and are renewable for an additional ten-year term at the election of HK Holding, after which the term of renewal shall be at the sole discretion of HK Holding. These exclusive call option agreements provide, among other things, that without HK Holding's prior written consent:

  •
  each shareholder of the VIE may not transfer, encumber, grant security interest in, or otherwise dispose of any equity interests in the VIE, except as provided in the exclusive call option agreement or equity pledge agreement;

  •
  The VIE may not (i) sell, transfer, grant security interest in or otherwise dispose of any assets, business, revenue or interest, (ii) enter into any material contract except for those incurred in the ordinary course of business, or (iii) incur any liabilities (except for those incurred in the ordinary course of business) or extend loans or credit facilities to any third party;

  •
  The VIE may not declare or pay any dividends and each of its shareholders must remit in full any funds received from the VIE to HK Holding; and

  •
  The VIE may not merge with or acquire any third parties, or make investment in any third parties.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Power of Attorney

        Each shareholder of the VIE has executed a power of attorney appointing Syswin Zhi Di to be his or its attorney and irrevocably authorizing it to vote on his or its behalf on all of the matters of the VIE, which require shareholders' approval.

        As of September 30, 2010, the Company's subsidiaries, VIE and VIE's subsidiaries are listed below.

Name		Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity
Direct subsidiary
	SYSWIN Limited ("HK Holding")	December 14 2007	Hong Kong	100%	Subsidiary	Investment holding
Indirect subsidiary
	Beijing Syswin Zhi Di Technology Company Limited ("Syswin Zhi Di")	July 13 2010	PRC	100%	Subsidiary	Enterprise management services
VIE and VIE's subsidiaries
1	Beijing Syswin Xing Ye Real Estate Brokerage Company Limited ("Syswin Xing Ye")	November 2 2004	PRC	—	VIE	Sales agency
2	Beijing Syswin Zhi Di Real Estate Consulting Company Limited ("Syswin Consulting")	January 18 2006	PRC	—	Subsidiary of VIE	Property consultancy
3	Beijing Syswin Chuang Xin Real Estate Brokerage Company Limited ("Chuang Xin")*	February 20 2008 to August 18 2010	PRC	—	Subsidiary of VIE	Brokerage business
4	Tianjin Syswin Real Estate Brokerage Company Limited ("Tianjin Syswin")	May 16 2006	PRC	—	Subsidiary of VIE	Sales agency

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Name		Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity
5	Hohhot Syswin Real Estate Brokerage Company Limited ("Hohhot Syswin")	June 9 2005	PRC	—	Subsidiary of VIE	Sales agency
6	Guiyang Syswin Real Estate Brokerage Company Limited ("Guiyang Syswin")	November 23 2006	PRC	—	Subsidiary of VIE	Sales agency
7	Yantai Syswin Real Estate Brokerage Company Limited ("Yantai Syswin")	July 4 2006	PRC	—	Subsidiary of VIE	Sales agency
8	Qingdao Syswin Xing Ye Real Estate Brokerage Company Limited ("Qingdao Syswin")	July 16 2008	PRC	—	Subsidiary of VIE	Sales agency
9	Jinan Syswin Real Estate Brokerage Company Limited ("Jinan Syswin")	November 7 2007	PRC	—	Subsidiary of VIE	Sales agency
10	Chongqing Syswin Real Estate Brokerage Company Limited ("Chongqing Syswin")	January 15 2008	PRC	—	Subsidiary of VIE	Sales agency
11	Shenyang Syswin Real Estate Brokerage Company Limited ("Shenyang Syswin")	April 8 2008	PRC	—	Subsidiary of VIE	Sales agency
12	Yinchuan Syswin Xing Ye Real Estate Brokerage Company Limited ("Yinchuan Syswin")	March 26 2008	PRC	—	Subsidiary of VIE	Sales agency

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Name		Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity
14	Chengdu Syswin Real Estate Brokerage Company Limited ("Chengdu Syswin")	April 14 2008	PRC	—	Subsidiary of VIE	Sales agency
15	Dalian Syswin Real Estate Brokerage Company Limited ("Dalian Syswin")	June 26 2008	PRC	—	Subsidiary of VIE	Sales agency
16	Suzhou Syswin Real Estate Brokerage Company Limited ("Suzhou Syswin")	April 14 2009	PRC	—	Subsidiary of VIE	Sales agency
17	Heng Tong Pawn Shop Company Limited ("Heng Tong Pawn Shop")*	August 12 2008 to June 22 2009	PRC	—	Subsidiary of VIE	Pawn broking
18	Shanxi Syswin Xing Ye Real Estate Brokerage Company Limited ("Shanxi Syswin")	September 30 2009	PRC	—	Subsidiary of VIE	Sales agency
19	Nanjing Syswin Xing Ye Real Estate Brokerage Company Limited ("Nanjing Syswin")	March 29 2010	PRC	—	Subsidiary of VIE	Sales agency
20	Beijing Syswin Jia Ye Real Estate Brokerage Company Limited ("Syswin Jia Ye")	February 24 2010	PRC	—	Subsidiary of VIE	Sales agency
21	Beijing Syswin Zhi Di Real Estate Management Company Limited ("Zhi Di Management")*	June 2 2010 to July 19 2010	PRC	—	Subsidiary of VIE	Real estate management

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

1      ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

Name		Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity
22	Hangzhou Syswin Xing Ye Real Estate Brokerage Company Limited ("Hangzhou Syswin")	July 29 2010	PRC	—	Subsidiary of VIE	Sales agency
23	Shanghai Syswin Xing Ye Real Estate Brokerage Company Limited ("Shanghai Syswin")	September 8 2010	PRC	—	Subsidiary of VIE	Sales agency

*
The Group disposed its equity interest in Heng Tong Pawn Shop in June 2009. The Group disposed its equity interest in Zhi Di Management and Chuang Xin in July and August 2010, respectively (see Note 20 for details).

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
Basis of preparation and consolidation

        The accompanying unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries and the VIE for which it is the primary beneficiary. All transactions and balances among the Company, the subsidiaries, and the VIE for which it is the primary beneficiary have been eliminated upon consolidation.

        As a result of the disposition of secondary real estate brokerage services in August 2010 (see Note 18 for details), the termination of the Group's secondary real estate brokerage services have been accounted for as discontinued operations in the consolidated financial statements (the "Discontinued Operations"). The Group's continuing operations, therefore, mainly consist of real estate sales agency services, and real estate consultancy services (the "Continuing Operations"). Unless otherwise noted, all figures included in the accompanying notes to the consolidated financial statements are in reference to the Group's Continuing Operations.

        The unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for interim financial information. Accordingly, it does not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. The accompanying unaudited consolidated interim financial statements reflect all normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented. Results for the nine months ended September 30, 2010 are not necessarily indicative of the results expected for the full fiscal year or for any future period. The interim financial statements should be read in conjunction with the latest annual financial statements.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        On November 3, 2010, in preparation for the intended initial public offering, the shareholders and Board of Directors of the Company approved resolutions effecting certain amendments to the authorized and issued share capital to effect a 12,500-for-one split of the Company's share capital pursuant to which each ordinary share of the Company was subdivided into 12,500 shares at a par value of US$0.0000008 per share.

        All shares and per share data presented in the consolidated financial statements have been restated on a retroactive basis to reflect the effect of share split.

        The accounting policies used for the preparation of unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2010 and 2009 are consistent with those set out in the audited financial statements for the three years in the period ended December 31, 2009.

(b)
Use of estimates

        The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Significant accounting estimates reflected in the Group's consolidated financial statements mainly include the useful lives of property and equipment and intangible assets, allowance for doubtful accounts, the valuation and recognition of share-based compensation, and valuation allowance of deferred tax assets.

(c)
Convenience translation

        Translations of the accompanying unaudited interim condensed consolidated financial statements from Renminbi ("RMB") into United States dollars ("US$") as of September 30, 2010 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.6905, representing the noon buying rate in The City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2010. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate.

(d)
Advertising expenses

        Advertising costs are expensed as incurred. Advertising-related expenses, including promotional and marketing expenses, amounted to RMB 4.6 million, RMB6.8 million, during the nine months ended September 30, 2009 and 2010, respectively.

(e)
Statutory reserves

        The Company's indirect subsidiary, VIE and VIE's subsidiaries in the PRC are required to make appropriations to certain non-distributable reserve funds. In accordance with the laws applicable to China's Foreign Investment Enterprises, the subsidiary and VIE registered as wholly-owned foreign enterprises or Sino-jointly invested companies under PRC law are required to make appropriations from its after-tax profit as determined under the Accounting Standards for Business Enterprises and the "Accounting System for Business Enterprises" as promulgated by the State of the People's Republic of China ("PRC GAAP") to non-distributable reserve fund, including a general reserve, an enterprise

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expansion fund and a staff welfare and bonus fund. The appropriation to the general reserve fund must be at least 10% of their after tax profits as determined under PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the boards of directors of the related subsidiaries. In addition, in accordance with the China Company Laws, the subsidiaries of VIE registered as China domestic companies must make appropriations from its after-tax profit as determined under the PRC GAAP to non-distributable reserve funds including a statutory surplus fund, a statutory public welfare fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the respective company. Appropriation to the statutory public welfare fund and discretionary surplus fund is made at the discretion of the respective company.

        The use of the general reserve, statutory reserve is restricted to the offsetting of losses or increase in registered capital of the respective company. The enterprise expansion reserve can be used to expand production or to increase registered capital. The staff bonus and welfare fund is available to fund payments of special bonus to staff and for collective welfare benefits. The statutory public welfare fund is restricted to capital expenditures for the welfare of employees.

        Appropriations of RMB8 million and RMB12.5 million were made to above statutory reserve funds for the nine months ended September 30, 2009 and 2010, respectively.

(f)
Recent accounting pronouncements

        In October 2009, the FASB issued revenue recognition guidance for arrangements that involve the delivery of multiple-elements. This guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. This accounting standard will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the potential impact, if any, on the Group's consolidated financial statements.

        In January 2010, the FASB issued an amendment to improve the disclosures about fair value measurements. It adds new requirements for disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The amendment is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. The Company has adopted the amendments for the period beginning January 1, 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis. The Company will adopt the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis for the period beginning January 1, 2011 and expects the adoption will not have significant impact on the Group's consolidated financial statements.

3      CERTAIN RISKS

(a)
Significant risks and uncertainties

        The Group operates in a dynamic and high risk real estate industry and is susceptible to fluctuations in the real estate market in the PRC, and the property market in the PRC is at an early stage of development and is volatile, which could have a material adverse effect on the Group's business, financial condition and results of operations.

(b)
PRC Regulations

        The Chinese market in which the Group operates poses certain macro-economic and regulatory risk and uncertainties. These uncertainties extend to the ability of the Group to conduct business in the real estate sector in the PRC. Though the PRC has, since 1978, implemented a wide range of market-oriented economic reforms, continued reforms and progress towards a full market-oriented economy are uncertain. In addition, the real estate industry remains highly regulated. Restrictions are currently in place and are unclear with respect to which segments of this industry foreign owned entities, like the Group may operate. The Chinese government may issue from time to time new laws or new interpretations on existing laws to regulate areas such as real estate. Regulatory risk also encompasses the interpretation by the tax authorities of current tax laws and the Group's legal structure and scope of operations in the PRC, which could be subjected to further restrictions which could result in severe limits to the Company's ability to conduct business in the PRC.

        The real estate market in the PRC is typically affected by changes in government policies regarding the real estate industry, the financial market and other related areas. The PRC government has in the past adopted various administrative measures to restrain what it perceived as unsustainable growth in the real estate market, particularly when the real estate market in China has experienced rapid and significant growth. The PRC real estate market could experience a prolonged downturn in the future, which could have a material adverse impact on our business, financial condition and results of operations.

(c)
Concentration of credit risk

        Financial instruments that potentially subject the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. In addition, with the majority of its operations in China, the Group is subject to RMB currency risk which the Group has no way of to hedge.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

3      CERTAIN RISKS (Continued)

        The Group limits its exposure to credit loss by depositing its cash and cash equivalents with financial institutions in the PRC that management believes are of high credit quality.

        The Group has approximately RMB186.0 million in cash and bank deposits with a large domestic bank in China, which constitute about 99% of its total cash and cash equivalent as of September 30, 2010. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors' interests. However, China promulgated a new Bankruptcy Law that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go bankrupt. In addition, since China's concession to gain entry into the World Trade Organization, foreign banks have been gradually permitted to operate in China and have become serious competitors to Chinese banks in many aspects, especially since the opening of RMB business to foreign banks in late 2006. Therefore, the risk of bankruptcy of Chinese banks in which the Group holds cash and deposits has increased. In the event that a Chinese bank that holds the Group's deposits goes bankrupt, the Group is unlikely to claim its deposits back in full since it is unlikely to be classified as a secured creditor to the bank under PRC laws.

        Accounts receivable consist primarily of amounts due from real estate sales agency services and were derived from the Group's operations in the PRC. Customer A accounted for approximately 40% and 19%, Customer B accounted for approximately 5% and 13% and Customer C accounted for approximately 9% and 18%, respectively, of the Group's net revenue for the nine months ended September 30, 2009 and 2010. Receivables from Customer A accounted for approximately 54% and 18%, Customer B accounted for approximately 5% and 13% and Customer C accounted for approximately 8% and 10%, respectively, of the Group's accounts receivable as of September 30, 2009 and 2010.

        All the Group's revenues derived and expenses incurred were in RMB during the nine months ended September 30, 2009 and 2010. The Group's cash and cash equivalents balance denominated in RMB was approximately RMB 186.0 million, which accounted for all cash and cash equivalents balance as of September 30, 2010. The Group's accounts receivable balance was all denominated in RMB. Also, all of the Group's current liabilities balances were denominated in RMB. Accordingly, the Group may experience economic losses and negative impacts on earnings and equity as a result of exchange rate fluctuations in the currency of the PRC. Moreover, the Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Group may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency.

(d)
Foreign currency risk

        The RMB is not freely convertible into foreign currencies. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into other currencies. As of September 30, 2010, Cash and cash equivalents of the Group included aggregate amount of RMB186.0 million, which are all denominated in RMB.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

4      ACCOUNTS RECEIVABLE, NET

        Accounts receivable, net consisted of the following (in RMB thousands):

	December 31, 2009	September 30, 2010
Accounts receivable	238,961	241,422
Less: allowance for doubtful accounts	(511)	(1,981)

Accounts receivable, net	238,450	239,441

        The following table sets out the movement of the allowance for doubtful accounts for the nine months ended September 30, 2010 (in RMB thousands).

Balance as of December 31, 2009	(511)
Charged to expenses	(1,470)

Balance as of September 30, 2010	(1,981)

5      OTHER RECEIVABLES

        Other receivables consisted of the following (in RMB thousands):

	December 31, 2009	September 30, 2010
Project deposits(due within one year)*	2,090	5,490
Staff advance	621	1,520
Prepaid initial public offering related expense	—	1,095
Prepaid rental expense	4,973	2,695
Deposit receivable	1,450	1,263
Prepaid advertising expense	2,302	1,787
Prepayment for software	1,033	1,097
Others	4,080	4,301

	16,549	19,248

*
The Company occasionally is required to provide performance bond, which is an upfront deposit to property developers prior to the sales commencement. These project deposits will be released periodically or upon the sales completion, and may be subject to conditions based on predetermined criteria.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

6      PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following (in RMB thousands):

	December 31, 2009	September 30, 2010
Buildings*	129,889	4,939
Office equipment, furniture and electronic equipment	11,775	15,343
Motor vehicles	5,965	9,278
Leasehold improvement	4,962	19,923
Construction in progress	8,161	11,036

	160,752	60,519
Less: accumulated depreciation and amortization	(8,706)	(10,381)

Property and equipment, net	152,046	50,138

*
Disposal of the Syswin building

        For the nine months ended September 30, 2009 and 2010, depreciation and amortization expense for property and equipment amounted to RMB2.6 million and RMB8 million, respectively.

        The Syswin building was used by the Group as office building and for leasing purposes. The building was purchased from a third party property developer for a consideration of RMB114.6 million. The Group has the risks and rewards of ownership upon the completion of the purchase in 2009, and recorded the cost of the building as property and equipment and real estate properties held for lease respectively.

        As of August 3, 2010, the Group and the property developer signed an agreement to terminate the building purchase agreement.

        As of August 27, 2010, Mr. Chen completed the acquisition of Syswin building through Zhi Di Management, an entity beneficially owned by Mr. Chen. The purchase price was RMB114.6 million, which is equivalent to the price the Company originally paid for the Syswin building, and the purchase price was paid to the Company by Zhi Di Management. Therefore, above transactions are accounted for as disposal of Syswin building from the Company to Zhi Di Management, and the involvement of the developer is deemed no substance. Additionally, given the voting rights Qingling has in the Company (see Note 10 for details), the Company is deemed to be jointly controlled by Mr. Chen and Qingling, and the disposal was not a common control transaction.

        Upon the consummation of the disposal, the Company entered into a lease agreement with Zhi Di Management to lease a portion of Syswin building on August 27, 2010. Pursuant to the lease agreement, the Company leases a portion of Syswin building for 3 years with annual rental fee of RMB7.5 million. The Company did a research of the similar office buildings in the area and believes the rental fee reflects current market rate. The lease is accounted for as operating lease with the rental expenses recorded during the lease term.

        Additionally, the difference between the consideration received and the net book value of Syswin building amounted to RMB2.7 million, mostly reflecting the depreciation during the period, was deferred and will be recognized over the three-year lease term as other income in the statement of operations.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

7      INTANGIBLE ASSETS, NET

        Intangible assets, net, consisted of the following (in RMB thousands):

	December 31, 2009	September 30, 2010
Software	3,537	4,446
Less: accumulated amortization	(1,314)	(1,900)

Intangible assets, net	2,223	2,546

        For the nine months ended September 30, 2009 and 2010, amortization expense for intangible assets amounted to RMB0.5 million and RMB0.6 million, respectively.

        Based on the Group's intangible assets subject to amortization, the annual estimated amortization expense related to the above intangible assets is as follows (in RMB thousands):

The remainder of 2010	207
2011	829
2012	829
2013	183
Thereafter	498

Total	2,546

8      OTHER NON-CURRENT ASSETS

        Other non-current assets consisted of the following (in RMB thousands):

	December 31, 2009	September 30, 2010
Project deposits (due over one year)*	8,800	10,800

*
The Company occasionally is required to provide performance bond, which is an upfront deposit to property developers prior to the sales commencement. These project deposits will be released periodically or upon the sales completion, and may be subject to conditions based on predetermined criteria.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

9      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following (in RMB thousands):

	December 31, 2009	September 30, 2010
Salary payable	53,918	64,633
Business tax payable	14,380	13,955
Other tax levies	430	349
Payable for advertising expenses	1,512	—
Payable for acquisition of Syswin building	61,492	—
Other current liabilities	7,506	5,424

	139,238	84,361

10    CAPITAL INJECTION FROM QINGLING

        In January 2009, the Company issued common shares to Qingling in exchange for capital injection of RMB204 million. Through the agreements between Qingling and the existing shareholders, including Mr. Chen and Mr. Tao, Qingling is granted the following rights:

(a)
Voting rights

        Qingling has the voting rights in relation to the operation of the Group. Without the permission from Qingling, the other shareholders do not have the rights to unilaterally make the decisions primarily include:

  •
  Change of the articles of association and other key documents of the Group;

  •
  Change of the business scope of the Group;

  •
  Approval of the budget / capital expenditure plan / compensation plan;

  •
  Appointment of the chief executive officer and chief finance officer;

  •
  Dividend policy;

  •
  Third party borrowings; and

  •
  Related party transactions over certain amount.

(b)
Redemption rights

        If the Group does not achieve a qualifying public offering or qualifying sell five years after the capital injection, Qingling could require the existing shareholders to redeem its shares in the Group at RMB 204 million, plus a premium at an annual internal rate of return of 15%.

(c)
Shares transfer

        Qingling would transfer 1% of its equity shares in the Company that it holds to the existing shareholders, if the net profit of the Group for the year ending December 31, 2011 achieves the high end of a defined performance target (the "high end"). An additional 1% or 2% equity shares would be

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

10    CAPITAL INJECTION FROM QINGLING (Continued)

transferred to the existing shareholders if the Group exceeds the high end by 7% or 14%. On the other hand, if the Group fails to meet the low end of the performance target (the "low end") for the year ending December 31, 2011, the existing shareholders would be required to transfer up to 13.71% of their shares in the Group that they hold to Qingling. This agreement was entered into by all shareholders in their capacity as shareholders of the Company.

11    OTHER (EXPENSES) / INCOME—NET

        Other (expenses) / income consisted of the following (in RMB thousands):

	Nine months ended September 30,
	2009	2010
Subsidy income	1,610	3,994
Others	(151)	(183)

	1,459	3,811

12    SEGMENT INFORMATION

        The executive directors assess the business from services perspective which is principally located in Mainland China. The Group's revenue, expenses, assets, liabilities and capital expenditure are primarily attributable to real estate sales agency services and real estate consultancy services, The secondary real estate brokerage services have been disposed in August 2010. The real estate consultancy services contributed less than 10% of the revenues and the result of the Group, and these services related entities hold less than 10% of the Group's total assets. Accordingly, no operating segment is presented. Breakdown of the net revenue by service nature is as follows:

	Nine months ended September 30,
	2009	2010
Real estate sales agency services	275,644	421,704
Real estate consultancy services	6,541	10,058

	282,185	431,762

13    INCOME TAXES

Cayman Islands

        The Cayman Islands currently does not levy taxes on individuals or corporations based upon profits, income, gains or appreciation. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

13    INCOME TAXES (Continued)

Hong Kong

        Payments of dividends by HK Holding to the Company are not subject to any Hong Kong withholding tax. HK Holding has no significant operations in Hong Kong since its inception.

People's Republic of China

        Prior to January 1, 2008, the Company's PRC subsidiary and VIE were governed by the previous Enterprise Income Tax Provisional Rules (the "Previous EIT Rules") of China. Under the Previous EIT Rules, the Company's PRC subsidiary and VIE were generally subject to enterprise income taxes at a statutory rate of 33% (30% state income tax plus 3% local income tax).

        Effective January 1, 2008, the new Corporate Income Tax Law (the "CIT Law") in China supersedes the Previous EIT Rules and unifies the enterprise income tax rate for Syswin Zhi Di and the VIE and its subsidiaries at 25%.

        The CIT Law also provides that an enterprise established under the laws of foreign countries or regions but whose "de facto management body" is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the CIT Law merely define the location of the "de facto management body" as "the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located." Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its operations outside of the PRC should be considered a resident enterprise for PRC tax purposes. However, due to limited guidance and implementation history the CIT Law, should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on worldwide income at a uniform tax rate of 25% retroactive to January 1, 2008.

        The CIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested enterprise ("FIE") to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the Previous IT Rules. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by an FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% after obtaining the approval of local tax authority (if the foreign investor owns directly at least 25% of the shares of the FIE). The Company's FIE' operations in China is invested and held by Hong Kong registered entities. Based on the subsequently issued interpretation of the EIT, Article 4 of Cai Shui [2008] Circular No. 1, dividends on earnings prior to 2008 but distributed after 2008 are not subject to withholding income tax. As the only subsidiary in Mainland China, Syswin Zhi Di was established in

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

13    INCOME TAXES (Continued)

July, 2010 and had no operation until September 30, 2010. The Group has not provided deferred tax liability for withholding tax as of September 30, 2010.

	Nine months ended September 30,
	2009	2010
Income tax provision:
Current	42,142	61,179
Deferred	(8,883)	(6,590)

Total	33,259	54,589

        The following table presents the tax impact of significant temporary differences between the tax and financial statement bases of assets that gave rise to deferred tax assets as of September 30, 2010 (in RMB thousands):

	December 31, 2009	September 30, 2010
Current
Deferred tax assets:
Accrued expense and payroll	12,770	16,487

Total deferred tax assets	12,770	16,487
Less: valuation allowance	—	—

	12,770	16,487

Non-current
Deferred tax assets:
Net operating loss carryforwards	3,023	2,991
Deferred revenue from lease of a portion of Syswin building	—	684

Total deferred tax assets	3,023	3,675
Less: valuation allowance	—	—

	3,023	3,675

        The Group evaluates a variety of factors in determining the amount of valuation allowance, including the Group's limited operating history, accumulated deficit, existence of taxable temporary differences and expected reversal periods.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

13    INCOME TAXES (Continued)

        The following table sets forth the movements of the valuation allowance for net deferred tax assets for the periods presented:

	Nine months ended September 30,
	2009	2010
Balance at beginning of the period	(1,082)	—
Write-back for the period	1,082	—

Balance at end of the period	—	—

        A reconciliation of income tax of the statutory income tax rate to the Group's effective tax rate is as follows:

	Nine months ended September 30,
	2009	2010
Statutory income tax rates	25.0%	25.0%
Expense not deductible for tax purposes	0.3%	1.3%

Effective tax rate	25.3%	26.3%

14    NET INCOME PER SHARE

        The following table sets forth the computation of basic and diluted net income per ordinary share for the nine months ended September 30, 2009 and 2010 (in RMB thousands, except for shares and per share data):

	Nine months ended September 30,
	2009	2010
Numerator:
Income from continuing operations	98,390	152,727
Loss from discontinued operations, net	(7,459)	(20,054)

Net income	90,931	132,673
Denominator for basic and diluted net income per share	154,875,000	154,875,000

Basic and diluted income from continuing operations per share	0.64	0.99
Basic and diluted loss from discontinued operations, net per share	(0.05)	(0.13)

Basic and diluted net income per share	0.59	0.86

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

14    NET INCOME PER SHARE (Continued)

        The potentially dilutive securities were not included in the calculation of dilutive net income per share in those periods where their inclusion would be anti-dilutive. The Company does not have such securities for all the periods presented.

15    UNAUDITED PRO FORMA NET INCOME PER SHARE

        On August 25, 2010, the board of directors of the Company approved the plan to distribute dividend of RMB270 million from its retained earnings ended June 30, 2010 to its shareholders. The dividend declared exceeds earnings for the twelve months ended June 30, 2010. The unaudited pro forma basic and diluted net income per share for the nine months ended September 30, 2010, giving the effect to the dividends declared on August 25, 2010, has been reflected on the face of the Consolidated Statements of Operations.

        Pro forma shares outstanding is calculated as follows (in RMB thousands, except for shares and per share data):

	Nine months ended September 30, 2010
Historical shares outstanding		154,875,000
Shares to be issued in excess of earnings to pay the dividend:
Dividend declared	270,000
Less: Net income for the 12 months ended June 30, 2010	(209,316)

Dividend deemed to be paid with initial public offering proceeds	60,684
Initial public offering shares presumed to be used to pay dividend (US$2.56 per share)		23,681,561

Pro forma shares		178,556,561

16    DIVIDENDS

        On August 25, 2010, the board of directors of the Company approved the plan to distribute dividend of RMB270 million from its retained earnings ended June 30, 2010 to its shareholders. RMB119.8 million and RMB45.5 million have been paid to the shareholders in August and September, 2010, respectively.

	Nine months ended September 30,
	2009	2010
Cash dividends per share*	—	1.74

*
Dividend declared of RMB 270million divided by number of shares outstanding of 154,875,000

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

17    EMPLOYEE BENEFIT PLANS

        The Group participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the companies to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant labor bureau is responsible for meeting all retirement benefit obligations; the Group has no further commitments beyond its monthly contribution. Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The PRC government is directly responsible for the payments of the benefits to these employees.

        The total contributions for such employee benefits were approximately RMB5 million and RMB8.1 million for the nine months ended September 30, 2009 and 2010, respectively.

18    DISPOSITION AND DISCONTINUED OPERATIONS

        On August 18, 2010, the Company transferred 90% and 10% equity interests in Chuang Xin, which is a subsidiary of the Company primarily undertaking secondary real estate brokerage business under "E-home Park" brand, to Syswin International and Zhi Di Investment respectively, in exchange for nil consideration from both of them. Both Syswin International and Zhi Di Investment are beneficially owned by Mr. Chen. Immediately before the disposition, the Company and Syswin International made the following arrangement to settle Chuang Xin's debt of RMB 41.4 million due to the Company:

  (1)
  the Company would forgive RMB 14.4 million;

  (2)
  Syswin International would pay the remaining RMB27 million to the Company over an agreed payment schedule (RMB10 million before September 30, 2010, RMB17 million before the earlier of June 30, 2011 and 30 working days after closing of the initial public offering). Syswin International has paid RMB10 million to the Company on September 28, 2010.

        Given the voting rights Qingling has in the Company (see Note 10 for details), the Company is deemed to be jointly controlled by Mr. Chen and Qingling, and the disposition was not a common control transaction. The net impact from disposal of Chuang Xin is RMB16,000 and recognized as the loss from discontinued operation in the statement of operations(net of tax).

        Additionally, before the disposition, two contracts that reflect the services of real estate sales agency undertaken by Chuang Xin have been transferred to the Company, and so the results from such contracts would still be presented in continuing operations for all periods presented.

        As a result of above transactions, the Group will not have operations and cash flows from the secondary real estate brokerage services and will not have significant continuing involvement in such operations after the disposition. The revenues and expenses related to the operations of the secondary real estate brokerage services have been segregated from continuing operations and reported as

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

18    DISPOSITION AND DISCONTINUED OPERATIONS (Continued)

discontinued operation for all periods presented. Following are revenues, and losses from discontinued operations.

	Nine months ended September 30,
	2009	2010
	Operating result	Operating result	Disposition of Chuang Xin		Total
Net revenue	3,416	9,245	—		9,245
Loss before income tax	(9,910)	(26,708)	(2,516	)*	(29,224)
Income tax**	2,451	6,670	2,500		9,170

Loss from discontinued operations, net	(7,459)	(20,038)	(16)		(20,054)

*
The loss is the difference between the nil proceeds received by the Company and the net book value of Chuang Xin (including cash and cash equivalents of RMB7.8 million, accounts receivable of RMB 8.4 million, property and equipment of RMB 8.4 million and other current assets of RMB14.5 million, net of total liabilities, mainly accrued expenses and other current liabilities of RMB36.6 million).

**
To reflect the deferred tax assets generated from net operating losses in the period available to offset future taxable income, and tax impact from disposal of investment in Chuang Xin. The management believes that it is more likely than not that these losses will be realized in the future.

19    COMMITMENTS AND CONTINGENCIES

(a)
Purchase commitments

        Expenditures contracted for at the balance sheet date but not yet incurred were as follows (in RMB thousands):

	September 30, 2010	Less than one year	More than one year
Purchase of software	485	485	—

(b)
Operating lease commitments

        The Group has operating lease agreements principally for its administrative offices. These leases expire by 2015 and are renewable upon negotiation.

        Rental expenses under operating leases for the nine months ended September 30, 2009 and 2010 were RMB6 million and RMB7.1 million, respectively.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

19    COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum lease payments under these non-cancellable operating lease agreements as of September 30, 2010 are as follows (in RMB thousands):

Less than 1 year	11,547
1 - 3 years	15,750
3 - 5 years	—
More than 5 years	—

Total	27,297

(c)
Litigation

        From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of these unresolved matters, individually and in the aggregate, is likely to have a material adverse effect on the Group's financial position or results of operations. However, litigation is subject to inherent uncertainties and the Company's view of these matters may change in the future. Were an unfavourable outcome to occur, there exists the possibility of a material adverse impact on the Group's financial position and results of operations for the period in which the unfavourable outcome occurs, and potentially in future periods.

20    RELATED PARTY TRANSACTIONS

        The table below sets forth the major related parties and their relationships with the Group:

Related party	Relationship with the Group
Beijing Syswin International Real Estate Consulting Group Company Limited ("Syswin International")	Company beneficially owned by Mr. Chen
Beijing Hong Ye Lian Hang Real Estate Brokerage Company Limited ("Hong Ye Lian Hang")	Company beneficially owned by Mr. Chen
Beijing Jia Ye Lian Hang Real Estate Brokerage Company Limited ("Jia Ye Lian Hang")	Company beneficially owned by Mr. Chen
Beijing Yi Mai Real Estate Brokerage Company Limited ("Yi Mai")	Company beneficially owned by Mr. Chen
Beijing Xin Da Wan Long Business Management Company Limited ("Xin Da Wan Long")	Company beneficially owned by Mr. Chen
Beijing Yang Guang Si Ji Decoration Company Limited ("Yang Guang Si Ji")	Company beneficially owned by Mr. Chen
Beijing Syswin Zhi Di System Integration Technology Company Limited ("Zhi Di System")	Company beneficially owned by Mr. Chen
Beijing Cheng Zhi Syswin Property Management Company Limited ("Cheng Zhi Property Management")	Company beneficially owned by Mr. Chen

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

20    RELATED PARTY TRANSACTIONS (Continued)

Related party	Relationship with the Group
Beijing Chang Cheng Jia Ye Property Management Company Limited ("Chang Cheng")	Company beneficially owned by Mr. Chen
Beijing Xin Long Yuan Real Estate Development Company Limited ("Xin Long Yuan")	Company beneficially owned by Mr. Chen
Yantai Han Bo Assets Management Company Limited ("Han Bo")	Company beneficially owned by Mr. Chen
Cheng Zhi Investment Group Company Limited ("Cheng Zhi Investment")	Company beneficially owned by Mr. Chen
Beijing Syswin Zhi Di Investment Company Limited ("Zhi Di Investment")	Company beneficially owned by Mr. Chen
Beijing Dong Fang Bo Yuan Real Estate Development Company Limited ("Dong Fang Bo Yuan")	Company beneficially owned by Mr. Chen
Beijing Syswin Chuang Xin Real Estate Brokerage Company Limited ("Chuang Xin")	Company beneficially owned by Mr. Chen
Beijing Wan Sheng Hong Yuan Investment Management Company Limited ("Wan Sheng Hong Yuan")	Company beneficially owned by Mr. Chen
Beijing Syswin Zhi Di Real Estate Management Company Limited ("Zhi Di Management")	Company beneficially owned by Mr. Chen
Chen Liangsheng	Equity owner of the VIE
Qingling Company Limited (Subsidiary of CDH China Fund III, L.P.)	Equity owner of the VIE
Tao Hongbing	Equity owner of the VIE
China Rebro Limited (Subsidiary of CDH China Fund III, L.P.)	Shareholder of Company
Brilliant Strategy Limited (a holding company wholly owned by Mr. Chen)	Shareholder of Company

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

20    RELATED PARTY TRANSACTIONS (Continued)

(a)
Related party transactions

        For the nine months ended September 30, 2009 and 2010, the transactions with related parties consisted of the following (in RMB thousands):

	January 1, 2009	Nine months ended September 30, 2009		September 30, 2009
(1) Funds advanced to related party entities controlled by Mr. Chen
Syswin International	—	20,444	(8,200)	12,244
Chang Cheng	—	5,170	(3,920)	1,250
Dong Fang Bo Yuan	—	4,150	(4,150)	—
Jia Ye Lian Hang	—	1,250	—	1,250
Xin Da Wan Long	—	1,250	—	1,250
Yi Mai	—	1,250	—	1,250
Wan Sheng Hong Yuan	—	1,250	—	1,250

Total	—	34,764	(16,270)	18,494

(2) Funds advanced from a related party entity controlled by Mr. Chen
Cheng Zhi Investment	—	(2,850)	71,302	68,452

        The Group entered into certain interest-free advance arrangements with entities controlled by Mr. Chen for the nine months ended September 30, 2009 for operational purpose. The amounts due to or due from entities controlled by Mr. Chen, represented by non-interest advances with no repayment date, were fully settled in 2009. There were no advances due to or due from any related party for the nine months ended September 30, 2010.

	Nine months ended September 30,
	2009	2010
(3) Purchase of services
Property management from Cheng Zhi Property Management*	179	1,388
Decoration provided from Yang Guang Si Ji**	3,741	1,049
Lease a portion of Syswin building from Zhi Di Management	—	624
Use of software provided from Zhi Di System	39	13

Total	3,959	3,074

*
Property management and cleaning services for office spaces and mock-up rooms

**
Decoration services, including interior decoration services for the office spaces and mock-up rooms used for sales projects
(b)
Disposal of subsidiaries

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

20    RELATED PARTY TRANSACTIONS (Continued)

Heng Tong Pawn Shop

        In an effort to concentrate on the sales agency services, in June 2009, the Group entered into an equity transfer agreement with Hong Ye Lian Hang and Chang Cheng, both of which are owned by Mr. Chen to transfer 90% equity interest in Heng Tong Pawn Shop for a cash consideration of RMB4.5 million. There was no gain or loss recognized upon the disposal as the consideration received was equal to the Group's share of the net assets of Heng Tong Pawn Shop.

Zhi Di Management

        In an effort to concentrate on the sales agency services, in July 2010, the Group entered into an equity transfer agreement with Syswin International and Zhi Di Investment, both of which are owned by Mr. Chen to transfer its equity interest in Zhi Di Management for a cash consideration of RMB3 million. There was no gain or loss recognized upon the disposal as the consideration received was equal to the Group's share of the net assets of Zhi Di Management.

Chuang Xin

        In an effort to concentrate on the sales agency services, in August 2010, the Group entered into an equity transfer agreement with Syswin International and Zhi Di Investment, both of which are owned by Mr. Chen to transfer its equity interest in Chuang Xin. The balance of receivables due from a related party amounted to RMB17 million as of September 30, 2010 represents the unsettled debt from Syswin International following the debt arrangement in relation to the disposition of Chuang Xin (see Note 18 for details).

(c)
Disposition of Syswin building and partially lease it back

        In August 2010, the Company disposed the Syswin building to Zhi Di Management and leased a portion of it as offices (see Note 6 for details).

21    SUBSEQUENT EVENTS

        The Group has considered subsequent events through November 4, 2010 and noted the following subsequent events have occurred since September 30, 2010.

(a)
The Company's trademarks were owned by Zhi Di Investment which is an entity beneficially owned by Mr. Chen and used free of any fees by the Company historically. As of October 17, 2010, the Company made agreement with Zhi Di Investment that the Company could have an exclusive license to use those trademarks permanently and free of any fees.

(b)
On November 3, 2010, in preparation for the intended initial public offering, the shareholders and Board of Directors of the Company approved resolutions effecting certain amendments to the authorized and issued share capital to:

(i)
Effect a 12,500-for-one split of the Company's share capital pursuant to which each ordinary share of the Company was subdivided into 12,500 shares at a par value of US$0.0000008 per share.

SYSWIN INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amount expressed in Renminbi ("RMB"), unless otherwise stated)

21    SUBSEQUENT EVENTS (Continued)

  (ii)
  2,500,000,000 of the authorized but unissued ordinary Shares of the Company shall be re-designated as Preferred Shares of a nominal or par value of US$0.0000008 each.

    All shares and per share data presented in the consolidated financial statements have been restated on a retroactive basis to reflect the effect of share split.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our amended and restated articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, wilful default or fraud.

        Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

        During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. On November 3, 2010, we effected a 12,500-for-1 share split whereby all of our authorized (issued and unissued) ordinary shares of par value US$0.01 each were divided into ordinary shares of par value US$0.0000008 each. As a result, the number of our issued and outstanding ordinary shares increased from 12,390 shares to 154,875,000 shares. The information below is presented after giving effect to the share split.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)		Underwriting Discount and Commission
Liangsheng Chen	December 5, 2007	123,750,000	N/A		N/A
Hongbing Tao	December 5, 2007	1,250,000	N/A		N/A
China Rebro Limited	July 31, 2010	29,875,000	N/A	*	N/A

*
These securities were issued for nominal consideration in connection with our corporate restructuring that we undertook in contemplation of this offering in 2010. In January 2009, Qingling Company Limited, an affiliate of China Rebro Limited, invested RMB204.0 million in exchange for a 19.29% interest in Syswin Xing Ye. See "Our Corporate History and Structure."

Item 8.   Exhibits and Financial Statement Schedules.

        Exhibits

        See Exhibit Index beginning on page II-4 of this registration statement.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People's Republic of China, on the tenth day of November, 2010.

SYSWIN Inc.
By:	/s/ LIANGSHENG CHEN Name: Liangsheng Chen Title: Director and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ LIANGSHENG CHEN Liangsheng Chen	Chief Executive Officer and Director (principal executive Officer)	November 10, 2010
* Kai Li	Chief Financial Officer (principal financial or accounting Officer)	November 10, 2010
* Xiaoling Hu	Chairwoman of the Board of Directors	November 10, 2010
* Hongbing Tao	Director	November 10, 2010
* Zhenghui Wei	Director	November 10, 2010
* Name: Gregory F. Lavelle Title: Managing Director Puglisi & Associates	Authorized Representative in the United States	November 10, 2010

*By:	/s/ LIANGSHENG CHEN Name: Liangsheng Chen Attorney-in-Fact

SYSWIN Inc.
EXHIBIT INDEX

Exhibit Number	Description of Documents
1.1*	Form of Underwriting Agreement.
3.1†	Memorandum and Articles of Association of the Registrant, as currently in effect.
3.2†	Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3).
4.2†	Registrant's Specimen Certificate for Ordinary Shares.
4.3	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts.
4.4†	Registration Rights Agreement dated November 3, 2010.
5.1†	Opinion of Maples & Calder regarding the validity of the ordinary shares being registered.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
8.2†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1).
10.1†	Form of Indemnification Agreement with the Registrant's directors.
10.2†	Form of Employment Agreement with the Registrant's senior executives.
10.3†	Exclusive Technology Consulting and Service Agreement between Beijing Syswin Zhi Di Technology Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010.
10.4†	Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Qingling Company Limited dated August 4, 2010.
10.5†	Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Beijing Syswin International Real Estate Consulting Company Limited dated August 4, 2010.
10.6†	Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Hongbing Tao dated August 4, 2010.
10.7†	Exclusive Purchase Option Agreement among Syswin Limited, Hongbing Tao and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010.
10.8†	Exclusive Purchase Option Agreement among Syswin Limited, Beijing Syswin International Real Estate Consulting Company Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010.
10.9†	Exclusive Purchase Option Agreement among Syswin Limited, Qingling Company Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010.
10.10†	Power of Attorney by Qingling Company Limited dated August 4, 2010.
10.11†	Power of Attorney by Hongbing Tao dated August 4, 2010.
10.12†	Power of Attorney by Beijing Syswin International Real Estate Consulting Company Limited dated August 4, 2010.
10.13†	Non-compete Agreement dated September 1, 2010.
10.14†	Right of First Refusal Agreement dated September 1, 2010.
10.15†	Trademark License Agreement dated October 17, 2010.
10.16†	Property Leasing Agreement dated August 27, 2010.

Exhibit Number	Description of Documents
21.1†	Subsidiaries of the Registrant.
23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm.
23.2†	Consent of Maples and Calder (included in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.4†	Consent of Jingtian & Gongcheng Attorneys At Law (included in Exhibit 99.2).
23.5†	Consent of China Index Academy.
23.6†	Consent of Xiaoya Zhang.
23.7†	Consent of Shulong Chu.
23.8†	Consent of Zelai Zhang.
24.1†	Powers of Attorney (included on signature page).
99.1†	Code of Business Conduct and Ethics of the Registrant.
99.2†	Opinion of Jingtian & Gongcheng Attorneys At Law regarding certain PRC law matters.

*
To be filed by amendment.

†
Previously filed.